EXHIBIT 10.3

CONFORMED COPY
through 2nd Amendment Agreement
dated 9 October 2024

as Facility Agent,

as Lead Left Arranger, Lead Bookrunner and Sole Syndication Agent with respect to Term Facility B,

as Lead Left Arranger and Lead Bookrunner with respect to Term Facility A and Facility RCF,

as Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent with respect to Term Facility A and Facility RCF,

SECURITIES CORP.
as Joint Lead Arranger and Joint Bookrunner with respect to Term Facility B, Term Facility A and Facility RCF,

, solely with respect to Term Facility A and Facility RCF, Co-Syndication Agent,

(solely as Joint Lead Arranger and Joint Bookrunner),

ITIBANK N.A.,

,

,

MITSUI BANKING CORPORATION (solely as Joint Lead Arranger and Joint Bookrunner),

, solely with respect to Term Facility A and Facility RCF, Co-Documentation Agent,

as Joint Lead Arranger and Joint Bookrunner with respect to Term Facility B,

as Security Agent

most recently amended and restated by an amendment agreement dated 19 September 2024

Amended and Restated First Lien Facilities Agreement

J.P. MORGAN SE
as Facility Agent,

GOLDMAN SACHS BANK USA
as Lead Left Arranger, Lead Bookrunner and Sole Syndication Agent with respect to Term Facility B,

JPMORGAN CHASE BANK, N.A.
as Lead Left Arranger and Lead Bookrunner with respect to Term Facility A and Facility RCF,

and as Joint Lead Arranger and Joint Bookrunner with respect to Term Facility B,

GOLDMAN SACHS LENDING PARTNERS LLC
as Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent with respect to Term Facility A and Facility RCF,

BNP PARIBAS SECURITIES CORP.
as Joint Lead Arranger and Joint Bookrunner with respect to Term Facility B, Term Facility A and Facility RCF,

and, solely with respect to Term Facility A and Facility RCF, Co-Syndication Agent,

BANK OF AMERICA, N.A., LONDON BRANCH,

MIZUHO BANK, LTD.,

SOCIÉTÉ GÉNÉRALE,

TD SECURITIES (USA) LLC,

TRUIST BANK (solely as Co-Documentation Agent),

TRUIST SECURITIES, INC. (solely as Joint Lead Arranger and Joint Bookrunner),

CITIBANK N.A.,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

MORGAN STANLEY SENIOR FUNDING, INC.,

MUFG BANK, LTD.,

CIBC CAPITAL MARKETS (EUROPE) S.A.,

BANCO SANTANDER, S.A., NEW YORK BRANCH,

SUMITOMO MITSUI BANKING CORPORATION (solely as Joint Lead Arranger and Joint Bookrunner),

ROYAL BANK OF CANADA,

each as Joint Lead Arranger and Joint Bookrunner with respect to Term Facility B, Term Facility A and Facility RCF,

and, solely with respect to Term Facility A and Facility RCF, Co-Documentation Agent,

NATWEST MARKETS PLC
as Joint Lead Arranger and Joint Bookrunner with respect to Term Facility B,

NATIONAL WESTMINSTER BANK PLC

as Joint Lead Arranger, Joint Bookrunner and as Co-Documentation Agent with respect to Term Facility A and Facility RCF

and

NATWEST MARKETS PLC
as Security Agent

Dated 21 November 2006 as most recently amended and restated by an amendment agreement dated 19 September 2024

CONTENTS

CLAUSEPAGE

1.DEFINITIONS AND INTERPRETATION1

2.THE FACILITIES68

3.PURPOSE82

4.CONDITIONS OF UTILISATION82

5.UTILISATION – LOANS84

6.UTILISATION – LETTERS OF CREDIT86

7.LETTERS OF CREDIT88

8.OPTIONAL CURRENCIES92

9.ANCILLARY FACILITIES92

10.REPAYMENT98

11.ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION99

12.MANDATORY PREPAYMENT102

13.RESTRICTIONS106

14.INTEREST107

15.INTEREST PERIODS109

16.CHANGES TO THE CALCULATION OF INTEREST110

17.FEES113

18.TAX GROSS-UP AND INDEMNITIES116

19.INCREASED COSTS126

20.OTHER INDEMNITIES128

21.MITIGATION BY THE LENDERS130

22.COSTS AND EXPENSES130

23.GUARANTEE AND INDEMNITY131

24.REPRESENTATIONS137

25.INFORMATION UNDERTAKINGS143

26.FINANCIAL definitions and financial COVENANT148

27.GENERAL UNDERTAKINGS153

28.EVENTS OF DEFAULT164

29.CHANGES TO THE LENDERS170

30.CHANGES TO THE OBLIGORS180

31.ROLE OF THE FACILITY AGENT, the security agent, THE ARRANGERS, THE ISSUING BANK AND OTHERS185

32.CONDUCT OF BUSINESS BY THE FINANCE PARTIES193

33.SHARING AMONG THE FINANCE PARTIES194

34.PAYMENT MECHANICS195

35.SET-OFF197

36.NOTICES197

37.CALCULATIONS AND CERTIFICATES200

38.PARTIAL INVALIDITY201

39.REMEDIES AND WAIVERS201

40.AMENDMENTS AND WAIVERS201

41.COUNTERPARTS206

42.GOVERNING LAW206

43.ENFORCEMENT206

44.Net SHort Lenders207

45.Bail-in208

schedule 1211

The Original Parties211

Part 1 – The Original Obligors211

Part 2 – Total Commitments213

Part 3 – RCF Lenders214

Part 4 – Term Facility A Lenders215

schedule 2216

Conditions Precedent216

Part 1A – Conditions Precedent to Signing of the Agreement216

Part 1B – Conditions Precedent to Initial Utilisation217

Part 2A – Conditions Subsequent218

Part 2B – Conditions Subsequent219

Part 2C – Conditions Subsequent220

Part 3 – Conditions Precedent Required to be Delivered by an Additional Obligor221

Part 4A – transaction security documents224

Part 4B – Sixth Restatement Agreement Transaction Security Documents227

1.English law governed transaction security Documents227

2.JERSEY LAW GOVERNED TRANSACTION SECURITY DOCUMENTS227

3.LUXEMBOURG LAW GOVERNED TRANSACTION SECURITY DOCUMENTS227

4.SWISS LAW GOVERNED TRANSACTION SECURITY DOCUMENTS227

schedule 3228

Requests228

Part 1A – Utilisation Request Loans228

Part 1B – Utilisation Request Letters of Credit229

Part 2 – Selection Notice230

schedule 4231

Form of Transfer Certificate231

schedule 5236

Form of Accession Letter236

schedule 6237

Form of Resignation Letter237

schedule 7238

Form of Compliance Certificate238

schedule 8239

Agreed Security Principles239

schedule 9244

Timetables244

Part 1 – Loans244

Part 2 – Letters of Credit246

schedule 10247

Form of Letter of Credit247

schedule 11250

Incremental Facility Commitment Letter250

schedule 12252

List of Designated Entities252

schedule 13253

Form of Designated Entity Accession Agreement253

schedule 14254

Part 1 – Permitted Acquisition254

Part 2 – Permitted Disposal254

Part 3 – Permitted Financial Indebtedness254

Part 4 – Permitted Guarantees254

Part 5 – Permitted Joint Ventures254

Part 6 – Permitted Loans254

Part 7 – Permitted Security254

Part 8 – Cash Movement254

schedule 15255

Notices255

Part 1 – Obligors’ Agent255

Part 2 – Facility Agent and Security Agent255

THIS AGREEMENT is made on 21 November 2006 as most recently amended and restated by an amendment agreement dated 19 September 2024

BETWEEN:

(1)	DELTA TOPCO LIMITED (a company incorporated in Jersey with registered number 95136) (and any permitted successor, the "Parent");
(2)	THE COMPANIES listed in part 1 of schedule 1 (The Original Parties) as the original borrower and the RCF borrowers as at the 2022 Effective Date and as modified from time to time prior to the 2024 Effective Date (the "Original Borrowers");
(3)	THE COMPANIES listed in part 1 of schedule 1 (The Original Parties) as original guarantors as at the 2022 Effective Date and as modified from time to time prior to the 2024 Effective Date (the "Original Guarantors");
(4)	THE FINANCIAL INSTITUTIONS who are "2024 Effective Date Original Lenders" (as defined below);
(5)	J.P. MORGAN SE as facility agent of the other Finance Parties (the "Facility Agent");
(6)	NATWEST MARKETS PLC as security agent of the other Secured Parties (the "Security Agent"); and
(7)	J.P. MORGAN CHASE BANK, N.A., LONDON BRANCH as Issuing Bank.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this agreement:

"100 Year Agreements" means the various agreements involving FOA, FOWC, other members of the SLEC Group and FIA pursuant to which, among other things, FOAM grants to FOWC the right to undertake the Business for 100 years from 1 January 2011 comprising the Umbrella Agreement and five other agreements described as the commercial agreement, regulatory agreement, FIA transfer agreement, SLEC group asset transfer agreement and deed of release and waiver;

"2022 Amendment Agreement" means the amendment agreement designated as such by the Obligors' Agent and the Facility Agent;

"2022 Amendment Request" means the amendment request letter designated as such by the Obligors' Agent and the Facility Agent;

"2022 Effective Date" has the meaning given to it in the 2022 Amendment Request;

"2023 Amendment Letter" means the letter from the Obligor’s Agent to, amongst others, the Facility Agent dated 4 October 2023 pursuant to which certain amendments, including to the definition of Margin, were made to this agreement;

“2023 Continued Term Facility B Commitment” means a “Continued Term Facility B Commitment” as defined in the 2023 Amendment Letter;

“2023 Continued Term Facility B Loan Participation” means a “Continued Term Facility B Loan Participation” as defined in the 2023 Amendment Letter;

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"2023 Effective Date " has the meaning given to it in the 2023 Amendment Letter;

“2023 Funded Term Facility B Commitments” means the “Funded Term Facility B Commitments” as defined in the 2023 Amendment Letter in an amount as of the 2023 Effective Date equal to the aggregate outstanding 2023 Non-Continued Term Facility B Loan Participations;

“2023 Funded Term Facility B Loan Participation” means a “Funded Term Facility B Loan Participation” as defined in the 2023 Amendment Letter;

”2023 Incremental Facility Commitment Letter” means the Incremental Facility Commitment Letter dated 4 October 2023 pursuant to which 2023 Funded Term Facility B Commitments were made available by the 2023 Incremental Facility Lenders;

"2023 Incremental Facility Lenders" means the 2023 Incremental Facility Lenders as defined in the 2023 Amendment Letter;

“2023 Non-Continued Term Facility B Loan Participation” means a “Non-Continued Term Facility B Loan Participation” as defined in the 2023 Amendment Letter;

“2023 Term Facility B Refinancing Documents” means, collectivelly, the 2023 Amendment Letter and the 2023 Incremental Facility Commitment Letter;

"2024 Amendment Agreement" means the amendment agreement between amongst others the Obligors’ Agent and the Facility Agent entered into on or about the 2024 Effective Date.

"2024 Amendment Request" means the amendment request letter designated as such by the Obligors' Agent and the Facility Agent;

"2024 Effective Date" has the meaning given to it in the 2024 Amendment Request;

"2024 Effective Date Original Lender" means each Original RCF Lender, each Original Term Loan A Lender and each 2024 Incremental Term Lender;

"2024 Incremental Term Lenders" each bank, financial institution or other entity listed in Part 5 of schedule 1 as a 2024 Incremental Term Lender;

"2024 Incremental Facility Commitment Letter" means the Incremental Facility Commitment Letter dated on or about the 2024 Effective Date between the Facility Agent, Delta 2, the Obligors’ Agent and the 2024 Incremental Term Lenders;

“ABR”, when used in reference to any Loan, refers to whether such Loan bear interest at a rate determined by reference to the Alternate Base Rate.  All ABR Loans shall be denominated in Dollars;

"Acceptable Bank" means:

(a)	a bank or financial institution which has a rating for its short-term unsecured and non-credit enhanced debt obligations of A-2 or higher by S&P, F-2 or higher by Fitch or P-2 or higher by Moody's or a comparable rating from an internationally recognised credit rating agency;
(b)	(i) any bank or financial institution organized under the laws of the United States or any state thereof, the United Kingdom or the European Union and (ii) any branch of such bank managed and controlled by a bank referred to in the immediately preceding clause (i); or
(c)	any other bank or financial institution approved by the Facility Agent;
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"Accession Letter" means a document substantially in the form set out in schedule 5 (Form of Accession Letter);

"Accounting Principles" means:

(a)	in the case of individual accounts of members of the Group, at the election of such Group member, the accounting standards generally accepted in the jurisdiction of incorporation of the member of the Group or International Financial Reporting Standards; and
(b)	in the case of the consolidated accounts of the Group, at the election of the Obligors’ Agent, UK generally accepted accounting principles, US generally accepted accounting principles or International Financial Reporting Standards;

"Additional Borrower" means a company which becomes a Borrower in accordance with clause 30 (Changes to the Obligors);

"Additional Debt" means Additional First Lien Debt, Additional Second Lien Debt and/or Additional Unsecured Debt (including in each case, Permitted Refinancing Indebtedness);

"Additional Debt Maturity Exclusion" has the meaning given to it in clause 2.3(a) (Additional Debt);

"Additional Debt Ratio Tests" has the meaning given to it in clause 2.3(a) (Additional Debt);

"Additional First Lien Debt" has the meaning given to it in clause 2.3(a)(i) (Additional Debt);

"Additional First Lien Debt Maturity Date" has the meaning given to it in clause 2.3(a) (Additional Debt);

"Additional First Lien Debt Ratio Test" has the meaning given to it in clause 2.3(a) (Additional Debt);

"Additional Guarantor" means a company which becomes a Guarantor in accordance with clause 30 (Changes to the Obligors);

"Additional Non-First Lien Debt Maturity Date" has the meaning given to it in clause 2.3(a) (Additional Debt);

"Additional Obligor" means an Additional Borrower or an Additional Guarantor;

"Additional Second Lien Debt" has the meaning given to it in clause 2.3(a)(ii) (Additional Debt);

"Additional Second Lien Debt Ratio Test" has the meaning given to it in clause 2.3(a) (Additional Debt);

"Additional Unsecured Debt" has the meaning given to it in clause 2.3(a)(iii) (Additional Debt);

"Additional Unsecured Debt Ratio Test" has the meaning given to it in clause 2.3(a) (Additional Debt);

“Adjustment Date” has the meaning given to that term in the definition of Pricing Grid.

"Affiliate" means, in relation to any Undertaking, a Subsidiary of that Undertaking or a Parent Undertaking of that Undertaking or any other Subsidiary of that Parent Undertaking;

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“Affiliated Lenders” has the meaning given to that term in clause 29.12 (Permitted Debt Purchase Transactions).

“Affiliated Persons” means, with respect to any specified person, (a) such specified person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified person and each of the persons referred to in clause (a) and, in the event of the incompetence or death of any of the persons described in clause (a), such person’s executor, administrator, committee or other personal representative or similar fiduciary, (c) any trusts or private foundations created primarily for the benefit of, or controlled at the time of creation by, any of the persons described in the above clause (a) or (b) of this definition, or any trusts or private foundations created primarily for the benefit of any such trust or private foundation or for charitable purposes, and (d) any company, partnership, trust or other entity or investment vehicle controlled by any of the persons referred to in clause (a), (b), (c) or the holdings of which are for the primary benefit of any of such persons.

"Agreed Security Principles" means the principles set out in schedule 8 (Agreed Security Principles);

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Clause 16.2 or Clause 16.3 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Clause 16.3), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for purposes of this agreement.

"Ancillary Commencement Date" means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility from which that Ancillary Facility has been established;

"Ancillary Commitment" means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under clause 9 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this agreement or the Ancillary Documents relating to that Ancillary Facility;

"Ancillary Document" means each document relating to or evidencing the terms of an Ancillary Facility;

"Ancillary Facility" means any ancillary facility made available by an Ancillary Lender in accordance with clause 9 (Ancillary Facilities);

"Ancillary Lender" means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with clause 9 (Ancillary Facilities);

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"Ancillary Outstandings" means, at any time, in relation to an Ancillary Lender and an Ancillary Facility the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility then in force:

(a)	the principal amount outstanding under each overdraft facility or other on-demand short term loan facility (net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that such credit balance is freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility);
(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and
(c)	the amount fairly representing the aggregate outstanding exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document;

"Annual Financial Statements" means the financial statements for a Financial Year delivered pursuant to clause 25.1(a) (Financial Statements);

"Anti-Terrorism Law" means each of:

(a)	the Executive Order;
(b)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the "USA PATRIOT Act");
(c)	the Money Laundering Control Act of 1986, Public Law 99-570;
(d)	the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq, the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq, any Executive Order or regulation promulgated thereunder and administered by OFAC; and
(e)	any similar law enacted in the United States of America after the Sixth Restatement Date;

"Arrangers" means the Term Facility A Arrangers and the Term Facility B Arrangers as defined in the 2022 Amendment Request;

"ASM" means Allsport Management SA a company incorporated in Switzerland with registered number CHE-103.211.396;

"ASM Dissolution" means the dissolution and entry into liquidation of ASM (other than as a result of ASM being placed into insolvent liquidation), as evidenced by corresponding minutes of a shareholder meeting of ASM, provided furthermore that Formula One Management Limited confirms in writing to the Facility Agent that ASM is a dormant company and either owns no assets or assets of only negligible value;

"Auditors" means (A) one of PwC, Ernst & Young, KPMG or Deloitte or (B) such other firm that is either (x) approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed) or (y) an independent public accountant of recognized standing;

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"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

"Availability Period" means:

(a)	in relation to the Term Facility A, the 2022 Effective Date;
(b)	in relation to the Term Facility B, the 2022 Effective Date except for the 2023 Funded Term Facility B Commitments in which case it means the 2023 Effective Date and except for the Term Facility B Commitments established pursuant to the 2024 Incremental Facility Commitment Letter in which case it means the 2024 Effective Date;
(c)	in relation to Facility RCF, the period from and including the 2022 Effective Date to the applicable Termination Date;
(d)	in relation to each Incremental Facility, the availability period agreed with the relevant Incremental Facility Lenders in the relevant Incremental Facility Commitment Letter (or otherwise agreed by the relevant Borrower(s) and the relevant Incremental Facility Lender(s) from time to time);

"Available Amount Basket" means, on any date of calculation, for the period (taken as one period) from December 31, 2021 to the end of the Group’s  most recently ended Financial  Quarter for which financial statements have been delivered pursuant to clause 25.1 (Financial Statements) as of such date, an amount equal to (without duplication):

(a)	100% of Consolidated EBITDA of the Group less 1.3 times the Consolidated Interest Expense for the same period (which amount shall not be less than zero for any Financial Year and shall be deemed to be zero for any Financial Year in respect of which it would otherwise be a negative number) (this clause (a), the “EBITDA Builder Prong”), plus
(b)	(x) the aggregate amount of proceeds received by the Group from any New Shareholder Injections in the form of Qualified Equity or cash capital contributions after the 2022 Effective Date and (y) the fair market value of Cash Equivalent Investments, marketable securities or other property or assets, in each case received by the Group to the extent such Cash Equivalent Investments, marketable securities or other property or assets are contributed as a capital contribution to any Group Company or in return for any New Shareholder Injections in the form of Qualified Equity, plus
(c)	the proceeds of Financial Indebtedness and Disqualified Equity of the Group, which have been exchanged or converted into Qualified Equity of any Group Company together with the fair market value of any Cash Equivalent Investments and any property or assets received by any Group Company upon such exchange or conversion, plus
(d)	the aggregate of all cash dividends and distributions and the fair market value of any Cash Equivalent Investments and any property or assets received by members of the Group from Permitted Joint Ventures; plus
(e)	the proceeds received by the Group from sales of acquisitions, investments or loans made with the Available Amount Basket after the 2022 Effective Date (but in any event not to exceed the amount of such acquisition, investments or loan), plus
(f)	the aggregate of all cash and the fair market value of Cash Equivalent Investments and any property or assets received by the Group from returns, profits, distributions and similar amounts on acquisitions, investments or loans made with the Available Amount Basket after the 2022 Effective Date, plus
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(g)	the acquisitions, investments or loans of any Group Company in any Unrestricted Subsidiary that has been redesignated as a Group Company or that has been merged or consolidated into a Group Company after the 2022 Effective Date (but in any event not to exceed the amount of such acquisition, investment or loan), plus
(h)	(i) the fair market value of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to a Group Company to the extent the acquisition, investment or loan in such Unrestricted Subsidiary was made with the Available Amount Basket after the 2022 Effective Date and (ii) the proceeds of any Disposals of any Unrestricted Subsidiary (including the issuance or sale of equity interest thereof) received by any Group Company to the extent the acquisition, investment or loan in such Unrestricted Subsidiary was made with the Available Amount Basket after the 2022 Effective Date, plus
(i)	any Declined Amounts, plus
(j)	the greater of (1) $300,000,000 (or its equivalent in other currencies) and (2) 60% of the then most recently reported Consolidated EBITDA, minus
(k)	the sum of all prior usages of the Available Amount Basket made after the 2022 Effective Date pursuant to clause (n) of Permitted Acquisition, clause (f) of Permitted Distribution, the definition of Permitted Joint Venture and clause (n) of the definition of Permitted Loan.

"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus (subject to clause 9.8 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of a Revolving Facility only, the Base Currency Amount of the aggregate of its Ancillary Commitments; and
(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of a Revolving Facility only, the Base Currency Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation under a Revolving Facility only, the following amounts shall not be deducted from a Lender's Commitment under that Facility:

(i)	that Lender's participation in any Revolving Facility Utilisations under that Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date; and
(ii)	that Lender's (or its Affiliate's) Ancillary Commitments relating to that Facility to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date;

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility;

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this agreement as of such date and not including, for the

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avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period”, Clause 14 (Interest) and/or Clause 15 (Interest Periods) pursuant to clause (d) of Clause 16.3 (Benchmark Replacement).

"Base Currency" means Dollars;

"Base Currency Amount" means:

(a)	in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request in accordance with the terms of this agreement) and, in the case of a Letter of Credit, as adjusted under clause 6.7 (Revaluation of Letters of Credit) at six-monthly intervals; and
(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Facility Agent by Formula One Management Limited pursuant to clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent's Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Facility Agent receives the notice of the Ancillary Commitment in accordance with the terms of this agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility;

“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR, (ii) with respect to any Term Benchmark Loan denominated in Dollars, the Term SOFR Rate, and (iii) with respect to any Term Benchmark Loan denominated in euros, EURIBOR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the then-current Benchmark for such currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to sub-clause (a) of Clause 16.3 (Benchmark Replacement).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Facility Agent for the applicable Benchmark Replacement Date, provided that, in the case of any Loan denominated in Euros, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) the Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Facility Agent and  the Obligors' Agent as the replacement for the then-current Benchmark for the applicable corresponding tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the relevant currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the applicable Floor, the Benchmark Replacement will be deemed to be the applicable Floor for the purposes of this agreement and the other Finance Documents.

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“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Facility Agent and the relevant Borrower or the Obligors' Agent for the applicable corresponding tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period”, Clause 14 (Interest) and Clause 15 (Interest Periods), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Facility Agent and the Obligors' Agent decide may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Facility Agent in a manner substantially consistent with market practice (or, if the Facility Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Facility Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Facility Agent and the Obligors' Agent decide are reasonably necessary in connection with the administration of this agreement and the other Finance Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the relevant currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Finance Document in accordance with Clauses 16.2 (Alternate Rate of Interest) and 16.3 (Benchmark Replacement) and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Finance Document in accordance with Clauses 16.2 (Alternative Rate of Interest) and 16.3 (Benchmark Replacement).

“Bona Fide Debt Fund” means any Person (other than a Person who is separately identified by the Obligors’ Agent as a Disqualified Lender pursuant to clause (x) of the definition of Disqualified Lender) that is primarily engaged in, or that advises, any bona fide debt fund or fixed income investor that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or debt securities in the ordinary course of business and for which no personnel of a Disqualified Lender involved with such Person (A) makes investment decisions or (B) has access to non-public information relating to the Group or any person that forms part of the Group’s business (including its Subsidiaries).

"Borrower" means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with clause 30 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Group Company that becomes a borrower of that Ancillary Facility

10

with the approval of the relevant Lender pursuant to the provisions of clause 9.9 (Affiliates of Borrowers);

“Borrower Materials” has the meaning given to that term in clause 29.7 (Disclosure of Information).

"Break Costs" means (other than with respect to RFR Loans) the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

"Business" means the development, exploitation and administration of the F1 world championship in a commercial manner;

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York; provided that:

(a)	in relation to RFR Loans, any such day is also an U.S. Government Securities Business Day; or
(b)	in relation to any date for payment or purchase of euro or calculation of EURIBOR, any such day is also a TARGET Day;

"Capital Expenditure" has the meaning given to that term in clause 26.1 (Financial Definitions);

"Cash Equivalent Investments" means (a) marketable debt securities (including commercial paper) with a maturity of six months or less and with a short term debt rating of at least A1+ granted by Standard & Poor's, a division of the McGraw-Hill Companies, Inc. or P-1 granted by Moody's Investors Services, Inc. at the date of acquisition or when received; (b) marketable direct obligations issued by, or unconditionally guaranteed by, the United States, the United Kingdom or issued by any agency thereof and backed by the full faith and credit of the United States or the United Kingdom, in each case maturing within one year from the date of acquisition or when received; (c) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition or receipt issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the United Kingdom; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (c) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government or the United Kingdom government; (e) securities with maturities of one year or less from the date of acquisition or receipt issued or fully guaranteed by any state, commonwealth or territory of the United States or the United Kingdom, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s or A by Moody’s at the date of acquisition or receipt; (f) securities with maturities of six months or less from the date of acquisition or receipt backed by standby letters of credit issued by any Lender or any commercial bank satisfying the

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requirements of clause (c) of this definition; (g) money market mutual or similar funds at least 95% of the assets of which constitute Cash Equivalent Investments of the kinds described in clauses (a) through (f) of this definition; (h) money market funds that (i) are rated AAA by Standard & Poor’s or Aaa by Moody’s at the date of acquisition or receipt and (ii) have portfolio assets of at least $500,000,000; and (i) in the case of any Subsidiary that is not organized in the United States or the United Kingdom, (x) investments substantially comparable to any of the foregoing investments with respect to the country in which such Subsidiary is organized and (y) other short term investments utilized by such Subsidiaries in accordance with  normal investment practices for cash management in such jurisdiction;

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“Central Bank Rate” means, for any Loan denominated in euro, (A) the greater of (i) one of the following three rates as may be selected by the Facility Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (ii) the applicable Floor; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in euro  a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR for the five most recent Business Days preceding such day for which the applicable Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period.

"Certified Synergies" means synergies which any financial officer of the Group determines in good faith as being factually supportable and reasonably achievable by the Group (including by any joint venture of the Group (whether accounted for on the financial statements of any such joint venture or the Group in an amount proportionate to the percentage of equity ownership of such joint venture that are beneficially owned by the Group) during the 24 month period following the date of any acquisition, investment, disposition, operating improvement, restructuring, reorganisation, cost savings initiative, relocation or similar transaction or initiative as a result of or in connection with such event;

"Change of Control" means, (i) at any time, a person or group of persons under common control (other than any Permitted Holder) gains the right to exercise more than 50 per cent of the voting rights exercisable in a general meeting of the Parent or (ii) at any time, the entire share capital of the Parent ceases to be owned directly by one or more  persons who have entered into Transaction Security Documents in respect of the share capital of the Parent they own;

For these purposes and for purposes of this agreement,

(i)	persons are under common control if one person controls both of them or if one controls the other, where "control" has the meaning given to such term under section 450 of the Corporation Tax Act 2010;
(ii)	"LMC" means Liberty Media Corporation and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets; and any subsequent successor (by merger, consolidation, transfer or
12

otherwise) to all or substantially all of a successor’s assets, provided, that if a Transferee Parent becomes the beneficial owner of all or substantially all of the equity securities of the Parent then beneficially owned by LMC as to which LMC has dispositive power, the term “LMC” shall also mean such Transferee Parent and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets. “Transferee Parent” for this purpose means, in the event of any transaction or series of related transactions involving the direct or indirect transfer (or relinquishment of control) by LMC of a person or persons (a “Transferred Person”) that hold equity securities of the Parent beneficially owned by LMC, such Transferred Person or its successor in such transaction or any ultimate parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) of such Transferred Person or its successor if immediately after giving effect to such transaction or the last transaction in such series, voting securities representing at least a majority of the voting power of the outstanding voting securities of such Transferred Person, successor or ultimate parent entity are beneficially owned by any combination of LMC, persons who prior to such transaction were beneficial owners of a majority of, or a majority of the voting power of, the outstanding voting securities of LMC (or of any publicly traded class or series of voting securities of LMC designed to track the economic performance of a specified group of assets or businesses) or persons who are Control Persons as of the date of such transaction or the last transaction in such series. “Control Person” for this purpose means each of (a) the Chairman of the Board of LMC, (b) the President, Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Chief Corporate Development Officer of LMC, (c) any Senior Vice President of LMC, (d) each of the directors of LMC and (e) the respective Affiliated Persons of the persons referred to in clauses (a) through (d);
(iii)	"Permitted Holder" means any one or more of:
(A)	LMC;
(B)	John C. Malone or Gregory B. Maffei (whether such persons are acting individually or in concert);
(C)	each of the respective Affiliated Persons of the persons referred to in clause (B);
(D)	any publicly traded person in which any of the persons referred to in clauses (B) and (C) (whether individually or together with the other persons in clauses (B) and (C)) is the largest beneficial owner of (x) the equity interests of such person or (y) the aggregate voting power of all the outstanding classes or series of the equity interests of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors;
(E)	any person a majority of the aggregate voting power of all the outstanding classes or series of the equity interests of which are directly or indirectly beneficially owned by any one or more of the persons referred to in clauses (A), (B), (C) or (D); and
(F)	any group consisting solely of persons described in clauses (A) through (E).

For purposes of the definition of “Permitted Holders”, “person” and “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes

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any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

"Charged Property" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security;

“Class” when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such Utilisation, is a Revolving Facility Loan or a Term Loan;

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

"Commitment" means a Term Facility A Commitment, a Term Facility B Commitment, a Revolving Facility Commitment or an Incremental Facility Commitment;

"Compliance Certificate" means a certificate substantially in the form set out in schedule 7 (Form of Compliance Certificate) in form and substance satisfactory to the Facility Agent (acting reasonably);

"Concorde Agreement" means the contractual arrangements with any member or members of the Group and F1 Teams taken as a whole dealing with (amongst other things) payments to F1 Teams for competing in the F1 Championships, as in effect from time to time;

"Consolidated EBITDA" has the meaning given to that term in clause 26.1 (Financial Definitions);

“Consolidated Interest Coverage Ratio” means on any date the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case, for the most recently ended Testing Period on or prior to such date, all determined on a consolidated basis;

"Consolidated Total Net Debt" means the principal amount of all Financial Indebtedness of the Group less the aggregate amount at that time of Cash and Cash Equivalent Investments held by Group, less the amount of any outstandings under any Ancillary Facilities (other than any overdraft or working capital facility or any letter of credit or other guarantee facility covering monies borrowed by way of term debt, any overdraft, working capital facility or other monies borrowed (in each case to the extent of such borrowings)) and after making such adjustments any financial officer of the Group determines in good faith to be reasonable to reflect material timing differences in receipts of payments resulting from any change in race dates;

"Constitutional Documents" means the constitutional documents of Delta Topco;

“Control Person” has the meaning given to that term in the definition of LMC.

“CTA” means the Corporation Tax Act 2009.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if the Daily Simple SOFR as so determined would be less than the applicable Floor, such rate shall be deemed to be equal to the applicable Floor  for the purposes of this agreement. Any change

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in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

"Declined Amounts" has the meaning given to it in clause 12.2 (Disposal and Insurance Proceeds and Excess Cashflow);

"Declining Lender" has the meaning given to it in clause 12.2 (Disposal and Insurance Proceeds and Excess Cashflow);

“Deemed Date” has the meaning given to that term in clause 1.4 (Certain Calculations).

"Default" means an Event of Default or any event or circumstance specified in clause 28 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

"Defaulting Lender" means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Facility Agent or the Parent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with clause 5.4 (Lenders' Participation) or has failed to provide cash collateral (or has notified the Issuing Bank that it will not provide cash collateral) in accordance with clause 7.4 (Cash Collateral by Non-Acceptable L/C Lender);
(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	payment is made within three Business Days of its due date;
(ii)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event, and

payment is made within ten Business Days of its due date; or

(iii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question;

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent;

"Delta 2" means Delta 2 (Lux) Sàrl, a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg and with registered office at 9, rue de Bitbourg, L-1273, Luxembourg, the Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés de Luxembourg) with number B122129;

"Delta 3" means Delta 3 (UK) Limited a company incorporated in England and Wales with registered number 5988544;

“Delta Topco” means Delta Topco Limited, a company incorporated in Jersey, with registration number 95136;

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"Designated Gross Amount" has the meaning given to that term in clause 9.2 (Availability);

"Designated Net Amount" has the meaning given to that term in clause 9.2 (Availability);

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by any Group Company in connection any sale, lease, licence, transfer or other disposal made pursuant to clause (n) of the definition of  Permitted Disposal that is designated as Designated Non-Cash Consideration by a financial officer of a Group Company less the amount of cash or Cash Equivalent Investments received in connection with a subsequent sale of or conversion of or collection on such Designated Non-Cash Consideration;

"Disposals Proceeds" has the meaning given to that term in clause 12.2 (Disposal and Insurance Proceeds and Excess Cashflow);

“Disqualified Equity” means, as of any date, any equity interest of any person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires or mandates cash payments or distributions, on or prior to the date that is 90 days after the latest Termination Date that existed at the time such equity interest was issued or incurred; provided, however, that any class of equity interests of such person that, by its terms, authorizes such person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of equity interests that are not Disqualified Equity, and that is not convertible, puttable or exchangeable for Disqualified Equity or Financial Indebtedness, will not be deemed to be Disqualified Equity so long as such person satisfies its obligations with respect thereto by the delivery of equity interests that are not Disqualified Equity; provided, further, however, that an equity interest that would constitute Disqualified Equity solely because the holders thereof have the right to require such person to repurchase or redeem such equity interests upon the occurrence of (x) a disposal or change of control or (y) one or more other events shall not constitute Disqualified Equity if such person may repurchase or redeem any such equity interest in a manner that complies with clause 27.15 (Dividends and Share Redemptions).  Notwithstanding the foregoing, any equity interests issued to any employee or to any plan for the benefit of employees of any Group Company or by any such plan to such employees shall not constitute Disqualified Equity solely because they may be required to be repurchased by a Group Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender” shall mean, collectively, (x) those banks, financial institutions, other institutional lenders and investors and other persons designated by Obligors’ Agent as a “Disqualified Lender” by written notice delivered to the Facility Agent on or prior to the 2022 Effective Date (and affiliates of such persons (A) identified in writing by the Obligors’ Agent from time to time to the Facility Agent and/or (B) clearly identifiable as affiliates of such persons on the basis of such affiliates’ names), (y) such other persons (and clearly identifiable affiliates of such persons (other than affiliates that are Bona Fide Debt Funds and that would not be a competitor but for being an affiliate of a competitor pursuant to this clause (y))) identified in writing by the Obligors’ Agent to the Facility Agent from time to time to the extent such person is or becomes a competitor of the Group and (z) such other persons identified in writing by the Obligors’ Agent to the Facility Agent from time to time at any time prior to the occurrence and continuation of an Event of Default under clause 28.1 (Non-Payment), clause 28.6 (Insolvency), clause 28.7 (Insolvency Proceedings) (other than clause 28.7(i), clause 28.7(ii) and clause 28.7(iv)), clause 28.8 (Creditors’ Process) or clause 28.9 (other than any references therein to clause 28.7(i), clause 28.7(ii) and clause 28.7(iv)), subject to the consent of the Facility Agent (which consent shall not

16

be unreasonably withheld, delayed or conditioned); provided that (x) the foregoing shall not apply retroactively to disqualify any assignment, sub-participation or sub-contract to the extent such assignment, sub-participation or sub-contract was acquired by a party that was not a Disqualified Lender at the time of such assignment, sub-participation or sub-contract and (y) the execution by Obligors’ Agent of an assignment with respect to a Disqualified Lender will not by itself result in such assignee no longer being considered a Disqualified Lender.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party;
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

"Dollars", "USD" or "$" means the lawful currency of the United States of America;

"Dormant Subsidiary" means a Group Company which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including without limitation Financial Indebtedness owed to it) which in aggregate have a value of $50,000 or more or its equivalent in other currencies;

“Dorna Acquistion” has the meaning given to that term in the definition of Dorna Distribution.

“Dorna Distribution” means a dividend or distribution by any Group Company to any LMC Investor to help fund the acquisition (including the payment of fees and expenses related thereto) of approximately 86% of the equity interests of Dorna Sports, S.L., pursuant to a Share Purchase Agreement dated as of March 29, 2024 entered into by and among Dorna Sports, S.L., Libertad Especia, S.L.U., Liberty Media Corporation and the sellers thereto (“Dorna Acquisition”), and to consummate the transactions described therein.

“EBITDA Builder Prong” has the meaning given to that term in the definition of Available Amount Basket.

"Economic Sanctions Law" means any economic or financial sanctions administered by OFAC, the US State Department, the United Kingdom, the United Nations, the European Union or any member state thereof or Canada;

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;

"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;
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(b)	harm to or the protection of human health;
(c)	the conditions of the workplace; or
(d)	any emission or substance capable of causing harm to any living organism or the environment;

"Environmental Permits" means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Group Company conducted on or from the properties owned or used by any Group Company;

"Equity Documents" means the Constitutional Documents and any other document designated as an equity document by the Facility Agent and the Obligors’ Agent;

"EURIBOR" means, in relation to any Loan in euro:

(a)	the applicable Screen Rate;
(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or
(c)	if no Screen Rate is available for the Interest Period of that Loan or no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan, the rate that may be specified by the Facility Agent after consultation with the Obligor’s Agent in another page or service displaying the relevant rate as of (in the case of paragraphs (a) and (c) above) the Specified Time on the Quotation Day for euro for a period equal in length to the Interest Period for that Loan; provided that if the EURIBOR as so determined would be less than the applicable Floor, such rate shall be deemed to be equal to the applicable Floor  for the purposes of this agreement;

"Euro", "EUR" or "€" means the single currency unit of the Participating Member States;

"Event of Default" means any event or circumstance specified as such in clause 28 (Events of Default);

"Excess Cashflow" has the meaning given to that term in clause 26.1 (Financial Definitions);

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

"Executive Order" means the executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism;

"Existing Ancillary Facility" has the meaning given to it in the 2022 Amendment Agreement;

"Existing Ancillary Lender" has the meaning given to it in the 2022 Amendment Agreement;

"Expiry Date" means, for a Letter of Credit, the last day of its Term;

"Extension" has the meaning given to it in clause 2.6 (Extension Offers);

"Extension Amendment" has the meaning given to it in clause 2.6 (Extension Offers);

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"Extended Revolving Commitment" has the meaning given to it in clause 2.6 (Extension Offers);

"Extended Revolving Loan" has the meaning given to it in clause 2.6 (Extension Offers);

"Extending Term Loan" has the meaning given to it in clause 2.6 (Extension Offers);

"Extending Lender" has the meaning given to it in clause 2.6 (Extension Offers);

"F1 Team" means a team which is competing or will compete in the Formula One Championship organised by the Group;

"Facility" means a Term Facility or a Revolving Facility;

"Facility Agent's Spot Rate of Exchange" means the first available of:

(a)the Facility Agent's spot rate of exchange; or

(b)the Thomson Reuters Rate of Exchange; or

(c)any other commercially available spot rate of exchange selected by the Facility Agent,

for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day;

"Facility Office" means:

(a)	in respect of a Lender or the Issuing Bank, the office or offices notified by that Lender or the Issuing Bank to the Facility Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this agreement; or
(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes;

"Facility RCF" means the revolving credit facility made available on the 2022 Effective Date pursuant to clause 2.1(a)(iii) (The Facilities);

"FATCA" means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986, as amended (the "IR Code") or any associated regulations; or
(b)	any law or regulation or administrative guidance enacted in any jurisdiction in connection with a bilateral or multilateral agreement between the government of the United States and such other jurisdiction relating to sections 1471 to 1474 of the IR Code;

"FATCA Agreement" has the meaning given to it in clause 18.1 (Definitions);

"FATCA Application Date" means:

(a)	in relation to a 'withholdable payment' described in section 1473(1)(A)(i) of the IR Code (which includes payments of interest and certain other payments from sources within the US), 1 July 2014; or
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(b)	in relation to a 'passthru payment' described in section 1471(d)(7) of the IR Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA;

"FATCA Compliant Party" means a Party (including, for this purpose, any Finance Party) payments to whom do not require a FATCA Deduction whether as a result of, without limitation, the status or jurisdiction of that Party or any other matter;

"FATCA Deduction" means a deduction or withholding from (or other payment to a governmental or taxation authority related to) a payment under a Finance Document pursuant to FATCA or a FATCA Agreement;

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as  shall be set forth on the NYFRB’s Website  from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this agreement.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Fee Letter" means:

(a)	any Incremental Facility Commitment Fee Letter; and
(b)	any other agreement setting out fees payable to a Finance Party referred to in clause 17.4 (Fees Payable in Respect of Letters of Credit) or clause 17.5 (Interest, Commission and Fees on Ancillary Facilities) of this agreement or under any other Finance Document;

"FIA" means Federation Internationale de L'Automobile;

"FIAF" means Federation Internationale de L'Automobile France;

"FIAS" means Federation Internationale de L'Automobile Switzerland;

"Finance Document" means this agreement, the 2022 Amendment Agreement, the 2022 Amendment Request, the 2024 Amendment Agreement, the 2024 Amendment Request,any Incremental Facility Documents, any Accession Letter, any Ancillary Document, any Compliance Certificate, any Fee Letter, the Intercreditor Agreement, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a "Finance Document" by Obligors’ Agent and the Facility Agent;

"Finance Party" means the Facility Agent, an Arranger, the Security Agent, a Lender, the Issuing Bank and any Ancillary Lender;

"Financial Indebtedness" means (without double counting) any indebtedness in relation to or arising under or in connection with:

(a)	any money borrowed (including any overdraft);
(b)	any debenture, bond (other than a performance bond issued in the ordinary course by a Group Company), note or other similar instrument;
(c)	any amount raised by acceptance under any acceptance credit facility (or dematerialised equivalent);
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(d)	any receivable sold or discounted (otherwise than on a non-recourse basis);
(e)	the purchase price of any asset or service to the extent payable by a Group Company after the time of sale or delivery to a Group Company, where the deferred payment is:
(i)	arranged primarily as a method of raising finance; or
(ii)	paid more than six months after the sale or delivery date;
(f)	the sale price of any asset or service to the extent paid to a Group Company before the time of sale or delivery by the Group Company liable to effect that sale or delivery, where the advance payment is arranged primarily as a method of raising finance;
(g)	any lease or hire purchase contract which would, in accordance with the Accounting Principles as applied as at the Sixth Restatement Date, be treated as a finance or capital lease;
(h)	for the purpose of clause 28.5 (Cross Default) only, Treasury Transactions;
(i)	any indemnity or counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of financial indebtedness of a member of the Group;
(j)	Disqualified Equity;
(k)	[reserved]; or
(l)	any guarantee of indebtedness of any person of a type referred to in paragraphs (a) to (k) (inclusive) above; provided that the amount of such indebtedness shall not exceed the amount that would be payable if such guarantee of indebtedness were to be enforced by a creditor;

and shall not include:

(a)	any amounts payable under any deferred compensation plans of any person relating to its, its parent entities or their subsidiaries’ directors, management, employees or consultants;
(b)	any indebtedness owed between or among the Group;
(c)	any payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of the person or assets acquired; provided, however, that to the extent such payment becomes fixed and determined, the amount is paid within ninety (90) days thereafter;
(d)	any indebtedness that has been defeased pursuant to the deposit of cash or Cash Equivalent Investments (in any amount sufficient (in the good faith determination of Obligors’ Agent) to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness pursuant to the applicable terms of the instrument governing such indebtedness;
(e)	prepaid or deferred revenue;
(f)	prepayments or deposits received from clients or customers in the ordinary course of business; and
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(g)	all obligations, contingent or otherwise, of such person in respect of letters of guaranty provided in the ordinary course of business.

The amount of Financial Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations (i.e., shall not take in account the fair value increases of such Financial Indebtedness).

"Financial Quarter" has the meaning given to that term in clause 26.1 (Financial Definitions);

"Financial Year" has the meaning given to that term in clause 26.1 (Financial Definitions);

"First Lien Finance Document" has the meaning given to it in the Intercreditor Agreement;

"First Lien Liabilities" has the meaning given to the term "First Lien Liabilities" in the Intercreditor Agreement;

“Fixed Amounts” has the meaning given to that term in clause 1.4 (Certain Calculations);

"Fitch” means Fitch, Inc.

"Floor" means the benchmark rate floor, if any, provided in this agreement (as of the 2022 Effective Date, the modification, amendment or renewal of this agreement or otherwise) with respect to the Term SOFR Rate, EURIBOR, the Daily Simple SOFR or the Central Bank Rate as applicable. For the avoidance of doubt the Floor for (x) each of Term SOFR Rate, Daily Simple SOFR, EURIBOR or the Central Bank Rate for the Facility RCF and Term Facility A shall be 0% and (y) each of Term SOFR Rate, Daily Simple SOFR or the Central Bank Rate for the Term Facility B shall be 0.50%.

"FOA" means Formula One Administration Limited, a company incorporated under the laws of England and Wales with registered number 3737094;

"FOAM" means Formula One Asset Management Limited, a company incorporated in England and Wales with registered number 4169896;

"FOL" means Formula One Licensing B.V., a company incorporated under the laws of the Netherlands with registered number 24198235;

"FOM" means Formula One Management Limited, a company incorporated under the laws of England and Wales with registered number 4169896;

"FOWC" means Formula One World Championship Limited, a company incorporated under the laws of England and Wales with registered number 4174493;

"Further Lender" means an entity specified as an Incremental Facility Lender in an Incremental Facility Commitment Letter which is not already a Lender;

“Global Anti Base Erosion Rules” means the laws of a jurisdiction which have been implemented in accordance with the Global Anti Base Erosion Model Rules (Pillar Two) published by the OECD in their Report “Tax Challenges Arising from the Digitalisation of the Economy - Global Anti-Base Erosion Model Rules (Pillar Two)” on 20 December 2021;

“Group” means the Parent and each of its Subsidiaries for the time being, excluding any Unrestricted Subsidiary;

"Group Company" means a member of the Group;

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“Group Relief” means losses or other amounts eligible for surrender under Part 5 or Part 5A of the UK's Corporation Tax Act 2010.

"Guarantor" means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with clause 30 (Changes to the Obligors);

“Hedging Agreement” has the meaning given to it in the Intercreditor Agreement;

"Hedge Counterparty" has the meaning given to it in the Intercreditor Agreement;

"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

"Incremental Facility" means an Incremental Term Facility and/or Incremental Revolving Facility (as the context requires);

"Incremental Facility Commitment" means:

(a)	in relation to any entity identified as an Incremental Facility Lender in an Incremental Facility Commitment Letter:
(i)	the aggregate amount of Incremental Term Facility Commitments and/or Incremental RCF Commitments in the relevant currency or currencies of any Incremental Facility Commitment made available by it pursuant to clause 2.2 (Incremental Facilities) as specified in the relevant Incremental Facility Commitment Letter(s); and
(ii)	the amount in the relevant currency or currencies of any Incremental Facility Commitment transferred to it under this agreement; and
(b)	in relation to any other Lender, the amount in the relevant currency or currencies of any Incremental Facility Commitment transferred to it under this agreement,

in each case, to the extent not cancelled, reduced or transferred by it under this agreement (or redesignated as a Term Facility A Commitment or Term Facility B Commitment pursuant to the 2022 Amendment Agreement, the 2023 Term Facility B Refinancing Documents or the 2024 Amendment Request);

"Incremental Facility Commitment Fee Letter" means each fee letter in respect of an Incremental Facility Commitment entered into between a Borrower and the relevant Incremental Facility Lender setting out fees referred to in clause 17.7 (Incremental Facility Commitment Fees);

"Incremental Facility Commitment Letter" means the notice delivered to the Facility Agent pursuant to clause 2.2(k) (Incremental Facilities) of this agreement a template of which is set out in schedule 11 (Incremental Facility Commitment Letter);

"Incremental Facility Currency" means a currency which is readily available in the amount anticipated to be required and freely convertible into the Base Currency in the Relevant Interbank Market at the time of the delivery of the relevant Incremental Facility Commitment Letter and as approved by each of the relevant Incremental Facility Lenders and the Facility Agent in the relevant Incremental Facility Commitment Letter;

"Incremental Facility Documents" means any Incremental Facility Commitment Fee Letter, any Incremental Facility Commitment Letter and any document related to an Incremental Facility designated as an "Incremental Facility Document" by the relevant Incremental Facility Lender(s) (or the Facility Agent on their behalf) and Obligors’ Agent;

"Incremental Facility Lender" means:

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(a)	any person specified as an Incremental Facility Lender in an Incremental Facility Commitment Letter; and
(b)	any person which has become a Party as a Lender under an Incremental Facility in accordance with clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this agreement;

"Incremental Facility Loan" means a loan made or to be made under an Incremental Facility or the principal amount outstanding for the time being of that loan;

"Incremental Facility Repayment Date" means each date specified as a repayment date in respect of an Incremental Facility Commitment in the relevant Incremental Facility Commitment Letter;

“Incremental First Lien Ratio Builder” has the meaning given to it in clause 2.2 (Incremental Facilities);

“Incremental Fixed Amount” has the meaning given to it in clause 2.2 (Incremental Facilities);

"Incremental RCF Commitments" has the meaning given to it in clause 2.2 (Incremental Facilities);

"Incremental Revolving Facility" has the meaning given to it in clause 2.2 (Incremental Facilities);

"Incremental Revolving Facility Loan" means a loan made or to be made under an Incremental Revolving Facility or the principal amount outstanding for the time being of that loan;

"Incremental Term Facility" has the meaning given to it in clause 2.2 (Incremental Facilities);

"Incremental Term Facility Commitments" has the meaning given to it in clause 2.2 (Incremental Facilities);

“Incremental Term Facility B Maturity Exclusion” has the meaning given to it in clause 2.2 (Incremental Facilities);

"Incremental Term Facility Loan" means a loan made or to be made under an Incremental Term Facility or the principal amount outstanding for the time being of that loan;

“Incurrence-Based Amounts” has the meaning given to that term in clause 1.4 (Certain Calculations).

“Independent Assets or Operations” means, with respect to the Parent Reporter, that such Parent Reporter’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in or loans to the Parent and its Subsidiaries), determined in accordance with Accounting Principles and as shown on the most recent balance sheet of the Parent Reporter, is more than 5.0% of the Parent Reporter’s corresponding consolidated amount.

"Insolvency Event" in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
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(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;
(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;
(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;
(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) (inclusive) above; or
(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

"Insolvent Liquidation" means in respect of a particular legal entity:

(a)	that legal entity being placed into insolvent liquidation; or
(b)	any insolvency, bankruptcy or other corporate procedure occurring in which there is a final finding by a competent court that the relevant legal entity is unable to pay its debts as they fall due or unable to pay any specific undisputed debt; or
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(c)	any other similar insolvency related event in relation to that legal entity which constitutes an event which would result in FIA being entitled to terminate one or more of the 100 Year Agreements or would result in the A Share in FOAM converting into a deferred share;

"Intellectual Property" means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and
(b)	the benefit of all applications and rights to use such assets of each Group Company;

"Intercreditor Agreement" means the intercreditor agreement dated on 24 November 2006 (as amended) and made between (among others) the Parent, the financial institutions defined therein as first lien lenders and NatWest Markets plc as senior security agent as most recently amended pursuant to an amendment agreement on or about the 2022 Effective Date;

“Interest Payment Date” means  (i) in the case of a Term Benchmark Loan, the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the day falling at three Monthly intervals after the first day of the Interest Period), (ii) in the case of any RFR Loan, each date that is on the numerically corresponding day in each Month that is one Month after the date of utilisation of such Loan and on the applicable Termination Date and (iii) in the case of an ABR Loan, the last day of each March, June, September and December and the Termination Date;

"Interest Period" means, in relation to a Term Benchmark Loan, each period determined in accordance with clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 14.3 (Default Interest);

"Interpolated Screen Rate" means, in relation to EURIBOR for any Loan, the rate rounded to the same number of decimal places as the two relevant Screen Rates which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

"Investor Debt" means Financial Indebtedness owing by a Group Company to any Investor and/or any other person who is a shareholder (directly or indirectly) in Parent but excludes, for the avoidance of doubt, indebtedness under any First Lien Finance Document, Second Lien Finance Document, Additional Unsecured Debt or any other Permitted Financial Indebtedness (other than clause (b) of the definition of Permitted Financial Indebtedness);

"Investors" mean the LMC Investors and any of their subsequent successors or assigns or transferees;

"IR Code" has the meaning given to that term in the definition of FATCA;

“ISDA CDS Definitions” has the meaning given to that term in clause 44 (Net Short Lenders).

"Issuing Bank" means each Lender identified above as issuing bank and any other Lender which has agreed to the Obligors’ Agent request to be an Issuing Bank pursuant to the

26

terms of this agreement and has notified the Facility Agent of such agreement (and if more than one Lender has so agreed, such Lenders shall be referred to whether acting individually or together as the "Issuing Bank") provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this agreement, the "Issuing Bank" shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit;

"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity and provided that a Majority Owned Group Company or company in which a Group Company has a Permitted Licensing Minority Investment shall not be a Joint Venture for the purposes of this agreement unless otherwise designated as a “Joint Venture” in writing by the Obligors’ Agent to the Facility Agent;

“Joint Venture Investment” has the meaning given to that term in the definition of Permitted Joint Venture;

"L/C Proportion" means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender's Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this agreement to or by that Lender;

"Legal Reservations" means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the principle of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;
(b)	the time barring of claims under applicable limitation laws and defences of acquiescence, set-off or counterclaim (including the English Limitation Acts) and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of UK stamp duty may be void;
(c)	the principle that in certain circumstances Security granted by way of fixed charge may be re-characterised as a floating charge or that Security purported to be constituted as an assignment may be re-characterised as a charge;
(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;
(e)	the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(f)	the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;
(g)	similar principles, rights and defences under the laws of any relevant jurisdiction;
(h)	the possibility that the Transaction Security in force prior to the Sixth Restatement Date may not extend to secure the Secured Obligations (or any part of the Secured Obligations) as defined in the Intercreditor Agreement notwithstanding the terms of clause 12 (Guarantee, security and confirmation – Sixth Restatement Date) of the Sixth Restatement Agreement or any analogous provision or confirmation in any document entered into after such date by virtue of the legal principles concerning variation of guaranteed or secured obligations; and
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(i)	any other general principles which are set out as qualifications or reservations (however described) as to matters of law in the legal opinions delivered to a Finance Party under the Finance Documents;

"Lender" means:

(a)	any Original Lender;
(b)	any Incremental Facility Lender; and
(c)	any person which has become a Party in accordance with clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this agreement;

"Letter of Credit" means:

(a)	a letter of credit, substantially in the form set out in schedule 10 (Form of Letter of Credit) or in any other form requested by Obligors’ Agent and agreed by the Facility Agent and the Issuing Bank; or
(b)	any guarantee, indemnity or other instrument in a form requested by a Borrower (or Obligors’ Agent on its behalf) and agreed by the Facility Agent and the Issuing Bank;

“Limited Condition Transaction” means (a) any acquisition (including by means of a merger, amalgamation or consolidation) or investment by any Obligor which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by any Obligor to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement, (b) any Restricted Payment the irrevocable declaration of which occurs in advance of such payment and (c) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment;

"Listing" means the admission of or the grant of permission to deal in any part of equity securities of any Group Company (or Parent Undertaking of any Group Company other than Liberty Media Corporation) on any regulated stock exchange or any other sales or issue by way of flotation or public offering of any Group Company (or Parent Undertaking of any Group Company other than Liberty Media Corporation);

"LMC Investor" means any of Liberty Media Corporation and any of its Subsidiaries (other than the Parent and its respective Subsidiaries) and any other person who is a shareholder (directly or indirectly) in the Parent and any of their Subsidiaries (other than the Parent and its respective Subsidiaries and other than any shareholder of Liberty Media Corporation);

"Loan" means a Term Loan or a Revolving Facility Loan;

"Luxembourg Obligor" means an Obligor incorporated in Luxembourg;

"Majority Lenders" means:

(a)	(for the purposes of clause 40.1(a) (Required Consents) in the context of a waiver in relation to a proposed Utilisation of a Revolving Facility of the conditions in clause 4.2 (Further Conditions Precedent)), the Majority RCF Lenders; and
(b)	(in any other case), means, at any time, a Lender or Lenders whose Commitments aggregate more than 50 per cent of the Total Commitments (or, if the Total
28

Commitments have been reduced to zero, aggregated more than 50 per cent of the Total Commitments immediately prior to that reduction),

in each case subject to clause 40 (Amendments and waivers);

“Majority Owned Group Company” a Group Company which is majority owned but not wholly owned by another Group Company or Group Companies;

"Majority RCF Lenders" means a Lender or Lenders whose Revolving Facility Commitments aggregate more than 50 per cent of the Total Revolving Facility Commitments (or, if the Total Revolving Facility Commitments have been reduced to zero, whose Revolving Facility Commitments aggregated more than 50 per cent of the Total Revolving Facility Commitments immediately prior to that reduction) provided that for the avoidance of doubt, any Revolving Facility Commitments established pursuant to clause 2.2 (Incremental Facilities) shall be included as Revolving Facility Commitments for the purposes of this definition;

"Majority TLA/RCF Lenders" means (subject to clause 40 (Amendments and waivers))  a Lender or Lenders whose aggregate Revolving Facility Commitments and Term Facility A Commitments aggregate more than 50 per cent of the aggregate of the Total Revolving Facility Commitments and the Total Facility A Commitments (or, if the Total Revolving Facility Commitments and the Total Facility A Commitments have been reduced to zero, whose aggregate Revolving Facility Commitments and Term Facility A Commitments aggregated more than 50 per cent of the aggregate of the Total Revolving Facility Commitments and the Total Facility A Commitments immediately prior to that reduction)provided that for the avoidance of doubt, any Revolving Facility Commitments established pursuant to clause 2.2 (Incremental Facilities) shall be included as Revolving Facility Commitments for the purposes of this definition;

"Margin" means:

(a)	in relation to any Term Facility A Loan, (i) prior to the first Adjustment Date occurring after the one year anniversary of the 2022 Effective Date, (x) in the case of a Term Benchmark Term Facility A Loan, 1.75 per cent per annum and (y) in the case of an ABR Term Facility A Loan, 0.75 per cent per annum and (ii) on and after the first Adjustment Date occurring after the one year anniversary of the 2022 Effective Date, a per annum percentage determined in accordance with the Pricing Grid;
(b)	in relation to any Term Facility B Loan, (i) initially, on and after the 2024 Effective Date (x) in the case of a Term Benchmark Term Facility B Loan, 2.00 per cent per annum and (y) in the case of an ABR Term Facility B Loan, 1.00 per cent per annum and (ii) on and after the first date on which the Net First Lien Secured Leverage is equal to or less than 3.75:1.0 on or following the earlier of (a) the consummation of the Dorna Acquisition or (b) the termination of the Dorna Acquisition, as reflected in the Compliance Certificate delivered to the Facility Agent pursuant to clause 25.2 (Provision and Contents of Compliance Certificate), (x) in the case of a Term Benchmark Term Facility B Loan, 1.75 per cent per annum and (y) in the case of an ABR Term Facility B Loan, 0.75 per cent per annum (in each case with effect from the date such Compliance Certificate is delivered to the Facility Agent; provided that in the case of clause (ii)(b) such step down shall be in effect from the date of such termination if the Net First Lien Secured Leverage is equal to or less than 3.75:1.0 as reflected in the most recent Compliance Certificate delivered prior to such termination);
(c)	in relation to any RCF Loan, (i) prior to the first Adjustment Date occurring after the one year anniversary of the 2022 Effective Date, (x) in the case of a Term Benchmark RCF Loan, 1.75 per cent per annum and (y) in the case of an ABR RCF Loan, 0.75 per cent per annum and (ii) on and after the first Adjustment Date
29

occurring after the one year anniversary of the 2022 Effective Date, a per annum percentage determined in accordance with the Pricing Grid;
(d)	in relation to any Incremental Facility Loan, the rate per annum specified in the relevant Incremental Facility Commitment Letter, subject to any margin adjustments specified therein pursuant to Clause 2.2 (Incremental Facilities);

"Material Adverse Effect" means any event or circumstance which (taking account of all relevant circumstances) is materially adverse to:

(a)	the business, operations, property or condition, financial or otherwise of the Group, taken as a whole, that results in a material impairment of the ability of the Obligors to perform any payment obligations hereunder; or
(b)	subject to the Legal Reservations and any Perfection Requirements which are not overdue, affects the validity or the enforceability of any of the Finance Documents in a manner which would be materially adverse to the interests of the Lenders under the Finance Documents taken as a whole, and if capable of remedy, is not remedied within 20 Business Days of Obligors’ Agent becoming aware of the issue or being given notice of the issue by the Facility Agent;

"Material Company" means, at any time:

(a)	an Obligor; or
(b)	a Subsidiary of the Parent which has Consolidated EBITDA (determined for this purposes in respect of the relevant Subsidiary (and its Subsidiaries) rather than the Group as a whole) representing 5.00% or more of Consolidated EBITDA, as defined in clause 26.1 (Financial Definitions) of the Group, calculated on a consolidated basis as determined by reference to the most recent Compliance Certificate supplied by the Parent related to the most recent audited consolidated financial statements of the Group provided to the Facility Agent.

A report by the Auditors of the Parent that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties;

“Material Assets” means material Intellectual Property related to the Business;

"Material Contracts" means the Umbrella Agreement and the Concorde Agreement;

“Minority Shareholder” means any shareholder (other than a Group Company) of a Majority Owned Group Company and any of their Affiliates (other than a Group Company);

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
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The above exceptions will only apply to the last Month of any period; "Monthly" shall be construed accordingly;

"Moody's" means Moody's Investors Service Limited or any successor to its rating business;

"Net First Lien Secured Leverage" has the meaning given to it in clause 26.1 (Financial Definitions);

“Net Short Lender” has the meaning given to that term in clause 44 (Net Short Lenders).

“Net Short Representation” has the meaning given to that term in clause 44 (Net Short Lenders).

"Net Total Leverage" means the ratio of (i) Consolidated Total Net Debt as at the relevant Testing Date to (ii) Consolidated EBITDA for the most recently ended Testing Period on or prior to such Testing Date;

"Net Total Secured Leverage" has the meaning given to that term in clause 26.1 (Financial Definitions);

"New Shareholder Injections" has the meaning given to that term in clause 26.1 (Financial Definitions);

"Non-Acceptable L/C Lender" means a Lender under a Revolving Facility which:

(a)	is not an Acceptable Bank within the meaning of paragraph (a) of the definition of "Acceptable Bank" (other than a Lender which each Issuing Bank has agreed is acceptable to it notwithstanding that fact); or
(b)	is a Defaulting Lender; or
(c)	has failed to make (or has notified the Facility Agent that it will not make) a payment to be made by it under clause 7.3 (Indemnities) or clause 31.10 (Lenders' Indemnity to the Facility Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at (i) to (iii) of the definition of "Defaulting Lender";

"Non-Obligor" means a Group Company which is not an Obligor;

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Facility Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

"Obligor" means a Borrower or a Guarantor (and, for the avoidance of doubt, does not include a shareholder in the Parent notwithstanding whether it grants Security to the Security Agent);

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"Obligors' Agent" means initially Formula One Management Limited and, upon written notice to the Facility Agent, such other member of the Group that assumes in writing in form and substance reasonably satisfactory to the Facility Agent the role of Obligors’ Agent hereunder, in each case, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to clause 2.5 (Obligors' Agent);

"OFAC" means the Office of Foreign Assets Control of the US Department of the Treasury;

“Operating Expense Receivable” means any loan or other receivable outstanding from a direct or indirect shareholder of the Parent as a result of a payment permitted under paragraph (b) of the definition of “Permitted Payment”;

"Optional Currency" means a currency (other than the Base Currency) which complies with the conditions set out in clause 4.3 (Conditions Relating to Optional Currencies);

"Original Lender" means a 2024 Effective Date Original Lender;

"Original Obligor" means an Original Borrower or an Original Guarantor;

"Original RCF Lender" means each bank, financial institution or other entity listed in Part 3 of schedule 1 as an RCF Lender;

"Original Term Facility A Lender" means each bank, financial institution or other entity listed in Part 4 of schedule 1 as an Term Facility A Lender;

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Reporter” means any person that is a direct or indirect parent entity (which may be organized as, among other things, a partnership) of Parent.

"Parent Reporter Option" has the meaning given to it in clause 25.1 (Financial Statements);

"Parent Share Charge" means the specific security agreement dated on or about the 2022 Effective Date between Liberty GR Acquisition Company Limited and the Security Agent in relation to shares in the Parent;

"Parent Undertaking" has the meaning given to that term in section 1162 of the Companies Act 2006;

"Participating Member State" means any member state of the European Community that has the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union;

"Party" means a party to this agreement;

"Perfection Requirements" means any and all registrations, filings, notices and other actions and steps required to be made in any jurisdiction in order to perfect security created by the Transaction Security Documents or in order to achieve the relevant priority for such Security;

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"Permitted Acquisition" means the following acquisitions or investments (other than investments in which a person becomes a creditor in respect of any Financial Indebtedness, which are separately permitted to the extent included under “Permitted Loans”):

(a)	an acquisition or investment in the ordinary course of its trading activities;
(b)	(i) an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group (including through an Unrestricted Subsidiary acting solely as an intermediary to the extent made in a substantially concurrent transaction) and (ii) an investment made by and among Group Companies (including through an Unrestricted Subsidiary to the extent such Unrestricted Subsidiary is acting solely as intermediary for such investment and such investment is substantially concurrently invested in a Group Company);
(c)	an acquisition of or investment in securities which are Cash Equivalent Investments;
(d)	the incorporation of a limited liability company or the purchase of shares in an off the shelf limited liability company which becomes a member of the Group;
(e)	an investment in or acquisition of a Permitted Joint Venture;
(f)	(i) an acquisition or investment pursuant to a Permitted Transaction, (ii) an acquisition or investment related to a Permitted Licensing Minority Investment, and (iii) Restricted Payments permitted by clause 27.15 (Dividends and Share Redemption) (to the extent constituting an investment or acquisition);
(g)	Capital Expenditure for the purposes of the business of the relevant Group Company;
(h)	an asset acquired by a Group Company which is a Non-Obligor from another Non-Obligor provided it is not otherwise restricted by this agreement, the Intercreditor Agreement or any other Finance Document;
(i)	an asset (other than shares) acquired (on terms no less favourable to the Obligor than arm's length terms) by an Obligor from a Non-Obligor and required by the Obligor for its business;
(j)	an acquisition by an Obligor from an Obligor provided that the relevant asset is, in the hands of the transferee, secured by legally valid and effective Security over the asset of the same type and level (if any) as the asset was subject prior to that acquisition and securing all or substantially all amounts outstanding under the Finance Documents, to the extent provided for in the Agreed Security Principles and (other than in respect of the acquisition of shares in members of the Group) clause 30.8 (Further Security);
(k)	an acquisition of aircraft to replace any aircraft owned by the Group on the 2022 Effective Date (or any replacement thereof) that, in the good faith judgment of the Parent, provides substantially similar utility to such aircraft being replaced as if such replaced aircraft was new;
(l)	any acquisition of shares in joint ventures or investments where the amount invested when aggregated with all other investments then outstanding permitted under this sub-clause (l) does not exceed in any Financial Year the greater of (i) $2,500,000 (or its equivalent in other currencies) and (ii) 0.55% of the then most recently reported Consolidated EBITDA at the time of such acquisition or investment;
(m)	any acquisition or investment with the prior written consent of the Majority Lenders;
(n)	any acquisition or investment provided that:
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(i)	as at the date such acquisition or investment is contractually committed, no Event of Default is continuing or would occur as a result of such acquisition or investment; and
(ii)	the aggregate consideration involved in respect of all acquisitions or outstanding investments made under this paragraph (n) does not exceed the sum of (x) the greater of (a) $500,000,000 (or its equivalent in other currencies) and (b) 100% of the then most recently reported Consolidated EBITDA at the time of such acquisition or investment plus (y) any amount funded from the Available Amount Basket after the 2022 Effective Date;
(o)	any acquisition or investment using consideration consisting of equity interests of any Group Company (other than Disqualified Equity unless such Disqualified Equity is Permitted Financial Indebtedness), provided that:
(i)	in the case of an acquisition of equity interests of a person, such person becomes a Group Company; or
(ii)	in the case of an acquisition of assets other than equity interests, such assets are acquired by a Group Company; and
(iii)	after giving pro forma effect to each such acquisition, no Default has occurred and is continuing; and
(iv)	the Group shall have complied with all applicable Agreed Security Principles and clause 30.8 (Further Security), in each case, to the extent required to be complied with;
(p)	acquired investments in existence at the time such Person becomes a Group Company; provided such investment was not made in connection with or anticipation of such person becoming a Subsidiary;
(q)	acquisitions or investments by any Group Company pursuant to this clause (q), if the Group would otherwise be permitted to make a Restricted Payment under Clause 27.15 (Dividends and Share Redemptions) in such amount;
(r)	any acquisition or investment provided that:
(i)	no Default has occurred and is continuing when the acquisition is made or would arise as a result; and
(ii)	Net First Lien Secured Leverage is equal to or less than 5.50:1 after giving pro forma effect to such acquisition or investment;
(s)	investments made in Unrestricted Subsidiaries in an aggregate amount, together with all other outstanding investments made by the Group under this clause (s), not to exceed (i) the greater of (x) $100,000,000 (or its equivalent in other currencies) and (y) 20% of the then most recently reported Consolidated EBITDA at the time of such investments in any Fiscal Year and (ii) the greater of (x) $210,000,000 (or its equivalent in other currencies) and (y) 42% of the then most recently reported Consolidated EBITDA at the time of such investments during the term of this agreement; provided that availability under this clause (s) shall be reduced by the aggregate amount of all outstanding loans made pursuant to clause (l) of the definition of Permitted Loans;
(t)	acquisitions or investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
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(u)	acquisitions or investments in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to any Group Member or in satisfaction of judgments; and
(v)	any investment existing on, or made pursuant to binding commitments existing on, the 2022 Effective Date and, solely to the extent in excess of $5,000,000 (or its equivalent in other currencies), set forth on Schedule 14 part 1.

provided that no investment in an Unrestricted Subsidiary shall be made with  Material Assets. It is understood and agreed that the outstanding amount of any Permitted Acquisition under this agreement shall be reduced by any returns on such Permitted Acquisition received by any Group Company without duplication of any returns on Permitted Acquisitions that increase the Available Amount Basket.

"Permitted Debt Change" means any matter referred to in clause 2.2(s) (Incremental Facilities) or 2.3(d) (Additional Debt);

"Permitted Disposal" means any Permitted Intercompany Debt Disposal, any Permitted Group Company Disposal and any sale, lease, licence, transfer or other disposal:

(a)	in the ordinary course of business of the disposing entity;
(b)	of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), excluding any transfer of assets to FOAM (or a subsidiary of FOAM) which is not a Permitted Transaction;
(c)	of assets (other than Material Contracts) in exchange for other assets which in the opinion of the Disposing Company (acting reasonably) are comparable or superior as to type, value or quality;
(d)	of assets which are seized, expropriated or acquired by compulsory purchase by or by the order of any central or local government authority;
(e)	of surplus or obsolete assets (including aircraft) no longer required for the purposes of the business carried on by the relevant Group Company;
(f)	of Cash or Cash Equivalent Investments;
(g)	constituted by a licence of intellectual property rights which are not essential to the business of the Group as a whole but excluding any licence to FOAM unless it is a Permitted Transaction;
(h)	to a joint venture, if satisfying the criteria of a Permitted Joint Venture;
(i)	arising as a result of any Permitted Security or Permitted Transaction;
(j)	of assets which are simultaneously upon disposal leased back to the disposing entity where the higher of the market value or consideration receivable for such assets does not exceed the greater of (i) $31,500,000 (or its equivalent in other currencies) and (ii) 6.30% of the then most recently reported Consolidated EBITDA at the time of such sale, lease, licence, transfer or disposal;
(k)	to which the prior written consent of the Majority Lenders has been obtained;
(l)	any disposal to another Group Company required or expressly permitted by the 100 Year Agreements;
(m)	arising as a result of a Permitted Share Issuances, Permitted Distributions and/or Permitted Acquisitions;
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(n)	of any asset (other than Material Contracts) provided that (i) the consideration received for such asset shall be at least 75% cash and in an aggregate amount of at least equal to the fair market value thereof (provided, however, that (x) any Designated Non-Cash Consideration received by such Obligor having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this subclause (n) that is at that time outstanding, not in excess of the greater of (1) $50,000,000 (or its equivalent in other currencies) and (2) 10% of the then most recently reported Consolidated EBITDA, calculated at the time of the receipt of the Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash) and (ii) no Default shall have occurred and be continuing or would result therefrom;
(o)	of assets where the higher of the market value or consideration receivable does not exceed in any Financial Year the greater of (i) $52,500,000 (subject to clause 27.31 (Basket Carry Forward)) (or its equivalent in other currencies) and (ii) 10.50% of the then most recently reported Consolidated EBITDA at the time of such sale, lease, licence, transfer or disposal;
(p)	any sale of equity interests in, or Financial Indebtedness or other securities of, an Unrestricted Subsidiary (other than Unrestricted Subsidiaries substantially all of the assets of which are cash and Cash Equivalents);
(q)	existing on the 2022 Effective Date or that are subject to binding commitments existing on the 2022 Effective Date and, solely to the extent in excess of $5,000,000 (or its equivalent in other currencies), set forth on Schedule 14 part 2;
(r)	so long as:
(i)	no Default has occurred and is continuing when such sale, lease, licence, transfer or other disposal is made or would arise as a result; and
(ii)	Net First Lien Secured Leverage is equal to or less than 4.50:1 after giving pro forma effect to such sale, lease, licence, transfer or other disposal; and
(s)	of loans, debts or receivables owed to any Group Company either (x) in the ordinary course of business or (y) to the extent such amounts have been impaired or provided against in good faith by the management of such Group Company;

provided that notwithstanding the foregoing, in no event shall a Group Company dispose of, contribute or otherwise transfer to an Unrestricted Subsidiary any Material Asset.

"Permitted Distribution" means:

(a)	Restricted Payments (i) to the Parent or any of the Group Companies (ii) to Investors or any Minority Shareholder payable solely in Qualified Equity and/or (iii) declared or made by any Group Company to an Unrestricted Subsidiary acting solely as an intermediary to the extent the proceeds of which are substantially concurrently distributed or paid by such Unrestricted Subsidiary to a Group Company;
(b)	Restricted Payments provided that:
(i)	no Default has occurred and is continuing when the payment is made or would arise as a result; and
(ii)	Net First Lien Secured Leverage is equal to or less than 5.50:1 after giving pro forma effect to such payment;
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(c)	Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for directors, management, employees or consultants of any Group Company (and its parent companies);

(d)	Restricted Payments in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity;
(e)	Restricted Payments provided that the aggregate amount permitted under this paragraph (e) may not exceed the greater of (i) $50,000,000 (or its equivalent in other currencies) and (ii) 10% of the most recently reported Consolidated EBITDA at the time of such Restricted Payment in aggregate per calendar year; provided that 100% of the unused amount in respect of this paragraph (e) may be carried forward to any succeeding calendar years and utilized in such calendar years;
(f)	Restricted Payments provided that:
(i)	no Default is continuing or would occur immediately after the making of that payment; and
(ii)	it is funded from the then Available Amount Basket; provided that usage of the EBITDA Builder Prong of the Available Amount Basket for this paragraph (f) shall only be permitted if Net Total Secured Leverage is equal to or less than 8.00:1 after giving pro forma effect to such payment;
(g)	a direct or indirect payment made to any Investor that is a United States person (within the meaning of Section 7701(a)(30) of the IR Code) to enable such Investor to pay US federal, state or local income, franchise or similar US Taxes owed by it (or by any consolidated, combined or similar tax group of which it is a member (for purposes of this definition, a “tax group”)) or as compensation for any US federal, state or local income, franchise or similar US tax assets utilized by such Investor or its tax group, in either case, with respect to the income allocated to such Investor or tax group (or otherwise includible in such Investor’s or Investor’s tax group’s annual income) attributable to such Investor’s direct or indirect ownership of interests in the Parent or any of its subsidiaries; provided that the amount of Permitted Distributions under this clause (g) for an applicable taxable period shall not exceed the product of (i) the net taxable income of the Parent and its applicable subsidiaries (if the Parent or any such subsidiary is a disregarded entity for U.S. federal income tax purposes, treating such Person as a regarded entity for purposes of determining whether income is of the Parent or its subsidiaries) that would be required to be reported on tax returns of such Investor or such Investor’s tax group for such taxable period for US federal income tax purposes (which amount, for the avoidance of doubt, shall include the amount of any “global intangible low-taxed income” (within the meaning of Section 951A of the IR Code) and the amount of any “subpart F income” (within the meaning of Section 952 of the IR Code), in each case, that would be required to be reported on tax returns of such Investor or such Investor’s tax group for such taxable period, to the extent attributable to such Investor’s direct or indirect ownership of interests in the Parent or any of its subsidiaries or any assets or operations of the foregoing (with such “global intangible low-taxed income” and “subpart F income” each to be treated as not less than zero for this purpose), with such modifications to such calculation (including by making such calculation on an entity by entity stand-alone basis) as such Investor reasonably may make in good faith to reflect any change in applicable Tax law or, with the consent of the Facility Agent (which consent shall not be unreasonably withheld or conditioned), to reflect a change in the organizational structure of the Group that, in either case, becomes effective after the 2022 Effective Date, and (ii) the highest combined marginal US federal, state and local tax rate for income, franchise and similar US taxes applicable to such Investor or such Investor’s tax group (taking into account the character of
37

the taxable income in question and any preferential tax rates and the deductibility of state and local income taxes for US federal income tax purposes (and any applicable limitations thereon)); provided further that the amount of payments made in respect of an Unrestricted Subsidiary will be permitted only to the extent that cash or Cash Equivalent were paid by Unrestricted Subsidiaries to an Obligor for such purpose; provided further that nothing in this clause (g) shall require any Investor or its tax group to provide a copy of any tax return or any other tax information that it deems confidential;
(h)	Restricted Payments to any Minority Shareholder provided that (i) the aggregate amount permitted under this paragraph (i) may not exceed the greater of (A) $52,500,000 (or its equivalent in other currencies) in aggregate in any Financial Year of the Parent and (B) 10.50% of the then most recently reported Consolidated EBITDA) at the time of such payment, dividend or other distribution and (ii) immediately after giving effect thereto on a pro forma basis, no Default shall have occurred and be continuing;
(i)	any Group Company (other than Parent) may make Restricted Payments ratably with respect to their equity interests;
(j)	so long as no Default shall have occurred and be continuing at the time of such Restricted Payment or would arise as a result, immediately after giving pro forma effect to such Restricted Payment, any Restricted Payments to LMC and its subsidiaries to the extent necessary to pay principal and interest (including any related premiums, defeasance costs and fees and expenses in connection therewith) when due in respect of any Financial Indebtedness of LMC and/or its subsidiaries, provided that the amount of such Restricted Payment shall not exceed the sum of:
(i)	an unlimited amount so long as after giving pro forma effect to such Restricted Payment, Net First Lien Secured Leverage is equal to or less than 6.5:1; plus
(ii)	an amount not exceed the greater of (x) $75,000,000 (or its equivalent in other currencies) and (y) 15% of the most recently reported Consolidated EBITDA at the time of such Restricted Payment in aggregate per calendar year; provided that 100% of the unused amount in respect of this clause (k)(ii) may be carried forward to any succeeding calendar years and utilized in such calendar years;
(k)	following the consummation of a Qualifying IPO, Restricted Payments in an amount in any Financial Year not to exceed 6.00% of the prior Financial Year’s market capitalization of the Parent or such direct or indirect parent, so long as no Default shall have occurred and be continuing at the time of such Restricted Payment or would arise as a result;
(l)	any Restricted Payments made on or prior to the 2022 Effective Date; and
(m)	any Restricted Payments of equity interests of, or indebtedness owed to any Group Company by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries substantially all of the assets of which are cash and Cash Equivalents);
(n)	to the extent constituting Restricted Payments, Permitted Security and Permitted Acquisitions; and
(o)	any Restricted Payment made by any Obligor for Group Relief which has been surrendered to that Obligor, provided that, if the payment is to an entity that is not a member of the Group:
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(i)	the payment does not exceed an amount equal to the rate of corporation tax applicable to that Obligor for the period multiplied by the amount of Group Relief surrendered to it;
(ii)	that Obligor makes the payment no earlier than the date on which, but for the surrender, it would otherwise have been liable to pay such tax or, if applicable, the date on which it would have been liable to pay the final instalment of the corporation tax liability for the accounting period in question; and
(iii)	the Group is no worse off as a result of such payment.

"Permitted Financial Indebtedness" means:

(a)	Financial Indebtedness arising under the First Lien Finance Documents (in the case of any Additional First Lien Finance Documents (as defined in the Intercreditor Agreement), as permitted by clause 2.3 (Additional Debt)), including in respect of any Incremental Facilities established pursuant to clause 2.2 (Incremental Facilities);
(b)	Financial Indebtedness arising in respect of Investor Debt (provided it is subordinated at least to the same extent as Investor Liabilities under and as defined in the Intercreditor Agreement or in the case of any Financial Indebtedness the benefits of, and/or creditors rights in relation to, which are being sold, transferred, distributed, assigned or disposed of pursuant to any Permitted Intercompany Debt Disposal, becomes so subordinated on the date of the relevant sale, transfer, distribution, assignment or disposal after taking into account all sales, transfers, distributions, assignments and other disposals occurring on the same date and subject always to the terms of this agreement and the Intercreditor Agreement;
(c)	unsecured overdraft or working capital facilities to the extent covered by a Letter of Credit or other letter of credit, guarantee or indemnity issued under an Ancillary Facility;
(d)	Financial Indebtedness arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of business or in respect of Utilisations made in Optional Currencies, but not a foreign exchange transaction for investment or speculative purposes;
(e)	Financial Indebtedness arising under (i) a Permitted Loan or (ii) a Permitted Guarantee or (iii) as permitted by clause 27.25 (Treasury Transactions);
(f)	Financial Indebtedness of any person acquired by a member of the Group after the Sixth Restatement Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;
(g)	Financial Indebtedness under finance or capital leases, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed the greater of (i) $52,500,000 (or its equivalent in other currencies) and (ii) 10.50% of the then most recently reported Consolidated EBITDA at the time incurred, created or assumed;
(h)	Financial Indebtedness pursuant to a Permitted Security;
(i)	Financial Indebtedness owed by one Obligor to another Obligor;
(j)	Financial Indebtedness owed by one Non-Obligor to another Non-Obligor or an Obligor;
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(k)	Financial Indebtedness owed by an Obligor to a Non-Obligor;
(l)	Financial Indebtedness owed by a Non-Obligor to an Obligor up to a maximum outstanding aggregate amount at the time of the then most recent incurrence or assumption equal to the greater of (i) $26,250,000 (or its equivalent in other currencies) and (ii) 5.25% of the then most recently reported Consolidated EBITDA;
(m)	Permitted Refinancing Indebtedness;
(n)	Financial Indebtedness which is permitted under clause 2.3 (Additional Debt);
(o)	unsecured Financial Indebtedness in an amount (measured solely when incurred, created or assumed) that does not exceed the greater of (i) an amount such that the Net Total Leverage would not exceed (x) 8.25:1 or (y) solely in the case of any such unsecured Financial Indebtedness being incurred to finance a Permitted Acquisition, the Net Total Leverage immediately prior to the incurrence of such unsecured Financial Indebtedness and (ii) an amount such that the Consolidated Interest Coverage Ratio would not be less than 2.00:1, in each case, on a pro forma basis immediately after giving effect to such Financial Indebtedness and the use of the proceeds thereof;
(p)	Financial Indebtedness of any Group Company in an aggregate outstanding principal amount (such outstanding amount measured solely when incurred, created or assumed) not to exceed 100% of the amount of net cash proceeds received by the Parent from (i) the issuance or sale of common equity interests or (ii) any cash contribution to its common equity;
(q)	Financial Indebtedness the outstanding amount of which does not exceed a maximum aggregate amount at the time of the then most recent incurrence or assumption equal to the greater of (i) $52,500,000 (or its equivalent in other currencies) in aggregate for the Group and (ii) 10.50% of the then most recently reported Consolidated EBITDA;
(r)	Financial Indebtedness of any Obligor arising in respect of Group Relief which has been surrendered to that Obligor; and
(s)	Financial Indebtedness of any Group Company to the extent outstanding on the 2022 Effective Date and, solely to the extent in excess of $5,000,000 (or its equivalent in other currencies), set forth on Schedule 14 part 3.

“Permitted Group Company Disposal” means the disposal or winding up or dissolution and entry into liquidation of any Group Company (other than as a result of any Group Company being placed into insolvent liquidation, bankruptcy, suspension of payments or similar insolvency proceeding and other than the Parent) provided that (i) the requirements of paragraph (b) of the definition of “Permitted Transaction” are met (where applicable), (ii) at the time of such Permitted Group Company Disposal the relevant  Group Company is not a shareholder of any other Group Company, (iii) the relevant Group Company is or has become a Dormant Subsidiary and (iv) the Permitted Group Company Disposal shall not materially adversely affect the value of the security of the Lenders under the Finance Documents in any respect;

“Permitted Group Company Release” means a release of the Transaction Security created or expressed to be created over the shares in a Group Company in connection with a transfer of such shares to another Group Company that is permitted under this agreement provided that contemporaneously with such release such shares will become subject to Transaction Security under a Transaction Security Document consistent with the Agreed Security Principles to which the acquiring Group Company is party;

“Permitted Guarantee” means:

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(a)	the endorsement of negotiable instruments in the ordinary course of business;
(b)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of business;
(c)	any guarantee of a joint venture satisfying the Permitted Joint Venture criteria;
(d)	any guarantee that is Permitted Financial Indebtedness;
(e)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of Permitted Security;
(f)	a guarantee by a member of the Group of the obligations of an Obligor;
(g)	a guarantee by a member of the Group of a Non-Obligor’s obligations arising in the ordinary course of business;
(h)	any guarantee given by a person acquired pursuant to a Permitted Acquisition and existing at the time of that Permitted Acquisition provided such guarantee is discharged within three months of the Permitted Acquisition completing;
(i)	any guarantee of a Treasury Transaction which is permitted in accordance with clause 27.25 (Treasury Transactions);
(j)	any guarantee with the prior written consent of the Majority Lenders;
(k)	guarantees given to professional advisers and consultants in the ordinary course of business;
(l)	indemnities given in favour of directors and officers of any member of the Group in respect of their functions as such;
(m)	any guarantee of First Lien Liabilities granted or in effect on or about the 2022 Effective Date and/or permitted by the Intercreditor Agreement;
(n)	[Reserved];
(o)	any guarantee provided that the total aggregate amount permitted under this paragraph (o) may not exceed a maximum aggregate amount outstanding at the time of the then most recent incurrence equal to the greater of (i) $26,250,000 (or its equivalent in other currencies) in aggregate for the Group and (ii) 5.25% of the then most recently reported Consolidated EBITDA; and
(p)	guarantees provided by any Group Company to the extent outstanding on the 2022 Effective Date and, solely to the extent in excess of $5,000,000 (or its equivalent in other currencies), set forth on Schedule 14 part 4.

“Permitted Intercompany Debt Disposal” means:

(a)	any sale, transfer, distribution, assignment or other disposal to any Permitted Intercompany Debt Transferee of the benefits of, and/or creditor’s rights in relation to, any Financial Indebtedness or other indebtedness owed by or outstanding from any Group Company;
(b)	any sale, transfer, distribution, novation or other disposal to any Group Company of the obligations in relation to any Financial Indebtedness or other indebtedness owed by or outstanding from any Group Company (other than any Financial Indebtedness or other indebtedness owed or outstanding under any Finance Document) to any
41

other Group Company (provided that no cash consideration is paid to any Non-Obligor for the purposes of any such disposals); and
(c)	any cancellation or conversion into equity (provided that such equity is issued to or otherwise owned by a Group Company or, in the case of equity of the Parent, a shareholder of the Parent ) of any Financial Indebtedness or other indebtedness owed by or outstanding from any Group Company (other than any Financial Indebtedness or other indebtedness owed or outstanding under any Finance Document),

“Permitted Intercompany Debt Transferee” means any Obligor;

“Permitted Investor Release” means a release of the Security created or expressed to be created by an Investor over Investor Debt provided that the Parent or Obligors’ Agent confirms to the Security Agent that there is no Investor Debt outstanding to such Investor from any Group Company at such time;

“Permitted Joint Venture” means (x) any Joint Ventures existing on the 2022 Effective Date and set forth on Schedule 14 part 5 and (y) any Joint Venture where:

(a)	the Joint Venture is incorporated, or established, and carries on its principal business in the United Kingdom, European Union, United States of America, China, Hong Kong or Singapore or the jurisdiction of incorporation of a Guarantor;
(b)	the Joint Venture is engaged in a business substantially the same or in business that is incidental, complementary, similar related or ancillary thereto (including reasonable extensions thereof) as that carried on by the Group; and
(c)	after the 2022 Effective Date, the aggregate outstanding amount (the “Joint Venture Investment”) (measured solely when such Joint Venture Investment is made) of:
(i)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any Group Company (other than amounts subscribed for shares in, lent to, or invested in any Subsidiary of such Joint Venture by such Joint Venture);
(ii)	the contingent liabilities of any Group Company under any guarantee given in respect of the liabilities of any such Joint Venture; and
(iii)	the market value of any assets transferred by any Group Company to any such Joint Venture (not including assets transferred by such Joint Venture to any of its Subsidiaries to the extent already included in the calculation pursuant to this paragraph (iii)), does not exceed the greater of (A) $100,000,000 (or its equivalent in other currencies) and (B) 20% of the then most recently reported Consolidated EBITDA, in each case, plus any amount funded from the Available Amount Basket;

“Permitted Jurisdiction” means any member country of The Organisation for Economic Co-operation and Development (OECD) (or any successor thereto), as such list of member counties may be updated from time to time, and any other country as may be reasonably approved by the Facility Agent.

“Permitted Licencing Minority Investment” means a shareholding in a company or corporation (or analogous equity interest in another entity) of less than 50% of the total shares of that company or corporation (or analogous equity interest in another entity) that has been acquired by a Group Company in connection with a licensing transaction in the ordinary course of business;

42

“Permitted Loan” means:

(a)	a loan made in the ordinary course of business;
(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except the reference to Permitted Loan under paragraph (e)(i) of that definition);
(c)	a loan made to a joint venture satisfying the Permitted Joint Ventures criteria;
(d)	any intra-Group loan made for the purposes of enabling an Obligor to meet its payment obligations under the Secured Debt Documents (as defined in the Intercreditor Agreement);
(e)	a loan made by an Obligor to another Obligor, a loan made by a member of the Group which is not an Obligor to another member of the Group, a loan permitted under paragraph (l) of the definition of Permitted Financial Indebtedness or a loan made by a member of the Group that is an Obligor to another member of the Group that is not an Obligor;
(f)	a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group then outstanding does not exceed at the time such loan is made the greater of (i) $15,750,000 (or its equivalent in other currencies) and (ii) 3.15% of the then most recently reported Consolidated EBITDA;
(g)	any credit arising in connection with a disposal of an asset or assets with a market value of less than $2,000,000 (or its equivalent in other currencies) entered into in accordance with clause 27.12 (Arm's Length Basis) below;
(h)	loans required to be made by mandatory provision of law;
(i)	a loan constituting a Permitted Payment, Permitted Acquisition or a Permitted Distribution (or which would so constitute if such loan was made as a Restricted Payment);
(j)	any loan so long as the aggregate amount of the Financial Indebtedness under any such loans outstanding does not exceed at the time such loan is made the greater of (i) $52,500,000 (or its equivalent in other currencies) and (ii) 10.50% of the then most recently reported Consolidated EBITDA;
(k)	any loan provided that:
(i)	no Default has occurred and is continuing when the loan is made; and
(ii)	Net First Lien Secured Leverage is equal to or less than 5.50:1 after giving pro forma effect to such loan;
(l)	loans made to Unrestricted Subsidiaries in an aggregate amount, together with all other loans made by the Group under this clause (l) and still outstanding, not to exceed (i) the greater of (x) $100,000,000 (or its equivalent in other currencies) and (y) 20% of the then most recently reported Consolidated EBITDA at the time of such loan; provided that availability under this clause (l) shall be reduced by the aggregate amount of all outstanding investments made pursuant to clause (s) of the definition of Permitted Acquisitions;
43

(m)	any loan existing on the 2022 Effective Date and, solely to the extent in excess of $5,000,000 (or its equivalent in other currencies), set forth on Schedule 14 part 6; and
(n)	any loan provided that:
(i)	as at the date such loan, no Event of Default is continuing or would occur as a result of such loan; and
(ii)	the aggregate amount of such loan at the time made shall not exceed the then Available Amount Basket;

It is understood and agreed that the outstanding amount of any Permitted Loan made pursuant to this agreement shall be reduced by any repayments or reductions of such Permitted Loans.

"Permitted Local Law Release" means a release of the English law governed Transaction Security created or expressed to be created over the shares in a Group Company that is not incorporated in England and Wales provided that contemporaneously with such release such shares will become subject to Transaction Security under a Transaction Security Document consistent with the Agreed Security Principles and governed by the law of the jurisdiction of incorporation of the relevant Group Company or another jurisdiction acceptable to the Security Agent acting reasonably;

"Permitted Parent Share Release" means a release of the Transaction Security created or expressed to be created over the shares in the Parent in connection with a transfer of such shares that is permitted under this agreement provided that contemporaneously with such release such shares will become subject to Transaction Security under a Transaction Security Document to which the acquiring shareholder is party consistent with the Agreed Security Principles and on substantially the same terms as the Parent Share Charge;

"Permitted Payment" means:

(a)	any payment under the First Lien Finance Documents or the Second Lien Finance Documents (as defined in the Intercreditor Agreement);
(b)	dividends by the Parent or other payments by any Group Company to fund reasonable legal, audit, professional and advisory costs and administrative costs incurred by any direct or indirect shareholder of the Parent;
(c)	the payment of monitoring fees and reasonable directors fees in a total amount not exceeding in any Financial Year the greater of (i) $3,500,000 (or the equivalent in other currencies) and (ii) 0.70% of the then most recently reported Consolidated EBITDA at the time of payment;
(d)	the payment of salaries to directors and executives of any Group Company;
(e)	arms' length fees not to exceed the greater of (i) $5,000,000 (or its equivalent in other currencies) and (ii) 10% of the then most recently reported Consolidated EBITDA in aggregate in any Financial Year for corporate finance advice relating to disposals or acquisitions permitted hereunder or approved by the Majority Lenders;
(f)	Restricted Payments provided that:
(i)	no Default has occurred and is continuing when the payment is made or would arise as a result; and
(ii)	Net First Lien Secured Leverage is equal to or less than 5.50:1 after giving pro forma effect to such payment;
44

(g)	a payment permitted under (or made to facilitate a payment permitted under) the definition of Permitted Distribution or any other paragraph of this definition;
(h)	payments (other than dividends and/or other distributions in respect of the share capital and payments in respect of shareholder debt) in the ordinary course of business on arm's length terms (or better for the Group) as conducted with any affiliate of the Group;
(i)	payments used to purchase, redeem, retire, acquire, cancel or terminate equity interests of any Group Company or any parent company of the Parent, as the case may be, held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed the greater of (x) $10,000,000 (or its equivalent in other currencies) and (y) 2% of the then most recently reported Consolidated EBITDA during any calendar year (provided that 100% of the unused amount in respect of this clause (i) may be carried forward to any succeeding calendar years and utilized in such calendar years);
(j)	payments related to repurchases of equity interests deemed to occur upon the exercise of stock options (including stock options of parent companies) if the equity interests represent a portion of the exercise price thereof; and
(k)	payments by any Group Company used to purchase, redeem, retire, acquire, cancel or terminate equity interests in any of its Subsidiaries.

"Permitted Refinancing Indebtedness" has the meaning given to it in clause 2.3 (Additional Debt).

"Permitted Security" means:

(a)	any lien arising by operation of law and in the ordinary course of business;
(b)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of member of the Group (including an Ancillary Facility which is an overdraft comprising more than one account);
(c)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group if:
(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group; and
(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group;
(d)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group, where the security or quasi-security is created prior to the date on which that company becomes a member of the Group if:
(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company; and
(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company;
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(e)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of business and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;
(f)	any Security or Quasi-Security arising as a consequence of any finance lease permitted pursuant to paragraph (g) of the definition of "Permitted Financial Indebtedness";
(g)	any Security or Quasi-Security arising as a result of legal proceedings being contested by a member of the Group in good faith;
(h)	any Security or Quasi-Security over any rental deposits in respect of real estate leased or licensed by a member of the Group in respect of amounts representing not more than 24 months' rent or licence fee for that real estate;
(i)	any Security or Quasi-Security over documents of title and goods arising in the ordinary course of a documentary credit transaction entered into in the ordinary course of business;
(j)	any Security or Quasi-Security granted in respect of deferred duty or other customs arrangements or carriers’, warehousemen’s, mechanics’, materialmen’s repairmen’s liens in the ordinary course of business or, if not in the ordinary course of business, where the outstanding aggregate value of the assets secured does not exceed at the then most recent time such Security or Quasi-Security is granted the greater of (i) $15,750,000 (or its equivalent in other currencies) and (ii) 3.15% of the then most recently reported Consolidated EBITDA;
(k)	any Security or Quasi-Security over shares in joint ventures to secure obligations to the other joint venture partners which is required to be provided by the terms of the relevant joint venture agreement;
(l)	any Security or Quasi-Security granted in respect of the First Lien Finance Documents (including, any Additional First Lien Finance Documents, Permitted Refinancing Indebtedness and any Incremental Facilities, in each case, permitted under this agreement) and in respect of Second Lien Liabilities permitted to be incurred under this agreement (including, any Additional Second Lien Debt and Permitted Refinancing Indebtedness, in each case, permitted under this agreement) and/or otherwise in accordance with the Intercreditor Agreement;
(m)	any Security or Quasi-Security arising from Taxes not yet due and payable or from Taxes being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with Accounting Principles or to the extent the failure to establish such reserves would not reasonably be expected to result in a Material Adverse Effect;
(n)	any Security or Quasi-Security the outstanding principal amount of which does not exceed at the time such Security or Quasi-Security is granted the greater of (i) $52,500,000 (or its equivalent in other currencies) and (ii) 10.50% of the then most recently reported Consolidated EBITDA;
(o)	any Security or Quasi-Security on any property or asset of any Group Company existing on the 2022 Effective Date and, to the extent in excess of $5,000,000 (or its equivalent in other currencies), set forth in Schedule 14 part 7;
(p)	any Quasi-Security (as defined in clause 27.10 (Negative Pledge)) to the extent such arrangements outstanding (measured solely when incurred, created or assumed) does not exceed of the greater of (i) $100,000,000 (or its equivalent in other
46

currencies) and (ii) 20% of the then most recently reported Consolidated EBITDA; and
(q)	any Security or Quasi Security given or arising under the Finance Documents.

"Permitted Share Issue" means an issue of:

(a)	ordinary shares by the Parent and which by their terms are not mandatorily redeemable;
(b)	shares by a Group Company (other than the Parent) to its immediate Parent Undertaking;
(c)	shares issued pursuant to a management or employee share scheme;
(d)	shares issued in connection with a Permitted Joint Venture or a Permitted Acquisition;
(e)	pursuant to a Permitted Transaction or to the extent constituting a Permitted Distribution or Permitted Disposal;
(f)	shares by Majority Owned Group Company issued to fund the operations of such Majority Owned Group Company and which by their terms are not mandatorily redeemable; or
(g)	shares issued on or prior to the 2022 Effective Date.

"Permitted Tax Residency Change" means any change in the tax residency of a Group Company that is not a Borrower to the United Kingdom;

"Permitted Transaction" means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;
(b)	a reorganisation, merger, amalgamation, consolidation or transfer involving the business or assets of, or shares of (or other interests in), any member of the Group where all of the business, assets and shares of (or other interests in) the relevant member of the Group continue to be owned directly or indirectly by the Parent in the same or a greater percentage as prior to such reorganisation, save for:
(A)	the shares of (or other interests in) any member of the Group which has been merged into another member of the Group or which has otherwise ceased to exist (including, for example, by way of the collapse of a solvent partnership or solvent winding up of a corporate entity) as a result of action otherwise permitted by this definition; or
(B)	the business, assets and shares of (or other interests in) relevant members of the Group which cease to be owned:
(aa)as a result of a disposal or merger permitted under, but subject always to the terms of, this agreement; or
(bb)as a result of a cessation of business or solvent winding-up of a member of the Group (other than the Parent) in conjunction with a distribution of all or substantially all of its assets remaining after settlement of its liabilities to its immediate shareholder(s) or other persons directly holding partnership or other ownership interests in it; or
47

(cc)as a result of a disposal of shares (or partnership or other ownership interests) in a member of the Group required to comply with applicable laws, provided that any such disposal is limited to the minimum amount required to comply with such applicable laws;
(c)	any transactions that were Permitted Transactions (as defined in this agreement immediately prior to the 2022 Effective Date) incurred prior to the 2022 Effective Date;
(d)	any reorganisation arising as a consequence of an obligation arising under this agreement;
(e)	any other re-organisation involving one or more members of the Group approved by the Majority Lenders;
(f)	a disposal of:
(i)	Intellectual Property relating to the Business and related rights to exploit the same; and/or
(ii)	any other Transfer Rights (as defined in the 100 Year Agreements),

in each case to FOAM or any of its Subsidiaries provided that the Group retains a licence or other right to use and exploit such Intellectual Property and related rights in connection with and for the purpose of the Business at least up to and including the latest Termination Date under this agreement;

(g)	the ASM Dissolution;
(h)	a reorganisation, merger amalgamation, consolidation or transfer involving the business or assets of, or shares of (or other interests in), the Parent; provided that (x)(a) Parent shall be the surviving entity thereof or (b) if the surviving entity is not Parent (such other person, the “Successor Parent”), (1) the Successor Parent shall be an entity organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia or any Permitted Jurisdiction, (2) the Successor Parent shall expressly assume all the obligations of Parent under this agreement and the other Finance Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Facility Agent, (3) each other Obligor shall have by a supplement hereto confirmed that its guaranteed obligations under this agreement and the other Finance Documents shall apply to any Successor Parent’s obligations, (3) the Successor Parent shall have delivered to the Facility Agent (i) a certificate of a financial officer stating that such merger or consolidation does not violate this agreement or any other Finance Document and (ii) if requested by the Facility Agent, an opinion of counsel to the effect that such merger or consolidation is in compliance with this agreement and covering such other matters as the Facility Agent may reasonably request (it being understood that if the foregoing are satisfied, the Successor Parent will succeed to, and be substituted for, the Parent under this agreement) and (4) the Successor Parent and any other Obligor or parent undertaking must give equivalent security over its assets and/or equity interests, to the extent required by the Agreed Security Principles and clause 30.8 (Further Security), (y) immediately after giving effect thereto, the Group shall be in compliance on a pro forma basis with Clause 26.2 (Financial Condition) as of the most recent Testing Period (whether or not at the time required to be tested) and no Default shall be continuing at the time of such transaction and (z) to the extent reasonably requested by the Facility Agent at least 10 Business Days prior to the consummation of such transaction, the Facility Agent shall have received at least three Business Days prior to such consummation all documentation and other
48

information in respect of the Parent required under applicable “know your customer” and anti-money laundering rules and regulations;
(i)	any Permitted Group Company Disposal; and
(j)	any waiver or cancellation or distribution to any Group Company or direct or indirect shareholder of the Parent of any Operating Expense Receivable.

provided that any such transaction shall not result in the transfer or assignment to an Unrestricted Subsidiary of any Material Asset.

"Permitted Transaction Release" means a Permitted Local Law Release, a Permitted Parent Share Release, a Permitted Investor Release and a Permitted Group Company Release;

"Prepayment Amount" has the meaning given to it in clause 12.2 (Disposal and Insurance Proceeds and Excess Cashflow);

"Prepayment Date" has the meaning given to it in clause 12.3 (Application of Mandatory Prepayments);

“Pricing Grid” means:

Net First Lien Secured Leverage	Commitment Fee Rate	Margin for Term Benchmark Term Facility A Loans and Term Benchmark RCF Loans	Margin for ABR Term Facility A Loans and ABR RCF Loans
>6.00:1.00	0.35%	2.25%	1.25%
>5.00:1.00 and <6.00:1.00	0.30%	2.00%	1.00%
>4.00:1.00 and <5.00:1.00	0.25%	1.75%	0.75%
<4.00:1.00	0.25%	1.50%	0.50%

For the purposes of the Pricing Grid, changes in the Margin for Term Facility A Loans and RCF Loans and Commitment Fee Rate resulting from changes in the Net First Lien Secured Leverage shall become effective on the date (the “Adjustment Date”) on which the Compliance Certificate is delivered to the Facility Agent pursuant to clause 25.2 (Provision and Contents of Compliance Certificate) and shall remain in effect until the next change to be effected pursuant to this paragraph. Notwithstanding the foregoing, if any Compliance Certificates referred to above are not delivered within the time periods specified in clause  25.2 (Provision and Contents of Compliance Certificate), then, until the date on which such Compliance Certificate is delivered, the highest rate set forth in each column of the Pricing Grid shall apply.  In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply.  Each determination of the Net First Lien Secured Leverage pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to clause 26.1 (Financial Definitions).

“Prime Rate” means the per annum rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Facility Agent) or any similar release by the Federal Reserve Board (as determined by

49

the Facility Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

"Pro Rata Extension Offers" has the meaning given to it in clause 2.6 (Extension Offers);

“Public Lender” has the meaning given to that term in clause 29.7 (Disclosure of Information).

“Qualified Equity” means any equity interests of a Group Company other than Disqualified Equity.

“Qualifying IPO” means (x) the issuance and sale by the Parent or any parent entity of the Parent of its common equity interests in an underwritten primary public offering or (y) any transaction or event or series of related transactions or events whereby the equity interests of Parent or any parent entity of the Parent that are beneficially owned by Liberty Media Corporation (and any successor) are distributed, directly or indirectly (whether by redemption, dividend, share distribution, merger or otherwise) to the holders of one or more classes or series of the common stock of Liberty Media Corporation (or its successor) (such holders of one or more such classes or series, the “Holders”) that are registered under Section 12(b) or 12(g) of the Exchange Act, or such equity interests are available to be acquired by Holders (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to Holders), whether voluntary or involuntary.

"Qualifying Lender" has the meaning given to that term in clause 18 (Tax Gross-Up and Indemnities);

"Quarter Date" means the last day of a Financial Quarter;

"Quarterly Information Pack" has the meaning given to it in clause 25.1 (Financial Statements);

"Quasi-Security" has the meaning given to that term in clause 27.10 (Negative Pledge);

"Quotation Day" means, in relation to any period or day for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period;
(b)	(for any Term Benchmark Loans that are in Dollars) two U.S. Government Securities Business Days before the first day of that period; or
(c)	(for any Daily Simple SOFR Loan that are in Dollars), five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day,
(d)	(for any other currency), as determined by the Facility Agent and the Obligors’ Agent in accordance with market practice in the Relevant Interbank Market;

"RCF Commitment" means:

(a)	in relation to an Original RCF Lender, the aggregate amount in the Base Currency set opposite its name in Part 3 of Schedule 1 and the amount of any other RCF Commitments transferred to it under this agreement;
(b)	in relation to any other Lender, the amount in the Base Currency of any RCF Commitment transferred to it under this agreement; and
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(c)	any Incremental RCF Commitments made available pursuant to clause 2.2 (Incremental Facilities) which are specified in the relevant Incremental Facility Commitment Letter to increase the commitments under Facility RCF, to the extent not cancelled, reduced or transferred by it under this agreement;

"RCF Lender" means each Lender with an RCF Commitment;

"RCF Loan" means a loan made or to be made under Facility RCF or the principal amount outstanding for the time being of that loan;

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property;

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (4) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR or EURIBOR, the time determined by the Facility Agent in its reasonable discretion with the Obligors’ Agent.

"Refinanced Indebtedness" has the meaning given to it in clause 2.3(b) (Additional Debt);

“Refinancing Maturity Date” has the meaning given to it in clause 2.3(b) (Additional Debt);

“Refinancing Maturity Exclusion” has the meaning given to it in clause 2.3(b) (Additional Debt);

“Register” has the meaning given to that term in clause 29.2 (Conditions of Assignment or Transfer).

“Regulated Bank” means a bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

"Related Fund" in relation to a fund (the "First Fund"), means a fund which is managed or advised by the same investment manager or adviser as the First Fund or, if it is managed by a different investment manager or adviser, a fund whose investment manager or adviser is an Affiliate of the investment manager or adviser of the First Fund;

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of a Loan denominated in Dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of a Loan denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iii) with respect to a Benchmark Replacement in respect of a Loan denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such

51

Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

"Relevant Interbank Market" means in relation to euro, the European interbank market, in relation to Dollars, the New York interbank market and, in relation to any other currency, such other relevant interbank market for such currency;

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;
(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it;

"Renewal Request" means a written notice delivered to the Facility Agent in accordance with clause 6.6 (Renewal of a Letter of Credit);

"Repayment Instalment" means an instalment for repayment referred to in clause 10.1 (Repayment of Term Loans);

"Repeating Representations" means each of the representations set out in clause 24.2 (Status) to clause 24.7 (Governing Law and Enforcement), clause 24.11 (No Default), clause 24.13 (Financial Statements) and clause 24.24 (Anti-Terrorism);

"Residual Entity" means an entity covered by the article 4.2 of the European Savings Directive 2003/48/EC, i.e. (i) that is not a legal person (except certain Swedish and Finnish entities which have legal personality but are nevertheless treated as not being separate legal persons); (ii) whose profits are not taxed under the general arrangements for business taxation; and (iii) which is not (or has not opted to be) a UCITS recognized in accordance with European Directive 85/611/EEC;

"Resignation Letter" means a letter substantially in the form set out in schedule 6 (Form of Resignation Letter);

"Restricted Party" means any person listed:

(a)	in the Annex to the Executive Order;
(b)	on the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC; or
(c)	in any successor list to any of the foregoing;

“Restricted Payments” has the meaning given to that term in clause 27.15 (Dividends and Share Redemption).

"Restricted SLEC Company" has the meaning given to it in clause 27.30(e) (Termination Event Protection);

"Revolving Facility" means Facility RCF and/or any Incremental Revolving Facility;

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"Revolving Facility Commitment" means a RCF Commitment or an Incremental RCF Commitment;

"Revolving Facility Loan" means a RCF Loan and/or Incremental Revolving Facility Loan or the principal amount outstanding for the time being of that Loan;

"Revolving Facility Utilisation" means a Revolving Facility Loan or a Letter of Credit;

“RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple SOFR.

"Rollover Loan" means one or more Revolving Facility Loans under the same Revolving Facility:

(a)	made or to be made on the same day that:
(i)	a maturing Revolving Facility Loan is due to be repaid; or
(ii)	a demand by the Facility Agent pursuant to a drawing in respect of a Letter of Credit is due to be met;
(b)	the aggregate amount of which is equal to or less than the maturing Revolving Facility Loan or the relevant claim in respect of that Letter of Credit;
(c)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of clause 8.2 (Unavailability of a Currency)) or the relevant claim in respect of that Letter of Credit; and
(d)	made or to be made to the same Borrower for the purpose of:
(i)	refinancing that maturing Revolving Facility Loan; or
(ii)	satisfying the relevant claim in respect of that Letter of Credit;

"Sanctioned Person" means any person:

(a)	designated on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, the Consolidated List of Financial Sanctions Targets or list of Investment Ban Targets, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission, the Consolidated List of Financial Sanctions Targets administered by HM Treasury in the United Kingdom, or any other similar list of targeted persons, entities, groups or bodies issued by the US, UK, UN, or EU (or any member state of the EU);
(b)	that is, or is part of, a government of any Sanctioned Territory;
(c)	incorporated or located within a Sanctioned Territory; or
(d)	otherwise targeted under any Economic Sanctions Law;
(e)	owned or controlled by any of the foregoing;

"Sanctioned Territory" means any country, state or territory:

(a)	which is at the relevant time, subject to a general export, import, financial or investment restriction or embargo under any Economic Sanctions Law (including as of the 2022 Effective Date, but not limited to, the Crimea, Kherson and Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, and Syria); or
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(b)	to which it would be unlawful under or as a result of any such sanctions for a Lender to make loans to entities incorporated in such country, state or territory;

"Screen Rate" means:

(a) in relation to a Term Benchmark Loan denominated in Dollars, the Term SOFR Reference Rate; and

(b) in relation to a Term Benchmark Loan denominated in euros, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period.

If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Obligors’ Agent;

"Second Lien Finance Document" has the meaning given to it in the Intercreditor Agreement;

"Second Lien Liabilities" has the meaning given to it in the Intercreditor Agreement;

"Secured Parties" means each Finance Party from time to time party to this agreement and any Receiver or Delegate;

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

"Selection Notice" means a notice substantially in the form set out in part 2 of schedule 3 (Requests) given in accordance with clause 15 (Interest Periods) in relation to a Term Facility;

"Senior Distress Event" means a Distress Event (as defined in the Intercreditor Agreement) which arises as a result of action taken by one or more of the Finance Parties;

"Sixth Restatement Agreement" means the deed dated on or about 8 August 2014 pursuant to which (among other things) this agreement was amended and restated;

"Sixth Restatement Date" has the meaning given to it in the Sixth Restatement Agreement;

"Sixth Restatement English Law Debenture" means the English law governed debenture dated on or about the Sixth Restatement Date and delivered as a condition precedent to the Sixth Restatement Agreement;

"Sixth Restatement English Law Share Charge" means the English law governed share charge dated on or about the Sixth Restatement Date and delivered as a condition precedent to the Sixth Restatement Agreement;

"SLEC" means SLEC Holdings Limited, a company incorporated in Jersey with registered number 68316;

"SLEC Group" means SLEC and its Subsidiaries for the time being;

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"SLEC Share Charge" means the specific security agreement dated on or about the 2022 Effective Date between Alpha Prema UK Limited and the Security Agent in relation to shares in SLEC Holdings Limited;

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning given to it in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning given to it in the definition of “Daily Simple SOFR”.

"Specified Time" means a time determined in accordance with schedule 9 (Timetables);

"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006 and a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006;

“Successor Parent” has the meaning given to that term in the definition of Permitted Transaction.

"Super Majority Lenders" means (subject to clause 40 (Amendments and waivers)) a Lender or Lenders whose Commitments are in aggregate equal to or more than 85 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated equal to or more than 85 per cent of the Total Commitments immediately prior to that reduction);

"Swiss Withholding Tax" means the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), as amended from time to time together with the related ordinances, regulations and guidelines;

"S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business;

"TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system;

"TARGET Day" means any day on which TARGET is open for the settlement of payments in euro;

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

"Term" means each period determined under this agreement for which the Issuing Bank is under a liability under a Letter of Credit;

“Term Benchmark” when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Term SOFR Rate (other than pursuant to clause (c) of the definition of Alternate Base Rate) or EURIBOR.

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"Term Facility" means Term Facility A, Term Facility B and each Incremental Term Facility;

"Term Facility A" means the Incremental Term Facility redesignated as such on the 2022 Effective Date pursuant to the 2022 Amendment Agreement;

"Term Facility A Commitment" means:

(a)	in relation to a Lender on the 2022 Effective Date, the aggregate amount in USD of:
(i)	its Term Facility A Commitments redesignated as such on the 2022 Effective Date pursuant to the 2022 Amendment Agreement;
(ii)	any Term Facility A Commitment transferred to it under this agreement; and
(iii)	any Incremental Term Facility Commitments made available by that Lender pursuant to clause 2.2 (Incremental Facilities) which are specified in the relevant Incremental Facility Commitment Letter to increase the commitments under Term Facility A;
(b)	in relation to any other Lender, the aggregate amount in Dollars of:
(i)	any Term Facility A Commitment transferred to it under this agreement; and
(ii)	any Incremental Term Facility Commitments made available by that Lender pursuant to clause 2.2 (Incremental Facilities) which are specified in the relevant Incremental Facility Commitment Letter to increase the commitments under the then existing Term Facility A, in each case, to the extent not cancelled, reduced or transferred by it under this agreement;

"Term Facility A Loan" means a loan made or to be made under Term Facility A or the principal amount outstanding for the time being of that loan and includes each loan redesignated as such on the 2022 Effective Date pursuant to the 2022 Amendment Agreement;

"Term Facility B" means the Base Currency term loan facility redesignated as such on the 2022 Effective Date pursuant to 2022 Amendment Agreement and as amended on the 2023 Effective Date pursuant to the 2023 Term Facility B Refinancing Documents and as amended on the 2024 Effective Date pursuant to the 2024 Incremental Facility Commitment Letter and the 2024 Amendment Agreement;

"Term Facility B Commitment" means:

(a)	in relation to a Lender on the 2024 Effective Date, the aggregate amount in USD of:
(i)	its Term Facility B Commitments established pursuant to the 2024 Incremental Facility Commitment Letter;
(ii)	any Term Facility B Commitment transferred to it under this agreement; and
(iii)	any Incremental Term Facility Commitments made available by that Lender pursuant to clause 2.2 (Incremental Facilities) which are specified in the relevant Incremental Facility Commitment Letter to increase the commitments under Term Facility B other than pursuant to the 2024 Incremental Facility Commitment Letter;
(b)	in relation to any other Lender, the aggregate amount in USD of:
(i)	any Term Facility B Commitment transferred to it under this agreement; and
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(ii)	any Incremental Term Facility Commitments made available by that Lender pursuant to clause 2.2 (Incremental Facilities) which are specified in the relevant Incremental Facility Commitment Letter to increase the commitments under the then existing Term Facility B, in each case, to the extent not cancelled, reduced or transferred by it under this agreement;

"Term Facility B Loan" means a loan made or to be made under Term Facility B or the principal amount outstanding for the time being of that loan and includes each loan made pursuant to the 2024 Incremental Facility Commitment Letter;

"Term Loan" means a Term Facility A Loan, a Term Facility B Loan or any Incremental Facility Term Loan;

“Term SOFR Determination Day” has the meaning given to it in the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Loan denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the applicable Floor, such rate shall be deemed to be equal to the applicable Floor for the purposes of this agreement.

“Term SOFR Reference Rate”  means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Loan denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Facility Agent as the forward-looking term rate based on SOFR.  If by 5:00 pm (New York City time) on  such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Day.

"Termination Date" means:

(a)	in relation to each Term Facility A Loan, September 30, 2029;
(b)	in relation to each Term Facility B Loan, September 30, 2031;
(c)	in relation to Facility RCF and each RCF Loan, September 30, 2029; and
(d)	in relation to each Incremental Facility the termination date agreed between the Borrower and the relevant Lenders in the relevant Incremental Facility Commitment Letter;

"Testing Date" has the meaning given to that term in clause 26.1 (Financial Definitions);

"Testing Period" has the meaning given to that term in clause 26.1 (Financial Definitions);

"Total Commitments" means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, the Total RCF Commitments and the Total Incremental Facility Commitments;

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"Total Facility A Commitments" means the aggregate of the Term Facility A Commitments;

"Total Facility B Commitments" means the aggregate of the Term Facility B Commitments;

"Total Incremental Facility Commitments" means the aggregate of the Incremental Facility Commitments, being zero as at the 2022 Effective Date;

"Total Incremental RCF Commitments" means the aggregate of the Incremental RCF Commitments;

"Total RCF Commitments" means the aggregate of the RCF Commitments, being $500,000,000 as at the 2022 Effective Date;

"Total Revolving Facility Commitments" means the Total RCF Commitments and the aggregate of the Total Incremental RCF Commitments in respect of each Incremental Revolving Facility constituted pursuant to clause 2.2 (Incremental Facilities);

"Transaction Documents" means the First Lien Finance Documents, Second Lien Finance Documents and the Equity Documents;

"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents;

"Transaction Security Documents" means (in each case, subject to the proviso to this term as defined, and set out, in the Intercreditor Agreement):

(a)	each of the transaction security documents listed in part 4A of Schedule 2;
(b)	each of the transaction security documents set out in part 4B of schedule 2; and
(c)	any other document entered into by any shareholder of the Parent creating or expressed to create any Security over all or any part of the share capital of the Parent in respect of the obligations of any of the Obligors under any of the Finance Documents; and
(d)	any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents;

"Transfer Certificate" means a certificate substantially in the form set out in schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and Obligors’ Agent;

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and
(b)	the date on which the Facility Agent executes the Transfer Certificate;

“Transferee Parent” has the meaning given to that term in the definition of LMC.

“Transferee Person” has the meaning given to that term in the definition of LMC.

“Transformative Acquisition” shall mean any acquisition by the Group that is either (a) not permitted by the terms of the Finance Documents immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Finance Documents immediately prior to the consummation of such acquisition, would not provide the Group

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with adequate flexibility under the Finance Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Obligors’ Agent acting in good faith.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;

“Type”, when used in reference to any Loan or Utilisation, refers to whether the rate of interest on such Loan, or on the Loans comprising such Utilisation, is determined by reference to the Term SOFR Rate, the EURIBOR, the Daily Simple SOFR or the Alternate Base Rate.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"UKEF Facility" means any term loan facility provided in connection with an Export Development Guarantee provided by His Britannic Majesty's Secretary of State acting through the Export Credits Guarantee Department (operating as UK Export Finance) (or any successor scheme provided by any successor entity) and including both the relevant facility benefitting from such guarantee and the relevant facility provided in conjunction therewith that does not benefit from such guarantee.

"Umbrella Agreement" means the agreement dated 24 April 2001 between FIA and SLEC pursuant to which, among other things, the parties agreed to enter into the other 100 Year Agreements;

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"Undertaking" has the meaning given to it in section 1161 of the Companies Act 2006 and shall include limited partnerships;

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents;

“Unrestricted Subsidiary” means (a) any Subsidiary of the Parent that is designated as an Unrestricted Subsidiary by the Obligors’ Agent after the 2022 Effective Date in a written notice to the Facility Agent and (b) any Subsidiary of any Subsidiary described in clause (a) above, provided, that, in each case, (i) all investments (other than guarantees) and loans in such Unrestricted Subsidiary at the time of designation are permitted in accordance with the relevant requirements of clause 27.6 (Acquisitions and Investments) and clause 27.13 (Permitted Loans) (it being understood that the aggregate fair market value of all outstanding investments and loans then owned and made by the  Group in the Subsidiary so designated shall be deemed to be an investment or loan made as of the time of such designation), (ii) such Subsidiary does not own any Material Asset,  (iii) at the time of such designation, no Event of Default shall have occurred and be continuing or would result therefrom and (iv) at the time of such designation, such Subsidiary shall not  own any Equity Interests of, or own or hold any lien on any property of, the Group. It is understood that Unrestricted Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this agreement relating to financial matters with respect to the Group and will not be subject to any of the restrictions, representation and warranties, affirmative or negative covenants or Event of Default provisions of this agreement or the Finance Documents.

If Obligors’ Agent has designated a Subsidiary as an Unrestricted Subsidiary, Obligors’ Agent may revoke such designation pursuant to a written notice to the Facility Agent so long as,

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after giving pro forma effect to such revocation (x) no Event of Default shall be in existence and (y) all Security and Financial Indebtedness of such Unrestricted Subsidiary outstanding immediately following such revocation would, if incurred at such time, have been permitted to be incurred for all purposes of this agreement.  Any revocation described in the preceding sentences is referred to herein as a “Revocation”.  Upon any Revocation, such Unrestricted Subsidiary shall constitute a member of the Group for all purposes of this agreement and shall comply with Clause 30 (Changes to the Obligors) if such Subsidiary is a Material Company following such Revocation.   In addition, the designation of any Unrestricted Subsidiary as a member of the Group after the 2022 Effective Date shall constitute a return on any investment or loan made by the applicable Group Company in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Group Companies’ investment or loan in such subsidiary.

"US" means the United States of America;

"US Tax Obligor" means:

(a)	a Borrower which is resident for tax purposes in the US; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes;

"Utilisation" means a Loan or a Letter of Credit;

"Utilisation Date" means the date on which a Utilisation is made;

"Utilisation Request" means a notice substantially in the relevant form set out in part 1 of schedule 3 (Requests); and

"VAT" means value added tax as provided for in the Value Added Tax Act 1994, or any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature.

1.2	Construction
(a)	Unless a contrary indication appears, a reference in this agreement to:
(i)	any "Arranger", the "Facility Agent", any "Hedge Counterparty", any "Issuing Bank", any "Lender", any "Obligor", any "Party", any "Secured Party", the "Security Agent", any "Finance Party" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;
(ii)	"Affiliate" in relation to any member of the NatWest Group, the term “Affiliate” shall not include:
(A)	the UK government or any member or instrumentality thereof, including Her Majesty's Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof); or
(B)	any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty's Treasury and UK Financial Investments Limited) and which are not part of NatWest Group plc and its subsidiaries or subsidiary undertakings;
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For the purposes of this definition, “NatWest Group” means NatWest Group plc and its subsidiaries and subsidiary undertakings.

(iii)	a document in "agreed form" is a document which is previously agreed in writing by or on behalf of Obligors’ Agent and the Facility Agent or, if not so agreed, is in the form specified by the Facility Agent;
(iv)	"assets" includes present and future properties, revenues and rights of every description;
(v)	"guarantee" means (other than in clause 23 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;
(vi)	"including" means including without limitation and "includes" and "included" shall be construed accordingly;
(vii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(viii)	a Lender's "participation" in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;
(ix)	a "person" or “Person” includes any person, firm, company, corporation, limited liability company, trust, association, government, state or agency of a state or any association, trust, partnership (whether or not having separate legal personality) or other entity;
(x)	a "regulated stock exchange" shall include, without limitation, the NASDAQ Stock Exchange and any successor or other similar stock exchange and any other electronic securities exchange platform;
(xi)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(xii)	a "Finance Document" or a "Transaction Document" or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally) (excluding any amendment, novation, supplement, extension or restatement made contrary to any provision of the Finance Documents);
(xiii)	a provision of law is a reference to that provision as amended or re-enacted;
(xiv)	a time of day is a reference to London time;
(xv)	an Obligor of a particular nationality will be construed as a reference to an Obligor incorporated in the corresponding jurisdiction;
(xvi)	subject to Clause 1.4(f), a reference to the most recently reported Consolidated EBITDA at any time means Consolidated EBITDA for the then
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most recent 4 consecutive Financial Quarters (as defined in clause 26.1 (Financial Definitions) for which audited financial statements or Quarterly Information Packs have been provided pursuant to clause 25.1 (Financial Statements); and
(xvii)	any reference in this agreement to “ordinary course of business” shall be interpreted in accordance with the laws of the state of New York.
(b)	Clause and schedule headings are for ease of reference only.
(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this agreement.
(d)	A Borrower providing "cash cover" for a Letter of Credit or an Ancillary Facility means a Borrower paying an amount in the currency of the Letter of Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account in the name of the Borrower and the following conditions being met:
(i)	the account is with the Facility Agent (if the cash cover is to be provided for all the Lenders) or with a Lender or Ancillary Lender (if the cash cover is to be provided for that Lender or Ancillary Lender);
(ii)	until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this agreement in respect of that Letter of Credit or Ancillary Facility; and
(iii)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Facility Agent or the Lender or Ancillary Lender with which that account is held, creating a first ranking security interest over that account.
(e)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived.
(f)	Any lease entered into by a Group Company which in accordance with the Accounting Principles as applied as at the Sixth Restatement Date would be an operating lease shall not be construed to be a finance lease or capital lease for the purpose of the Finance Documents as a result of the change anticipated as of the date of the Sixth Restatement Date in IFRS to eliminate the distinction between operating and capital leases in the accounting treatment of leases.
(g)	A Borrower "repaying" or "prepaying" a Letter of Credit or Ancillary Outstandings means:
(i)	that Borrower providing cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;
(ii)	the maximum amount payable under the Letter of Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or
(iii)	the Issuing Bank or Ancillary Lender being satisfied that it has no further liability under that Letter of Credit or Ancillary Facility,

and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

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(h)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility.
(i)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.
(j)	Amounts outstanding under this agreement include amounts outstanding under or in respect of any Letter of Credit.
(k)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.
(l)	A Borrower's obligation on Utilisations becoming "due and payable" includes the Borrower repaying any Letter of Credit in accordance with paragraph (g) above.
(m)	Where any provisions of a Finance Document (other than clause 26 (Financial Definitions and Financial Covenant) or as otherwise specified) requires a Commitment or Loan not in the Base Currency to be aggregated or compared with a Commitment or Loan in the Base Currency, the non-Base Currency Commitment or Loan shall be notionally converted into the Base Currency at the Facility Agent's Spot Rate of Exchange on the date of calculation.
(n)	In this agreement where it relates to a Luxembourg Obligor, a reference to:
(i)	a "liquidator", "receiver", "administrative receiver", "administrator", "compulsory manager" or similar officer includes any
(A)	juge délégué, mandataire de justice or administrateur provisoire appointed under the law of 7 August 2023 on preservation of businesses and modernisation of bankruptcy law;
(B)	juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;
(C)	liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg act dated 10 August 1915 on commercial companies, as amended; and
(D)	juge-commissaire or liquidateur appointed under Articles 1200-1 and 1200-3 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended or similar officer pursuant to any insolvency or similar proceedings;

(ii)	a "winding-up", "administration", "bankruptcy", "suspension of payments", "moratorium of any indebtedness", "reorganisation" (by way of voluntary arrangement, scheme of arrangement or otherwise), "insolvency" or "dissolution" includes, without limitation, bankruptcy (faillite), liquidation, judicial reorganisation (réorganisation judiciaire) (including for the avoidance of doubt any sursis and reorganisation by amicable agreement (réorganisation par accord amiable)), administrative dissolution without liquidation (dissolution administrative sans liquidation), reprieve from payment (sursis de paiement) general settlement with creditors (including any amicable agreement (accord amiable)) and judicial winding-up or liquidation; and
(iii)	commencing negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its
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indebtedness, includes any negotiations conducted in order to reach an amicable agreement (accord amiable);
(iv)	a person being unable to pay its debts includes that person being in a state of suspension of payments (cessation de paiements).
(o)	Loans may be classified and referred to by Class (e.g., a “Revolving Facility Loan”) or by Type (e.g., a “Term Benchmark Loan” or a “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Facility Loan” or an “RFR Revolving Facility Loan”).
(p)	In connection with any action being taken in connection with a Limited Condition Transaction (including any contemplated incurrence or assumption of Financial Indebtedness (including Incremental Facility or Additional Debt) in connection therewith), for purposes of:
(i)	determining compliance with any provision of this agreement which requires the calculation of any financial ratio (including the Net First Lien Secured Leverage, Net Total Secured Leverage or Net Total Leverage);
(ii)	determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or
(iii)	testing availability under baskets set forth in this agreement (including baskets measured as a percentage of Consolidated EBITDA);

in each case, at the option of Obligors’ Agent (such election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements with respect to such Limited Condition Transaction are entered into or the date of delivery of the relevant notices, if any (the “LCA Test Date”), and if, on or after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Financial Indebtedness or Security and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four Financial Quarters for which financial statements have been delivered pursuant to clause 25.1 (Financial Statements) ending prior to the LCA Test Date, the applicable Group Company could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Obligors’ Agent has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in exchange rates or in Consolidated EBITDA or the person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; provided, however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized.

If Obligors’ Agent has made an LCA Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios or baskets on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall

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be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Financial Indebtedness or Security  and the use of proceeds thereof) have been consummated; provided that if such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any action taken where compliance of such ratios or baskets was determined or tested assuming such Limited Condition Transaction and other transaction in connection therewith have been consummated will not be deemed to have been exceeded as a result of failure to consummate such Limited Condition Transaction and other transactions in connection therewith.

1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or enjoy the benefit of any term of this agreement.
(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this agreement at any time.
1.4	Certain Calculations
(a)	Notwithstanding anything in this agreement or any Finance Document to the contrary, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this agreement that does not require compliance with a financial ratio or test (including, without limitation, the Net First Lien Secured Leverage, Net Total Leverage and Net Total Secured Leverage) (any such amounts, the “Fixed Amounts”), substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that any Fixed Amount shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount in connection with such substantially concurrent incurrence.
(b)	For purposes of determining compliance at any time with Clause 27 (General Undertakings), in the event that any transaction meets the criteria of one or more of the categories of a Permitted Transaction, Permitted Acquisition, Permitted Loan, Permitted Guarantee, Permitted Financial Indebtedness, Permitted Joint Venture, Permitted Share Issue, Permitted Security, Permitted Disposal, Permitted Distribution, Permitted Payment, or Permitted Intercompany Debt Disposal, the Obligors’ Agent, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any such classified or reclassified category. It is understood and agreed that any Permitted Transaction, Permitted Acquisition, Permitted Loan, Permitted Guarantee, Permitted Financial Indebtedness, Permitted Joint Venture, Permitted Share Issue, Permitted Security, Permitted Disposal, Permitted Distribution, Permitted Payment, or Permitted Intercompany Debt Disposal need not be permitted solely by reference to one category of Permitted Transaction, Permitted Acquisition, Permitted Loan, Permitted Guarantee, Permitted Financial Indebtedness, Permitted Joint Venture, Permitted Share Issue, Permitted Security, Permitted Disposal, Permitted Distribution, Permitted Payment, or Permitted Intercompany Debt Disposal, respectively, but may instead be permitted in part under any combination thereof. For the avoidance of doubt, a transaction or item that is permitted by one category of Permitted Transaction, Permitted Acquisition, Permitted Loan, Permitted Guarantee, Permitted Financial Indebtedness, Permitted Joint Venture, Permitted Share Issue, Permitted Security, Permitted Disposal, Permitted Distribution, Permitted Payment, or
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Permitted Intercompany Debt Disposal, respectively, shall not be counted against any other category of Permitted Transaction, Permitted Acquisition, Permitted Loan, Permitted Guarantee, Permitted Financial Indebtedness, Permitted Joint Venture, Permitted Share Issue, Permitted Security, Permitted Disposal, Permitted Distribution, Permitted Payment, or Permitted Intercompany Debt Disposal, respectively (i.e., each category shall be independent of each other category).
(c)	Notwithstanding anything herein the contrary, the baskets set forth in Clause 27 (General Undertakings) of this agreement (including any related definition and any related clauses, including, but not limited to, clause 2.2 (Incremental Facilities) and clause 2.3 (Additional Debt)) shall only be tested solely at the initial time of consummation of the relevant transaction or action utilizing any of such baskets and, for the avoidance of doubt, if any of such baskets (including any related definition and any related clauses) would subsequently be exceeded (including as a result of fluctuations to Consolidated EBITDA after the last time such baskets (including any related definition and any related clauses) were calculated or due to an increase in outstanding amounts following the consummation of the relevant transaction or action) for any purpose under Clause 27 (General Undertakings) of this agreement (including any related definition and any related clauses, including, but not limited to, clause 2.2 (Incremental Facilities) and clause 2.3 (Additional Debt)), such baskets (including any related definition and any related clauses, including, but not limited to, clause 2.2 (Incremental Facilities) and clause 2.3 (Additional Debt)) will not be deemed to have been exceeded (i.e., incurrence based negative covenants); provided that, at the election of the Obligors’ Agent, the date of determination of whether any action made in connection with the Dorna Distribution (giving pro forma effect to such Dorna Distribution) is permitted under Clause 27 shall be deemed to be the 2024 Effective Date. For the avoidance of doubt, any reference to “outstanding” under Clause 27 (General Undertakings) of this agreement (including any related definition and any related clauses, including, but not limited to, clause 2.2 (Incremental Facilities) and clause 2.3 (Additional Debt)) shall not be implied to require the monitoring of any such amounts (i.e., no basket shall be maintenance based). If any Financial Indebtedness or Security or Quasi-Security securing Financial Indebtedness are incurred to refinance any existing Financial Indebtedness or Security or Quasi-Security securing Financial Indebtedness, in each case, initially incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, such refinancing would cause the percentage of Consolidated EBITDA restriction to be exceeded if calculated based on the Consolidated EBITDA at the time of incurrence of such refinancing, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such Financial Indebtedness or such Financial Indebtedness secured by such Security or Quasi-Security, as applicable, does not exceed the principal amount (or accreted value or fair value, if applicable) of the relevant existing Financial Indebtedness or Financial Indebtedness secured by such Security or Quasi-Security, as applicable, being refinanced, plus Financial Indebtedness incurred to pay premiums, defeasance costs and fees and expenses in connection.
(d)	In connection with the incurrence of revolving loan Financial Indebtedness or any commitment or other transaction relating to the incurrence or issuance of Financial Indebtedness or the granting of any security to secure such Financial Indebtedness, the Obligors’ Agent may designate such incurrence and the granting of any security therefor as having occurred in full on the date of first incurrence of such revolving loan Financial Indebtedness or commitment or intention to consummate such transaction (such date, the “Deemed Date”), and any related subsequent actual incurrence and granting of such security therefor will be deemed for all purposes under this agreement to have been incurred and granted on such Deemed Date; provided that, for purposes of calculating any ratio or usage of any baskets hereunder following the Deemed Date, only the outstanding portion of revolving loan
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Financial Indebtedness shall be considered for purposes of calculating any leverage ratio or usage of any baskets hereunder (e.g., unused commitments under such revolving Financial Indebtedness shall not be considered outstanding for purposes of this agreement or any Finance Document).
(e)	Notwithstanding anything herein to the contrary, all usages of fixed dollar baskets under this agreement (including baskets measured as a percentage of Consolidated EBTIDA) prior to the 2024 Effective Date shall be disregarded as of the 2024 Effective Date and deemed permitted under this agreement and shall not be counted against any fixed dollar basket (including baskets measured as a percentage of Consolidated EBTIDA) that are set forth in this agreement on or after the 2024 Effective Date (i.e., all fixed dollar baskets are deemed refreshed on the 2024 Effective Date and any prior usages of such baskets are deemed to be zero).
(f)	With respect to determining availability under baskets set forth in this agreement that is determined by reference to a percentage of the most recently reported Consolidated EBITDA as of such time of determination (including on a “greater of” basis), the most recently reported Consolidated EBITDA shall be deemed to be the greater of (x) Consolidated EBITDA as of the applicable most recently ended Testing Period as of such time of determination and (y) the greatest Consolidated EBITDA for any trailing four fiscal quarter period ending prior to such Testing Period.
1.5	Cashless Roll.

Notwithstanding anything to the contrary contained in this agreement or in any other Finance Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then existing Loans with Incremental Term Facility Loans, Incremental RCF Commitments, Refinancing Term Loans, Replacement Revolving Loans, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Finance Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

1.6	Interest Rates; Benchmark Notifications.

The interest rate on a Loan denominated in Dollars, euros or any other Optional Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform.  Upon the occurrence of a Benchmark Transition Event, Clauses 15 (Interest Periods) and 16 (Changes to the Calculation of Interest) provide a mechanism for determining an alternative rate of interest.  The Facility Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability.  The Facility Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Group.  The Facility Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this agreement, and shall have no liability to the Group, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive,

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incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.  Notwithstanding the provisions of the definition of Benchmark Replacement Conforming Changes herein, and Section 16.3 (Benchmark Replacement) hereunder, the Facility Agent shall be entitled to (but is not obliged to) request instructions from the Majority Lenders (or if this agreement or any other Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should make or refrain from making a Benchmark Replacement Conforming Change and the Facility Agent may refrain from acting (but shall not be obliged to refrain from acting) unless and until it received any such instructions that it has requested.

2.	THE FACILITIES
2.1	The Facilities
(a)	Subject to the terms of this agreement, the Lenders make available:
(i)	a Base Currency term loan facility in an aggregate principal amount equal to the Total Facility A Commitments which, to the extent not originally already drawn on the 2022 Effective Date were made available by way of Loans on the 2022 Effective Date;
(ii)	a Base Currency term loan facility in an aggregate principal amount equal to the Total Facility B Commitments and which were continued as and/or made available by way of Loans on the 2023 Effective Date as 2023 Continued Term Facility B Loan Participations on a cashless roll basis or 2023 Funded Term Facility B Loan Participations, as applicable, pursuant to the 2023 Term Facility B Refinancing Documents, and which were refinanced and made available by way of Loans on the 2024 Effective Date pursuant to the 2024 Incremental Facility Commitment Letter; and
(iii)	a multicurrency revolving credit facility in an aggregate principal amount the Base Currency Amount of which is equal to the Total RCF Commitments which shall be available for drawing by each Borrower by way of Utilisations in an aggregate amount equal to the Total RCF Commitments from the 2022 Effective Date.
(b)	Each Term Facility will be available to (in respect of Term Facility A and Term Facility B) Delta 2 and (in respect of each other Term Facility) the Borrower(s) agreed between the Obligors' Agent and the Lenders in respect of that Term Facility. Each Revolving Facility will be available to any of the Borrowers.
(c)	No Group Company incorporated in Belgium or Switzerland is permitted to make Utilisations under any Facility.
(d)	Subject to the terms of this agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Borrowers in place of all or part of its Commitment under a Revolving Facility.
2.2	Incremental Facilities
(a)	Subject to and in accordance with the provisions of this clause 2.2, the Obligors’ Agent or any Borrower may:
(i)	increase the commitments under an existing Term Facility and/or establish additional commitments for a new term facility (any such increased or additional commitments "Incremental Term Facility Commitments" and any such new term facility an "Incremental Term Facility"); and/or
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(ii)	increase the commitments under an existing Revolving Facility and/or establish additional commitments for a new Revolving Facility (any such increased or additional commitments "Incremental RCF Commitments" and any such new Revolving Facility an "Incremental Revolving Facility"). Incremental Facility Commitments may be constituted in the Base Currency or any other currency or currencies agreed between the Parent or the relevant Borrower and the Lenders providing such commitments.
(b)	Without prejudice to paragraph (c) below, Incremental Facility Commitments may be constituted in an unlimited amount provided that, at the time such Incremental Facility Commitments are constituted, Net First Lien Secured Leverage, calculated on a pro forma basis for drawdown in full and use of the relevant Incremental Facility Commitments, acquisitions or disposals or prepayment of indebtedness in connection therewith and Certified Synergies and assuming full utilisation of any Revolving Facility Commitments and any Additional First Lien Debt which is a revolving facility to the extent such Revolving Facility Commitments and revolving Additional First Lien Debt exceed $75,000,000 in aggregate (and only such excess shall be taken into account) would not exceed (x) 5.50:1 or (y) solely in the case of any such Incremental Facility Commitment being incurred to finance a Permitted Acquisition, the Net First Lien Secured Leverage immediately prior to the incurrence of such Incremental Facility Commitments (the “Incremental First Lien Ratio Builder”).
(c)	Incremental Facility Commitments may be constituted regardless of whether the Net First Lien Secured Leverage requirements of paragraph (b) above can be met provided that the aggregate amount of Incremental Facility Commitments so constituted after the 2022 Effective Date (measured when incurred) shall not exceed (such amount, the “Incremental Fixed Amount”):
(i)	the greater of (x) $500,000,000 (or its equivalent in other currencies) and (y) 100% of the then most recently reported Consolidated EBITDA; plus
(ii)	any unused capacity under clause (q) of the definition of “Permitted Financial Indebtedness” that Borrower elects to reallocate to the Incremental Fixed Amount; plus
(iii)	the amount of any optional prepayment of any Loan (in the case of revolving Financial Indebtedness, accompanied by corresponding voluntary permanent reductions of revolving commitments) and any Incremental Facilities or Additional Debt, plus
(iv)	the aggregate principal amount of any Loan reduction resulting from any assignment of such Loans to (and/or purchase of such Loans by) any Group Company (limited, in the case of purchases made at a discount to par value, to the actual purchase price of such Loan paid in cash) not financed with the proceeds of long-term Financial Indebtedness (other than any revolving indebtedness); minus
(v)	the aggregate outstanding principal amount of all Incremental Facilities and/or Additional Debt incurred or issued after the 2022 Effective Date in reliance on the Incremental Fixed Amount.
(d)	Incremental Facility Commitments may be constituted at any time (x) regardless of whether the Net First Lien Secured Leverage requirements of paragraph (b) are not met and (y) regardless of whether any availability exists to incur Incremental Facilities pursuant to paragraph (c) so long as amounts funded by such commitments are to be applied directly or indirectly towards:
(i)	refinancing or replacing any First Lien Liabilities; and/or
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(ii)	the payment of principal, interest, fees, discounts, expenses, commissions, premia or other similar amounts payable under or in connection with such refinancing or replacement and/or fees, costs and expenses incurred in connection therewith.
(e)	In relation to any broadly syndicated first lien Incremental Term Facility Commitments in USD constituted within the first six months after the 2024 Effective Date (excluding broadly syndicated first lien Incremental Term Facility Commitments in an aggregate amount not exceeding $850,000,000 established after the 2024 Effective Date), the Effective Yield in respect of the relevant Incremental Term Facility Commitments shall be no higher than the Effective Yield for the Term Facility B Loans plus 0.75 per cent per annum (the ''Maximum Incremental Yield'') unless the Effective Yield applicable to the Term Facility B Loans is increased (unless otherwise specified by the Parent, by way of Margin increase) by an amount equal to the amount by which the Effective Yield in respect of such Incremental Term Facility Commitments exceeds the Maximum Incremental Yield, provided that in the relevant Incremental Facility Commitment Letter the Obligors’ Agent either confirms that the Effective Yield in respect of the relevant Incremental Term Facility Commitments is no higher than the Maximum Incremental Yield or otherwise provides details of any increase in Effective Yield applicable to the Term Facility B Loans required to be made pursuant to this paragraph and provided that no such increase shall result in the Effective Yield in respect of the Term Facility B Loans exceeding the Effective Yield in respect of the relevant Incremental Term Facility Commitments.
(f)	For the purposes of paragraph (e) above, "Effective Yield" means, in respect of Loans in any currency, the aggregate (in each case expressed to be a percentage) of:
(i)	the Margin applicable to the relevant Loans on the date on which such Loans were made and ignoring any subsequent margin ratchet or step-down; and
(ii)	any upfront fee or original issue discount applicable to the relevant Loans divided by 4 (and excluding, for the avoidance of doubt, any consent fees, commitment fees, underwriting, arrangement or structuring fees or other fees that are not customarily shared with the relevant lenders) and provided that any interest rate floor applicable to the relevant Incremental Term Facility Commitments and/or to the Term Facility B on the date of determination shall be equated to interest margin (at a rate equal to the rate of such floor) for determining the applicable Effective Yield.
(g)	While any Term Facility B Loans remain outstanding the final maturity date for any Incremental Term Facility Commitments in the form of a broadly syndicated term loan (for the avoidance of doubt, any Incremental Term Facility in the form of a term “a” facility or otherwise club credit facilities provided by relationship banks shall not be treated as broadly syndicated) may not fall before the latest Termination Date in relation to such Term Facility B Loans (as at the time the relevant Incremental Term Facility Commitments are originally constituted) and no scheduled repayment instalments may fall before such Termination Date (save for customary amortisation and any Incremental Term Facility that constitutes an increase of commitments to an existing tranche of Term Loans where the final maturity remains the same); provided that any Incremental Term Facility Commitments in the form of a broadly syndicated term loan in an outstanding amount (measured solely when incurred) equal to the greater of (x) $500,000,000 (or its equivalent in other currencies) and (y) 100% of the then mostly recently reported Consolidated EBITDA (as reduced by any outstanding (such amount measured solely when such Incremental Term Facility Commitments are incurred) (A) Additional Debt incurred under the Additional Debt Maturity Exclusion and (B) Refinancing Indebtedness incurred under the Refinancing
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Maturity Exclusion) (such amount, the “Incremental Term Facility B Maturity Exclusion”) may have a maturity date before the latest Termination Date of the Term Facility B Loans.
(h)	[Reserved]
(i)	Incremental Facility Commitments shall:
(i)	rank pari passu in right of payment and security with the other Commitments; and
(ii)	subject to the Agreed Security Principles be guaranteed and secured by the same guarantors and the same security as the other Commitments.
(j)	Incremental Facility Commitments may be provided by any Lender or any other person that the Obligors’ Agent may select. Each entity which agrees to provide an Incremental Facility Commitment and which is selected by the Company to do so will be an Incremental Facility Lender subject to, in the case of any Further Lender, each such Further Lender having acceded to this agreement as a Lender and having acceded to the Intercreditor Agreement as a First Lien Lender by executing and delivering an Incremental Facility Commitment Letter. For the avoidance of doubt, no Lender is obliged to provide or participate with an Incremental Facility unless it is an Incremental Facility Lender in relation to such Incremental Facility.
(k)	Obligors’ Agent may implement the proposed Incremental Facility Commitments by delivering to the Facility Agent an Incremental Facility Commitment Letter signed by the Obligors’ Agent, the relevant Borrowers and the relevant Lenders and/or Further Lenders that have agreed to provide such Incremental Facility Commitments specifying:
(i)	the amount of Incremental Facility Commitments to be made available by each such Lender and/or Further Lender;
(ii)	whether such Incremental Facility Commitments are to increase the commitments under an existing Facility or to establish a new Facility;
(iii)	the date on which such Incremental Facility Commitments are to become committed;
(iv)	the identity and notice details of each such Lender and/or Further Lender;
(v)	the Availability Period applicable to such Incremental Facility Commitments;
(vi)	the identity of the Borrowers in respect of such Incremental Facility Commitments;
(vii)	the interest periods (if applicable) and interest rates (and any applicable margin ratchet) applicable to such Incremental Facility Commitments;
(viii)	the commitment fees payable in connection with such Incremental Facility Commitments;
(ix)	the final maturity date applicable to such Incremental Facility Commitments and any other repayment dates;
(x)	the currency or currencies in which such Incremental Facility Commitments may be drawn, provided that such currencies constitute Incremental Facility Currencies;
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(xi)	the permitted purposes for which such Incremental Facility Commitments may be used;
(xii)	any such conditions precedent to availability or drawdown or provisions which allow the drawdown of such Incremental Facility Commitments to be on a 'certain funds' basis as the Obligors’ Agent and such Lenders and/or Further Lenders may wish to specify; and
(xiii)	such other terms as Obligors’ Agent and such Lenders and/or Further Lenders may wish to specify which are applicable to such Incremental Facility.
(l)	Subject to any express restrictions set out in this clause 2.2 (Incremental Facilities), the principal amount, interest rate, interest periods (if any) and interest payment dates, use of proceeds, repayment schedule, availability period and fees and all other terms applicable to the relevant Incremental Facility Commitments (including provisions for the relevant Incremental Facility Commitments to be made available on a certain funds basis) shall be agreed by the relevant Borrower (or the Obligors’ Agent on its behalf) and the lender(s) of those Incremental Facility Commitments without the need to obtain any further consent from any Finance Parties. Provided that an Incremental Facility Commitment Letter complies with the other provisions of this clause 2.2 (Incremental Facilities) and no Event of Default is continuing at the date of the relevant Incremental Facility Commitment Letter or would occur as a result of implementing the Incremental Facility Commitments and subject to completing any ''know-your-customer'' or other similar checks contemplated by paragraph (r) below, the Facility Agent shall (and is irrevocably authorised by the Finance Parties to) promptly counter-sign that Incremental Facility Commitment Letter. Upon countersignature of an Incremental Facility Commitment Letter by the Facility Agent:
(i)	that Incremental Facility Commitment Letter shall constitute a ''Finance Document'' for the purposes of this agreement and the other Finance Documents;
(ii)	the commitments set out in such Incremental Facility Commitment Letter shall constitute Incremental Facility Commitments as from the date specified therein, without prejudice to any conditions precedent specified therein;
(iii)	the terms listed in paragraph (k) above and specified in that Incremental Facility Commitment Letter shall take effect and apply in respect of that Incremental Facility without prejudice to the other terms of this agreement which remain applicable to the other Facilities; and
(iv)	that Incremental Facility Commitment Letter and this agreement shall be read and construed together as a single agreement and references in the Finance Documents to this agreement shall include that Incremental Facility Commitment Letter.
(m)	The Facility Agent shall notify all the other Lenders of the terms of an Incremental Facility Commitment Letter promptly following receipt and shall notify the other Lenders as and when an Incremental Facility Commitment Letter has been countersigned by the Facility Agent.
(n)	Each Obligor and each Finance Party agrees and acknowledges that:
(i)	any Incremental Facility Commitments established pursuant to this clause 2.2 (Incremental Facilities) and any Utilisations in relation thereto are intended to form part of the "Indebtedness" or "Secured Obligations" or "Secured Liabilities" (or equivalent definitions) in the Transaction Security Documents
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entered into or amended and confirmed on or around the Sixth Restatement Date or after (the “Current Security Documents”) to which that Obligor is party;
(ii)	to the extent provided by applicable law, the security granted pursuant to the Current Security Documents then in effect is intended to secure, without limitation, all of the obligations of the Obligors under the Finance Documents, including in respect of any Incremental Facility Commitments established pursuant to this clause 2.2 (Incremental Facilities).
(o)	Each Guarantor agrees and confirms that:
(i)	the guarantee and indemnity given by it contained in clause 23 (Guarantee and Indemnity) is intended to continue in full force and effect in respect of the obligations of the Obligors under the Finance Documents notwithstanding the establishment of any Incremental Facility Commitments pursuant to this clause 2.2 (Incremental Facilities); and
(ii)	the guarantees and indemnities given by it contained in clause 23 (Guarantee and Indemnity) are intended to apply and extend to all of the obligations of the Obligors under the Finance Documents including in respect of any Incremental Facility Commitments.
(p)	The confirmations given by the Obligors in paragraphs (n) and (o) above are given subject to any limitations on such security or guarantees and indemnities as recorded in the relevant Finance Documents including the Current Security Documents, in clause 23.12 (Guarantee Limitations) or any Accession Letter by which the relevant Obligor became a Borrower and/or a Guarantor.
(q)	At the time any Incremental Facility Commitments are established which increase Commitments under an existing Facility, the Facility Agent is authorised (but not obliged) to record the Incremental Facility Commitments as a separate sub-facility of the applicable facility on the terms agreed between the Obligors’ Agent and the Facility Agent. The Facility Agent shall notify the Lenders of any such designation. Upon receiving an Incremental Facility Commitment Letter in respect of Incremental Facility Commitments which increase Commitments under an existing Facility, the Facility Agent may notify the relevant Borrowers and Lenders of any one-off interest periods and/or consolidation or division of Term Loans which is considered by it to be reasonably necessary for its administration of the Facility to which the Incremental Facility Commitments are to form part, whereupon such interest periods, consolidation or division shall take effect notwithstanding any provision to the contrary in this agreement or the relevant Incremental Facility Commitment Letter.
(r)	The creation of Incremental Facility Commitments will only be effective in relation to a person that is not already a Lender upon the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations, the completion of which the Facility Agent shall promptly notify to the Parent, such person and the Issuing Bank (if applicable). The Facility Agent shall promptly undertake all such “know your customer” and other similar checks as soon as reasonably practicable.
(s)	The Finance Parties and each Obligor shall (at the cost of the Obligors) enter into any amendment to the Finance Documents and/or replacement or additional documentation consequential on or required by applicable law to effectively create any Incremental Facility Commitments (or to conform the terms of this agreement to those in force as a result of the operation of paragraph (l) above) and/or to ensure that (subject to the Agreed Security Principles) the Lenders in respect of the Incremental Facilities have (and the other Finance Parties continue to have) the
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benefit of the same guarantee and security interests under this agreement, any Accession Letter and the Transaction Security Documents as existed immediately before the establishment of any Incremental Facility Commitments pursuant to this clause 2.2 (Incremental Facilities), including:
(i)	any changes to, the taking of, or the release coupled with the retaking of any Transaction Security;
(ii)	the entry into of any additional Transaction Security Documents; and/or
(iii)	the entry into of any supplemental agreements, confirmations or similar or equivalent documents.

For the avoidance of doubt, no such action of an Obligor described in this paragraph (s) shall be a condition precedent to the establishment of the relevant Incremental Facility Commitments (unless requested by Obligors’ Agent or otherwise agreed between Obligors’ Agent and either the Majority Lenders or the lenders in respect of the relevant Incremental Facility Commitments) but may be a condition subsequent to be delivered within a time after such establishment reasonably specified by the Security Agent (with respect to any documents or actions required pursuant to this paragraph (s) relating to the Transaction Security), or the Facility Agent (with respect to any other documents or actions required pursuant to this paragraph (s), and agreed by Obligors’ Agent (acting reasonably).

(t)	The Facility Agent and the Security Agent are irrevocably authorised and instructed by each Finance Party to enter into any documentation referred to in the previous paragraph on behalf of any Finance Party and to take such other action as is reasonably required to give effect to the purposes set out in paragraph (s) above.
(u)	The Obligors’ Agent may elect to use the Incremental First Lien Ratio Builder prior to the Incremental Fixed Amount regardless of whether there is capacity under Incremental Fixed Amount, and if the Incremental Fixed Amount, on the one hand, and the Incremental First Lien Ratio Builder, on the other hand, are available and the Obligors’ Agent does not make an election, the Obligors’ Agent will be deemed to have elected to use the Incremental First Lien Ratio Builder to the extent compliant therewith. The Obligors’ Agent may elect to use capacity under Incremental Fixed Amount on the same date that the Borrower uses capacity under the Incremental First Lien Ratio Builder, by first calculating the capacity under the Incremental First Lien Ratio Builder without regard to the any use of capacity under the Incremental Fixed Amount; provided, further, that the Obligors’ Agent may redesignate all of any portion of any such Financial Indebtedness originally designated as incurred pursuant to the Incremental Fixed Amount as incurred pursuant to the Incremental First Lien Ratio Builder if, at the time of such redesignation, the Obligors’ Agent would be permitted to incur such Incremental Facility under the Incremental First Lien Ratio Builder (for purposes of clarity, with any such redesignation having the effect of increasing the ability to incur Financial Indebtedness under the Incremental Fixed Amount as of the date of such redesignation by the amount of such Financial Indebtedness so redesignated).
2.3	Additional Debt
(a)	Members of the Group may:
(i)	constitute commitments in respect of, incur or assume Financial Indebtedness which is secured on a pari passu basis with the Facilities ("Additional First Lien Debt");
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(ii)	constitute commitments in respect of, incur or assume Financial Indebtedness which is secured on a junior basis to the Facilities ("Additional Second Lien Debt");
(iii)	constitute commitments in respect of, incur or assume Financial Indebtedness which is unsecured ("Additional Unsecured Debt"),

provided that:

(A)	in respect of any Additional First Lien Debt, the agent or trustee in respect of such Financial Indebtedness becomes party to the Intercreditor Agreement as a First Lien Agent (and such Financial Indebtedness is designated as First Lien Liabilities);
(B)	in respect of any Additional Second Lien Debt, the agent or trustee in respect of such Financial Indebtedness becomes party to the Intercreditor Agreement as a Second Lien Agent (and such Financial Indebtedness is designated as Second Lien Liabilities);
(C)	the first scheduled repayment or redemption date (other than amortisation that is customary for such type of indebtedness) of any:
(aa)

Additional First Lien Debt (other than Permitted Refinancing Indebtedness (which shall be subject to the maturity requirements set forth below for Permitted Refinancing Indebtedness) and any UKEF Facility) in the form of a broadly syndicated term loan (for the avoidance of doubt, any Additional First Lien Debt in the form of a term “a” facility or otherwise club credit facilities provided by relationship banks shall not be treated as broadly syndicated) is no earlier than the latest Termination Date applicable to the Term Facility B Loans (as at the time the relevant commitments and/or Financial Indebtedness constituting Additional First Lien Debt are constituted and/or incurred) (such date, the “Additional First Lien Debt Maturity Date”); and

(bb)Additional Second Lien Debt or Additional Unsecured Debt (other than Permitted Refinancing Indebtedness (which shall be subject to the maturity requirements set forth below for Permitted Refinancing Indebtedness) in the form of a broadly syndicated term loan (for the avoidance of doubt, any Additional Second Lien Debt in the form of a term “a” facility or otherwise club credit facilities provided by relationship banks shall not be treated as broadly syndicated) is no earlier than the date falling six months after the latest Termination Date applicable to the Term Facility B Loans (as at the time the relevant commitments and/or Financial Indebtedness constituting Additional Second Lien Debt or Additional Unsecured Debt are constituted and/or incurred) (such date, the “Additional Non-First Lien Debt Maturity Date”);  and

in each case determining the final maturity of any relevant debt which is a bridge loan by reference to the notes or term loans into which such bridge loan is to be converted to or exchanged for at maturity, and excluding customary offers to repurchase or mandatory prepayments upon a change of control, asset sale, change in taxation or event of loss and customary acceleration rights after an event of default; provided that any Additional First Lien Debt, Additional Second Lien Debt and Additional Unsecured Debt, in each case, that is in the form

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of a broadly syndicated term loan, in an outstanding amount (measured solely when incurred, created or assumed and not including any Permitted Refinancing Indebtedness or any UKEF Facility) equal to the greater of (x) $500,000,000 (or its equivalent in other currencies) and (y) 100% of the then mostly recently reported Consolidated EBITDA (as reduced by any outstanding (such amount measured solely when such Additional First Lien Debt, Additional Second Lien Debt and Additional Unsecured Debt are incurred, created or assumed) (A) Incremental Term Facility Commitments incurred under the Incremental Term Facility B Maturity Exclusion and (B) Refinancing Indebtedness incurred under the Refinancing Maturity Exclusion) (such amount, the “Additional Debt Maturity Exclusion”) may have a maturity date before the Additional First Lien Debt Maturity Date (in the case of Additional First Lien Debt that is in the form of a broadly syndicated term loan) or the Additional Non-First Lien Debt Maturity Date (in the case of Additional Second Lien Debt or Additional Unsecured Debt, in each case, that is in the form of a broadly syndicated term loan).

(D)	in respect of loan facilities, at the time the relevant commitments are constituted and, in respect of other Financial Indebtedness, at the time such Financial Indebtedness is incurred or assumed, either (A):
(1)	in the case of Additional First Lien Debt (other than Permitted Refinancing Indebtedness incurred in respect of the refinancing of any then existing First Lien Liabilities) Net First Lien Secured Leverage, calculated on a pro forma basis for the incurrence in full and use of the relevant Financial Indebtedness, acquisitions or disposals or prepayment of indebtedness in connection therewith and Certified Synergies and assuming full utilisation of any Revolving Facility Commitments and any Additional First Lien Debt which is a revolving facility to the extent such Revolving Facility Commitments and Additional First Lien Debt exceed in aggregate $75,000,000 (and only such excess shall be taken into account) is less than or equal to (x) 5.50:1 or (y) solely in the case of any such Additional First Lien Debt being incurred to finance a Permitted Acquisition, the Net First Lien Secured Leverage immediately prior to the incurrence of such Additional First Lien Debt (the “Additional First Lien Debt Ratio Test”); or
(2)	in the case of Additional Second Lien Debt (other than Permitted Refinancing Indebtedness) Net Total Secured Leverage, calculated on a pro forma basis for the incurrence in full and use of the relevant Financial Indebtedness, acquisitions or disposals or prepayment of indebtedness in connection therewith and Certified Synergies, is less than or equal to (x) 8.00:1 or (y) solely in the case of any such Additional Second Lien Debt being incurred to finance a Permitted Acquisition, the Net Total Secured Leverage immediately prior to the incurrence of such Additional Second Lien Debt (the “Additional Second Lien Debt Ratio Test”); or
(3)	in the case of Additional Unsecured Debt (other than Permitted Refinancing Indebtedness), either (x) Net Total Leverage, calculated on a pro forma basis for the incurrence in full and use of the relevant Financial Indebtedness, acquisitions or disposals or prepayment of indebtedness in connection therewith and
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Certified Synergies, is less than or equal to (i) 8.25:1 or (ii) solely in the case of any such Additional Unsecured Debt being incurred to finance a Permitted Acquisition, the Net Total Leverage immediately prior to the incurrence of such Additional Unsecured Lien Debt or (y) Consolidated Interest Coverage Ratio, calculated on a pro forma basis for the incurrence in full and use of the relevant Financial Indebtedness, acquisitions or disposals or prepayment of indebtedness in connection therewith and Certified Synergies is not less than 2.00:1 (the “Additional Unsecured Debt Ratio Test” and, together with the Additional First Lien Debt Ratio Test and the Additional Second Lien Debt Ratio Test, the “Additional Debt Ratio Tests”);

or (B) the aggregate amount of Additional Debt, to be incurred, created or assumed  does not exceed the then available  Incremental Fixed Amount (measured at the time incurred, created or assumed);

(E)	The Obligors’ Agent may elect to use the Additional Debt Ratio Tests prior to the Incremental Fixed Amount regardless of whether there is capacity under Incremental Fixed Amount, and if the Incremental Fixed Amount, on the one hand, and the Additional Debt Ratio Tests, on the other hand, are available and the Obligors’ Agent does not make an election, the Obligors’ Agent will be deemed to have elected the applicable Additional Debt Ratio Test to the extent compliant therewith. The Obligors’ Agent may elect to use capacity under Incremental Fixed Amount on the same date that the Obligors’ Agent uses capacity under the Additional Debt Ratio Tests, by first calculating the capacity under the applicable Additional Debt Ratio Test without regard to the any use of capacity under the Incremental Fixed Amount; provided, further, that the Obligors’ Agent may redesignate all of any portion of any such Financial Indebtedness originally designated as incurred pursuant to the Incremental Fixed Amount as incurred pursuant to the applicable Additional Debt Ratio Tests if, at the time of such redesignation, the Obligors’ Agent would be permitted to incur such Incremental Facility under the applicable Additional Debt Ratio Tests (for purposes of clarity, with any such redesignation having the effect of increasing the ability to incur Financial Indebtedness under the Incremental Fixed Amount as of the date of such redesignation by the amount of such Financial Indebtedness so redesignated).
(F)	Subject to the Agreed Security Principles, the Additional Debt shall not be incurred, assumed or guaranteed by any Group Company that is not an Obligor and, to the extent secured, shall not be secured by any assets that do not secure the Commitments.
(b)	"Permitted Refinancing Indebtedness" means any Financial Indebtedness the proceeds of which are to be applied directly or indirectly towards:
(i)	refinancing or replacing all or a portion of any First Lien Liabilities, Second Lien Liabilities, or Additional Unsecured Debt or any other outstanding Financial Indebtedness (including, for the avoidance of doubt, any outstanding principal amount of unutilized existing revolving commitments) (such Financial Indebtedness, the “Refinanced Indebtedness”); and/or
(ii)	the payment of principal, interest, fees, discounts, expenses, commissions, premia or other similar amounts payable under or in connection with such
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refinancing or replacement and/or fees, costs and expenses incurred in connection therewith provided that (a) the principal amount (or accreted value or fair value, if applicable) of the Permitted Refinancing Indebtedness does not exceed the amounts set forth in clauses (i) and (ii) above, (b) the obligor of Permitted Refinancing Indebtedness is either the same obligor of the Refinanced Indebtedness or is an Obligor, (c) if the Permitted Refinancing Indebtedness was subordinated in right of payment or security to the Commitments, then such Permitted Refinancing Indebtedness, by its terms, is subordinate in right of payment and security to the Commitments at least to the same extent as the Refinanced Indebtedness, and (d) the first scheduled repayment or redemption date (other than amortisation that is customary for such type of indebtedness) of such Permitted Refinancing Indebtedness is either (i) no earlier than the Financial Indebtedness being repaid or refinanced or (ii) is no earlier than the latest Termination Date applicable to the Term Loans (or in the case of Permitted Refinancing Indebtedness being used to repay or refinance some but not all Term Loans, the latest Termination Date applicable to the Term Loans being repaid or refinanced) or the Termination Date applicable to the Facility RCF (such earlier date, the “Refinancing Maturity Date”), provided that any Permitted Refinancing Indebtedness in an outstanding amount (measured solely when incurred, created or assumed and not including any UKEF Facility) equal to the greater of (x) $500,000,000 (or its equivalent in other currencies) and (y) 100% of the then mostly recently reported Consolidated EBITDA (as reduced by any outstanding (such amount measured solely when such Permitted Refinancing Indebtedness are incurred, created or assumed) with respect to (A) Incremental Term Facility Commitments incurred under the Incremental Term Facility B Maturity Exclusion and (B) Additional Debt incurred under the  Additional Debt Maturity Exclusion) (such amount, the “Refinancing Maturity Exclusion”) may have a maturity date before the Refinancing Maturity Date.

(c)	Save to the extent provided for in this clause 2.3 (Additional Debt), the principal amount, interest rate, interest periods and interest payment dates, use of proceeds, repayment schedule, availability period and fees and all other terms applicable to the relevant Additional Debt (including provisions for the relevant Additional Debt to be made available on a certain funds basis) shall be agreed by the relevant borrower (or Obligors’ Agent on its behalf and the creditor(s) in respect of that Additional Debt without the need to obtain any further consent from any Finance Parties and included in the relevant Additional First Lien Finance Documents or Additional Second Lien Finance Documents (as applicable) (each as defined in the Intercreditor Agreement).
(d)	The Finance Parties and each Obligor shall (at the cost of the Obligors) enter into any amendment to the Finance Documents and/or replacement or additional documentation consequential on or required by applicable law to allow the Obligors to effectively constitute commitments in respect of, incur or assume Additional Debt from the relevant creditors and/or to ensure that (subject to the Agreed Security Principles) the creditors in respect of the Additional Debt have (and the Finance Parties continue to have) the benefit of the same guarantee and security interests under the Transaction Security Documents as existed immediately before the establishment of the relevant commitments and/or the incurrence or assumption of Additional Debt pursuant to this clause 2.3, including:
(i)	any changes to, the taking of, or the release coupled with the retaking of any Transaction Security;
(ii)	the entry into of any additional Transaction Security Documents; and/or
(iii)	the entry into of any supplemental agreements, confirmations or similar or equivalent documents.
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(e)	For the avoidance of doubt, no such action of an Obligor described above shall be a condition precedent to the incurrence or assumption of Additional Debt (unless agreed between Obligors’ Agent and the Majority Lenders) but may be a condition subsequent to be delivered within a time reasonably specified by the Security Agent after such establishment and agreed by Obligors’ Agent (acting reasonably).
(f)	The Facility Agent and the Security Agent are irrevocably authorised and instructed by each Finance Party to enter into any documentation referred to in the previous paragraph on behalf of any Finance Party and to take such other action as is reasonably required to give effect to the purposes set out in paragraph (d) above.
2.4	Finance Parties' Rights and Obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.5	Obligors' Agent
(a)	Each Obligor (other than, if an Obligor, Obligors’ Agent) by its execution of this agreement or an Accession Letter (or other accession hereto) irrevocably appoints Obligors’ Agent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	Obligors’ Agent on its behalf to supply all information concerning itself contemplated by this agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations (in each case, however fundamental) capable of being given, made or effected by any Obligor (notwithstanding that they may increase the Obligor's obligations or otherwise affect the Obligor) and to give confirmation as to continuation of surety obligations, without further reference to or the consent of that Obligor; and
(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to Obligors’ Agent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

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(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.
2.6	Extension Offers
(a)	Notwithstanding anything to the contrary in this agreement, pursuant to one or more offers made from time to time by Obligors’ Agent to all Lenders of any participations in Term Loans with a like maturity date and/or Revolving Facility Commitments with a like maturity date on a pro rata basis, and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Obligors’ Agent is hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s participations in Loans and/or Revolving Facility Commitments of such Class and to otherwise modify the terms of such Lender’s participations in Loans and/or Revolving Facility Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s participations in Loans and/or Revolving Facility Commitments and/or modifying the amortization schedule in respect of such Lender’s participations in Loans); provided that no Default shall have occurred and be continuing at the time a Pro Rata Extension Offer is delivered to the Lenders. For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the participations in Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Facility Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Obligors’ Agent and any such Lender (an “Extending Lender”) will be established under an Extension Amendment (any such extended participations in a Term Loan, a participation in an “Extended Term Loan”; any such extended Revolving Facility Commitment, an “Extended Revolving Commitment,” and any Revolving Facility Loan made pursuant to such Extended Revolving Commitment, an “Extended Revolving Loan”). Each Pro Rata Extension Offer shall specify the date on which the Obligors’ Agent proposes that the Extended Term Loan shall be made or the proposed Extended Revolving Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Facility Agent (or such shorter period agreed to by the Facility Agent in its reasonable discretion).
(b)	The Obligors’ Agent and each Extending Lender shall execute and deliver to the Facility Agent an amendment to this agreement (an “Extension Amendment”) and such other documentation as the Facility Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender. Each Extension Amendment shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Obligors’ Agent and set forth in the Pro Rata Extension Offer), the Extended Term
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Loans shall have the same terms as the existing Class of Term Loans from which they are extended except for any terms which shall not apply until after the then latest Termination Date related to outstanding Term Loans, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the maturity date of the Class of Term Loans subject to such Pro Rata Extension Offer, (iii) except as to interest rates, fees, any other pricing terms and final maturity (which shall be determined by the Obligors’ Agent and set forth in the Pro Rata Extension Offer), any Extended Revolving Commitment shall have the same terms as the existing Class of Revolving Facility Commitments from which they are extended except for any terms which shall not apply until after the Termination Date related to outstanding Revolving Facility Commitments and, in respect of any other terms that would affect the rights or duties of any Issuing Bank, such terms as shall be reasonably satisfactory to such Issuing Bank, and (iv) any Extended Term Loans may require participation on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term Loans in any mandatory prepayment hereunder. Upon the effectiveness of any Extension Amendment, this agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Commitments evidenced thereby and shall not require the consent of any Lender (other than an Extending Lender). Any such deemed amendment may be memorialized in writing by the Facility Agent with the Obligors’ Agent’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Extension Amendment with respect to any Extended Revolving Commitments, and with the consent of each Issuing Bank, participations in Letters of Credit shall be reallocated to lenders holding such Extended Revolving Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Commitment or upon or prior to the maturity date for any Class of Revolving Facility Commitments.
(c)	Upon the effectiveness of any such Extension, the applicable Extending Lender’s participations in a Term Loan will be automatically designated a participation in an Extended Term Loan and/or such Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Commitment. For purposes of this agreement and the other Finance Documents, (i) if such Extending Lender is extending a participation in a Term Loan, such Extending Lender will be deemed to have a participation in an Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Facility Commitment, such Extending Lender will be deemed to have an Extended Revolving Commitment.
(d)	Notwithstanding anything to the contrary set forth in this agreement or any other Finance Document, (i) no Extended Term Loan or Extended Revolving Commitment is required to be in any minimum amount or any minimum increment, (ii) any Extending Lender may extend all or any portion of its participations in Term Loans and/or Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Commitment), (iii) there shall be no condition to any Extension of any participations in a Loan or Revolving Facility Commitment at any time or from time to time other than notice to the Facility Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Commitment implemented thereby, (iv) all Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be obligations of the relevant Obligors under this agreement and the other Finance Documents that rank equally and ratably in right of security with all other obligations of the Class being extended (and all other obligations secured by the same priority of security securing the participations in Term Loans or Revolving Facility Loans being extended), (v) no Issuing Bank shall be obligated to issue Letters of Credit under such Extended Revolving Commitments unless it shall have consented thereto and (vi) there shall be no borrower (other than the Borrowers) and no guarantors (other
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than the Guarantors) in respect of any such Extended Term Loans or Extended Revolving Commitments.
(e)	Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrower shall cooperate with the Facility Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.
3.	PURPOSE
3.1	Purpose
(a)	Each Borrower shall apply amounts borrowed by it under each Revolving Facility and Term Facility, any Letter of Credit and any utilisation of any Ancillary Facility towards the general purposes (including, without limitation, for working capital purposes and any other purposes not prohibited by the Finance Documents) of the Group.
(b)	Unless otherwise agreed in the relevant Incremental Facility Commitment Letter, each Borrower shall apply any amounts borrowed by it under an Incremental Facility made available to it pursuant to clause 2.2 (Incremental Facilities) towards the general purposes of the Group.
(c)	No Borrower shall downstream or otherwise lend any amounts borrowed by it under this agreement to ASM.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this agreement.

4.	CONDITIONS OF UTILISATION
4.1	Initial Conditions Precedent
(a)	The conditions to Lenders funding Loans on the 2022 Effective Date are as set out in the 2022 Amendment Request, 2022 Amendment Agreement, or the relevant Incremental Commitment Letter, as applicable.
4.2	Further Conditions Precedent
(a)	The Lenders will only be obliged to comply with clause 5.4 (Lenders' Participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)	in the case of a Rollover Loan, no winding up order has been made in respect of the relevant Borrower;
(ii)	in the case of a Utilisation of an Incremental Facility, any further conditions precedent to Utilisation specified in the Incremental Facility Commitment Letter for that Incremental Facility are satisfied; and
(iii)	in relation to any other Utilisation, the Repeating Representations, to be made by each Obligor are true in all material respects and no Default is continuing or would result from the proposed Utilisation.
(b)	The Lenders will only be obliged to comply with clause 34.9 (Change of Currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeating Representations to be made by each Obligor are true in all material respects.
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4.3	Conditions Relating to Optional Currencies
(a)	A currency will constitute an Optional Currency in relation to a Revolving Facility Utilisation if:
(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market at the Specified Time or, if later, on the date the Facility Agent receives the relevant Utilisation Request and the Utilisation Date for that Utilisation; and
(ii)	it is euro, or has been approved by the Facility Agent (acting on the instructions of the RCF Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request for that Utilisation.
(b)	If the Facility Agent has received a written request from Obligors’ Agent for a currency to be approved under paragraph (a)(ii) above, the Facility Agent will confirm to Obligors’ Agent by the Specified Time:
(i)	whether or not the Lenders have granted their approval; and
(ii)	if approval has been granted, the minimum amount (and, if required, integral multiple) for any subsequent Utilisation in that currency.
(c)	Obligors’ Agent and the Facility Agent shall negotiate any amendment required to any provision hereof (including applicable benchmark rate, giving due consideration to (i) any selection or recommendation of a benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate for such Optional Currency for syndicated credit facilities denominated in the applicable Optional Currency at such time in the United States, and any adjustment) to facilitate that Loans be made in such Optional Currency in good faith and such amendment shall be deemed approved by the Lenders if the Majority RCF Lenders shall have received at least five Business Days’ prior written notice of such change and the Facility Agent shall not have received, within five Business Days of the date of such notice to the Lenders with a Revolving Facility Commitment, a written notice from the Majority RCF Lenders stating that the Majority RCF Lenders object to such amendment.
4.4	Maximum Number of Utilisations
(a)	A Borrower (or Obligors’ Agent) may not deliver a Utilisation Request or request that a Term Loan be divided if as a result of the proposed Utilisation or division (as the case may be):
(i)	more than 10 Term Loans (excluding any Incremental Term Facility Loans) would be outstanding;
(ii)	more than 16 Revolving Facility Utilisations would be outstanding.
(b)	Any Loan made by a single Lender under clause 8.2 (Unavailability of a Currency) shall not be taken into account in this clause 4.4.
4.5	Cancellation at end of Availability Period

At the end of the Availability Period in relation to a Facility, all unutilised Commitments under that Facility will automatically be cancelled.

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5.	UTILISATION – LOANS
5.1	Delivery of a Utilisation Request

A Borrower, in accordance with Section 2.5, may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request in the form of part 1A of schedule 3 (Requests) not later than the Specified Time (or in the case of an Incremental Facility as provided for in the relevant Incremental Facility Commitment Letter).

5.2	Completion of a Utilisation Request for Loans
(a)	Each Utilisation Request for a Loan is irrevocable (provided that a Utilisation Request may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein, in which case such notice may be revoked by the Obligors’ Agent (by notice to the Facility Agent on or prior to the specified effective date) if such condition is not satisfied) and will not be regarded as having been duly completed unless:
(i)	it identifies the Facility to be utilised;
(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;
(iii)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and Amount);
(iv)	it identifies whether such Loan will be a Term Benchmark Loan or a RFR Loan, provided that, subject to Clauses 16.2 (Alternate Rate of Interest) and 16.3 (Benchmark Replacement), all Loans shall be Term Benchmark Loans; and
(v)	other than with respect to RFR Loans, the proposed Interest Period complies with clause 15 (Interest Periods) (or, in respect of an Incremental Facility Loan, the requirements stipulated for that Incremental Facility pursuant to clause 2.2 (Incremental Facilities)).
(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the 2022 Effective Date. Only one Utilisation may be requested in each subsequent Utilisation Request.
5.3	Currency and Amount
(a)	The currency specified in a Utilisation Request must be:
(i)	the Base Currency (in relation to a Term Facility denominated in the Base Currency);
(ii)	Euro in relation to any Term Facility denominated in Euro; and
(iii)	the Base Currency or an Optional Currency in relation to a Revolving Facility.
(b)	The amount of the proposed Loan must be:
(i)	if the currency selected is the Base Currency, a minimum of:
(A)	$5,000,000 for Facility RCF; and
(B)	unless otherwise agreed in the relevant Incremental Facility Commitment Letter, $5,000,000 for an Incremental Revolving Facility,
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or in each case, if less, the Available Facility; or

(ii)	if the currency selected is Euro, a minimum of €5,000,000;
(iii)	if the currency selected is an Optional Currency, the minimum amount (and, if required, integral multiple) specified by the Facility Agent pursuant to clause 4.3(b)(ii) (Conditions Relating to Optional Currencies) or, if less, the Available Facility;
(iv)	in the case of an Incremental Facility Loan, a minimum amount as specified in the relevant Incremental Facility Commitment Letter.
5.4	Lenders' Participation
(a)	If the conditions set out in this agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.
(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment (where applicable, under the relevant tranche thereof) to the Available Facility (where applicable, within the relevant tranche thereof) immediately prior to making the Loan.
(c)	The Facility Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan by the Specified Time.
5.5	Limitations on Utilisations
(a)	The maximum aggregate Base Currency Amount of all Letters of Credit shall not exceed $26,500,000 (or in the case of Letters of Credit issued under an Incremental Revolving Facility such other amount as is provided for in the relevant Incremental Facility Commitment Letter (it being understood that any increase in such amount set forth in the relevant Incremental Facility Commitment Letter shall require the consent of the applicable Issuing Bank)).
5.6	Designated Entities
(a)	A Lender (the "Related Lender") may designate an Affiliate or substitute Facility Office (a "Designated Entity") for the purpose of participating in any Utilisation to a Borrower in a particular jurisdiction.
(b)	An affiliate or Facility Office of a Lender may be designated for the purposes of paragraph (a) above by:
(i)	appearing in the list of Designated Entities in schedule 12 (List of Designated Entities) of this agreement and signing this agreement as a Designated Entity; or
(ii)	acceding as a Designated Entity by signing an accession agreement substantially in the form of schedule 13 (Form of Designated Entity Accession Agreement).
(c)	A Designated Entity does not have any Commitment and does not have any obligations under this agreement prior to such Designated Entity participating in any Utilisation.
(d)	When a Designated Entity participates in any Utilisation:
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(i)	subject to paragraph (e) below, it shall be entitled to all the rights of a Lender and have the corresponding obligations of a Lender, in each case under the Finance Documents relating to its participation in any such Utilisation; and
(ii)	the other parties to the Finance Documents shall treat the Designated Entity as a Lender for these purposes.
(e)	The Designated Entity is a party to this agreement for these purposes.
(f)	For the purposes only of voting in connection with any Finance Document, the participation of a Designated Entity in any outstanding Utilisation shall be deemed to be a participation of the Related Lender.
(g)	Any notice or communication to be made to a Designated Entity shall be served directly on the Designated Entity at the address supplied to the Facility Agent by the Related Lender where the Related Lender or Designated Entity reasonably requests or, if no such request has been made, shall be delivered to the Related Lender in accordance with this agreement.
(h)	A Designated Entity may assign or transfer any of its rights and obligations under this agreement in respect of its participation in any Utilisation (and the Related Lender may assign or transfer any corresponding Commitment) in accordance with clause 29.1 (Assignments and Transfers by the Lenders).
6.	UTILISATION – LETTERS OF CREDIT
6.1	The Revolving Facilities
(a)	Each Revolving Facility may be utilised by way of Letters of Credit.
(b)	Other than clause 5.5 (Limitations on Utilisations), clause 5 (Utilisation – Loans) does not apply to utilisations by way of Letters of Credit.
6.2	Delivery of a Utilisation Request for Letters of Credit

A Borrower (or Obligors’ Agent on its behalf) may request a Letter of Credit to be issued by delivery to the Facility Agent of a duly completed Utilisation Request in the form of part 1B of schedule 3 (Requests) not later than the Specified Time.

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Revolving Facility to be utilised;
(b)	it specifies that it is for a Letter of Credit;
(c)	it identifies the Borrower of the Letter of Credit;
(d)	it identifies the Issuing Bank which has agreed to issue the Letter of Credit;
(e)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility to be utilised;
(f)	the currency and amount of the Letter of Credit comply with clause 6.4 (Currency and Amount);
(g)	the form of Letter of Credit is attached;
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(h)	the Expiry Date of the Letter of Credit falls on or before the Termination Date in relation to the Revolving Facility to be utilised;
(i)	the Term of the Letter of Credit is 12 Months or less; provided that any Letter of Credit may provide, subject to clause (h) above, for the automatic extension thereof for additional periods of lengths not to exceed 12 Months so long as any such Letter of Credit provides that the Issuing Bank has the right to terminate such automatic extension on an annual basis by notice to the beneficiary of such Letter of Credit;
(j)	the delivery instructions for the Letter of Credit are specified; and
(k)	it identifies the beneficiary of the Letter of Credit and such beneficiary is a person to whom such Letter of Credit can be issued without causing the Issuing Bank to be in breach of any Economic Sanctions Law.
6.4	Currency and Amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.
(b)	Subject to clause 5.5(a) (Limitations on Utilisations), the amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility, unless cash cover has been provided in the amount by which the Available Facility is exceeded, and which is:
(i)	if the currency selected is the Base Currency, a minimum of $100,000 or, if less, the Available Facility; or
(ii)	if the currency selected is an Optional Currency, the minimum amount specified by the Facility Agent pursuant to clause 4.3(b)(ii) (Conditions Relating to Optional Currencies) or, if less, the Available Facility.
6.5	Issue of Letters of Credit
(a)	If the conditions set out in this agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.
(b)	The Issuing Bank will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:
(i)	in the case of a Letter of Credit to be renewed in accordance with clause 6.6 (Renewal of a Letter of Credit) no winding up has occurred in respect of the relevant Borrower and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and
(ii)	in relation to any Utilisation by way of issue of a Letter of Credit, the Repeating Representations to be made by each Obligor are true in all material respects.
(c)	The amount of each Lender's participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility (in each case in relation to the relevant Revolving Facility) immediately prior to the issue of the Letter of Credit.
(d)	The Facility Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.
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6.6	Renewal of a Letter of Credit
(a)	A Borrower (or Obligors’ Agent on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Facility Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.
(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in clause 6.3(g) (Completion of a Utilisation Request for Letters of Credit) shall not apply.
(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:
(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and
(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.
(d)	If the conditions set out in this agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.
6.7	Revaluation of Letters of Credit
(a)	If any Letters of Credit are denominated in an Optional Currency, the Facility Agent shall, at six monthly intervals after the date of the Letter of Credit, recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Facility Agent's Spot Rate of Exchange on the date of calculation.
(b)	Obligors’ Agent shall, if requested by the Facility Agent within five days of any calculation under paragraph (a) above, ensure that, in relation to a Revolving Facility, within three Business Days sufficient Revolving Facility Utilisations are prepaid to prevent the Base Currency Amount of the Revolving Facility Utilisations exceeding the Total Revolving Facility Commitments (after deducting the total Ancillary Commitments) following any adjustment to a Base Currency Amount under paragraph (a) above.
7.	LETTERS OF CREDIT
7.1	Immediately Payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which Obligors’ Agent requested) the issue of that Letter of Credit shall repay or prepay that amount within 3 Business Days (subject to clause 7.6 (Conversion of Letter of Credit Liability)).

7.2	Claims under a Letter of Credit
(a)	Each Borrower and each Lender irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by that Borrower (or requested by Obligors’ Agent on its behalf) and which appears on its face to be in order (in this clause 7, a "claim").
(b)	Each Borrower shall within three Business Days of demand pay to the Facility Agent for the Issuing Bank an amount equal to the amount of any claim (plus interest thereon at the Issuing Bank's cost of funds thereon from the date of payment by the
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Issuing Bank to the date of its reimbursement (subject to clause 7.6 (Conversion of Letter of Credit Liability).
(c)	Each Borrower and each Lender acknowledges that the Issuing Bank:
(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and
(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
(d)	The obligations of a Borrower and each Lender under this clause will not be affected by:
(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or
(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
7.3	Indemnities
(a)	Each Borrower shall within five Business Days indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's breach of this clause 7, gross negligence, bad faith or wilful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.
(b)	Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence, bad faith or wilful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).
(c)	If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender's participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Facility Agent, that Lender shall pay to the Facility Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.
(d)	The Borrower which requested (or on behalf of which Obligors’ Agent requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this clause 7.3 in respect of that Letter of Credit.
(e)	The obligations of each Borrower and each Lender under this clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.
(f)	If a Borrower has provided cash cover in respect of a Lender's participation in a Letter of Credit, the Issuing Bank shall seek reimbursement from that cash cover before
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making a demand of that Lender under paragraph (b) above. Any recovery made by an Issuing Bank pursuant to that cash cover will reduce that Lender's liability under paragraph (b) above.
(g)	The obligations of any Lender or Borrower under this clause will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause (including without limitation and whether or not known to it or any other person):
(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;
(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any Group Company;
(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;
(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;
(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or
(vii)	any insolvency or similar proceedings.
7.4	Cash Collateral by Non-Acceptable L/C Lender
(a)	If, at any time, a Lender under a Revolving Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling five Business Days after the request by the Issuing Bank, an amount equal to that Lender's L/C Proportion of the outstanding amount of a Letter of Credit and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.
(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Issuing Bank in respect of that Letter of Credit.
(c)	Subject to paragraph (f) below, until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay to the Issuing Bank amounts due and payable to the Issuing Bank by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit.
(d)	Each Lender under a Revolving Facility shall notify the Facility Agent and the Obligors’ Agent:
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(i)	on the 2022 Effective Date or on any later date on which it becomes such a Lender in accordance with clause 29 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender within paragraph (a) of the definition of "Non-Acceptable L/C Lender"; and
(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in schedule 1 (The Original Parties) or in a Transfer Certificate to that effect will constitute a notice under paragraph (d)(i) to the Facility Agent and, upon delivery in accordance with clause 29.6 (Copy of Transfer Certificate to Obligors’ Agent), to Obligors’ Agent.

(e)	Any notice received by the Facility Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender's status and the Facility Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender's status as specified in that notice.
(f)	If a Lender who has provided cash collateral in accordance with this clause 7.4:
(i)	ceases to be a Non-Acceptable L/C Lender; and
(ii)	no amount is due and payable by that Lender in respect of a Letter of Credit,

that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Issuing Bank be returned to it and the Issuing Bank shall pay that amount to the Lender within three Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

7.5	Rights of Contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this clause 7.

7.6	Conversion of Letter of Credit Liability
(a)	The relevant Issuing Bank shall as soon as reasonably practicable after receipt by it of any claim notify Obligors’ Agent and the relevant Borrower for whose account the relevant Letter of Credit was issued specifying:
(i)	the latest date on which payment may be made in respect of the claim (the "Payment Date"); and
(ii)	the amount of the claim (the "Claimed Amount").
(b)	The relevant Borrower may, but shall not be obliged to, without prejudice to paragraph (c) below and the Obligors' obligations under this agreement, not later than 9.30 a.m. on the Business Day preceding the Payment Date, pay or procure the payment to the Issuing Bank of the Claimed Amount.
(c)	Upon payment of any Claimed Amount by the Issuing Bank, the Borrower for whose account the relevant Letter of Credit was issued shall be deemed to have issued a Utilisation Request in respect of a Revolving Facility Loan in the currency of and an amount equal to that Claimed Amount (which shall be a permitted amount for the purposes of clause 5.3 (Currency and Amount)) and the Utilisation Date for such
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Revolving Facility Loan shall be whichever is the later of the Specified Time referred to in clause 5.1 (Delivery of a Utilisation Request) for that Revolving Facility Loan and the relevant Payment Date and the Interest Period for such Revolving Facility Loan (if a Term Benchmark Loan) shall be one month.
8.	OPTIONAL CURRENCIES
8.1	Selection of Currency

A Borrower (or Obligors’ Agent on behalf of a Borrower) shall select the currency of a Utilisation of a Revolving Facility in a Utilisation Request.

8.2	Unavailability of a Currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Facility Agent that the Optional Currency requested is not readily available to it in the amount required; or
(b)	a Lender notifies the Facility Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Facility Agent will give notice to the relevant Borrower or Obligors’ Agent to that effect by the Specified Time on that day.  In this event, any Lender that gives notice pursuant to this clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period (if applicable).

8.3	Facility Agent's Calculations
(a)	All calculations made by the Facility Agent pursuant to this clause 8 will take into account any repayment, prepayment, consolidation or division of Term Loans to be made on the first Interest Payment Date.
(b)	Each Lender's participation in a Loan will, subject to paragraph (a) above, be determined in accordance with clause 5.4(b) (Lenders' Participation).
9.	ANCILLARY FACILITIES
9.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;
(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;
(c)	a short term loan facility;
(d)	a derivatives facility;
(e)	a foreign exchange facility; or
(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by Obligors’ Agent with an Ancillary Lender.
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9.2	Availability
(a)	If Obligors’ Agent and a Lender agree and except as otherwise provided in this agreement, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender's unutilised Revolving Facility Commitment.
(b)	An Ancillary Facility (other than the Existing Ancillary Facility which has been automatically deemed made available as an Ancillary Facility to Facility RCF pursuant to the 2022 Amendment Agreement) shall not be made available unless, not later than 5 Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Facility Agent has received from Obligors’ Agent:
(i)	a notice in writing requesting the establishment of an Ancillary Facility and specifying:
(A)	the Revolving Facility from which the Ancillary Facility will be established;
(B)	the proposed Borrowers (or Affiliates of a Borrower) which may use the Ancillary Facility;
(C)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;
(D)	the proposed type of Ancillary Facility to be provided;
(E)	the proposed Ancillary Lender;
(F)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility (if not denominated in the Base Currency) and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the "Designated Gross Amount") and its maximum net amount (that amount being the "Designated Net Amount"); and
(G)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency);
(ii)	a copy of the proposed Ancillary Document; and
(iii)	any other information which the Facility Agent may reasonably request in connection with the Ancillary Facility.

The Facility Agent shall promptly notify Obligors’ Agent, the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this agreement (including, for the avoidance of doubt, under this clause).  In such a case, the provisions of this agreement with regard to amendments and waivers will apply.

(c)	Subject to compliance with paragraph (b) above:
(i)	the Lender concerned will become an Ancillary Lender; and
(ii)	the Ancillary Facility will be available,
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with effect from the date agreed by Obligors’ Agent and the Ancillary Lender.

9.3	Terms of Ancillary Facilities
(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and Obligors’ Agent.
(b)	However, those terms:
(i)	must be based upon normal commercial terms at that time (except as varied by this agreement);
(ii)	may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to clause 9.9 (Affiliates of Borrowers)) to use the Ancillary Facility;
(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;
(iv)	may not, otherwise than as a result solely of currency fluctuations, allow the Ancillary Commitment of a Lender to exceed the Available Commitment of that Lender under the relevant Revolving Facility (before taking into account the effect of the Ancillary Facility on that Available Commitment); and
(v)	must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the relevant Revolving Facility (or such earlier date as the applicable Revolving Facility Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).
(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this agreement, this agreement shall prevail except for:
(i)	clause 37.3 (Day Count Convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility; and
(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail.
(d)	Interest, commission and fees on Ancillary Facilities are dealt with in clause 17.5 (Interest, Commission and Fees on Ancillary Facilities).
9.4	Repayment of Ancillary Facility
(a)	An Ancillary Facility shall cease to be available on the Termination Date in relation to the applicable Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this agreement.
(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero.
(c)	No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless:
(i)	the Total Revolving Facility Commitments under the relevant Revolving Facility have been cancelled in full, or all outstanding Utilisations under that Revolving Facility have become due and payable in accordance with the terms
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of this agreement, or the Facility Agent has declared all outstanding Utilisations under that Revolving Facility immediately due and payable, or the expiry date of the Ancillary Facility occurs; or
(ii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender (or its Affiliate, if relevant) to perform any of its obligations as contemplated by this agreement or to fund, issue or maintain its participation in its Ancillary Facility; or
(iii)	the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Revolving Facility Utilisation under the same Revolving Facility and the Ancillary Lender gives sufficient notice to enable a Utilisation of that Revolving Facility to be made to refinance those Ancillary Outstandings.
(d)	For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in paragraph (c)(iii) above can be refinanced by a Utilisation of a Revolving Facility:
(i)	the Revolving Facility Commitment of the Ancillary Lender under that Revolving Facility will be increased by the amount of its Ancillary Commitment; and
(ii)	the Utilisation may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether clause 4.4 (Maximum Number of Utilisations) or clause 5.2(a)(iii) (Completion of a Utilisation Request for Loans) applies.
(e)	On the making of a Utilisation of a Revolving Facility to refinance Ancillary Outstandings:
(i)	each Lender will participate in that Utilisation in an amount (as determined by the Facility Agent) which will result as nearly as possible in the aggregate amount of its participation in Utilisations then outstanding bearing the same proportion to the aggregate amount of the Utilisations then outstanding as its Revolving Facility Commitment bears to the aggregate of the Revolving Facility Commitments, in each case, under that Revolving Facility; and
(ii)	the relevant Ancillary Facility shall be cancelled.
(f)	In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to applicable regulatory authorities as netted for capital adequacy purposes.
(g)	In relation to an Ancillary Facility which comprises either a single account or multiple account overdraft facility, any credit balances held by the relevant Ancillary Lender in relation to that Ancillary Facility will not be repayable to the extent that repayment would cause any Designated Net Amount to be exceeded.
9.5	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

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(a)	the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and
(b)	where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in paragraph (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.
9.6	Adjustment for Ancillary Facilities upon Acceleration

In this clause 9.6:

"Revolving Outstandings" means, in relation to a Lender and a Revolving Facility, the aggregate of the equivalent in the Base Currency of:

(a)	its participation in each Utilisation under that Revolving Facility then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under that Revolving Facility); and
(b)	if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender under that Revolving Facility (together with the aggregate amount of all accrued interest, fees and commission owed to it as an Ancillary Lender in respect of the Ancillary Facility); and

"Total Revolving Outstandings" means the aggregate of all Revolving Outstandings under a Revolving Facility.

(a)	If a notice is served under clause 28.22 (Acceleration) (other than a notice declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall promptly adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under any Revolving Facility and each Ancillary Facility granted thereunder to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender's Revolving Facility Commitment bears to the Total Revolving Facility Commitments, each as at the date the notice is served under clause 28.22 (Acceleration).
(b)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (a) above, then each Lender and Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.
(c)	Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this Clause 9.6 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Outstandings.
(d)	Prior to the application of the provisions of paragraph (a) above, an Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility shall set off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.
(e)	All calculations to be made pursuant to this clause 9.6 shall be made by the Facility Agent based on upon information provided to it by the Lenders and Ancillary Lenders.
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9.7	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Facility Agent, supply the Facility Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Facility Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Facility Agent and the other Finance Parties.

9.8	Affiliates of Lenders as Ancillary Lenders
(a)	Subject to the terms of this agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender having a Revolving Facility Commitment of the relevant Lender. For the purposes of calculating the Lender's Available Commitment with respect to a Revolving Facility, the Lender's Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates in relation to that Revolving Facility.
(b)	Obligors’ Agent shall specify any relevant Affiliate of a Lender in any notice delivered by Obligors’ Agent to the Facility Agent pursuant to clause 9.2(b)(i) (Availability).
(c)	An Affiliate of a Lender which becomes an Ancillary Lender shall accede to this agreement and the Intercreditor Agreement by delivery to the Security Agent of a duly completed accession undertaking in the form scheduled to each Intercreditor Agreement.
(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in clause 29 (Changes to the Lenders)), its Affiliate shall cease to have any obligations under this agreement or any Ancillary Document.
(e)	Where this agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.
9.9	Affiliates of Borrowers
(a)	Subject to the terms of this agreement, an Affiliate of a Borrower (other than any Affiliate incorporated in Belgium or Switzerland) may with the approval of the relevant Lender become a borrower with respect to an Ancillary Facility.
(b)	Obligors’ Agent shall specify any relevant Affiliate of a Borrower in any notice delivered by Obligors’ Agent to the Facility Agent pursuant to clause 9.2(b)(i) (Availability).
(c)	If a Borrower ceases to be a Borrower under this agreement in accordance with clause 30.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this agreement or any Ancillary Document.
(d)	Where this agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.
(e)	Any reference in this agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a
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Borrower being under no obligations under any Finance Document or Ancillary Document.
9.10	Revolving Facility Commitment Amounts

Notwithstanding any other term of this agreement, in relation to each Revolving Facility, each Lender shall ensure that at all times its Revolving Facility Commitment is not less than:

(a)	its Ancillary Commitment; or
(b)	the Ancillary Commitment of its Affiliate.
10.	REPAYMENT
10.1	Repayment of Term Loans
(a)	The Borrower under the Term Facility A shall repay the Term Facility A Loans outstanding under the Term Facility A on the dates set forth below an amount equal to the product of the aggregate initial principal amount of Term Facility A Loans which have been made prior to such date multiplied by the amortization percentage set forth opposite such date (subject to adjustment for any prepayment made pursuant to the terms of this agreement and provided that any Term Facility A Loan made after any such date shall only be taken into account for repayment instalments after the date on which such Term Facility A loan was made):

Date	Amount
September 30, 2024	0.625%
December 31, 2024	0.625%
March 31, 2025	0.625%
June 30, 2025	0.625%
September 31, 2025	1.25%
December 31, 2025	1.25%
March 31, 2026	1.25%
June 30, 2026	1.25%
September 30, 2026	1.25%
December 31, 2026	1.25%
March 31, 2027	1.25%
June 30, 2027	1.25%
September 30, 2027	1.875%
December 30, 2027	1.875%
March 31, 2028	1.875%
June 30, 2028	1.875%
September 30, 2028	2.50%
December 31, 2028	2.50%
March 31, 2029	2.50%
June 30, 2029	2.50%
Termination Date for the Term Facility A Loan	Remaining outstanding amount

(b)	The Borrower under the Term Facility B shall repay the Term Facility B Loans on the Termination Date for the Term Facility B.
(c)	The Borrowers under each Incremental Term Facility shall repay each Incremental Term Facility Loan borrowed by it under that Incremental Term Facility in the amounts and on the dates agreed between the Borrower and the relevant Lenders thereof in accordance with clause 2.2 (Incremental Facilities).
(d)	The Borrowers may not reborrow any part of a Term Facility which is repaid.
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10.2	Repayment of Revolving Facility Loans

(a) Each Borrower which has drawn a Revolving Facility Loan shall repay that Loan on the last day of its Interest Period or in relation to a RFR Loan, its next Interest Payment Date.

(b)Without prejudice to each Borrower's obligation under paragraph (a) above, if:

(i)one or more Revolving Facility Loans are to be made available to a Borrower:

(A)on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(B)in the same currency as the maturing Revolving Facility Loan; and

(C)in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan; and

(ii)the proportion borne by each Lender's participation in the maturing Revolving Facility Loan to the amount of that maturing Revolving Facility Loan is the same as the proportion borne by that Lender's participation in the new Revolving Facility Loans to the aggregate amount of those new Revolving Facility Loans, the aggregate amount of the new Revolving Facility Loans shall, unless the relevant Borrower notifies the Facility Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(1)the relevant Borrower will only be required to make a payment under Clause 34.1 (Payments to the Facility Agent) in an amount in the relevant currency equal to that excess; and

(2)each Lender's participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Facility Loans and that Lender will not be required to make a payment under Clause 34.1 (Payments to the Facility Agent) in respect of its participation in the new Revolving Facility Loans; and

(B)if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(1)the relevant Borrower will not be required to make a payment under Clause 34.1 (Payments to the Facility Agent); and

(2)each Lender will be required to make a payment under Clause 34.1 (Payments to the Facility Agent) in respect of its participation in the new Revolving Facility Loans only to the extent that its participation in the new Revolving Facility Loans exceeds that Lender's participation in the maturing Revolving Facility Loan and the remainder of that Lender's participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Facility Loan.

11.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION
11.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender (or its Affiliate which is an Ancillary Lender or Designated Entity, if relevant) to perform any of its obligations as

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contemplated by this agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;
(b)	upon the Facility Agent notifying Obligors’ Agent, the Commitment of that Lender will be immediately cancelled; and
(c)	each Borrower shall repay that Lender's participation in the Utilisations made to that Borrower on the last day of the Interest Period (or with respect to a RFR Loan, the next Interest Payment Date) for each Utilisation occurring after the Facility Agent has notified Obligors’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).
11.2	Illegality in Relation to Issuing Bank

If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a)	that Issuing Bank shall promptly notify the Facility Agent upon becoming aware of that event;
(b)	upon the Facility Agent notifying Obligors’ Agent, the Issuing Bank shall not be obliged to issue any Letter of Credit;
(c)	Obligors’ Agent shall procure that the relevant Borrower shall use its best endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time; and
(d)	unless any other Lender has agreed to be an Issuing Bank pursuant to the terms of this agreement, the Revolving Facilities shall cease to be available for the issue of Letters of Credit.
11.3	Voluntary Cancellation
(a)	Obligors’ Agent may, if it gives the Facility Agent not less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $25,000,000) of an Available Facility; provided that a notice of cancellation may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked (by notice to the Facility Agent on or prior to the specified effective date) if such condition is not satisfied. Any cancellation under this clause 11.3 shall reduce the Commitments of the Lenders rateably under that Facility.
11.4	Voluntary Prepayment of Term Loans
(a)	Subject to paragraphs (b) and (c) below, a Borrower to which a Term Loan has been made may, if it or Obligors’ Agent gives the Facility Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Term Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Term Loan by a minimum amount of $10,000,000); provided that a notice of prepayment delivered by such Borrower may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by such Borrower (by notice to the Facility Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly
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following receipt of any such notice relating to a Loan, the Facility Agent shall advise the applicable Lenders of the contents thereof.
(b)	A Term Loan may only be prepaid after the last day of the Availability Period applicable to the relevant Term Facility (or, if earlier, the day on which the applicable Available Facility is zero).
(c)	Obligors’ Agent may select in its absolute discretion the Loan(s) against which prepayments made under this clause 11.4 shall be applied and may select which remaining instalments of the Term Loans under the applicable Class or Classes such prepayments under this clause 11.4 shall be applied against (if no selection is made then such prepayment shall be applied on remaining instalments in direct order).
11.5	Voluntary Prepayment of Revolving Facility Utilisations

A Borrower to which a Revolving Facility Utilisation has been made may, if it or Obligors’ Agent gives the Facility Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Utilisation by a minimum amount of $5,000,000); provided that a notice of prepayment delivered by such Borrower may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by such Borrower (by notice to the Facility Agent on or prior to the specified effective date) if such condition is not satisfied.

11.6	Right of Cancellation and Repayment in Relation to a Single Lender or Issuing Bank
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 18.2(c) (Tax Gross-Up); or
(ii)	any Lender or Issuing Bank claims indemnification from Obligors’ Agent or an Obligor under clause 18.3 (Tax Indemnity) or clause 19.1 (Increased Costs),

Obligors’ Agent may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Facility Agent notice:

(iii)	(if such circumstances relate to a Lender) of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Utilisations; or
(iv)	(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this agreement in relation to any Letters of Credit to be issued in the future,
(v)	or may, if such circumstances relate to a Lender, instead exercise its rights under clause 40.3 (Replacement of Lender).
(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.
(c)	On the last day of each Interest Period (or with respect to a RFR Loan, the next Interest Payment Date) which ends after Obligors’ Agent has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by Obligors’ Agent in that notice), each Borrower to which a Utilisation is outstanding
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shall repay that Lender's participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.
12.	MANDATORY PREPAYMENT
12.1	Exit

Upon the occurrence of the sale of all or substantially all of the assets of the Group by the Group to another person (other than  a Group Company) whether in a single transaction or a series of related transactions, the Facilities will be cancelled and all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

12.2	Disposal and Insurance Proceeds and Excess Cashflow
(a)	For the purposes of this clause 12:

"Disposal" means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

"Disposal Proceeds" means the cash receivable by any Group Company (including any amount receivable in repayment of intercompany debt) for any Disposal made by any Group Company received except for Excluded Disposal Proceeds and after deducting:

(i)	any reasonable expenses which are incurred by any Group Company with respect to that Disposal to persons who are not Group Companies (including legal expenses, commission payable to agents, bonus payments to which the management are contractually entitled in connection with the Disposal, auditors' fees and closure, survey costs, title insurance premiums, investment banking fees, restructuring and reorganisation costs incurred in preparation for or as a consequence of the relevant Disposal);
(ii)	any Tax incurred and required to be paid by a Group Company in connection with that Disposal including any Tax incurred in the transfer of the Disposal Proceeds intra-Group (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance);
(iii)	any Financial Indebtedness which is to be repaid to the undertaking or business the subject of the Disposal by a Group Company;
(iv)	any Financial Indebtedness which is secured on the assets the subject of the Disposal and which is to be prepaid from the proceeds of the relevant Disposal;
(v)	any repayments of Additional First Lien Debt (limited to its proportionate share of such prepayment, based on the principal amount of such then outstanding debt as a percentage of the aggregate principal amount of all then outstanding Term Loans and Additional First Lien Debt); and
(vi)	any provisions in the accounts for liability in connection with the relevant Disposal.

"Excluded Disposal Proceeds" means the proceeds derived from any Disposal:

(i)	arising as a result of a Permitted Intercompany Debt Disposal, Permitted Disposal identified in any of paragraphs (a), (b), (c), (f), (g), (h), (i), (l), (m),
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(q) and (s) of the definition of Permitted Disposal or arising as a result of a Permitted Share Issue; or
(ii)	which are reinvested, contractually committed to be reinvested or designated by the board of directors of Obligors’ Agent for reinvestment in either:
(A)	other assets;
(B)	Permitted Acquisitions or Permitted Loans; or
(C)	Capital Expenditure,

within 365 days (or 180 days following the end of such 365 day period if such cash proceeds have been contractually committed to be used within such 365 day period) after the Disposal occurs (it being understood that if any portion of such cash proceeds are not so used within such 365 day period or within 180 days following the end of such 365 day period shall constitute Insurance Proceeds as of such date).

"Excluded Insurance Proceeds" means any proceeds of an insurance claim which Obligors’ Agent notifies the Facility Agent are, or are to be applied:

(i)	to meet a third party claim;
(i)	to the replacement, reinstatement and/or repair of the assets in respect of which the relevant insurance claim was made or
(ii)	to be reinvested, contractually committed to be reinvested or designated by the board of directors of Obligors’ Agent for reinvestment in either:
(A)	other assets;
(B)	Permitted Acquisitions or Permitted Loans; or
(C)	Capital Expenditure,

within 365 days (or 180 days following the end of such 365 day period if such cash proceeds have been contractually committed to be used within such 365 day period) after receipt (it being understood that if any portion of such cash proceeds are not so used within such 365 day period or within 180 days following the end of such 365 day period shall constitute Disposal Proceeds as of such date).

"Insurance Proceeds" means the cash proceeds of any insurance claim received by any Group Company in respect of the loss or destruction of assets (and not relating to third party liability, business interruption, loss of earnings or similar claims) except for Excluded Insurance Proceeds and after deducting:

(i)	any reasonable expenses in relation to that claim which are incurred by any Group Company to persons who are not Group Companies.
(ii)	any Tax incurred and required to be paid by a Group Company in connection with that claim;
(iii)	any Financial Indebtedness which is to be repaid to the undertaking or business the subject of the claim by a Group Company;
(iv)	any Financial Indebtedness which is secured on the assets the subject of the claim and which is to be prepaid from the proceeds of the relevant claim;
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(v)	any repayments of Additional First Lien Debt (limited to its proportionate share of such prepayment, based on the principal amount of such then outstanding debt as a percentage of the aggregate principal amount of all then outstanding Term Loans and Additional First Lien Debt); and
(vi)	any provisions in the accounts for liability in connection with the relevant claim.
(b)	Subject to paragraph (c) below and clause 12.5, Obligors’ Agent shall ensure that the Borrowers prepay Utilisations of the Term Facilities (or, with respect to clause (iii) below, the Term Facility B only) in the following amounts at the times and in the order of application contemplated by clause 12.3 (Application of Mandatory Prepayments) (each such prepayment, a “Prepayment Amount”):
(i)	100% (provided that such percentage shall be reduced to 50% or 0% if the Net First Lien Secured Leverage is equal to or less than 4.25:1.0 but greater than 4.0:1.0 or equal to or less than 4.0:1.0, respectively) of the cash proceeds actually received from any Disposal Proceeds during any Financial Year that are in excess of the greater of (i) $26,500,000 (or its equivalent in other currencies) and (ii) 5.3% of the then most recently reported Consolidated EBITDA;
(ii)	100% (provided that such percentage shall be reduced to 50% or 0% if the Net First Lien Secured Leverage is equal to or less than 4.25:1.0 but greater than 4.0:1.0 or equal to or less than 4.0:1.0, respectively) of the cash proceeds actually received from any Insurance Proceeds during any Financial Year that are in excess of the greater of (i) $26,500,000 (or its equivalent in other currencies) and (ii) 5.3% of the then most recently reported Consolidated EBITDA; and
(iii)	in relation to each Financial Year ending on or after 31 December 2022, an amount equal to the Relevant Percentage of Excess Cashflow for that Financial Year, such Relevant Percentage to be determined by reference to the Net First Lien Secured Leverage for that Financial Year as set out in the table below:
Net First Lien Secured Leverage for that Financial Year	Relevant Percentage of Excess Cashflow
Greater than 5.50:1	50%
Less than or equal to 5.50:1	0%

(c)	The Borrower shall notify the Facility Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Clause 12.2(b) (Disposal and Insurance Proceeds and Excess Cash Flow). The Facility Agent will promptly notify each Lender with a participation in any Term Loans of the contents of any such prepayment notice and of such Lender’s ratable portion of such prepayment (based on such Lender’s pro rata share of each relevant Class of the Term Loans) at least 4 Business Days prior to the Prepayment Date. Lender may decline to accept all (but not less than all) of its share of any mandatory prepayment pursuant to Clause 12.2(b) (Disposal and Insurance Proceeds and Excess Cash Flow) (any such Lender, a “Declining Lender”) by providing written notice to the Facility Agent no later than two Business Days after the date of such Lender’s receipt of notice from the Facility Agent regarding such prepayment. If any Lender does not give a notice to the Facility Agent on or prior to such two Business Day time period informing the Facility Agent that it declines to accept the applicable prepayment, then such Lender will be deemed
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to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Facility Agent by the Borrower and applied by the Facility Agent ratably to prepay Loans owing to Lenders (other than Declining Lenders) in the manner described in Clause 12.3 (Applicable of Mandatory Prepayments) for such prepayment. Any amounts that would otherwise have been applied to prepay Loans owing to Declining Lenders shall be retained by the Borrower (such amounts retained by the Borrower, “Declined Amounts”) for any purposes not prohibited by this agreement.
12.3	Application of Mandatory Prepayments
(a)	Subject to the Intercreditor Agreement, a prepayment made under clause 12.2(b) (Disposal and Insurance Proceeds and Excess Cashflow) shall be applied pro rata against each Term Loan, provided that prepayments made under paragraph (iii) of clause 12.2(b) shall be applied against Term Facility B Loans and if applicable any Incremetal Term Facility Loans that the Obligors’ Agent has designated as ‘Incremental Term Facility B Loans’. In addition, such prepayments shall be applied to the remaining instalments of the Term Loans under the applicable Class or Classes as the relevant Borrower or the Obligors’ Agent shall select (and if no selection is made then such prepayment shall be applied on remaining instalments in direct order).
(b)	Unless Obligors’ Agent makes an election under paragraph (c) below, the Borrowers shall prepay Term Loans at the following times (each such date, a “Prepayment Date”):
(i)	in the case of any prepayment relating to the amounts of Disposal Proceeds or Insurance Proceeds within 10 Business Days (or such longer period as may be reasonable acceptable to the Facility Agent) or, if Obligors’ Agent elects to reinvest such amounts as permitted by clause 12.2 above, upon expiry of the applicable period for reinvestment and/or commitment to reinvest specified in clause 12.2 above; and
(ii)	in the case of any prepayment relating to an amount of Excess Cashflow, on the last day of the first Interest Period (or with respect to a RFR Loan, the next Interest Payment Date) ending at least 10 Business Days after delivery pursuant to clause 25.1 (Financial Statements) of the Annual Financial Statements of the Parent.
(c)	Subject to paragraph (d) below, Obligors’ Agent may elect that any prepayment under clause 12.2 (Disposal and Insurance Proceeds and Excess Cashflow) be applied in prepayment of a Term Loan that is a Term Benchmark Loan on the last day of the Interest Period (or with respect to a RFR Loan, the next Interest Payment Date) relating to that Term Loan. If Obligors’ Agent makes that election, then a proportion of the Term Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period (or with respect to a RFR Loan, the next Interest Payment Date). For the avoidance of doubt, Term Facility Loans and Incremental Term Facility Loans shall be considered separate Term Loans for these purposes.
(d)	If Obligors’ Agent has made an election under paragraph (c) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Term Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).
12.4	Excluded Proceeds
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Where Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Disposal Proceeds or Excluded Insurance Proceeds), Obligors’ Agent shall ensure that those amounts are used for that purpose and, if requested to do so by the Facility Agent, shall promptly deliver a certificate to the Facility Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

12.5	Upstreaming Monies

If:

(a)	monies are required to be applied in prepayment or repayment of the Facilities under this clause 12 (Mandatory Prepayments) but in order to be so applied need to be upstreamed or otherwise transferred from one Group Company to another Group Company to effect that prepayment or repayment; and
(b)	such monies cannot be so upstreamed or transferred or the relevant prepayment may not be made without breaching a financial assistance prohibition or without breaching some other legal restriction or without the Group incurring a material cost (whether as a result of paying additional Taxes or otherwise), there will be no obligation to make that payment or prepayment until that impediment no longer applies. Each Obligor will (and Obligors’ Agent will procure that each other Group Company will) use all reasonable endeavours to overcome that impediment.

12.6	Election

Subject to clause 12.3(a) (Application of Mandatory Prepayments) above, any prepayment of Loans required by this agreement shall (if there are two or more Borrowers of such Loans) be made by such Borrower or Borrowers and (if applicable) in such proportions as Obligors’ Agent may specify.

13.	RESTRICTIONS
13.1	Notices of Cancellation or Prepayment

Any notice of cancellation or prepayment, authorisation or other election given by any Party under clause 11 (Illegality, Voluntary Prepayment and Cancellation) or clause 12.3(c) (Application of Mandatory Prepayments) shall (subject to the terms of those clauses) be irrevocable and shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

13.2	Interest and Other Amounts

Any prepayment under this agreement shall be made together with accrued interest on the amount prepaid and without premium or penalty other than Break Costs.

13.3	No Reborrowing of Term Facilities

Without prejudice to clause 2.2 (Incremental Facilities), no Borrower may reborrow any part of a Term Facility which is prepaid.

13.4	Reborrowing of Revolving Facility

Unless a contrary indication appears in this agreement, any part of a Revolving Facility which is prepaid may be reborrowed in accordance with the terms of this agreement.

13.5	Prepayment in accordance with Agreement
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No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this agreement.

13.6	No Reinstatement of Commitments

Without prejudice to clause 2.2 (Incremental Facilities), no amount of the Total Commitments cancelled under this agreement may be subsequently reinstated.

13.7	Facility Agent's Receipt of Notices

If the Facility Agent receives a notice under clause 11 (Illegality, Voluntary Prepayment and Cancellation) or an election under clause 12.3(d) (Application of Mandatory Prepayments) it shall promptly forward a copy of that notice or election to either Obligors’ Agent or the affected Lender, as appropriate.

13.8	Effect of repayment and prepayment on Commitments

If all or part of any Lender's participation in a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

14.	INTEREST
14.1	Calculation of Interest

The rate of interest on each Loan is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and
(b)	(i) in relation to any Term Benchmark Loan denominated in Dollars, the Term SOFR Rate for the relevant Interest Period, (ii) in relation to any RFR Loan, the Daily Simple SOFR, (iii) in relation to any Term Benchmark Loan denominated in euro, EURIBOR for the relevant Interest Period or (iv) in relation to any ABR Loan, the Alternate Base Rate.
14.2	Payment of Interest
(a)	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on each Interest Payment Date.
(b)	If the annual audited financial statements of the Group and related Compliance Certificate received by the Facility Agent show that a higher Margin should have applied during a certain period, then Obligors’ Agent shall (or shall ensure the relevant Borrower shall) promptly pay to the Facility Agent any amounts necessary to put the Facility Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.
(c)	If the annual audited financial statements of the Group and related Compliance Certificate received by the Facility Agent show that a lower Margin should have applied during a certain period, then the next payment of interest on the relevant Loans shall be reduced by an amount which is equal to the amount of interest paid by the Borrowers during the relevant periods less the amount which would have been payable if the Margin had been decreased to the correct level during the relevant periods as calculated by reference to the relevant annual audited financial statements of the Group.
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14.3	Default Interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is one per cent higher than the rate otherwise applicable to such Loan. Any interest accruing under this clause 14.3 shall be immediately payable by the Obligor on demand by the Facility Agent.
(b)	[reserved].
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
14.4	Notification of Rates of Interest

The Facility Agent shall promptly notify the Lenders and the relevant Borrower (or Obligors’ Agent) of the determination of a rate of interest under this agreement.

14.5	Minimum Interest
(a)	When entering into this agreement, the parties hereto have assumed that the interest payable at the rates set out in this agreement and any other payments under the Finance Documents are not and will not become subject to Swiss Withholding Taxes. Therefore, each Obligor acknowledges and agrees that the interest rates set out in this agreement shall constitute minimum interest rates. Nevertheless, if a Tax Deduction is required by Swiss law (other than FATCA) to be made by any Obligor in respect of any interest or other payments under a Finance Document and should it be unlawful for such Obligor to comply with Clause 18.2(c) (Tax Gross-Up) for any reason then:
(i)	the applicable interest, fee, commission rate in relation to that interest, fee or commission payment shall be:
(A)	the interest, fee, commission rate which would have applied to that interest, fee or commission payment (as provided for in this agreement or any other Finance Document in the absence of this Clause 14.5), divided by
(B)	one (1) minus the rate at which the relevant Tax Deduction is required to be made (where the rate at which the relevant Tax Deduction is required to be made is for this purpose expressed as a fraction of (1) rather than as a percentage)
(ii)	the Obligor shall:
(A)	pay the relevant interest, fee or commission at the adjusted rate in accordance with paragraph (i) above; and
(B)	make the Tax Deduction on the interest, fee or commission so recalculated, and
(C)	all references to a rate of interest, fee or commission in this agreement or any other Finance Document shall be construed accordingly.
(b)	To the extent that interest, fee or commission payable by an Obligor under a Finance Document becomes subject to Swiss Withholding Tax, each relevant Lender and that Obligor shall co-operate in completing any procedural formalities (including
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submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary for the relevant Obligor to obtain authorization (i) to make interest, fee or commission payments without them being subject to Swiss Withholding Tax, or (ii) to being subject to Swiss Withholding Tax at a rate reduced under applicable double taxation treaties.
(c)	For the purposes of this clause 14.5, "the rate at which the relevant Tax Deduction is required to be made" shall mean Swiss withholding tax at the standard rate effective from time to time ((35% (thirty-five per cent) at the date of this agreement) unless a tax ruling obtained from the Swiss Federal Tax Administration confirms that the rate at which the relevant Tax Deduction is required to be made is, pursuant to any double-taxation treaty, at specified lower rates in relation to specified Lenders in which case such lower rates shall be applied in relation to the relevant Lenders.]
15.	INTEREST PERIODS
15.1	Selection of Interest Periods and Terms
(a)	A Borrower (or Obligors’ Agent on behalf of a Borrower) may select an Interest Period for a Term Benchmark Loan in the Utilisation Request for that Loan or (if the Term Benchmark Loan is a Term Loan and has already been borrowed) in a Selection Notice.
(b)	Each Selection Notice for a Term Benchmark Loan must be delivered to the Facility Agent by the Borrower (or Obligors’ Agent on behalf of the Borrower) to which that Loan was made not later than the Specified Time.
(c)	If a Borrower (or Obligors’ Agent) fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period for Term Benchmark Loan will, subject to clause 15.2 (Changes to Interest Periods), be one Month.
(d)	Subject to this clause 15, a Borrower (or Obligors’ Agent) may, in the case of a Term Benchmark Loan, select an Interest Period of one, three or six Months or any other period agreed between Obligors’ Agent and the Facility Agent (acting on the instructions of all the Lenders under the same Class of Loans), in each case, subject to the availability for the Benchmark applicable to the relevant Loan; provided that, each Term Facility B Loan made or re-designated on the 2024 Effective Date shall have an Interest Period ending on 30 September 2024 (and shall bear interest at the interest rate applicable to a one-Month Interest Period ending on 30 September 2024) and thereafter shall have an Interest Period as selected by the Borrower (or Obligors’ Agent on behalf of a Borrower) pursuant to this clause 15.1.
(e)	An Interest Period for a Term Benchmark Loan shall not extend beyond the Termination Date applicable to that Loan.
(f)	Each Interest Period for a Term Benchmark Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
15.2	[Reserved]
15.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

15.4	Consolidation and Division of Loans
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(a)	Subject to paragraph (b) below, if two or more Interest Periods:
(i)	relate to Term Benchmark Loans from the same Term Facility in the same currency;
(ii)	end on the same date; and
(iii)	are made to the same Borrower,

those Term Benchmark Loans will, unless that Borrower (or Obligors’ Agent on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to clause 4.4 (Maximum Number of Utilisations) and clause 5.3 (Currency and Amount), if a Borrower (or Obligors’ Agent on its behalf) requests in a Selection Notice that a Term Benchmark Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Loan immediately before its division.
16.	CHANGES TO THE CALCULATION OF INTEREST
16.1	[Reserved]
16.2	Alternate Rate of Interest
(a)	Subject to Clause 16.3 (Benchmark Replacement), if:
(i)	the Facility Agent determines (which determination shall be conclusive absent manifest error) in consultation with the Obligors’ Agent (A) prior to the commencement of any Interest Period for a Term Benchmark Loan, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate or the EURIBOR (including because the relevant Screen Rate is not available or published on a current basis), as applicable, for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Daily Simple SOFR; or
(ii)	the Facility Agent and the Obligors’ Agent are advised by the Majority Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Loan, the Term SOFR Rate or EURIBOR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) for such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan); provided that a Lender shall not so advise the Facility Agent unless such Lender is generally making similar claims upon, or otherwise similarly enforcing its agreements with, similarly-situated borrowers (and provided further that no Lender shall have any obligation to disclose information about any other borrowers);

then the Facility Agent shall promptly give notice thereof to the relevant Borrower (and Obligors’ Agent) and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Facility Agent notifies such Borrower (and Obligors’ Agent) and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the relevant Borrower delivers a new Selection Notice or a new Utilisation Request, (A) for a Loan denominated in Dollars, (1) any Selection Notice that requests the continuation of any Loan as a Term Benchmark Loan and any Utilisation Request that

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requests a Term Benchmark Loan shall instead be deemed to be an Selection Notice or a Utilisation Request, as applicable, for an RFR Loan so long as the Daily Simple SOFR is not also the subject of Clause 16.2(a)(i) or (ii) above and (2) any Utilisation Request that requests an RFR Loan that is subject to Clause 16.2(a)(i) or (ii) above shall instead be deemed to be a Utilisation Request, as applicable, for an ABR Loan and (B) for Loans denominated in euro, any Selection Notice that requests the continuation of any Loan as a Term Benchmark Loan and any Utilisation Request that requests a Term Benchmark Loan, in each case shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Loans, then all other Types of Loans shall be permitted.

Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s (and Obligors’ Agent’s) receipt of the notice from the Facility Agent referred to in this Clause 16.2(a) with respect to a Benchmark applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Facility Agent notifies the Borrower (and Obligors’ Agent) and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the relevant Borrower (or Obligors’ Agent) delivers a new Selection Notice or a new Utilisation Request, (A) for a Loan denominated in Dollars (1) any such Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Facility Agent to, and shall constitute, an RFR Loan so long as the Daily Simple SOFR is not also the subject of Clause 16.2(a)(i) or (ii) above (y) an ABR Loan if the Daily Simple SOFR for Dollar Loans also is the subject of Clause 16.2(a)(i) or (ii) above, on such day, and (2) any RFR Loan that is subject to Clause 16.2(a)(i) or (ii) above shall on and from such day be converted by the Facility Agent to, and shall constitute an ABR Loan and (B) for a Loan denominated in euro, any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate plus the Margin; provided that, if the Facility Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate cannot be determined, any outstanding affected Term Benchmark Loans denominated in euro shall, at the Borrower’s (or Obligors’ Agent’s) election prior to such day, (A) be prepaid by the relevant Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in euro shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time.

16.3	Benchmark Replacement
(a)	Notwithstanding anything to the contrary herein or in any other Finance Document (and any Hedging Agreement shall be deemed not to be a “Finance Document” for purposes of this Clause 16.3), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Finance Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this agreement or any other Finance Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Finance Document in respect of any Benchmark
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setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this agreement or any other Finance Document so long as the Facility Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders (or, with respect to the Revolving Facility, the Majority RCF Lenders).
(b)	Notwithstanding anything to the contrary herein or in any other Finance Document, the Facility Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Finance Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this agreement or any other Finance Document.
(c)	The Facility Agent will promptly notify the Borrowers (and the Obligors’ Agent) and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Facility Agent or, if applicable, any Lender (or group of Lenders) pursuant to Clause 16.2 (Alternate Rate of Interest) and this Clause 16.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this agreement or any other Finance Document, except, in each case, as expressly required pursuant to Clause 16.2 (Alternate Rate of Interest) and this Clause 16.3; provided, that the Facility Agent may seek clarification or direction from the Lenders prior to the exercise of any such instructed action and may refrain from acting or notifying until such clarification or direction has been provided.
(d)	Notwithstanding anything to the contrary herein or in any other Finance Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or EURIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Facility Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Facility Agent may modify (in consultation with the Borrower) the definition of “Interest Period”, Clause 14 (Interest) and Clause 15 (Interest Periods) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Facility Agent may modify the definition of “Interest Period”, Clause 14 (Interest) and Clause 15 (Interest Periods) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
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(e)	Upon the Borrowers’ (and Obligors Agent’s) receipt of notice of the commencement of a Benchmark Unavailability Period, the relevant Borrower (or Obligors’ Agent) may revoke any request for a Term Benchmark Loan or RFR Loan, or continuation of Term Benchmark Loans, to be made or continued during any Benchmark Unavailability Period and, failing that, either (x) such Borrower will be deemed to have converted any request for (1) an Utilisation Request or Selection Notice for a Term Benchmark Loan denominated in Dollars (A) into a request for a Loan of or conversion to an RFR Loan so long as the Daily Simple SOFR is not the subject of a Benchmark Unavailability Period or (B) an ABR Loan if the Daily Simple SOFR for Dollar Loans is the subject of a Benchmark Unavailability Period or (y) any Utilisation Request for a Term Benchmark Loan denominated in euro shall be ineffective. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the relevant Borrower’s (and Obligors Agents’) receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Benchmark applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to Clause 16.2 (Alternate Rate of Interest) and this Clause 16.3, (A) for a Loan denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Facility Agent to, and shall constitute, (x) an RFR Loan so long as the Daily Simple SOFR is not the subject of a Benchmark Unavailability Period or (y) an ABR Loan if the Daily Simple SOFR for Dollar Loans is the subject of a Benchmark Unavailability Period, on such day and (2) any RFR Loan so long as the Daily Simple SOFR is subject of a Benchmark Unavailability Period shall on and from such day be converted by the Facility Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in euro, any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate plus the Margin; provided that, if the Facility Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for euro cannot be determined, any outstanding affected Term Benchmark Loans in euro shall, at the Borrower’s (or Obligors’ Agent’s) election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in euro shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to a Term Benchmark Loan denominated in Dollars at such time.
16.4	Break Costs
(a)	With respect to a Term Benchmark Loan, each Borrower shall, within thirty Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
(b)	Each Lender shall provide a certificate to the Borrowers (and Obligors’ Agent) confirming the amount of its Break Costs for any Interest Period in which they accrue and each Lender waives its right to receive Break Costs if it fails to provide such certificate to the Borrowers (and Obligors’ Agent) within 20 days after the event giving rise to a claim for Break Costs.
17.	FEES
17.1	Commitment Fee
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(a)	Obligors’ Agent shall, or shall procure that another Obligor shall, pay to the Facility Agent (for the account of each Lender with a RCF Commitment) on the last Business Day of each March, June, September and December (commencing on December 31, 2022) and on the date on which is the Termination Date related to the Facility RCF, a commitment fee in the Base Currency computed at (x) prior to the first Adjustment Date occurring after the 2022 Effective Date, 0.25% per cent per annum and (y) on and after the first Adjustment Date occurring after the 2022 Effective Date, a per annum percentage determined in accordance with the Pricing Grid, in each case, on such Lender's daily amount of applicable Available Commitment under Facility RCF during the preceding quarter (or other period commencing with the 2022 Effective Date or ending with the date on which the RCF Commitments are terminated).
(b)	The Obligors’ Agent shall, or shall procure that another Obligor shall, pay to the Facility Agent (for the amount of each Lender) a commitment fee in respect to any Incremental Revolving Facility, being such amount to be agreed between the Borrower and each relevant Lender under such Incremental Revolving Facility for the Availability Period applicable to that Incremental Revolving Facility.
17.2	Arrangement Fee

The Parent shall, or shall procure that another Obligor shall, pay to the Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

17.3	Agency Fee

The Obligors’ Agent shall, or shall procure that another Obligor shall, pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

17.4	Fees Payable in Respect of Letters of Credit
(a)	The Obligors’ Agent or each Borrower shall pay to the Issuing Bank a fronting fee in an amount to be agreed with the Issuing Bank (but in no event greater than 0.125 per cent per annum) on the outstanding amount which is counter-indemnified by the other Lenders of each Letter of Credit requested by it and in respect of which the Borrower has not provided cash cover for the period from the issue of that Letter of Credit until its Expiry Date.
(b)	The Obligors’ Agent or each Borrower shall pay to the Facility Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency computed at the rate equal to:
(i)	in respect of Letters of Credit which have a 50 per cent capital weighting for the relevant Lender, 50 per cent of the Margin applicable to a Revolving Facility Loan;
(ii)	to the extent that any amount under a Letter of Credit is cash covered, 0.50 per cent per annum; and
(iii)	in relation to all other Letters of Credit, the Margin applicable to a Revolving Facility Loan,

on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.  This fee shall be distributed according to each Lender's L/C Proportion of that Letter of Credit.

(c)	The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of
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that Letter of Credit. The accrued fronting fee and Letter of Credit fee is also payable to the Facility Agent on the cancelled amount of any Lender's Revolving Facility Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit is prepaid or repaid in full.
17.5	Interest, Commission and Fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

17.6	Repricing Fee
(a)	In the event that, at any time in the period from but excluding the 2024 Effective Date to and including the day immediately prior to the date that is six (6) Months after the 2024 Effective Date any Borrower:
(i)	prepays, refinances, substitutes or replaces any Term Facility B Loans in connection with a Repricing Transaction; or
(ii)	effects any amendment of this agreement resulting in a Repricing Transaction,

the Parent shall procure the payment on the date that such Repricing Transaction takes effect (without double counting under any of the sub-paragraphs of this clause 17.6(a) in respect of that Repricing Transaction) of:

(A)	in the case of clause 17.6(a)(i) a prepayment premium to each Lender which provides a Term Facility B Loan which is prepaid, refinanced, substituted or replaced pursuant to clause 17.6(a)(i) of 1.00 per cent of the aggregate principal amount of that Lender's Facility B Loans so prepaid, refinanced, substituted or replaced; and
(B)	in the case of clause 17.6(a)(ii), a fee to each Lender which provides a Term Facility B Loan which is the subject of any amendment of this agreement resulting in a Repricing Transaction in respect of that Facility B Loan for an amount equal to 1.00 per cent of the aggregate principal amount of that Lender's affected Term Facility B Loans outstanding immediately prior to such amendment.

In this clause 17.6:

"Repricing Transaction" means the prepayment, refinancing, substitution or replacement of all or any part of the Term Facility B Loans after the 2024 Effective Date with the incurrence by any Group Company of any broadly syndicated first lien term loans having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Parent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in any Benchmark Rate) that is less than the effective interest cost or weighted average yield (as determined by the Parent on the same basis) of such Term Facility B Loans, including without limitation, as may be effected through any amendment to this agreement relating to the interest rate for, or weighted average yield of, such Term Facility B Loans, but only to the extent, in each case, that the primary purpose, as determined by the Obligors’ Agent in good faith, of such prepayment, refinancing, substitution or replacement is to obtain a lower effective interest cost or weighted average yield on such Term Facility B Loans; provided, that in no event shall any such prepayment, repayment,

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refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control or Qualifying IPO or a Transformative Acquisition constitute a Repricing Transaction.  For the avoidance of doubt and for purposes of the definition of “Repricing Transaction,” any term loans provided pursuant to Term Facility A (or in the form of a term “a” facility or otherwise club credit facilities) or any UKEF Facility shall not be treated as broadly syndicated first lien term loans for the purpose of this Clause 17.6.

17.7	Incremental Facility Commitment Fees

The Obligors’ Agent shall, or shall procure that another Obligor shall, pay to the relevant Incremental Facility Lender(s), or to the Facility Agent for the account of the relevant Incremental Facility Lender(s), any commitment fees relating to an Incremental Facility in the amount and at the times agreed in a Fee Letter relating to that Incremental Facility.

18.	TAX GROSS-UP AND INDEMNITIES
18.1	Definitions
(a)	In this agreement:

"Borrower DTTP Filing" means an HM Revenue & Customs' Form DTTP2 or HM Revenue & Customs' Form DTTP2A duly completed and filed by the relevant Borrower, which contains the scheme reference number and jurisdiction of tax residence stated in respect of a Treaty Lender in the documentation which:

(i)	where the Borrower is a Borrower as at the date on which that Treaty Lender becomes a Lender under such Facility, is filed with HM Revenue & Customs within 30 days of that date (or if later within 30 days of the 2019 Effective Date); or
(ii)	where the Borrower is not a Borrower as at the date on which that Treaty Lender becomes a Lender under such Facility, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower.

"Borrower's Tax Jurisdiction" means the jurisdiction in which a Borrower is resident for tax purposes, in the case of an Original Borrower, as at the date of this agreement and in the case of an Additional Borrower, as at the date which it becomes a Borrower;

“Effective Tax Rate” shall have the meaning prescribed in the Global Anti Base Erosion Rules.

“Excluded U.S. Tax Deduction” means (a) a Tax Deduction described in clause 18.2(m) without regard to (1) the parenthetical in clause (i)(x) thereof and (2) the exception in clause (i) thereof immediately following clause (i)(y) thereof (beginning with “except in each case”), and (b) a Tax Deduction under FATCA or a FATCA Agreement.

"Exempt Lender" means, a Lender which is:

(i)a company resident in the United Kingdom for United Kingdom tax purposes;

(i)a partnership each member of which is:

(A)a company so resident in the United Kingdom; or

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(B)a company not so resident in the United Kingdom which carries on a  trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

"FATCA Agreement" means any agreement made by a person (or an affiliate of that person) with the US Internal Revenue Service of the United States of America, any governmental or taxation authority in any other jurisdiction or the United States government pursuant to, or related to, FATCA.

“Minimum Rate” shall have the meaning prescribed in the Global Anti Base Erosion Rules.

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document;

"Qualifying Lender" means a Lender which is in relation to a Borrower incorporated in the United Kingdom:

(i)	an Exempt Lender; or
(ii)	a Treaty Lender; or
(iii)	a Qualifying UK Lender;

"Qualifying UK Lender" means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is a Lender:

(i)	which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) making an advance under a Finance Document; or
(ii)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;

"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax;

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document;

"Tax Payment" means an increased payment made by an Obligor to a Finance Party under clause 18.2 (Tax Gross-Up) or a payment under clause 18.3 (Tax Indemnity);

"Treaty Lender" means, in relation to a Borrower, a Lender which is beneficially entitled to the interest payable to it and:

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(i)	is treated as a resident of a Treaty State for the purposes of the Treaty and is entitled to the benefits of the full exemption under the Treaty from Tax imposed by the United Kingdom (assuming that all procedural formalities have been completed and provided that a Lender shall not be prevented from being a Treaty Lender if its failure to be entitled to such benefit is attributable to the status of, or any action or omission of, the Borrower or any Affiliate thereof or is attributable to any relationship between the Lender and the Borrower or any Affiliate thereof); and
(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the Borrower's Tax Jurisdiction (or the jurisdiction of source of the interest (if different)) which makes provision for full exemption from tax imposed by the Borrower's Tax Jurisdiction (or the jurisdiction of source of the interest (if different)) on interest; and

"US Lender" means any Lender, if any payment to such Lender may, in whole or in part, be treated as made to a “United States person” as defined in Section 7701(a)(30) of the IR Code for US federal tax purposes under any applicable section of the IR Code or the US Treasury regulations promulgated thereunder.

(b)	In this agreement any reference to a person being required by an applicable law to make a deduction or withholding for or on account of any Tax from any payment under a Finance Document shall be construed as including any circumstances in which a person is authorised under the Income Tax (Jersey) Law 1961 (as amended) to make such a deduction where a failure to allow such deduction would result in a fine being payable under Jersey law and the agreement under which the payment is made being void.
(c)	Unless a contrary indication appears, in this clause 18 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.
18.2	Tax Gross-Up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law or otherwise under FATCA or a FATCA Agreement.
(b)	Obligors’ Agent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Finance Party shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Facility Agent receives such notification from a Finance Party it shall notify Obligors’ Agent and that Obligor.
(c)	If a Tax Deduction is required by law to be made by an Obligor or Facility Agent on a payment made by or on account of an obligation of an Obligor (and, in the case of a Tax Deduction required to be made by Facility Agent, Facility Agent complies with paragraph (h) below), the applicable Obligor shall increase the amount of such payment to an amount which (after making any such Tax Deduction) leaves an amount received by the applicable Finance Party equal to the payment which such Finance Party would have received if no such Tax Deduction had been required.
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(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction imposed by the United Kingdom from a payment of interest on a Loan or a payment as a Guarantor, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not, or has ceased to be such a Qualifying Lender other than as a result of any change after the date it became a Lender under this agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority;
(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (j) below; or
(iii)	the Obligor is making the payment as a Guarantor in respect of the obligations of another Obligor (the "Guaranteed Obligor") and the Guaranteed Obligor would not have been liable pursuant to this clause 18.2(d) to make an increased payment had it made such payment itself.
(e)	An Obligor is not required to make an increased payment under paragraph (c) above from a payment in relation to this agreement for a Tax Deduction imposed by Luxembourg, if such a payment falls under the scope of the Luxembourg law of December 23, 2005 as amended, introducing a withholding tax on interest paid to resident individuals.
(f)	Notwithstanding paragraphs (d) and (e) above, an Obligor shall be obliged to make an increased payment to a Lender under paragraph (c) above in respect of a Tax Deduction required by law in the United Kingdom if such Lender is not a Qualifying Lender on the date on which such payment falls due and such Tax Deduction would in any event be required to be made by law at that time if it had been a Qualifying Lender.
(g)	A payment shall not be increased under clause 18.2(c) by reason of a Tax Deduction if on the date when the payment falls due the payment could have been made to the relevant Finance Party without a Tax Deduction if that Finance Party had been a FATCA Compliant Party.
(h)	If an Obligor or the Facility Agent is required to make a Tax Deduction, that Obligor or the Facility Agent, as applicable, shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(i)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction by an Obligor, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority. Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction by the Facility Agent, the Facility Agent shall deliver to the Obligors’ Agent evidence reasonably satisfactory to the Obligors’ Agent that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(j)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled and an Exempt Lender and each Obligor which makes a payment
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to which that Exempt Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction (including, without limitation, to the extent reasonably practicable, making and filing an appropriate application for relief and giving any appropriate confirmations provided that any Lender's compliance with the provisions of clause 18.2(k) below shall be treated as the Lender satisfying its obligations under this clause 18.2(j)).
(k)	A Treaty Lender which holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender and, having done so, that Lender shall be under no obligation pursuant to paragraph (j) above.
(l)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with clause 18.2(k) above and:
(i)	a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or
(ii)	a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:
(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 75 days of the date of the Borrower DTTP Filing or such authorisation has ceased to apply, and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction

(m)	An Obligor is not required to make an increased payment under paragraph (c) above:
(i)	for any Tax Deduction for or attributable to US federal withholding (or backup withholding) Taxes imposed on amounts payable by or on account of an obligation of a US Tax Obligor in relation to a Revolving Facility pursuant to a law in effect on the date on which (x) the relevant Lender acquires the relevant interest in a Revolving Facility Loan or Revolving Facility Commitment or the relevant Lender became a Lender (other than pursuant to an assignment request by an Obligor under Clause 40.3) or (y) the relevant Lender changes its lending office, except in each case to the extent that, pursuant to paragraph (c) above, amounts with respect to such Tax Deduction were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office;
(ii)	for any Tax Deduction imposed by the US to the extent that the relevant payment could have been made to the relevant Finance Party without the Tax Deduction had that Finance Party complied with its obligations under Clause 18.9 (Tax Documentation) and the representations and warranties therein had been accurate; or
(iii)	with respect to any Finance Party (other than a Lender) or any US Lenders, for any Tax Deduction attributable to US backup withholding.
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(n)	Notwithstanding anything to the contrary in this agreement, (i) an Ancillary Lender (other than the Existing Ancillary Lender, with respect to the Existing Ancillary Facility, provided that the Existing Ancillary Lender complies with the requirements of clauses 18 and 19 and any other relevant provisions of this agreement) shall not be entitled to the benefits of clause 18.2(c), 18.3(a) or 19.1, or any other indemnity under this agreement with respect to Taxes in respect of the applicable Ancillary Documents or imposed with respect to payments made pursuant to the applicable Ancillary Documents, except to the extent provided in the applicable Ancillary Documents, and (ii) payments of fees pursuant to any fee letter executed in connection with or anticipation of the 2022 Amendment Request shall not be subject to clause 18.2(c), 18.3(a) or 19.1 or any other indemnity under this agreement with respect to Taxes (but instead shall be subject to the terms of the applicable fee letter).
18.3	Tax Indemnity
(a)	Obligors’ Agent shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document as a result of the introduction of, or a change in the interpretation or application of, any law or regulation relating to Tax occurring after the date of this agreement (or compliance by any Finance Party with any such law or regulation).
(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or formed or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party.  For the avoidance of doubt, paragraph (a) shall not apply with respect to any such loss, liability, or cost arising to a Finance Party as a result of any Tax imposed solely as a result of that Finance Party or any of its Affiliates having an Effective Tax Rate below the Minimum Rate as defined in the Global Anti Base Erosion Rules.

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under clause 18.2 (Tax Gross-Up) or clause 14.5 (Minimum Interest);
(B)	would have been compensated for by an increased payment under clause 18.2 (Tax Gross-Up) but was not so compensated solely because one of the exclusions in clause 18.2(d), (e), and (m) (Tax Gross-Up) applied;
(C)	is related to FATCA;
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify Obligors’ Agent.
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(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 18.3, notify the Facility Agent.
18.4	Tax Credit
(a)	If an Obligor makes a Tax Payment and the relevant Finance Party determines in good faith that:
(i)	a Tax Credit is attributable to all or part of that Tax Payment; and
(ii)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines in good faith will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

18.5	Stamp Taxes

The Parent shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document provided that this clause 18.5 shall not apply in respect of:

(a)	in relation to Luxembourg registration duties, in the case of voluntary registration of this agreement or any document or agreement in relation thereto, by a Finance Party or any parties other than the Obligors where such voluntary registration is not necessary to enforce, maintain or preserve the rights of any party; and
(b)	any stamp duty, registration or other similar Taxes payable in respect of an assignment or transfer or sub-participation or sub-contract by a Lender of any of its rights or obligations under a Finance Document.
18.6	Value Added Tax
(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. Subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(b)	If VAT is chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") in connection with a Finance Document, and any Party is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier, such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.
(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.
18.7	Notification to Obligors’ Agent and Facility Agent

Each Lender will promptly notify Obligors’ Agent and the Facility Agent if it is not or ceases to be a Qualifying Lender.

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18.8	FATCA Withholding
(a)	Notwithstanding anything to the contrary in this agreement, if a Facility Agent or Finance Party is required to make a Tax Deduction under FATCA or a FATCA Agreement then that Facility Agent or Finance Party may make such Tax Deduction.
(b)	The Facility Agent shall not be required to increase any payment made by it under or in connection with a Finance Document in the event the Facility Agent is required to make a Tax Deduction on the basis of FATCA or a FATCA Agreement in respect of such payment.
(c)	If the Facility Agent makes a payment to a Lender under clause 34.2 (Distributions by the Facility Agent) in respect of which it was (at any time) required under FATCA or a FATCA Agreement to make a FATCA Deduction, that Lender shall indemnify the Facility Agent against any liability that the Facility Agent may have to any governmental or taxation authority in relation to that payment.
18.9	Tax Documentation
(a)	If an Obligor or the Facility Agent reasonably believes that, in order to comply with FATCA or a FATCA Agreement, it requires information as to the status under FATCA or a FATCA Agreement of one or more Finance Parties, the Lender or, in the case of a request for information in respect of another Finance Party, such other Finance Party shall provide such Obligor or the Facility Agent with such information as it may reasonably request or alternatively advise such Obligor or the Facility Agent of its non-compliant status under FATCA. An Obligor or Facility Agent may only request information pursuant to this clause after 30 June 2013. The relevant Lender or, in the case of a request for information in respect of another Finance Party, such Finance Party shall within 20 Business Days of receipt of the request from the Obligor or the Facility Agent, as the case may be, either:
(i)	provide the information requested; or
(ii)	confirm to the party which requested the relevant information that it believes that its status under FATCA is such that payments made to it under the Finance Documents are or will be subject to a Tax Deduction on the basis of FATCA or a FATCA Agreement. A Finance Party shall only be required to comply with a request for information pursuant to this paragraph (a) to the extent that such compliance would not involve that Finance Party in any unlawful activity or any activity that is contrary to the policies of that Finance Party or any request, guidance or directive of any competent authority (whether or not having the force of law) and/or would not breach any contractual confidentiality or data protection obligations to which it is subject.
(b)	The Facility Agent may disclose any information received by it from a Finance Party pursuant to paragraph (a) above to the Company, provided that such disclosure would not involve the Facility Agent in any unlawful activity or any activity that is contrary to the policies of the Facility Agent or any request, guidance or directive of any competent authority (whether or not having the force of law) and would not breach any contractual confidentiality or data protection obligations it is subject to.
(c)	If a Lender or Facility Agent reasonably believes that in order to comply with FATCA or a FATCA Agreement, it requires information as to the status under FATCA of an Obligor then such Obligor shall provide that Lender or Facility Agent with such information as it may reasonably request. A Lender or Facility Agent may only request information pursuant to this clause after 30 June 2013. The relevant Obligor shall provide the information requested within 20 Business Days of receipt of the request from the relevant Lender or Facility Agent. An Obligor shall only be required
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to comply with a request for information pursuant to this paragraph (c) to the extent that such compliance would not involve that Obligor in any unlawful activity or any activity that is contrary to any request, guidance or directive of any competent authority (whether or not having the force of law) and / or would not breach any contractual confidentiality or data protection obligations to which it is subject.
(d)	If an Obligor or the Facility Agent reasonably believes that its obligations under laws and regulations applicable to US withholding (including backup withholding) or information reporting require it, each Finance Party that is entitled to an exemption from or reduction of US withholding (including backup withholding) with respect to payments made under any Finance Document shall (and each Finance Party that has entered into a sub-participation or sub-contract of its rights and/or obligations under the Finance Documents shall procure its relevant sub-participants to) deliver to the Obligors' Agent and the Facility Agent, at the time or times reasonably requested by the Obligors' Agent or the Facility Agent:
(i)	(A) a valid and properly executed Internal Revenue Service Form W-9 establishing an exemption from US backup withholding or (B) a valid and properly executed Internal Revenue Service Form W-8 (which, in the case of a Form W-8IMY, will be accompanied by Form W-8ECI, Form W-8BEN, Form W-8BEN-E or W-9 and/or other certification documents from each beneficial owner), as applicable (or, in each case, any successor form); and
(ii)	such other documentation prescribed by applicable law or reasonably requested by the Obligors' Agent or the Facility Agent as will enable the Obligors' Agent or the Facility Agent to determine whether or not such Finance Party or sub-participant is subject to US backup withholding or information reporting requirements.

The Facility Agent shall not be required to increase any payment made by it under or in connection with a Finance Document in the event the Facility Agent is required to make a deduction due to US withholding (including backup withholding) in respect of such payment (including with respect to a Finance Party that is entitled to an exemption from or reduction of US backup withholding but which fails to comply with this clause 18.9(d)).

(e)	If an Obligor is a US Tax Obligor, any Finance Party that is entitled to an exemption from or reduction of US Tax (without duplication of paragraph (d) above) with respect to payments made under any Finance Document shall (and each Finance Party that has entered into a sub-participation or sub-contract of its rights and/or obligations under the Finance Documents shall procure its relevant sub-participants to), to the extent it is legally entitled to do so, deliver to the Obligors' Agent and the Facility Agent, at the time or times reasonably requested by the Obligors' Agent or the Facility Agent such properly completed and executed documentation reasonably requested by the Obligors' Agent or the Facility Agent as will permit such payments to be made without such US withholding Tax or at a reduced rate of such US withholding Tax.
(f)	Without duplication of Lender’s obligations described in the foregoing clauses (a) through (e), if the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of the date of a request from the Facility Agent, supply (and each Lender that has entered into a sub-participation or sub-contract of its rights and/or obligations under the Finance Documents shall procure its relevant sub-participants to supply) to the Facility Agent:
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(i)	a valid, properly completed and executed withholding certificate or Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 or any successor form; or
(ii)	any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent or the Obligors’ Agent by a Finance Party or its sub-participant pursuant to this clause 18.9 is or becomes materially inaccurate or incomplete, or expires or becomes obsolete, that Finance Party shall (or shall procure the relevant sub-participant to) promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless the Finance Party is legally ineligible to do so (in which case the Finance Party shall promptly notify the Facility Agent and the Facility Agent shall notify the Obligors’ Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Obligors’ Agent.
(h)	The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation, waiver, form or other information it receives from a Finance Party pursuant to paragraphs (a), (d), (e), (f) or (g) above, or paragraph (m) below, to the relevant Borrower.
(i)	The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Finance Party pursuant to paragraph (d), (e), (f) or (g) above without further verification. The Facility Agent shall not be liable for any losses resulting from any action taken by it under or in connection with paragraphs (d), (e), (f), (g) or (h) above.
(j)	Notwithstanding anything in this clause 18.9 to the contrary, the completion, execution and submission of such documentation (other than an Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8, or any successor form) shall not be required if in the Lender’s (or its relevant sub-participants’) reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(k)	On the 2022 Effective Date or as soon as reasonably practicable thereafter (and from time to time thereafter upon the reasonable request of the Obligors’ Agent), the Facility Agent, each Arranger, the Security Agent, the Existing Ancillary Lender, and each Lender with an RCF Commitment shall provide to the Obligors’ Agent a valid and properly executed Internal Revenue Service Form W-9 (establishing that such Person is exempt from US backup withholding) or, if such Person is not a United States person within the meaning of Section 7701(a)(30) of the IR Code, an Internal Revenue Service Form W-8, as applicable (or, in each case, any successor form). Any such Person that does not provide an Internal Revenue Service Form W-9 or W-8ECI (or successor form), and any other Finance Party that receives fees under any fee letter executed in connection with or anticipation of the 2022 Amendment Request or 2024 Amendment Request and does not provide an Internal Revenue Service Form W-9 or W-8ECI (or successor form), hereby represents and warrants that any fees under any Finance Document or related fee letter received by it are not for personal services performed in the United States (within the meaning of Section 861 of the IR Code or related US Treasury regulations promulgated under the IR Code). If the documentation provided to the Obligors’ Agent pursuant to this paragraph (k) is or becomes materially inaccurate or incomplete, or expires or becomes obsolete, the Facility Agent, Arranger, Security Agent or Lender, as
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applicable, shall promptly update it and provide such updated documentation to the Obligors’ Agent, unless such Person is legally ineligible to do so (in which case such Person shall promptly notify the Obligors’ Agent).
(l)	Without duplication of any Party’s obligations described in the foregoing clauses (a) through (k), each Party shall, within ten Business Days of a reasonable request by another Party, supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime provided always that this paragraph (l) shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of any law, regulation, fiduciary duty, or duty of confidentiality.
(m)	Upon reasonable written request by any Obligor or the Obligors’ Agent to the Facility Agent, the Facility Agent shall reasonably cooperate with such Obligor or the Obligors’ Agent to effectuate the provisions of this clause 18.9 (including by requesting forms, documents or other information under this clause 18.9 from other Finance Parties on behalf of such Obligor or the Obligor’s Agent as reasonably requested by such Obligor or the Obligor’s Agent) provided that the Facility Agent shall not be deemed to have breached its obligations under this Clause 18.9(m) in the event of any failure to effectuate the provisions of this clause 18.9.
19.	INCREASED COSTS
19.1	Increased Costs
(a)	Subject to clause 19.3 (Exceptions) the Obligors shall, within thirty (30) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the 2024 Effective Date or compliance with any law or regulation made after the 2024 Effective Date that are, in each case, being passed on by the relevant Finance Party to similar borrowers of similar facilities.
(b)	In this agreement:

"Basel III" means:

(i)	The agreements on capital requirements, a leverage ratio and liquidity standards container in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(ii)	The rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

"Increased Costs" means:

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(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document or Letter of Credit,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

19.2	Increased Cost Claims
(a)	A Finance Party intending to make a claim pursuant to clause 19.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify Obligors’ Agent.
(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.
19.3	Exceptions
(a)	Clause 19.1 (Increased Costs) does not apply to the extent that any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made;
(ii)	compensated for by clause 18.3 (Tax Indemnity) (or would have been compensated for under clause 18.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in clause 18.3(b) (Tax Indemnity) applied);
(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;
(iv)	attributable to the implementation or application of or compliance with the "International Convergence of Capital measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this agreement (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
(v)	not notified to the Facility Agent within six months of the relevant Finance Party becoming aware thereof.
(b)	In this clause 19.3, a reference to a "Tax Deduction" has the same meaning given to the term in clause 18.1 (Definitions).
(c)	It is understood and agreed that the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) and the implementation or application of or compliance with Basel III, and all laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto, shall, for the purposes of this agreement, be deemed to be adopted subsequent to the 2024 Effective Date.
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20.	OTHER INDEMNITIES
20.1	Currency Indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Arrangers and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between:

(A)	the rate of exchange used to convert that Sum from the First Currency into the Second Currency; and
(B)	the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
20.2	Other Indemnities

The Obligors’ Agent shall (or shall procure that an Obligor will) indemnify each Finance Party against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;
(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of clause 33 (Sharing Among the Finance Parties);
(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made in contravention of this agreement (other than by reason of default or negligence by that Finance Party alone);
(d)	issuing or making arrangements to issue a Letter of Credit requested by Obligors’ Agent or a Borrower in a Utilisation Request but not issued in contravention of the provisions of this agreement;
(e)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment in contravention of this agreement given by a Borrower or Obligors’ Agent.

provided that such indemnity shall not, as to any Finance Party, be available to the extent that such cost, loss or liability (i) is determined by a court of competent jurisdiction by final and nonappealable judgment to have (x) resulted from the gross negligence, bad faith or wilful misconduct of such Finance Party or (y) arisen from a material breach of a Finance Document in bad faith by such Finance Party or (ii) result from a dispute solely among Finance Parties (other than any disputes

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involving claims against any agent, arranger or bookrunner, in each case in their respective capacities as such) that did not involve actions or omissions of any Group Company.

20.3	Indemnity to the Facility Agent

The Obligors’ Agent shall (or shall procure that an Obligor will) indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;
(b)	entering into or performing any foreign exchange contract for the purposes of clause 34.9(b) (Change of Currency);
(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised under the Finance Documents;
(d)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this agreement and related to the Finance Documents (for the avoidance of doubt, subject to Clause 20.5 (Indemnity Cost Limitations)); or
(e)	any cost, loss or liability incurred by the Facility Agent in acting as Agent under the Finance Documents;

provided that such indemnity shall not, as to Facility Agent, be available to the extent that such cost, loss or liability (i) is determined by a court of competent jurisdiction by final and nonappealable judgment to have (x) resulted from the gross negligence, bad faith or wilful misconduct of the Facility Agent or (y) arisen from a material breach of a Finance Document in bad faith by such Facility Agent or (ii) result from a dispute solely among Finance Parties (other than any disputes involving claims against any agent, arranger or bookrunner, in each case in their respective capacities as such) that did not involve actions or omissions of any Group Company.

20.4	Indemnity to the Security Agent
(a)	Subject to clause 20.4(b), the Obligors’ Agent shall (or shall procure that an Obligor will) indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:
(i)	the taking, holding, protection or enforcement of the Transaction Security;
(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; and
(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
(b)	The indemnity granted by ASM pursuant to clause 20.4(a) above shall be limited to any cost, loss or liability incurred by the Security Agent and every Receiver and Delegate as a result of:
(i)	the taking, holding, protection or enforcement of the Transaction Security granted by ASM;
(ii)	the exercise of any of the rights, powers, discretions and remedies in relation to ASM vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; and
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(iii)	any default by ASM in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
(c)	Subject to clause 20.4(b), the Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 20.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.
(d)	Notwithstanding anything in this Clause 20.4 to the contrary, such indemnity shall not, as to the Security Agent, any Receiver or any Delegate, be available to the extent that such cost, loss or liability (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have (x) resulted from the gross negligence, bad faith or wilful misconduct of the Security Agent, the Receiver or the Delegate or (y) arisen from a material breach of a Finance Document in bad faith by the Security Agent, the Receiver or the Delegate or (ii) result from a dispute solely among the Security Agent, the Receiver or the Delegate that did not involve actions or omissions of any Group Company.
20.5	Indemnity Cost Limitations

Notwithstanding anything in this Clause 20 (Other Indemnities) to the contrary, the Group Companies’ indemnity obligations shall only cover those costs that are reasonable and documented and, in the case of counsel, shall be limited to not more than one counsel for all such parties subject to indemnity pursuant to this Clause 20 (Other Indemnities), taken as a whole, and, if necessary, a single local counsel in each applicable jurisdiction (and, in the case of an actual or potential conflict of interest where such party affected by such conflict informs the Parent of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected party).

21.	MITIGATION BY THE LENDERS
21.1	Mitigation
(a)	Each Finance Party shall, in consultation with Obligors’ Agent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 11.1 (Illegality) (or, in respect of the Issuing Bank, clause 11.2 (Illegality in Relation to Issuing Bank)), clause 14.5 (Minimum Interest), clause 18 (Tax Gross-Up and Indemnities) or clause 19 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
21.2	Limitation of Liability
(a)	The Obligors shall indemnify each Finance Party for all documented costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 21.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under clause 21.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
22.	COSTS AND EXPENSES
22.1	Transaction Expenses
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The Obligors’ Agent shall or shall procure that another Obligor shall pay the Facility Agent, the Arrangers, the Issuing Bank and the Security Agent the amount of all costs and expenses (limited, in the case of legal fees, to the reasonable and documented legal fees of one primary counsel to all such parties and, if necessary, a single local counsel to all such parties in each applicable jurisdiction) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, primary syndication and perfection of:

(a)	this agreement and any other documents referred to in this agreement and the Transaction Security;
(b)	any other Finance Documents (other than any Transfer Certificate prepared after the closing of primary syndication) executed after the date of this agreement.
22.2	Amendment Costs

If:

(a)	an Obligor requests an amendment, waiver or consent in relation to a Finance Document; or
(b)	an amendment is required pursuant to clause 34.9 (Change of Currency),

the Obligors’ Agent shall, or shall procure that another Obligor shall, within a reasonable time after demand, reimburse each of the Facility Agent and the Security Agent for the amount of all documented costs and expenses (limited, in the case of legal fees, to the reasonable and documented legal fees of one primary counsel to all such parties and, if necessary, a single local counsel in each applicable jurisdiction to all such parties) reasonably incurred by the Facility Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

22.3	Enforcement and Preservation Costs

The Obligors shall, within a reasonable time after demand, pay to the Arrangers and each other Secured Party the amount of all costs and expenses (limited, in the case of legal fees, to the reasonable and documented legal fees of one primary counsel to all such parties and, if necessary, a single local counsel in each applicable jurisdiction to all such parties) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

23.	GUARANTEE AND INDEMNITY
23.1	Guarantee and Indemnity

Subject to clauses 23.12 (Guarantee Limitations) and 23.13 (Limitations under Swiss Law), each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents;
(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes
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unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
23.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and
(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
23.4	Waiver of Defences

The obligations of each Guarantor under this clause 23 will not be affected by an act, omission, matter or thing which, but for this clause 23, would reduce, release or prejudice any of its obligations under this clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Group Company;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
23.5	Guarantor Intent

Without prejudice to the generality of clause 23.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance

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Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

23.6	Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 23.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.7	Waiver of Droits

Each Guarantor irrevocably and unconditionally abandons and waives any right which it may have at any time under the existing or future laws of Jersey:

(a)	whether by virtue of the droit de discussion or otherwise to require that recourse be had by any Finance Party (or any trustee or agent on its behalf) to the assets of any other Guarantor or any other person before any claim is enforced against that Guarantor in respect of the obligations assumed by it under any of the Finance Documents; and
(b)	whether by virtue of the droit de division or otherwise to require that any liability under any of the Finance Documents be divided or apportioned with any other Guarantor or any other person or be reduced in any manner whatsoever.
23.8	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full (other than contingent indemnification and expense reimbursement claims not then due), each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this clause 23.
23.9	Deferral of Guarantors' Rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full (other than contingent indemnification and expense reimbursement claims not then due) and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents; and/or
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(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1 (Guarantee and indemnity);
(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 34 (Payment Mechanics).

23.10	Release of Guarantors' Right of Contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor automatically ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
(b)	each other Guarantor:
(i)	waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor; and
(ii)	confirms its obligations in this clause 23 will continue in respect of the remaining Obligors notwithstanding the release of the Retiring Guarantor.
23.11	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.12	Guarantee Limitations
(a)	Guarantee Obligations

For the purpose of this clause 23.11:

(i)	"Guarantee Obligations" means the obligations and liabilities of the relevant Obligor under (A) clause 23.1 (Guarantee and Indemnity) (B) clause 19 (Guarantee and Indemnity) of the Second Lien Facilities Agreement (C) clause 4.16 (Hedge Counterparty Guarantee) and schedule 5 of the
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Intercreditor Agreement and (D) guarantees or indemnities contained in any Secured Debt Document (as defined in the Intercreditor Agreement) and given in respect of the obligations of persons other than the relevant Obligor; and
(ii)	"Guarantee Demand Date" means the first date upon which a Finance Party makes written demand upon the relevant Obligor to make payment in respect of its Guarantee Obligations.
(b)	Financial Assistance Limitations
(i)	Without limiting any specific exemptions set out below:
(A)	no Obligor's Guarantee Obligations will extend to include any obligation or liability; and
(B)	no Security granted by an Obligor will secure any Guarantee Obligation,

if to do so would be unlawful financial assistance in respect of the acquisition of shares in itself or its Parent Undertaking under the laws of its jurisdiction of incorporation.

(c)	Luxembourg Obligors
(i)	The maximum amount payable by a Luxembourg Obligor in respect of its Guarantee Obligations under this agreement and any other Secured Debt Documents (as defined in the Intercreditor Agreement) will be limited to an amount equal to 90 per cent of that Luxembourg Obligor's net worth ("capitaux propres") as referred to in Annex I to the Grand Ducal regulation of 18 December 2015 determining the form and content of the layouts of the balance sheet and of the profit and loss account and implementing articles 34, 35, 46 and 47 of the amended law of 19 December 2002 on the register of commerce and companies and the accounting and annual accounts of understandings as reflected in its most recent annual accounts approved at a general meeting of its shareholders and published before the Guarantee Demand date.
(ii)	The limit in paragraph (i) above will not apply to the extent that the Guarantee Obligations of a Luxembourg Obligor relate to the indebtedness of any Subsidiary of such Luxembourg Obligor.
(iii)	The Guarantee Obligations of a Luxembourg Obligor will not extend to include any obligations or liabilities if this would constitute a misuse of corporate assets as defined under article 1500-11 of the Luxembourg law dated 10 August 1915 on commercial companies, as amended from time to time.
(iv)	If the limit in paragraph (i) above means that the relevant Luxembourg Obligor cannot discharge the Guarantee Obligations in full, those Guarantee Obligations will be discharged in the order of priority specified in the Intercreditor Agreement including (without limitation) the provisions of clause 2.1 (Creditor Liabilities) and clause 15 (Application of Proceeds).
23.13	Swiss Obligors

Notwithstanding anything to the contrary elsewhere in this clause 23 (Guarantee and Indemnity), clause 4.16 (Hedge Counterparty Guarantee) and Schedule 5 of the Intercreditor Agreement or any Secured Debt Document (as defined in the Intercreditor

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Agreement), the amounts which may, as the case may be, become payable by ASM in respect of the Guarantee Obligations shall (from time to time) be limited as follows:

(a)	if and to the extent a payment in fulfilling the Guarantee Obligations would, at the time payment is due, under Swiss corporate law and practice prohibiting capital repayments or restricting profit distributions not be permitted, then such obligations and payment amount shall be limited to the amount permitted to be paid, provided that such limited amount shall at no time be less than the unrestricted equity capital surplus (including the unrestricted portion of general (legal) reserves, restricted services which may be converted into free reserves, other free reserves, retained earnings and current net profits) available (as the case may be, after conversion/re-qualification) for distribution to the shareholder(s) of ASM under Swiss corporate law and practice at the time or times payment under or pursuant to the relevant guarantee or indemnity is requested from the Guarantor (from time to time each the "Minimum Guarantee Amount"), and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) free ASM from payment obligations hereunder in excess thereof, but merely postpone the payment date therefore until such times as payment is again permitted notwithstanding such limitation.
(b)	if and to the extent this is (at the time a payment in fulfilling the Guarantee Obligations is due) required under Swiss corporate law (restricting profit distributions), in order to allow the Security Agent (and the Finance Parties) to obtain a maximum benefit under and in respect of the Guarantee Obligations, ASM and its Parent Undertaking undertake to promptly implement all such measures and/or to promptly procure the fulfilment of all prerequisites allowing ASM to promptly make the (requested) payment(s) hereunder from time to time, including the following:
(i)	preparation of an up-to-date audited balance sheet of ASM;
(ii)	confirmation of the auditors of ASM that the relevant Minimum Guarantee Amount represents (the maximum of) freely distributable profits;
(iii)	approval by a shareholder(s)' meeting of ASM of the (resulting) profit distribution in the amount of the Minimum Guarantee Amount; and
(iv)	all such other measures necessary or useful to allow ASM to make the payments agreed hereunder with a minimum of limitations, including the conversion of unnecessary restricted reserves into distributable reserves.
(c)	ASM's Guarantee Obligations shall be limited to a guarantee of liabilities of Alpha D2 and any Subsidiary of the Parent.
(d)	If the limit in paragraph (i) above means that ASM cannot discharge the Guarantee Obligations in full, those Guarantee Obligations will be discharged in the order of priority specified in the Intercreditor Agreement including (without limitation) the provisions of clause 2.1 (Creditor Liabilities) and clause 15 (Application of Proceeds).
(e)	If so required under applicable law (including tax treaties) at the time it is required to make a payment under this agreement or any other Finance Document, ASM:
(i)	shall use its best efforts (provided that each Finance Party shall co-operate as may be reasonably requested) to ensure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;
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(ii)	shall deduct the Swiss Withholding Tax at such rate (being 35% on the date hereof) as in force from time to time if the notification procedure pursuant to paragraph (i) above does not apply, or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to paragraph (i) applies for a part of the Swiss Withholding Tax only, and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and
(iii)	shall promptly notify the Facility Agent that such notification or, as the case may be, deduction has been made, and provide the Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.
(f)	In the case of a deduction of Swiss Withholding Tax, ASM shall use its best efforts to ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this agreement or any other Finance Document, will, as soon as possible after such deduction:
(i)	request a refund of the Swiss Withholding Tax under applicable law (including tax treaties); and
(ii)	pay to the Facility Agent upon receipt any amount so refunded.
(g)	To the extent ASM is required to deduct Swiss Withholding Tax pursuant to this agreement or any other Finance Document, the Facility Agent shall be entitled to further enforce the guarantee granted by ASM under this agreement (and ASM shall withhold Swiss Withholding Tax on such additional amount in accordance with paragraph (e) above) so that after making any required deduction of Swiss Withholding Tax the aggregate net amount paid to the Agent is equal to the amount which would have been paid if no deduction of Swiss Withholding Tax had been required, subject always to the limitations set out in paragraph (a) above.
24.	REPRESENTATIONS
24.1	General

Each Obligor makes the representations and warranties set out in this clause 24 to each Finance Party.

24.2	Status
(a)	It and each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
(c)	In relation to each Obligor incorporated in Jersey,:
(i)	it is not a "financial services company" or a "utility company" (as respectively defined in the Income Tax (Jersey) Law 1961);
(ii)	it is exempt from the duty to hold a business licence pursuant to the Control of Housing and Work (Exemptions) (Jersey) Order 2013;
(iii)	it does not conduct any unauthorised "financial services business" (as defined in the Financial Services (Jersey) Law 1998);
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(iv)	it is not in breach of any approvals, authorisations, consents, licences, permits or registrations issued to it by any regulatory or governmental authority in Jersey and will not be in breach of the same as a result of entering into any of the Finance Documents;
(v)	is not in the trade of importing into Jersey or supplying in Jersey hydrocarbon oil (as defined in Article 123(AA)(3) of the Income Tax Jersey Law 1961);
(vi)	is and will remain an international services entity (as defined in the Goods and Services Tax (Jersey) Law 2007; and
(vii)	it has not owned and does not own land in Jersey.
24.3	Binding Obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and
(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.
24.4	Non-Conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it in any material respect;
(b)	the constitutional documents of any Group Company in any material respect; or
(c)	any agreement or instrument binding upon it or any Group Company or any of its or any Group Company's assets which is reasonably likely to have a Material Adverse Effect.
24.5	Power and Authority
(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.
(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.
24.6	Validity and Admissibility in Evidence
(a)	All Authorisations required or desirable:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(ii)	subject to the Legal Reservations, to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,
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have been obtained or effected and are in full force and effect except for those necessary to satisfy the Perfection Requirements.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of Group Companies have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.
24.7	Governing Law and Enforcement

Subject to the Legal Reservations:

(a)	the choice of English law as the governing law of the Finance Documents that are expressed to be governed by English law will be recognised and enforced in its Relevant Jurisdictions; and
(b)	any judgment obtained in England in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.
24.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in clause 28.7(a) (Insolvency Proceedings); or
(b)	creditors' process described in clause 28.8 (Creditors' Process),

has been taken or, to the knowledge of Obligors’ Agent, threatened in relation to an Obligor; and none of the circumstances described in clauses 28.6(a) and 28.6(c) (Insolvency) applies to an Obligor.

24.9	No Filing or Stamp Taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(a)	in respect of any assignment or transfer or sub-participation or sub-contract by a Lender of any of its rights or obligations under a Finance Document;
(b)	in the case of Luxembourg, if such Finance Document is either (i) attached as an annex to an act (annexés à un acte) that itself is subject to mandatory registration, or (ii) deposited in the minutes of a notary (déposés au rang des minutes d’un notaire) or (iii) voluntary registrered, upon which a fixed registration duty of EUR 12 (twelve euros) or an ad valorem duty (for instance, 0.24 (zero point twenty four) per cent of the amount of the payment obligation mentioned in the document so registered)) will be payable depending on the nature of the document so registered;
(c)	in respect of any Transaction Security created or purported to be created pursuant to the Security Interests (Jersey) Law 2012 (the "2012 Jersey Security Law"), the registration in the security interests register maintained by the Jersey registrar of companies in accordance with the 2012 Jersey Security Law and payment of fees in respect of such registration; and
(d)	any filing, recording or enrolling or the payment of any tax or fee payable which is referred to in any legal opinions delivered to the Finance Parties in connection with
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the Finance Documents (or required in connection with any Perfection Requirements) with any court or other authority in the relevant jurisdictions.
24.10	Deduction of Tax
(a)	In relation to an Obligor incorporated or tax resident in the United Kingdom, it is not required to make any deduction for or on account of Tax (other than an Excluded U.S. Tax Deduction, if applicable) from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender;
(b)	In relation to an Obligor incorporated in Luxembourg, subject to the condition that no Interest Payment is made to an individual resident in Luxembourg, it is not required to make any deduction for or on account of Tax (other than an Excluded U.S. Tax Deduction, if applicable) from any payment it may make under any Finance Document to a Lender;
(c)	In relation to an Obligor incorporated in a jurisdiction other than Luxembourg or the United Kingdom, it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender (other than an Excluded U.S. Tax Deduction, if applicable).
24.11	No Default
(a)	No Event of Default and, on the date of this agreement and the 2022 Effective Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.
(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might reasonably be expected to have a Material Adverse Effect.
24.12	Tax Residence

It is resident for Tax purposes in its jurisdiction of incorporation, or, in the case of a Group Company which is not incorporated in the United Kingdom, the United Kingdom.

24.13	Financial Statements

The most recent financial statements delivered pursuant to clause 25.1 (Financial Statements) give in all material respects a true and fair view of (if audited) or fairly present in all material respects (if unaudited) the consolidated financial condition of the Group as at the end of, and the consolidated results of operations of the Group for, the period to which they relate and were prepared with the Accounting Principles consistently applied (to the extent appropriate in respect of the unaudited financial statements).

24.14	No Proceedings Pending or Threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be adversely determined and if adversely determined would be reasonably likely to have a Material Adverse Effect have been started or (to the best of its knowledge and belief) threatened against it or any of its Subsidiaries.

24.15	No Breach of Laws
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(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.
(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any Group Company which have or are reasonably likely to have a Material Adverse Effect.
24.16	Environmental Laws
(a)	To the best of its knowledge (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.
(b)	No Environmental Claim has been commenced or (to the best of its knowledge (having made due and careful enquiry)) is threatened against any Group Company where that claim has or is reasonably likely, if determined against that Group Company, to have a Material Adverse Effect.
24.17	Taxation
(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns, and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax which being overdue has had or could reasonably be expected to have a Material Adverse Effect.
(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes where any such claims or investigations have had or could reasonably be expected to have a Material Adverse Effect.
24.18	Security and Financial Indebtedness
(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any Group Company other than as permitted by this agreement.
(b)	No Group Company has any Financial Indebtedness outstanding other than as permitted by this agreement.
24.19	Ranking

Subject to the Legal Reservations and the Perfection Requirements, the Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security other than Security created or evidenced by any Transaction Security Document.

24.20	Good Title to Assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, all material assets necessary to carry on its business as presently conducted.

24.21	Legal and Beneficial Ownership

It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

24.22	Shares
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The shares of any Group Company which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.  The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

24.23	Intellectual Property
(a)	The Intellectual Property required for each Group Company to conduct its business as presently conducted:
(i)	is legally and beneficially owned by or licensed to a Group Company (and where owned and registered by a Group Company and registered or the subject of an application for registration by a Group Company, a Group Company is the registered proprietor) free from any:
(A)	licences or obligation to assign to third parties; and
(B)	Security,

which in each case are (separately and collectively) materially prejudicial to the use of that Intellectual Property and will not be adversely affected by the transactions contemplated by the Finance Documents; and

(ii)	has not lapsed or been cancelled and all steps have been taken to protect and maintain that Intellectual Property, including paying renewal fees, where any such lapse, cancellation or failure to take steps (including paying renewal fees) could reasonably be expected to have a Material Adverse Effect.
(b)	Where the Intellectual Property required for each Group Company to conduct its business as presently conducted is subject to any right, permission to use or licence granted to or by any Group Company, such right, permission or licence has not been breached in any respect or terminated by any party, in each case to an extent that could reasonably be expected to have a Material Adverse Effect.
(c)	So far as it is aware no Group Company is infringing any intellectual property rights of any third party and the Intellectual Property is not being infringed by any third party, in each case to an extent that could reasonably be expected to have a Material Adverse Effect.
24.24	Anti-Terrorism
(a)	No Group Company nor, to the best of the Obligors' knowledge, any Affiliate of an Obligor:
(i)	is, or is controlled by, a Restricted Party;
(ii)	has received funds from, or made any payment under or in connection with the Finance Documents from funds or other property received from, a person who at the time of such receipt, to its knowledge, was a Restricted Party; or
(iii)	is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.
(b)	Each Group Company and, to the best of the Obligors' knowledge, each Affiliate thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.
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(c)	None of the Borrowers or any Subsidiary or, to the knowledge of the Borrowers, any directors, officers, employees, and agents of the Borrowers or any Subsidiary is a Sanctioned Person.
24.25	Times when Representations Made
(a)	All the representations and warranties in this clause 24 (other than clause 24.9) are made on the 2022 Effective Date by each Original Obligor party to this agreement on the 2022 Effective Date.
(b)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period (except that those contained in clause 24.13 (Financial Statements) will cease to be so made in respect of a set of financial statements once subsequent financial statements have been delivered under this agreement).
(c)	All representations and warranties in this clause 24 except clause 24.9 (No Filing or Stamp Taxes), clause 24.10 (Deduction of Tax) and clause 24.13 (Financial Statements) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.
(d)	Each representation or warranty deemed to be made after the date of this agreement shall (except where the contrary is indicated) be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
25.	INFORMATION UNDERTAKINGS

The undertakings in this clause 25 remain in force from the date of this agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

25.1	Financial Statements

The Parent (or Obligors’ Agent) shall supply to the Facility Agent:

(a)	as soon as they are available, but in any event within 120 days after the end of each of its Financial Years, the Group's audited consolidated financial statements for that Financial Year (which may be satisfied with the Parent’s audited consolidated financial statements with a customary schedule eliminating Unrestricted Subsidiaries, if any, and reconciling to such audited consolidated financial statements); and
(b)	as soon as they are available, but in any event within 60 days after the end of each Financial Quarter the management information pack for the Group (or the Parent with a customary schedule eliminating Unrestricted Subsidiaries, if any, and reconciling to such management information pack) for that Quarter (to include cumulative management accounts for the Financial Year to that Financial Quarter) (the "Quarterly Information Pack").

Notwithstanding the foregoing, the obligations referred to in this Clause 25.1 may be satisfied with respect to financial information of the Group by furnishing the financial statements of the Parent Reporter (with a customary schedule eliminating Unrestricted Subsidiaries, if any, and reconciling to such financial information) (such option, the “Parent Reporter Option”); provided that if and so long as the Parent Reporter has Independent Assets or Operations, such information is accompanied by consolidating information that reasonably shows the material differences between the information relating to the Parent Reporter and its Independent Assets or Operations, on the one hand, and the information relating to the Group on a standalone basis, on the other hand. For the avoidance of doubt, all financial ratio or tests hereunder shall be calculated with respect to the Group.

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25.2	Provision and Contents of Compliance Certificate
(a)	The Parent (or Obligors’ Agent) shall supply a Compliance Certificate to the Facility Agent with each set of the Group's audited consolidated Annual Financial Statements and with the Group's Quarterly Information Pack.
(b)	The Compliance Certificate shall, amongst other things set out (in reasonable detail) computations as to compliance with clause 26 (Financial Definitions and Financial Covenant) or confirmation that the financial covenant specified therein is not required to be tested in respect of that Testing Period pursuant to clause 26.2 (Financial Condition).
(c)	Each Compliance Certificate shall be signed by an authorised signatory of the Parent (or Obligors’ Agent).
25.3	Requirements as to Financial Statements
(a)	The Parent (or Obligors’ Agent) shall procure that each set of Annual Financial Statements and each management information pack delivered pursuant to clause 25.1(b) (Financial Statements) includes a balance sheet, profit and loss account (or equivalent income statement) and cashflow statement. In addition the Parent (or Obligors’ Agent) shall procure that: (i) each set of Annual Financial Statements shall be audited by the Auditors and (ii) each management information pack delivered pursuant to clause 25.1(b) (Financial Statements) is accompanied by a statement by the directors of the Parent commenting on the performance of the Group for the quarter to which the management information pack relates (which requirement in this clause (ii) shall be deemed satisfied so long as such management information pack is generally consistent with the management information packs delivered to the Facility Agent (or its predecessors) prior to the 2022 Effective Date).
(b)	Each set of financial statements delivered pursuant to clause 25.1 (Financial Statements) (including those contained in each management information pack) shall be prepared in accordance with the Accounting Principles. If there is a change in the Accounting Principles after the date of this agreement (including, for the avoidance of doubt, any change between the application of UK generally accepted accounting principles, US generally accepted accounting principles or International Financial Reporting Standards):
(i)	the Parent (or Obligors’ Agent) shall promptly advise the Facility Agent;
(ii)	following request by the Facility Agent, Obligors’ Agent and the Facility Agent shall negotiate in good faith with a view to agreeing any amendments to this agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms;
(iii)	if amendments are agreed by Obligors’ Agent and the Facility Agent within 30 days of the notification of such proposed amendments to the Lenders by the Facility Agent, those amendments shall take effect in accordance with the terms of the agreement so long as Majority Lender do not object to such amendments within such 30 day period; and
(iv)	if amendments are objected to by the Majority Lenders within the 30 day period referenced in clause (iii) above then, within 15 days after the end of that 30 day period, Obligors’ Agent shall either:
(A)	deliver to the Facility Agent, in reasonable detail and in a form satisfactory to the Facility Agent (acting reasonably), details of any adjustments which need to be made to the relevant accounts in order
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to bring them into line with the Accounting Principles as at the date of this agreement; or
(B)	ensure that the relevant accounts are prepared in accordance with the Accounting Principles as at the date of this agreement.
25.4	Presentations
(a)	Only in the event that the Parent or any parent entity of the Parent is no longer publicly listed on any regulated stock exchange and the Facility Agent so requests, once in every Financial Year the Parent must give a presentation to the Finance Parties about the on-going business and financial performance of the Group on reasonable prior notice and at times reasonably convenient to such persons.
(b)	Nothing in paragraph (a) above shall require Parent to disclose or discuss any document, information or other matter (i) of a price sensitive nature that has not yet been publicly announced pursuant to the listing rules of a regulated stock exchange applicable to any direct or indirect shareholder in the Parent, (ii) that constitutes non-financial trade secrets or non-financial proprietary information of the Group Company and/or any of their respective customers and/or suppliers, (iii) in respect of which disclosure to any Finance Party (or any of their respective representatives or contractors) is prohibited by applicable law, (iv) that is subject to attorney-client or similar privilege or constitutes attorney work product or (v) in respect of which any Group Company owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into solely in contemplation of this clause (v)).

25.5	Year-end
(a)	The Parent shall procure that each Financial Year-end of each Group Company falls on 31 December (or the equivalent year end accounting period).
(b)	The Parent shall procure that each quarterly accounting period and each Financial Quarter of each Group Company ends on an accounting date.
25.6	Information: Miscellaneous
(a)	The Parent (or the Obligors’ Agent) shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):
(i)	at the same time as they are dispatched, copies of all documents dispatched by the Parent to its creditors generally (or any class of them) (excluding for this purpose creditors which are Group Companies);
(ii)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings, environmental claim or action or labour dispute relating to it or any of its subsidiaries which would result in a Material Adverse Effect;
(iii)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and
(iv)	promptly if the Facility Agent (acting reasonably) so requests, such further information regarding the financial condition and operations of the Group and/or any Group Company; and
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(v)	promptly, the details of any material changes in the structure of the Group or in the identity of the Material Companies.
(b)	Nothing in paragraphs (i) to (v) above or clause 25.3 (Requirements as to Financial Statements) shall require any Group Member to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) of a price sensitive nature that has not yet been publicly announced pursuant to the listing rules of a regulated stock exchange applicable to any direct or indirect shareholder in the Parent, (ii) that constitutes non-financial trade secrets or non-financial proprietary information of the Group Company and/or any of their respective customers and/or suppliers, (iii) in respect of which disclosure to any Finance Party (or any of their respective representatives or contractors) is prohibited by applicable law, (iv) that is subject to attorney-client or similar privilege or constitutes attorney work product or (v) in respect of which any Group Company owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into solely in contemplation of this clause (v)).
25.7	Notification of Default
(a)	Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).
(b)	Promptly upon a request by the Facility Agent made if the Facility Agent considers in good faith there may be a Default, Obligors’ Agent shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
25.8	"Know Your Customer" Checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this agreement;
(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this agreement; or
(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (a)(iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (a)(iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (a)(iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary "know your customer" or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

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(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the results of all necessary "know your customer" or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.
(c)	Obligors’ Agent shall, by not less than ten Business Days' prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to clause 30 (Changes to the Obligors).
(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent (or Obligors’ Agent) shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other checks in relation to any relevant person pursuant to the accession of such Subsidiary to this agreement as an Additional Obligor.
(e)	Promptly following any request therefor, the Obligors shall provide information and documentation reasonably requested by the Facility Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, 1 C.F.R. §1010.230. (the “Beneficial Ownership Regulation”) or other applicable anti-money laundering laws.
25.9	Investigations

In the event that an Event of Default shall have occurred and be continuing under clause 28.1 (Non-Payment), clause 28.2 (Financial Covenant) or 28.6 (Insolvency) to 28.9 (Similar Events Elsewhere), the Facility Agent may (after consultation with Obligors’ Agent as to the scope of the investigation) require that each Obligor shall (and Obligors’ Agent shall ensure that each Obligor shall) permit the Facility Agent and/or accountants or other financial advisers appointed by the Facility Agent free access (in the presence of the Parent) at all reasonable times during normal business hours and on reasonable notice, at the expense of the Obligors, to:

(a)	inspect and take copies and extracts from the books, accounts and records of each Group Company (to the extent the Facility Agent (acting reasonably) considers such books, accounts or records to be relevant to the Event of Default which has occurred and is continuing); and
(b)	meet and discuss matters with the management of the Parent,

provided that all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in this agreement.

Nothing in clause 25.9 shall require any Group Member to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) of a price sensitive nature that has not yet been publicly announced pursuant to the listing rules of a regulated stock exchange applicable to any direct or indirect shareholder in the Parent, (ii) that constitutes non-financial trade secrets or non-financial proprietary information of the Group Company and/or any of their

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respective customers and/or suppliers, (iii) in respect of which disclosure to any Finance Party (or any of their respective representatives or contractors) is prohibited by applicable law, (iv) that is subject to attorney-client or similar privilege or constitutes attorney work product or (v) in respect of which any Group Company owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into solely in contemplation of this clause (v)).

26.	FINANCIAL definitions and financial COVENANT
26.1	Financial Definitions

In this clause 26 and where such terms are otherwise used in this agreement:

"Capital Expenditure" means, in respect of the Group and in respect of any period, any expenditure which should be treated as capital expenditure in the financial statements of the person incurring such expenditure in accordance with applicable Accounting Principles.  For the avoidance of doubt, expenditure for acquisitions of businesses or expenditure arising from operating leases shall not constitute Capital Expenditure for the purposes of this definition;

"Cash" means cash credited to an account in the name of a Group Company with an Acceptable Bank;

"Consolidated EBIT" for any period, means the consolidated profits of the Group from ordinary activities for the relevant Testing Period before taxation (including before any distributions (including any anticipated or reserved tax distribution) described in clause (g) or clause (o) of the definition of Permitted Distributions):

(a)	before taking into account any interest (and amounts in the nature of interest including amounts in respect of any related hedging), commission, fees (including any amortized fees), discounts and other finance payments incurred or payable or owed by any member of the Group in respect of Financial Indebtedness;
(b)	after deducting the amount of any profit of any Group Company which is attributable to minority interests or the interests of any shareholder of or, as the case may be, partner in such member of the Group who is not a Group Company;
(c)	after taking into account any exchange gains and losses on operational trading and hedges relating to these items but not taking into account any other realised and unrealised exchange gains and losses (including those arising on translation of currency debt);
(d)	without double counting, before taking into account any gain or loss arising from an upward or downward revaluation of any asset or on the disposal of an asset;
(e)	plus any loss on any one-off or non-recurring items;
(f)	less any gain on any one-off or non-recurring items;
(g)	plus the proceeds from any business interruption insurance or similar insurance proceeds actually received by any Group Company during the relevant period or reasonably expected to be received in a subsequent period and within one year of the underlying loss; provided, that if not so received within such one year period, such amount shall be subtracted in the subsequent calculation period;
(h)	before deducting any one-off or non-recurring restructuring costs that are incurred;
(i)	before deducting any charge, loss, lost profit, expense or write-off that is actually reimbursed or reimbursable (and reasonably expected to be reimbursed within the
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next four Financial Quarters) by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance;
(j)	before deducting any Transaction Costs;
(k)	before deducting expenses relating to pensions including service costs and pension interest costs but after deducting cash pension costs;
(l)	plus any fees, costs, expenses or charges of a non-recurring nature related to any equity offering, investments, acquisitions or Financial Indebtedness (or any related hedging transactions) permitted under the Finance Documents (whether or not successful), including any amendment or other modification of this agreement and any other credit facilities or the offering of debt securities;
(m)	plus any management fees paid to the Investors and Parent’s non-executive directors and Parent Undertaking costs where permitted to be paid under the Finance Documents;
(n)	before taking into account any charges for non-cash amortisation of one-off payments to any F1 Teams which for accounting purposes are being spread over a multi-year term and for the avoidance of doubt any one-off payments to any F1 Team which are charged to the income statement in one single period (including any milestone or fixed payments) shall be taken account of if applicable to the relevant period);
(o)	excluding fair value movements in derivative financial instruments but taking into account any actual close-out amounts to the extent included in Consolidated EBIT in respect of such derivative financial instruments;
(p)	excluding any profit or loss recorded in the income statement in relation to payments or awards as part of the management long term incentive plan in force on the 2022 Effective Date or any similar arrangement supplementing or replacing such plan;
(q)	adding back amounts taken into account as deductions in calculating consolidated profits that are attributable to transactions with affiliates of the Group which are not paid in cash during the relevant Testing Period;
(r)	plus any non-cash charges, write-downs, expenses or losses (including any non-cash losses relating to mark-to-market or fair value accounting);
(s)	excluding any non-cash gains (including any non-cash gains relating to mark-to-market or fair value accounting);
(t)	before deducting any fee (including third party consultant fees and other similar fees), loss, charge, expense, cost, accrual or reserve of any kind relating to the closure or consolidation of any facility or location and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs);
(u)	after making such adjustments as any financial officer of the Group determines in good faith to be reasonable to reflect material timing differences in terms of recognition of race-related profits resulting from any change in race dates; and
(v)	excluding project startup costs and other costs and expenses related to new office openings costs and the consolidation of offices and facilities (including the termination or discontinuance of activities constituting a business) (and proposals in connection therewith, whether or not successful);
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(w)	plus the operating income of any non-wholly owned person up to the amount of cash or Cash Equivalent Investments (x) actually distributed by such person to any Group Company or (y) that could have been distributed as a dividend or other distribution or return on investment by such person to a Group Company;
(x)	after taking into account any Certified Synergies without double-counting for any synergies actually achieved or taken into account pursuant to clause 26.4 (Calculation Adjustments); provided that the amounts under this clause (x) for the relevant period shall not exceed 25% of Consolidated EBITDA (after any adjustments are made in respect of this paragraph (x)).

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining profits of the Group from ordinary activities before taxation;

For the avoidance of doubt, it is understood and agreed that that the Group may elect not to apply any addback(s) or deduct(s) set forth in any clause or subclause set forth in the definition of Consolidated EBIT; provided that if any addback or deduct is not applied then the counter deduct or addback (if applicable) shall also not be applied.

"Consolidated EBITDA" for any period and without double counting means the Consolidated EBIT of the Group, plus the consolidated depreciation and amortisation and any impairment costs of the Group (each as defined by reference to the Annual Financial Statements of the Group) for the relevant Testing Period, for the avoidance of doubt, one-off payments to the F1 Teams in relation to the Concorde Agreement will not be deducted or will be excluded (as the case may be) from Consolidated EBITDA;

“Consolidated Interest Expense” means, without duplication, for the Group on a consolidated basis for any period, the total cash interest expense (including, without limitation, the interest component of capital lease obligations) on Financial Indebtedness minus total interest income of the Group during such period determined on a consolidated basis in accordance with Accounting Principles, plus all cash dividends paid or other recurring cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity during such period.  For purposes of this definition, interest on a capital lease obligation shall be deemed to accrue at an interest rate reasonably determined by the Parent (or Obligors’ Agent) to be the rate of interest implicit in such capital lease obligation in accordance with Accounting Principles.  For the avoidance of doubt, Consolidated Interest Expense shall not include (a) non-cash interest expense attributable to the movement of the mark-to-market valuation or fair value of obligations under hedging agreements or other derivative instruments, (b) any one-time cash costs associated with breakage for interest rates (including in respect of hedging agreements), (c) all non-recurring interest expense or “additional interest” for failure to timely comply with registration rights obligations, (d) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any investment or acquisition, all as calculated on a consolidated basis in accordance with Accounting Principles, (e) any payments with respect to make-whole premiums or other breakage costs of any  indebtedness, (f) penalties and interest relating to Taxes, (g) accretion or accrual of discounted liabilities not constituting Financial Indebtedness, (h) any interest expense attributable to a parent company resulting from push down accounting, (i) any expense resulting from the discounting of Financial Indebtedness in connection with the application of recapitalization or purchase accounting and (j) expensing of bridge, arrangement, structuring, commitment or other financing fees.

"Consolidated Net First Lien Secured Debt" means the principal amount of all Financial Indebtedness of the Group which constitutes First Lien Liabilities, less the aggregate amount at that time of Cash and Cash Equivalent Investments held by Group Companies, less the amount of any outstandings under any Ancillary Facilities (other than any overdraft or working capital facility or any letter of credit or other guarantee facility covering monies

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borrowed by way any overdraft, working capital or term debt facility or other monies borrowed (in each case to the extent of such borrowings)) and after making such adjustments as any financial officer of the Group determines in good faith to be reasonable to reflect material timing differences in receipts of payments resulting from any change in race dates;

"Consolidated Total Net Secured Debt" means the principal amount of all Financial Indebtedness of the Group which constitutes First Lien Liabilities and Second Lien Liabilities less the aggregate amount at that time of Cash and Cash Equivalent Investments held by Group Companies, less the amount of any outstandings under any Ancillary Facilities (other than any overdraft or working capital facility or any letter of credit or other guarantee facility covering monies borrowed by way of term debt, any overdraft, working capital facility or other monies borrowed (in each case to the extent of such borrowings)) and after making such adjustments as any financial officer of the Group determines in good faith to be reasonable to reflect material timing differences in receipts of payments resulting from any change in race dates;

"Excess Cashflow" means, on the last day of each Financial Year, the amount by which the aggregate of the Group's Cash and Cash Equivalent Investments on such date (except to the extent to be applied for any scheduled or voluntary repayment of principal and scheduled or voluntary payment of interest or commitment fee to be made  in respect of Financial Indebtedness) exceeds $15,000,000; provided that for these purposes the following amounts shall be excluded from the Group's Cash and Cash Equivalent Investments (but without duplication):

(i)	any amounts which are required to ensure that the Group will be able to fund all of its liabilities to Taxes (including distributions described in clause (g) or (o) of the definition of Permitted Distributions), its ordinary course operating and financing costs (including expected Capital Expenditures and Restricted Payments), its liabilities to make payments to the F1 Teams, its liabilities to make payments to the FIA, and acquisitions and investments, in each case, committed or anticipated to be completed during the succeeding Financial Year, provided that if such amounts are not made in such succeeding Financial Year of the Group, they shall be added back as Cash and Cash Equivalents in the next calculation of Excess Cash Flow; and
(ii)	an amount equal to the Cash and Cash Equivalent Investments on the balance sheet of the Group on December 31, 2021;

"Financial Quarter" means the period of approximately 13 weeks ending on or about the last day of March, June, September and December in any Financial Year;

"Financial Year" means the period of 12 months ending on 31 December in each year;

"Net First Lien Secured Leverage" means, the ratio of Consolidated Net First Lien Secured Debt as at the relevant Testing Date to Consolidated EBITDA for the most recently ended Testing Period on or prior to such Testing Date;

"Net Total Secured Leverage" means the ratio of Consolidated Total Net Secured Debt as at the relevant Testing Date to Consolidated EBITDA for the most recently ended Testing Period on or prior to such Testing Date;

"New Shareholder Injections" means the subscription for shares in the Parent (or capital contributions made in Parent) or subscription for debt instruments in the Parent subordinated at least at the same extent as the Investor Liabilities (as defined in the Intercreditor Agreement);

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"Testing Date" means, unless otherwise provided, the day which a particular financial ratio under this agreement is being tested or determined.

"Testing Period" means, subject to clause 26.4 (Calculation Adjustments), each period which corresponds to the annual accounting reference period of the Parent or four consecutive Financial Quarters, in each case, in respect of which financial statements have been delivered pursuant to the terms of this agreement; and

"Transaction Costs" means all fees, costs and expenses and Taxes incurred by Parent or any other member of the Group in connection with the negotiation, preparation, execution, notarisation and registration of the Transaction Documents or any investment and shareholders' agreements with the direct or indirect shareholders of any Group Company (or any supplement, amendment or restatement thereto) and otherwise in connection therewith including interest hedging costs and hedging costs incurred by way of one-off payments incurred in implementing the agreed hedging strategy.

26.2	Financial Condition
(a)	The Parent shall ensure that as of the last day of any Financial Quarter ending after the 2022 Effective Date (commencing with the first full Financial Quarter ending after the 2022 Effective Date), Net First Lien Secured Leverage shall not be more than 6.50:1.
(b)	Notwithstanding the foregoing, clause 26.2(a) shall be in effect (and shall only be in effect) as of the last day of any Financial Quarter when either (A) the Term Facility A Loans are outstanding as of such day or (B) the aggregate amount of Revolving Facility Utilisation as of such day (with respect to Letters of Credit, excluding (x) undrawn Letters of Credit of up to $25,000,000 and (y) Letters of Credit then outstanding that have been cash collateralized pursuant to arrangements reasonably satisfactory to the Facility Agent) exceeds 35% of the aggregate amount of all Revolving Facility Commitments as of such day (it being understood that in all cases calculation of compliance with this clause 26.2 shall be determined as of the last day of such Financial Quarter).
26.3	Financial Testing
(a)	Subject to clause 26.2(b) (Financial Condition), the financial covenant set out in clause 26.2 (Financial Condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the applicable financial statements and/or each Compliance Certificate delivered pursuant to clause 25.2 (Provision and Contents of Compliance Certificate).
(b)	If the Annual Financial Statements are not available when the covenant referred to in clause 26.2 (Financial Condition) is tested, but when those Annual Financial Statements become available, they show that the figures in any relevant Quarterly Financial Statements utilised for any such calculation cannot have been substantially accurate, the Facility Agent may require such adjustments to the calculations which it, in its discretion (acting reasonably), considers appropriate to rectify that inaccuracy and compliance with the covenant in clause 26.2 (Financial Condition) will be determined by reference to those adjusted figures provided always that any adjustment which indicates compliance with the covenant which had been breached when tested by reference to the relevant inaccurate figures will not have the effect of nullifying, waiving or otherwise curing that breach.
(c)	If:
(i)	the test of Net First Lien Secured Leverage at clause 26.2 (Financial Condition) would be breached; or
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(ii)	any Net First Lien Secured Leverage test or Net Total Secured Leverage test or Net Total Leverage test performed for the purpose of any provision of this agreement would exceed the relevant maximum ratio if Consolidated Net First Lien Secured Debt or Consolidated Total Net Secured Debt or Consolidated Total Net Debt (as applicable) were to be calculated on the basis of the closing exchange rates as at the relevant Testing Date, but would not be breached or exceeded if Consolidated Net First Lien Secured Debt or Consolidated Total Net Secured Debt or Consolidated Total Net Debt (as applicable) were instead to be calculated on the basis of the average exchange rates over the relevant Testing Period, then Net First Lien Secured Leverage or Net Total Secured Leverage or Net Total Leverage (as applicable) for that Testing Date shall be calculated on the basis of those average exchange rates.

26.4	Calculation Adjustments

For the purposes of calculating Net Total Secured Leverage, Net First Lien Secured Leverage and Net Total Leverage if a Group Company acquires any company (having obtained any necessary consent under this agreement to do so), until the last day of the first Financial Quarter that ends more than 18 months after that company became a Subsidiary of the Parent, the results of that company will be deemed included with those of the rest of the Group for the full duration of the relevant Testing Period as if that company had become a Group Company at the commencement of the Testing Period.  Any necessary aggregation of results will include any Certified Synergies in respect of such acquisition.

27.	GENERAL UNDERTAKINGS

The undertakings in this clause 27 remain in force from the date of this agreement for so long as any amount is outstanding (other than contingent indemnification and expense reimbursement claims not then due) under the Finance Documents or any Commitment is in force.

27.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Facility Agent, on written request, of,

any Authorisation required under any law or regulation to:

(i)	enable it to perform its obligations under the Finance Documents;
(ii)	ensure, subject to the Legal Reservations, the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document; and
(iii)	carry on its business as presently conducted where failure to do so could reasonably be expected to have a Material Adverse Effect.
27.2	Compliance with Laws

Each Obligor shall (and the Parent shall ensure that each Group Company will) comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

27.3	Taxation
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(a)	Each Obligor will, and will procure each of its Subsidiaries to, pay when due (or within any applicable time limit and in any event before material penalties are incurred if failure to do so could reasonably be expected to have a Material Adverse Effect), all Taxes imposed upon it or any of its assets, income or profits on any transactions undertaken or entered into by it except in relation to any bona fide tax dispute for which proper provision has been made in its accounts.
(b)	No Group Company may change its residence for Tax purposes except for any Permitted Tax Residency Change.
27.4	Merger

No Obligor shall (and the Parent shall ensure that no other Group Company will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.  Notwithstanding anything in this agreement to the contrary,  any transaction by a Group Company the purpose of which is to redomesticate such entity in a United States jurisdiction (including any state or territory thereof or the District of Columbia) or any Permitted Jurisdiction shall be permitted under this agreement; provided that (i) for the avoidance of doubt, if such Obligor is a Borrower, the requirements of Clause 30.2 (other than Clauses 30.2(a)(i) and 30.2(a)(iii)) are satisfied as if such Borrower were a new Borrower and (ii) such Obligor must give equivalent security over its assets, to the extent required pursuant to  the Agreed Security Principles and clause 30.8 (Further Security).

27.5	Change of Business

The Parent shall procure that:

(a)	the Group will continue the Business and use all reasonable endeavours to protect its rights thereto; and
(b)	the Group will not change its line of business from the lines of business conducted by the Group on the 2022 Effective Date (other than businesses incidental, complementary, similar related or ancillary thereto and reasonable extensions thereof).
27.6	Acquisitions and Investments
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other Group Company will) acquire or invest (other than investments in the form of loans or guarantees, which are separately governed by Clause 27.13 (Loans or Credit) and Clause 27.14 (No Guarantees or Indemnities) and not by this Clause 27.6 (Acquisitions and Investments)) in a company or any shares or securities or a business (or, in each case, any interest in any of them);
(b)	Paragraph (a) above does not apply to an acquisition or investment which is:
(i)	a Permitted Acquisition;
(ii)	a Permitted Transaction;
(iii)	a Permitted Share Issue;
27.7	Joint Ventures
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other Group Company will):
(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or
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(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).
(b)	Paragraph (a) above does not apply to any acquisition (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if:
(i)	such transaction is a Permitted Joint Venture, Permitted Loans, Permitted Guarantees, Permitted Acquisition, Permitted Disposal or Permitted Security; and
(ii)	no Event of Default is continuing at the time that the relevant Group Company makes the acquisition or transfer (or enters into the agreement to acquire or transfer) or other transaction referred to in paragraph (a)(i) or (a)(ii) above or the acquisition, transfer, agreement or other transaction is entered into pursuant to a binding contractual commitment made prior to the Event of Default.
27.8	[Reserved]
27.9	Pari Passu Ranking

Each Obligor shall ensure that any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

27.10	Negative Pledge

In this clause 27.10, "Quasi-Security" means a transaction described in paragraph (a)(ii) below.

(a)	Except as permitted under paragraph (b) below:
(i)	no Obligor shall (and the Parent shall ensure that no other Group Company will) create, incur, assume or permit to exist any Security over any of its assets.
(ii)	no Obligor shall (and the Parent shall ensure that no other Group Company will):
(A)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other Group Company;
(B)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(b)	Paragraph (a) above does not apply to any Security or (as the case may be) Quasi-Security, which is:
(i)	Permitted Security; or
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(ii)	a Permitted Transaction.
(c)	For the avoidance of doubt, (x) this clause 27.10 shall only be tested solely at the initial time of consummation of the relevant transaction or action subject to clause 27.10(a) and (y) the references to “permit to exist” in this clause 27.10(a) is not intended to require any subsequent compliance with this clause 27.10 with respect to such relevant transaction or action (i.e., not a maintenance test).
27.11	Disposals
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other Group Company will) enter into a transaction or a series of related transactions to sell, lease, transfer or otherwise dispose of any of its asset involving aggregate consideration in excess of the greater of (x) $25,000,000 (or its equivalent in other currencies) and (y) 5% of the most recently reported Consolidated EBITDA;
(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:
(i)	a Permitted Disposal; or
(ii)	a Permitted Transaction;
27.12	Arm's Length Basis
(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Parent shall ensure no other Group Company will) enter into any transaction with any Affiliate (excluding other Group Members) except on arm's length (or better for the Group) terms.
(b)	The following transactions shall not be a breach of this clause 27.12:
(i)	intra-Group loans permitted under clause 27.13 (Loans or Credit);
(ii)	fees, costs and expenses payable under or in connection with any Finance Document or under any other Transaction Document (or any investment and shareholders' agreement with the direct or indirect shareholders of any Group Company);
(iii)	any transaction involving consideration less than the greater of (x) $25,000,000 (or its equivalent in other currencies) and (y) 5% the most recently reported Consolidated EBITDA; and
(iv)	any Permitted Transactions, Permitted Payments or Permitted Distributions or Permitted Intercompany Debt Disposals.
27.13	Loans or Credit
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other Group Company will) be a creditor in respect of any Financial Indebtedness.
(b)	Paragraph (a) above does not apply to:
(i)	a Permitted Loan; or
(ii)	a Permitted Transaction.
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27.14	No Guarantees or Indemnities
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other Group Company will) incur or permit to exist any guarantee in respect of any Financial Indebtedness of any person.
(b)	Paragraph (a) does not apply to a guarantee which is:
(i)	a Permitted Guarantee; or
(ii)	a Permitted Transaction.
(c)	For the avoidance of doubt, (x) this clause 27.14 shall only be tested solely at the initial time of consummation of the relevant transaction or action subject to clause 27.14(a) and (y) the references to “permit to exist” in this clause 27.14(a) is not intended to require any subsequent compliance with this clause 27.14 with respect to such relevant transaction or action (i.e., not a maintenance test).
27.15	Dividends and Share Redemption
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other Group Company will) (collectively, such restrictions, the “Restricted Payments”):
(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);
(ii)	repay or distribute any dividend or share premium reserve; or
(iii)	[reserved]; or
(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.
(b)	Paragraph (a) above does not apply to:
(i)	a Permitted Distribution;
(ii)	a Permitted Transaction;
(iii)	a Permitted Payment; or
(iv)	a Permitted Intercompany Debt Disposal.
27.16	Investor Debt
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other Group Company will):
(i)	repay or prepay any principal amount (or capitalised interest) outstanding in respect of the Investor Debt;
(ii)	pay any interest or any other amounts payable in connection with the Investor Debt; or
(iii)	purchase, redeem, defease or discharge any amount outstanding with respect to the Investor Debt.
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(b)	Paragraph (a) does not apply to a payment, repayment, purchase, redemption defeasance or discharge which is a Permitted Payment or a Permitted Distribution.
27.17	Financial Indebtedness
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other Group Company will) incur, create, assume or permit to exist any Financial Indebtedness.
(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:
(i)	Permitted Financial Indebtedness; or
(ii)	a Permitted Transaction.
(c)	It is understood and agreed that accrual of interest, accrual of dividends, the accretion of accreted value, increase in fair value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Financial Indebtedness, the payment of dividends in the form of additional shares of preferred stock or Disqualified Equity or the reclassification of commitments or obligations not treated as Financial Indebtedness due to a change in Accounting Principles will not be deemed to be an incurrence of Financial Indebtedness for purposes of this Clause 27.17.
(d)	For the avoidance of doubt, (x) this clause 27.17 shall only be tested solely at the initial time of consummation of the relevant transaction or action subject to clause 27.17(a) and (y) the references to “permit to exist” in this clause 27.17(a) is not intended to require any subsequent compliance with this clause 27.17 with respect to such relevant transaction or action (i.e., not a maintenance test).
27.18	Share Capital
(a)	No Obligor shall (and the Parent shall ensure that no other Group Company will) issue any shares except pursuant to:
(i)	a Permitted Share Issue; or
(ii)	a Permitted Transaction.
27.19	Insurance
(a)	Each Obligor shall (and the Parent shall ensure that each other Group Company will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business as may be reasonably available in the insurance market (including by way of insurance maintained with a "captive insurer").
(b)	All insurances must be with reputable independent (except in relation to a captive waiver) insurance companies or underwriters.
27.20	Cash Movement
(a)	Except as permitted under paragraph (b) below, no Obligor will, and the Parent will procure that no other Group Company will, be a party to any contractual or similar restriction (except as set out in any Finance Document, in any cash pooling arrangement or in any other Secured Debt Document (as defined in the Intercreditor Agreement) or for any contractual or similar restriction existing in favour of or for the benefit of another Group Company, in each case to the extent such restriction could not reasonably be expected to prevent the Borrowers meeting debt service
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obligations under the Finance Documents) by which any Group Company is prohibited from making loans or making any payment of dividends, distributions of income or other amounts.
(b)	Paragraph (b) above does not apply to:
(i)	any agreement of any person that becomes a Group Company after the 2022 Effective Date that existed prior to the time such person became a Group Company; provided that such restrictions are not created in contemplation of or in connection with such acquisition, and any replacement or refinancing thereof so long as the restrictions are not materially more restrictive (as determined by the Borrower in good faith);
(ii)	arising under customary provisions contained in any agreement relating to a Permitted Disposal pending the consummation of such Permitted Disposal;
(iii)	restrictions in agreements that (as determined in good faith by the Parent) will not prevent the Obligors from satisfying their payment obligations hereunder; or
(iv)	any agreements existing on the 2022 Effective Date and set forth in Schedule 14 part 8.
27.21	Intellectual Property

Each Obligor will, and will procure that each Group Company will:

(a)	ensure that it legally and beneficially owns or has all necessary consents to use and, where applicable, is recorded as the registered proprietor of all the Intellectual Property that it requires in order to conduct its business;
(b)	observe and comply with all obligations and laws applicable to it in relation to material Intellectual Property;
(c)	maintain and protect material Intellectual Property, including maintaining and, where reasonable, pursuing registration,

in each case, where failure to do so could reasonably be expected to result in a Material Adverse Effect.

27.22	[Reserved]
27.23	Changes to Material Contracts
(a)	No Obligor will, and the Parent will procure that no other Group Company will, agree to any amendment, variation or waiver of any term of any Material Contract (whether as part of a single transaction or as a series of transactions) which would materially adversely affect the interests and business of the Group as a whole without the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld).
27.24	Financial Assistance and Distributions Undertaking

Each Obligor shall, and the Parent shall procure each member of the Group will, comply in all respects with Sections 678 and 679 of the Companies Act 2006, Part 17 of the Companies (Jersey) Law 1991 and any equivalent legislation in other jurisdictions (in each case to the extent applicable) including in relation to the execution of the Transaction Security Documents, transferring money directly or indirectly to the Parent and payment of amounts due under this agreement.

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27.25	Treasury Transactions

No Obligor shall (and the Parent will procure that no other Group Company will) enter into any Treasury Transaction, other than:

(a)	interest rate or exchange rate hedging transactions entered into in respect of any Financial Indebtedness of the Group;
(b)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and
(c)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of business activities of a Group Company and not for speculative purposes.
27.26	Guarantor Coverage
(a)	The Parent shall procure that the aggregate Consolidated EBITDA of the Borrowers and the Guarantors (determined for this purpose in respect of the relevant Group Company rather than the Group as a whole) represents not less than 80 per cent of Consolidated EBITDA of the Group;
(b)	The undertaking in paragraph (a) above shall be tested on the date falling 30 days after delivery to the Facility Agent of the Annual Financial Statements for the Group pursuant to clause 25.1 (Financial Statements) by reference to such Annual Financial Statements.
27.27	Further Assurance
(a)	Subject to the Agreed Security Principles, each Obligor shall (and the Parent shall procure that each other Group Company will) at its own expense promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):
(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;
(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or
(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.
(b)	Subject to the Agreed Security Principles, each Obligor shall (and the Parent shall procure that each Group Company shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.
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27.28	Centre of Main Interests

No Obligor (other than in the case of any Group Company other than a Borrower to the extent its centre of main interests changes to the United Kingdom or the US) shall, and each Obligor will procure that none of its Subsidiaries will, do anything to change the location of its centre of main interests, for the purposes of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings, where that change would be materially adverse to the interests of the Finance Parties.

27.29	[Reserved]
27.30	Termination Event Protection

The Parent acknowledges the importance to the Lenders and to the business of the Group of the continuation of the 100 Year Agreements and the ability of the relevant members of the Group to exploit the rights conferred upon the Group by the 100 Year Agreements.  Accordingly, the Parent and all other Obligors undertake to the Lenders as follows:

(a)	to comply in all material respects with the terms of the 100 Year Agreements and not do (or omit to do) any act or thing which could reasonably be expected to result in a termination of the 100 Year Agreements or give the right to FIAS or FIAF to terminate the 100 Year Agreements;
(b)	to ensure that no Group Company agrees to amend, modify or restate any of the 100 Year Agreements or any agreement directly relating to or affecting the 100 Year Agreements which will have the effect of introducing any new or additional termination rights in favour of FIAS, FIAF or any third party if such introduction will:
(i)	be detrimental in any material respect to any member of the Group; or
(ii)	result in termination rights arising if any Finance Party demands payment from or accelerates any indebtedness of or takes any Enforcement Action (as defined in the Intercreditor Agreement) against any Parent Undertaking of SLEC (including enforcing any security over any shares in SLEC or any Parent Undertaking of SLEC); or
(iii)	otherwise be adverse to the interests of the Finance Parties in any material respect;
(c)	to notify the Facility Agent promptly and keep the Facility Agent fully informed if there is any deterioration in the financial condition of any Subsidiary of SLEC or any other event which could result in such Subsidiary going into Insolvent Liquidation in the following 12 months (an "Insolvency Risk Notification");
(d)	following service of an Insolvency Risk Notification, at the request of the Facility Agent to take all reasonable steps to transfer the shares in the Subsidiary the subject of the Insolvency Risk Notification, such that the Subsidiary becomes a Subsidiary of a Parent Undertaking of SLEC and ceases to be a Subsidiary (direct or indirect) of SLEC provided that no such action may be required if it would itself be in breach of the 100 Year Agreements;
(e)	if a breach of the financial covenant set out in clause 26 (Financial Definitions and Financial Covenant) occurs and for so long as it is continuing, the Facility Agent may serve notice in writing on the Parent terminating the right of SLEC and any Subsidiary of SLEC to borrow (a "Restricted SLEC Company") under any Revolving Facility and under any Ancillary Facility (a "Revolver Termination Notice"). Forthwith upon service of a Revolver Termination Notice the rights of SLEC and any Subsidiary of SLEC to make any further borrowings or other Utilisations under any Revolving Facility and any Ancillary Facility will cease. Accordingly, on the next Interest
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Payment Date applicable to the Revolving Facility Utilisations the existing Revolving Facility Utilisations by a SLEC Company must be refinanced by one or more Utilisations undertaken by another Subsidiary of the Parent (which is not a Restricted SLEC Company) reasonably acceptable to the Facility Agent. In addition, the Parent will use all reasonable endeavours to procure that any borrowings or other utilisations under any Ancillary Facility by a Restricted SLEC Company are refinanced as soon as practicable after receipt of a Revolver Termination Notice such that no Restricted SLEC Company has any utilisation outstanding in respect of such Ancillary Facility.
27.31	Basket Carry Forward

If in any Financial Year of the Parent the aggregate amount of the basket permitted pursuant to paragraph (o) of the definition of Permitted Disposal actually utilised is less than the relevant fixed dollar amount basket originally available for that Financial Year (the difference being referred to as the "Available Amount"), then the maximum fixed dollar amount basket for the immediately following Financial Year (the "Carry Forward Year") shall be increased by an amount equal to the Available Amount. In any Carry Forward Year, the original amount of that basket shall be treated as having been applied after any Available Amount carried forward into such Carried Forward Year. The basket for the next Financial Year may be carried back to the current financial year with a corresponding reduction for the next following Financial Year.

27.32	Ratings

On and from the 2022 Effective Date, the Parent shall use commercially reasonable efforts to maintain a public corporate family rating or analogous public rating (but in each case not a specific rating) from any two of S&P, Moody’s or Fitch in respect of itself.

27.33	Sanctioned Territories
(a)	No Borrower shall directly or indirectly knowingly use the proceeds of any Loan or otherwise knowingly make available any such proceeds to any person for the purposes of financing the activities of, transactions with, or acquiring any interest in any person incorporated or operating in, what is at the time that such proceeds are applied a Sanctioned Territory or otherwise the subject of any Economics Sanctions Law or in any other manner that would result in a violation of Economic Sanctions Laws by any Party, except to the extent licensed or otherwise authorised by the competent authority responsible for implementation or enforcement of the applicable Economic Sanctions Law.
(b)	The Parent shall promptly deliver to the Facility Agent copies of any written communications it or any other member of the Group may have with OFAC, the United Nations or any other authority or government agency in the US, the United Kingdom or the European Union in relation to sanctions unless (i) it is of a price sensitive nature that has not yet been publicly announced pursuant to the listing rules of a regulated stock exchange applicable to any direct or indirect shareholder in the Parent, (ii) disclosure to any Finance Party (or any of their respective representatives or contractors) is prohibited by applicable law, (iii) it is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) any Group Company owes confidentiality obligations to any third party that prohibits such disclosure (provided that such confidentiality obligations were not entered into solely in contemplation of this clause (iv)).
27.34	Foreign and Corrupt Practices Act

No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party,

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candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

27.35	[Reserved]
27.36	Restrictions on Investor Debt

Notwithstanding any other provisions of this agreement, except with the prior consent of the Majority Lenders:

(a)	no Obligor shall (and the Parent shall ensure that no other Group Company will) make, agree to or permit any Permitted Intercompany Debt Disposal or Permitted Tax Residency Change if such Permitted Intercompany Debt Disposal or Permitted Tax Residency Change could reasonably be expected to result in a Material Adverse Effect;
(b)	the only Group Companies permitted to owe to a person other than a Group Company any Financial Indebtedness which is Investor Debt constituting Permitted Financial Indebtedness under paragraph (b) of the definition of Permitted Financial Indebtedness in Clause 1.1 (Definitions) and not otherwise Permitted Financial Indebtedness pursuant to any other provision of such definition (such Investor Debt outstanding from Group Companies being "Restricted Investor Debt" for the purposes of this clause 27.37), shall be the Group Companies which are Obligors (without prejudice to the permission of any Group Company to have any other Permitted Financial Indebtedness outstanding in accordance with the provisions herein); and
(c)	the Parent shall, or shall ensure that another Obligor shall, promptly notify the Facility Agent when any person who is not a Group Company (an "Investor Creditor" for the purposes of this clause 27.37) becomes the creditor of any Restricted Investor Debt and shall ensure that such Investor Creditor shall promptly take such steps as are reasonably required on its part to enter into a security document with the Security Agent in a form reasonably requested by the Security Agent creating security over the relevant Restricted Investor Debt (if such security has not already been granted by such Investor Creditor) and no other assets of the Investor Creditor provided that:
(i)	the terms of such security document shall be substantially the same as the terms applicable to the Transaction Security created by Group Companies over intercompany receivables and no more onerous on the Investor Creditor and shall permit, provided that no Default has occurred, the transfer of the relevant Restricted Investor Debt to another person to whom such Restricted Investor Debt is permitted to be outstanding in accordance with this agreement without any requirement for consent provided that such person is party to such a security document (or another Transaction Security Document creating security over such Restricted Investor Debt);
(ii)	Restricted Investor Debt may only be outstanding to an Investor Creditor which has complied with the requirements of this clause in relation to the relevant Restricted Investor Debt and from and including the 2022 Effective Date new Restricted Investor Debt shall only be advanced to an Obligor by an Investor Creditor which has prior to such advance taken such steps as are reasonably required on its part to enter into a security document with the Security Agent as provided for in this clause 27.37 and provided that for this purpose any Restricted Investor Debt transferred to an Investor Creditor pursuant to a Permitted Intercompany Debt Disposal shall not be "new" Restricted Investor Debt.
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For the purposes of this clause 27.37 a transfer includes any sale, transfer, distribution, assignment or other disposal and the words "transferred" and "transfers" shall be construed accordingly."

28.	EVENTS OF DEFAULT

Each of the events or circumstances set out in clause 28 is an Event of Default.  References in this clause 28 to "Group Company" are deemed to exclude any company which is a Dormant Subsidiary.

28.1	Non-Payment

An Obligor does not pay on the due date any principal or any other amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	in the case of interest, payment is made within 3 Business Days of its due date; and
(b)	in the case of any other amount (other than principal and interest):
(i)	payment is made within five Business Days of its due date; or
(ii)	if the failure is by reason of operational or administrative error, payment is made within ten Business Days of its due date.
28.2	Financial Covenant
(a)	Clause 26.2 (Financial Condition) is not satisfied provided that no breach or default under clause 26.2 (Financial Condition) will constitute a Default with respect to the Term Facility B unless the Majority TLA/RCF Lenders have accelerated any Loans outstanding under the Term Facility A and the Facility RCF as a result of such breach or default and such declaration has not be rescinded.
(b)	No Event of Default under paragraph (a) above will occur if New Shareholder Injections are made within ten Business Days of the delivery of the financial statements in accordance with clause 25.1 (Financial Statements) evidencing such failure to comply and if the financial covenant in clause 26.2 (Financial Condition) were re-tested for the relevant Testing Period, on the basis that such New Shareholder Injections are added to Consolidated EBITDA for that purpose only (and, for the avoidance of doubt, not taken into account as Cash or Cash Equivalent Investments in the calculation of Consolidated Net First Lien Secured Debt), such financial covenant would then be complied with. The minimum amount of any New Shareholder Injections provided pursuant to this paragraph required on such re-testing to ensure such financial covenant would then be complied with shall be taken into account in calculating Consolidated EBITDA for the purpose of clause 26.2 (Financial Condition) for each Testing Period (if tested) that ends on the last day of one of the next three Financial Quarters.
(c)	The right in clause 28.2(b) shall only be exercisable five times with not less than one clear Financial Quarter between each such exercise.
28.3	Other Obligations
(a)	Any Obligor shall fail to comply with the provisions of clause 25.7 (Notification of Default).
(b)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 28.1 (Non-Payment) and clause 28.2 (Financial Covenant)).
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(c)	No Event of Default under paragraph (b) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the Facility Agent giving notice to the Obligors’ Agent or relevant Obligor.
28.4	Misrepresentation
(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading (where the relevant representation or warranty is not otherwise subject to a materiality qualification in any material respect) when made or deemed to be made.
(b)	No Event of Default under paragraph (a) above will occur if the event or circumstance giving rise to the breach is capable of remedy and is remedied within 30 days of the Facility Agent giving notice to the Obligors’ Agent or relevant Obligor.
28.5	Cross Default
(a)	Any Financial Indebtedness of any Group Company is not paid when due nor within any originally applicable grace period;
(b)	Any Financial Indebtedness of any Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);
(c)	Any commitment (other than a Commitment) for any Financial Indebtedness of any Group Company is cancelled or suspended by a creditor of any Group Company as a result of an event of default (however described);
(d)	Any creditor of any Group Company becomes entitled to declare any Financial Indebtedness of any Group Company due and payable prior to its specified maturity as a result of an event of default (however described)(other than arising as a result of a breach of this agreement); or
(e)	No Event of Default will occur under paragraphs (a) to (d) above if it arises as a result of a breach of this agreement or if the aggregate amount of any Financial Indebtedness or commitment for any Financial Indebtedness falling within paragraphs (a) to (d) above is less than the greater of (i) $100,000,000 (or its equivalent in other currencies) and (ii) 20% of the most recently reported Consolidated EBITDA (or its equivalent in any other currency or currencies).
28.6	Insolvency
(a)	An Obligor is unable or admits inability to pay its debts as they fall due, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
(b)	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
(c)	Any Obligor is declared "bankrupt" within the meaning of Article 8 (Meaning of Bankruptcy) of the Interpretation (Jersey) Law 1954.
28.7	Insolvency Proceedings
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(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, examination or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Company;
(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;
(iii)	the appointment of a liquidator, receiver, examiner, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any of its assets;
(iv)	enforcement of any Security over any assets of any Obligor;
(v)	any Obligor seeking or taking any action preliminary to it seeking, in relation to itself or its property, any grant, declaration, decision or winding-up to which reference is made in Article 8 (Meaning of Bankruptcy) of the Interpretation (Jersey) Law 1954; or
(vi)	any proceedings being commenced or other steps being taken for any Obligor to be made subject to, or the subject of, any grant, declaration, decision or winding-up to which reference is made in Article 8 (Meaning of Bankruptcy) of the Interpretation (Jersey) Law 1954,

unless, in the case of a petition or action commenced by a third party, the relevant action is frivolous or vexatious, an abuse of insolvency process, or is dismissed at least two Business Days prior to the relevant return date.

(b)	Paragraph (a) shall not apply to:
(i)	any winding-up petition which is frivolous or vexatious, an abuse of insolvency process, or is dismissed at least two Business Days prior to the relevant return date;
(ii)	the ASM Dissolution;
(iii)	any step or procedure contemplated by the definition of Permitted Transaction;
(iv)	any Permitted Group Company Disposal; or
(v)	any transaction permitted by this agreement.
28.8	Creditors' Process

Any attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects a material asset of the Group taken as a whole and is either not discharged within 60 days or is not being contested in good faith.

28.9	Similar Events Elsewhere

There occurs in relation to any Obligor or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject any event which appears to the Facility Agent to correspond in that country or territory with any of those mentioned in clauses 28.6 (Insolvency) to 28.8 (Creditors' Process) (inclusive) in the case of any Obligor  (but, for the avoidance of doubt,

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including any applicable thresholds, grace periods and qualifications in such clauses and other than solely as a result of balance sheet liabilities exceeding balance sheet assets).

28.10	Unlawfulness and Invalidity
(a)	(i) it is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents or (ii) any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful; other than by reason of (x) failure to maintain possession of any collateral actually delivered to the Security Agent or any sub-agent of the Security Agent (to the extent possession is required for perfection) or (y) failure to file Uniform Commercial Code (or equivalent) continuation statements.
(b)	Any material obligation or obligations of any Obligor under any Finance Document are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.
(c)	Any Finance Document ceases to be in full force and effect except by reason of Legal Reservations or any Transaction Security or is alleged by a Group Company to be ineffective.
28.11	Intercreditor Agreement

Any party to the Intercreditor Agreement (other than a Finance Party) fails to comply with the provisions of, or does not perform its obligations under, that Intercreditor Agreement to a material extent.

28.12	Cessation of Business

The Group ceases to carry on (or threatens to cease to carry on) all or a substantial part of its business (taken as a whole).

28.13	[Reserved]
28.14	Audit Qualification

The Auditors of the Group (or the Parent Reporter, if the Parent Reporter Option is elected) qualify the audited annual consolidated financial statements delivered pursuant to clause 25.1(a) (Financial Statements) in a manner which is materially adverse to the interests of the Finance Parties in the context of the Finance Documents taken as a whole; provided that a “going concern” or like qualification, exception or explanatory paragraph that is due to (i) the impending maturity of any Facility or any other Financial Indebtedness within one year from the time such opinion is delivered or (ii) any actual or prospective inability to satisfy a financial maintenance covenant (including compliance with Clause 26.2 (Financial Condition)) shall not trigger an Event of Default pursuant to this Clause 28.13; provided further that no Event of Default under this Clause 28.13 above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the Facility Agent giving notice to the Obligors’ Agent or relevant Obligor of the failure to comply.

28.15	[Reserved]
28.16	Repudiation and Rescission of Agreements
(a)	An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.
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(b)	Any party to an Intercreditor Agreement rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.
28.17	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced by or against any Group Company which is reasonably likely to be determined against the relevant Group Company and if so determined could be reasonably expected to have a Material Adverse Effect.

28.18	Material Contracts
(a)	Any Material Contract (other than the Concorde Agreement) is terminated, rescinded or otherwise ceases to be in full force and effect (other than on expiry under its terms, as in force at the 2022 Effective Date) and this could reasonably be expected to cause a Material Adverse Effect.
(b)	Except as set out in paragraph (e) below, the Concorde Agreement is terminated, rescinded or otherwise ceases to be in full force and effect (other than on expiry under its terms) and this could reasonably be expected to cause a Material Adverse Effect.
(c)	The 100 Year Agreements are terminated rescinded or otherwise cease to be in full force and effect (other than on expiry under any of their terms, as in force at the 2022 Effective Date).
(d)	Any Group Company repudiates any of its obligations under any Material Contract which could reasonably be expected to cause a Material Adverse Effect.
(e)	For the avoidance of doubt, the replacement from time to time of the then existing Concorde Agreement shall not constitute an Event of Default.
28.19	[Reserved]
28.20	Change of Control
(a)	Subject to paragraph (b) below, any event or circumstance occurs which results in a Change of Control.
(b)	No Event of Default under paragraph (a) will occur if:
(i)	that Change of Control arises as a result of equity securities which are intended to form part, or the whole, of a Listing being transferred to any person: (A) which is to act as an intermediary as part of the proposed settlement process for that Listing; or (B) in the context of any reorganisation implemented prior to and for the purpose of facilitating the Listing (each being a "Pre-Listing Transfer"); and
(ii)	if that Listing does not complete within the timeframe from the commencement of the settlement process, which is the generally accepted timeframe from completion of a Listing on the relevant regulated stock exchange or market the relevant equity securities are as soon as reasonably practicable (and in any event within 45 days of the Pre-Listing Transfer being effected) transferred back to such persons and in such amounts as is necessary to remedy the Change of Control that would otherwise have arisen if not for this paragraph (b).
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28.21	[Reserved]
28.22	Acceleration
(a)	On and at any time after the occurrence of an Event of Default which is continuing (excluding an Event of Default under clause 28.2(a) (Financial Covenant) in respect of which an aggregate amount equal to, or in excess of, the dollar amount threshold specified in clause 28.5(e) (Cross Default) above has not occurred and is not continuing), the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors’ Agent:
(i)	cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;
(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;
(iii)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders;
(iv)	declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;
(v)	declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Facility Agent on the instructions of the Majority Lenders;
(vi)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;
(vii)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or
(viii)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
(b)	Subject to the terms of the Intercreditor Agreement, on and at any time after the occurrence of an Event of Default under clause 28.2(a) (Financial Covenant) which is continuing, the Facility Agent may, and shall if so directed by the Majority TLA/RCF Lenders, by notice to the Parent:
(i)	cancel the Total Revolving Facility Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;
(ii)	declare that all or part of the Revolving Facility Utilisations and Term Facility A (if outstanding), together with accrued interest, and all other amounts accrued or outstanding under any Revolving Facility and any Term Facility A be immediately due and payable, at which time they shall become immediately due and payable;
(iii)	declare that all or part of the Revolving Facility Utilisations and Term Facility A Loans (if outstanding) be payable on demand, at which time they shall
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immediately become payable on demand by the Facility Agent on the instructions of the Majority TLA/RCF Lenders;
(iv)	declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;
(v)	declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Facility Agent on the instructions of the Majority TLA/RCF Lenders;
(vi)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable; and
(vii)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority TLA/RCF Lenders.
29.	CHANGES TO THE LENDERS
29.1	Assignments and Transfers by the Lenders

Subject to this clause 29, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or
(b)	transfer any of its rights and obligations,

under any Finance Document to another person (the "New Lender"), other than any Disqualified Lender.

29.2	Conditions of Assignment or Transfer
(a)	An Existing Lender must obtain the consent of Obligors’ Agent (not to be unreasonably withheld (it being understood that, without limitation to other reasonable basis, the investment objectives history of any proposed assignee and strategic efforts of such assignee shall be a reasonable basis for the Obligors’ Agent to withhold such consent) and which will be deemed to be given if, ten Business Days after such consent has been requested of Obligors’ Agent, no objection to the relevant assignment or transfer has been made) before it may make an assignment or transfer in accordance with clause 29.1 (Assignments and Transfers by the Lenders) unless the assignment or transfer is:
(i)	to another Lender or an Affiliate of a Lender;
(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or
(iii)	made at a time when an Event of Default is continuing.
(b)	The consent of the Issuing Bank is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under a Revolving Facility in respect of which that Issuing Bank is an Issuing Bank (such consent not to be unreasonably withheld or delayed).
(c)	Each assignment or transfer of any Lender's participation (when aggregated with, for this purpose, the participation of its Affiliates or Related Funds) shall be in a
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minimum amount of $1,000,000 in relation to participations in each Term Facility and shall be on terms such that no Lender (when aggregated with, for this purpose, Affiliates or, Related Funds) at any time holds an aggregate participation of less than:
(i)	in the case of a bank (when aggregated with, for this purpose, Affiliates or, Related Funds), $1,000,000 with respect to each such Facility; or
(ii)	in the case of any other Lender (when aggregated with, for this purpose, Affiliates or, Related Funds), $1,000,000,

unless, in each case, the assignment or transfer is of the whole of that Lender's participation under this agreement.

(d)	An assignment of rights will only be effective on:
(i)	receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;
(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and
(iii)	the performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.
(e)	A transfer of rights and obligations will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in clause 29.5 (Procedure for Transfer) is complied with.
(f)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office (including, any designation of a Designated Entity pursuant to clause 5.6 (Designated Entities); and
(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender, Designated Entity or Lender acting through its new Facility Office under clause 18 (Tax Gross-Up and Indemnities) or clause 19 (Increased Costs), then the New Lender, Designated Entity or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(g)	Subject to paragraph (h) below, nothing in this agreement will restrict the ability of a Lender to sub-participate or sub-contract any of its obligations under any Finance Document.
(h)	No Lender may enter into a sub-participation or sub-contract under which voting rights (other than voting in respect of waivers and amendments that require the consent of all the Lenders pursuant to clause 40.2 (Exceptions)) are transferred or are reasonably likely to be transferred unless the relevant Lender has obtained the prior consent of Obligors’ Agent (not to be unreasonably withheld and which will be
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deemed to be given if, ten Business Days after such consent has been requested of Obligors’ Agent, no objection to the relevant sub-participation or sub-contract has been made). A Lender shall notify Obligors’ Agent of any such sub participation or sub contracting by it. Notwithstanding anything herein to the contrary, no sub-participation or sub-contract can be made to a Disqualified Lender (but only to the extent a list of Disqualified Lenders has been made available to any Lender that requests such list).
(i)	If a decision of the Lenders (or certain of the Lenders) is required, then:
(i)	each Lender which has Commitments in respect of which it is entitled to cast a vote or votes ("Eligible Commitments") may elect to vote all or only part of those Eligible Commitments and may also vote part of its Eligible Commitments in one way whilst voting another part of its Eligible Commitments in another way; and
(ii)	any New Lender or sub-participant which, in contravention of any provision of this clause, has been assigned or transferred Commitments, or has otherwise required rights in respect of Commitments, in respect of which it is entitled to cast a vote or votes shall have no right to veto a decision of the Lenders, Super Majority Lenders or Majority Lenders (as the case may be) without the prior written consent of the Obligors’ Agent or the Parent.
(j)	The Facility Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the US a copy of each Transfer Certificate delivered to it and a register for the recordation of the names and addresses of the Lenders, and holders of voting sub-participations and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender and voting sub-participant pursuant to the terms of this agreement from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each Borrower, the Facility Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender or holder of a sub-participation for all purposes of this agreement. The Register shall be available for inspection by the Obligors and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary in any Finance Document, no transfer of a Loan or a sub-participation shall be valid unless and until recorded it is in the Register.
29.3	Assignment or Transfer Fee

Unless the Facility Agent otherwise agrees and excluding an assignment or transfer:

(a)	to an Affiliate of a Lender;
(b)	to a Related Fund; or
(c)	made within the later of (x) 30 days of the date of the Dorna Acquisition and (y) the period separately provided in the master consent agreement between the 2024 Incremental Term Lender, the Facility Agent and the Obligors’ Agent dated the 2024 Effective Date, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $3,500.

29.4	Limitation of Responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
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(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor of its obligations under the Transaction Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security;
(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force; and
(iii)	if all or any Loans or other rights transferred are rescheduled or renegotiated, the New Lender and not the Existing Lender will be subject to the rescheduled or renegotiated terms.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause 29; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.
29.5	Procedure for Transfer
(a)	Subject to the conditions set out in clause 29.2 (Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this agreement and delivered in accordance with the terms of this agreement, execute that Transfer Certificate.
(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all "know your customer" or similar checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.
(c)	On the Transfer Date:
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(i)	to the extent the Transfer Certificate records a transfer of Loans which are outstanding on the Transfer Date, the transfer will take effect in relation to those Loans and all related rights under the Intercreditor Agreement and other Finance Documents by way of assignment;
(ii)	to the extent that the Transfer Certificate records a transfer of rights, benefits and obligations under the Finance Documents and in respect of the Transaction Security (in the case of rights, to the extent not assigned as contemplated by paragraph (i) above) each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");
(iii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights and benefits against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other Group Company and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iv)	the Facility Agent, the Arrangers, the Security Agent, the New Lender, the other Lenders, the Issuing Bank and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger, the Security Agent, the Issuing Bank and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(v)	the New Lender shall become a Party as a "Lender".
(d)	The provisions of paragraph (c)(i) above will not apply if:
(i)	the transfer of Loans recorded in a Transfer Certificate would give rise to a stamp duty or other transfer tax; or
(ii)	the New Lender elects by deleting paragraphs 3(b) and 9 from the Transfer Certificate and records in the Transfer Certificate that clause 29.5(c)(i) is not to apply to the transfer of Loans recorded in the Transfer Certificate,
(iii)	and accordingly, the transfer of rights and entitlements in respect of Loans recorded in the Transfer Certificate will be made pursuant to paragraphs (c)(ii) to (v) (inclusive) above by way of novation.
29.6	Copy of Transfer Certificate to Obligors’ Agent

The Facility Agent shall, either prior to executing a Transfer Certificate or as soon as reasonably practicable after it has executed a Transfer Certificate, send to Obligors’ Agent a copy of that Transfer Certificate which Obligors’ Agent shall promptly sign (if approved by the Obligors’ Agent) by way of acknowledgement on behalf of all of the Obligors and return to the Facility Agent.

29.7	Disclosure of Information
(a)	Each of the Finance Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its
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Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party will be responsible for any disclosure by such persons), (b) to the extent requested by any regulatory or self-regulatory authority have jurisdiction over such Finance Party, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this agreement (so long as such person remains party to this agreement), (e) in connection with the exercise of any remedies hereunder or any other Finance Document or any suit, action or proceeding relating to this agreement or any other Finance Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Clause, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction, or to any credit insurance provider, in each case, relating to the Group and its obligations, (g) with the consent of the Obligors’ Agent, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Clause or an agreement described in clause (f) hereof or (ii) becomes available to a Finance Party on a non-confidential basis from a source other than the Group Companies (other than a source actually known by such disclosing person to be bound by confidentiality obligations with respect thereto) or (i) to data service providers, including league table providers, that serve the lending industry (but, in the case of this clause (i), solely to the extent that (x) such Information is information about the terms of the financing routinely provided by arrangers to data services providers and (y) such Information is provided to such data service providers no earlier than the fifth Business Day after the 2022 Effective Date). In addition, each Finance Party shall comply with each of its other confidentiality arrangements applicable to any particular Information covered therein and furnished by such Finance Party in its capacity as a Finance Party in connection with this agreement (whether such confidentiality arrangements are agreed to before or after the 2022 Effective Date) unless the Parent otherwise consent to the disclosure of such Information to any person in connection with such person becoming a Lender or participant hereunder (such consent not to be unreasonably conditioned or withheld in the event that such person is willing to agree to enter into substantially similar confidentiality arrangements). “Information” means all information received from the Group Companies or their affiliates relating to the Group Companies, their Subsidiaries or their businesses. Notwithstanding anything herein to the contrary, in no event shall any Information be disclosed to any Disqualified Lender.
(b)	Each Finance Party acknowledges that information furnished to it pursuant to this agreement or the other Finance Documents may include material non-public information concerning the Group Companies and their affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including United States Federal and state securities laws.
(c)	All information, including requests for waivers and amendments, furnished by the Group or the Facility Agent pursuant to, or in the course of administering, this agreement or the other Finance Documents will be syndicate-level information, which may contain material non-public information about the Group and their affiliates and their related parties or their respective securities. Accordingly, each Finance Party represents to the Group and the Facility Agent that either (x) it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including United States Federal and state securities laws or (y)
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that it does not want to receive any material non-public information about the Group and their affiliates and their related parties or their respective securities; provided that if such Financial Party elects not to receive any material non-public information referred to in clause (y), then such Finance Party agrees that the failure to receive such material non-public information shall not be the basis of any Default or Event of Default under this agreement or the Finance Documents
(d)	For certain of the Lenders (each, a “Public Lender”) that have personnel who do not wish to receive material non-public information with respect to the Group or its Affiliates, or the respective securities of any of the foregoing, the Obligors’ Agent, at the request of the Facility Agent, hereby agrees that (w) it will, with respect to certain materials and/or information provided by or on behalf of the Group hereunder (the “Borrower Materials”) that are to be distributed to the Public Lenders, clearly and conspicuously mark such Borrower Materials that do not contain material non-public information as “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Obligors’ Agent shall be deemed to have authorized the Facility Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Group, its affiliates or any of their respective securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available to Public Lenders in any electronic platform designated “Public Side Information”; and (z) the Facility Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as only being suitable for non-Public Lenders. For the avoidance of doubt, whether any Borrower Materials contains material non-public information with respect to the Group or its Affiliates, or the respective securities of any of the foregoing, shall be solely determined by the Obligors’ Agent in good faith; provided that the Finance Parties hereto agree that each Compliance Certificate to be delivered to the Facility Agent pursuant to clause 25.2 (Provision and Contents of Compliance Certificate) shall be considered material non-public information.
(e)	Each Lender, each Issuing Bank, the Facility Agent (for itself and not on behalf of any Lender) and the Security Agent hereby notifies each Obligor that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender, such Issuing Bank, the Facility Agent or the Security Agent, as applicable, to identify such Obligor in accordance with the USA PATRIOT Act, and each Obligor agrees to provide such information from time to time as required by such Lender, such Issuing Bank, the Facility Agent and the Security Agent, as applicable, in order to comply with its continuing obligations under the USA PATRIOT Act.
29.8	Security over Lenders' Rights

In addition to the other rights provided to Lenders under this clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities,
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except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
29.9	Continuation of Security
(a)	Each Obligor consents to the assignments and transfers of rights and obligations permitted under and made in accordance with this clause 29. Each Obligor agrees and confirms that its guarantee and indemnity obligations under the Finance Documents and any Transaction Security granted by it in support of its own borrowing obligations or its guarantee or indemnity obligations under the Finance Documents will continue notwithstanding any transfer under this clause 29 and will extend to cover and support obligations owed to New Lenders and to continuing Finance Parties.
(b)	For the purposes of Article 1278 of the Luxembourg Civil Code, it is expressly agreed that the security created or evidenced by the Transaction Security Documents shall be preserved for the benefit of each New Lender and each Finance Party.
(c)	Obligors’ Agent (for itself and as agent for the Obligors) will (at its own cost) promptly execute such documents and take such other actions as are necessary to effect or perfect a transfer of rights and/or obligations to a New Lender under the Finance Documents. Such action will include:
(i)	promptly countersigning any approved Transfer Certificates (although any delay or failure by Obligors’ Agent to so countersign a Transfer Certificate will not invalidate its operation); and
(ii)	taking such steps as the Facility Agent or the Security Agent may request (including re-execution of Transaction Security Documents) for the purpose of ensuring that the New Lender has (and the other Finance Parties continue to have) the benefit of the same security interests under the Transaction Security Documents as existed immediately before the relevant transfer.
29.10	List of Lenders

At any time upon the request of Obligors’ Agent, the Facility Agent shall provide a list of all of the Lenders.

29.11	Further Lenders

A person which is to be a Further Lender shall only become a party to this agreement as a Lender if it has (i) executed and delivered to the Facility Agent an Incremental Facility Commitment Letter and the Facility Agent has counter-signed the same which the Facility Agent agrees to do promptly, subject to completing any "know your customers" or similar checks under all applicable laws and regulations as contemplated in clause 2.2(r) (Incremental Facilities), which it is acknowledged may take longer than the three Business Days minimum period referred to in clause 2.2(k)(iii) (Incremental Facilities) above and (ii) acceded to the terms of the Intercreditor Agreement in accordance with the terms thereof.

29.12	Permitted Debt Purchase Transactions
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(a)	Notwithstanding anything in this Clause 29 (Changes to the Lenders) to the contrary, Revolving Facility Commitments, participations in Revolving Facility Loans and participations in Term Loans may be assigned to LMC or any of its subsidiaries (collectively, the “Affiliated Lenders”) as long as (i) no Default or Event of Default shall have then occurred and be continuing, (ii) no proceeds from Revolving Loans are used, directly or indirectly, to fund any assignments of Term Facility A Loans, (iii) solely with respect to RCF Commitments, Facility RCF and participations in Term Facility A Loans, each of the Lenders that hold participations in Loans or commitments in the applicable such Facility as the participations in Loans or commitments being assigned has been offered the chance to participate in such assignment on a pro rata basis (in proportion to the participations in Loans or commitments in such Facility) pursuant to procedures reasonably satisfactory to the Facility Agent at the same price (based on a percentage of par); provided that, for the avoidance of doubt, with respect to any participations in a Term Facility B Loan or participations in any Incremental Term Loans, any Lender under such Facility may assign all or a portion of its rights and obligations with respect to the participations in Term Facility B Loans or Incremental Term Loans, as applicable, under this agreement on a pro-rata or non-pro rata basis (but to the extent effected through “Dutch auctions”, so long as any offer to purchase or take by assignment by such Affiliated Lender shall have been made to all Term Lenders under the Term Facility), (iv) in the case of any assignment of RCF Commitments and/or participations in RCF Loans, such RCF Commitments and participations in RCF Loans shall be contributed to the Borrowers and permanently extinguished within one Business Day of such assignment and (v) no assignment may result in the Affiliated Lenders holding an outstanding principal amount of participations in Term Loans exceeding 25% of the principal amount of all Term Loans outstanding under this agreement at the time of such assignment, unless such excess is contributed to the relevant Borrower and permanently extinguished within one Business Day of such assignment. Affiliated Lenders will not be entitled to receive information provided solely to Lenders by the Facility Agent or any Lender, and may not attend or participate in Lender only meetings. Any participations in Loans or commitments acquired by any Affiliated Lender may (but shall not be required to) be contributed to the Group for purposes of cancellation; provided that upon such cancellation, the aggregate outstanding principal amount of the Loans or commitments shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the participations in Loans or commitments so contributed and cancelled, and each principal repayment instalment with respect to the Loans (if applicable) shall be reduced pro rata by the full par value of the aggregate principal amount of participations in Loans so contributed and cancelled.
(b)	Each Affiliated Lender hereby agrees that, if a proceeding under any bankruptcy law shall be commenced by or against any Group Company at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Facility Agent to vote on behalf of such Affiliated Lender with respect to the participations in Loans held by such Affiliated Lender in any manner in the Facility Agent’s sole discretion, unless the Facility Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the participations in Loans held by it as the Facility Agent directs; provided that (a) such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Facility Agent) and (b) the Facility Agent shall not be entitled to vote on behalf of such Affiliated Lender, in each case, in connection with any matter to the extent any such matter proposes to treat any obligation held by such Affiliated Lender in a manner that is different than the proposed treatment of similar obligations held by Lenders that are not affiliates of the Parent. Each Affiliated Lender hereby irrevocably appoints the Facility Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Loans and participations therein and not in
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respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Facility Agent’s discretion to take any action and to execute any instrument that the Facility Agent may deem reasonably necessary to carry out the provisions of (but subject to the limitations set forth in) this paragraph.
(c)	The Revolving Facility Commitments and any participations in Term Loans held by the Affiliated Lenders shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification); provided that the provisions of this sentence shall not apply to any action requiring the consent of all Lenders or each affected Lender.
29.13	Certain Matters Related to Disqualified Lenders

The Facility Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.  Without limiting the generality of the foregoing, the Facility Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender, Affiliated Lender or Net Short Lender or (b) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender.

Notwithstanding anything in Clause 11 (Illegality, Voluntary Prepayment and Cancellation) to the contrary, if any assignment or sub-participation or sub-contract is made to a Disqualified Lender, the Borrowers shall have the right to (A) in the case of any outstanding Revolving Facility Commitments, terminate any Revolving Facility Commitment of such Disqualified Lender on a non-pro rata basis and repay all obligations of the Borrowers owing to such Disqualified Lender on a non-pro rata basis in connection with such Revolving Facility Commitment, (B) in the case of participations in outstanding Term Loans held by Disqualified Lenders, prepay such participations on a non-pro rata basis by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Finance Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse, all of its interest, rights and obligations under this agreement and related Finance Documents to a New Lender that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Finance  Documents.

29.14	Disclosure to CUSIP Service Bureau
(a)	The Facility Agent may disclose to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities evidenced by this agreement the following information:
(i)	names of Obligors;
(ii)	country of domicile of Obligors;
(iii)	place of incorporation of Obligors;
(iv)	date of this agreement;
(v)	Clause 42 (Governing law);
(vi)	the names of the Facility Agent and the Arranger;
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(vii)	date of each amendment and restatement of this agreement;
(viii)	amounts of, and names of, the Facilities (and any tranches);
(ix)	amount of Total Commitments;
(x)	currencies of the Facilities;
(xi)	type of Facilities;
(xii)	ranking of Facilities;
(xiii)	Termination Date for the Facilities;
(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and
(xv)	such other information agreed between the Facility Agent and the Parent.
(b)	The Parties acknowledge and agree that CUSIP numbers assigned to this agreement, the Facilities and/or one or more Obligors by the CUSIP Service Bureau or any similar agency and the information associated with each such CUSIP number may be disclosed to users of its services in accordance with the standard terms and conditions of the CUSIP Service Bureau or any similar agency.
30.	CHANGES TO THE OBLIGORS
30.1	Assignment and Transfers by Obligors

No Obligor or any other Group Company may assign any of its rights or transfer any of its rights or obligations under the Finance Documents unless permitted by the terms of this agreement.

30.2	Additional Borrowers
(a)	Subject to compliance with the provisions of clause 25.8(c) and (d) ("Know Your Customer" Checks), Obligors’ Agent may request that any wholly owned Subsidiary of the Parent which is not a Dormant Subsidiary becomes a Borrower. That Subsidiary shall become a Borrower if:
(i)	unless the proposed new Borrower is incorporated in and borrows from the same jurisdiction as an existing Borrower:
(A)	in respect of a Term Facility, all the Lenders approve the addition of that Subsidiary; or
(B)	in respect of a Revolving Facility, the proposed new Borrower is incorporated in a jurisdiction within OECD, it would not be unlawful for any Lender in respect of the relevant Revolving Facility to lend to a borrower in that jurisdiction and the RCF Lenders in respect of the relevant Revolving Facility approve the addition of that Subsidiary; or
(C)	if either of the above conditions specified in sub-paragraph (B) above as to jurisdiction of incorporation or illegality, are not satisfied in respect of a Revolving Facility, all the Lenders in respect of the relevant Revolving Facility approve the addition of that Subsidiary;
(ii)	Obligors’ Agent and that Subsidiary deliver to the Facility Agent a duly completed and executed Accession Letter;
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(iii)	the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;
(iv)	Obligors’ Agent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;
(v)	the proposed new Borrower is not a subsidiary of ASM; and
(vi)	the Facility Agent has received all of the documents and other evidence listed in part 3 of schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.
(b)	The Facility Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in part 3 of schedule 2 (Conditions Precedent).
30.3	Resignation of a Borrower
(a)	In this clause 30.3, clause 30.5 (Resignation of a Guarantor) and clause 30.7 (Resignation and Release of Security on Disposal), "Third Party Disposal" means the disposal of an Obligor to a person which is not a Group Company where that disposal is permitted under clause 27.11 (Disposals) or made with the approval of the Majority Lenders.
(b)	If a Borrower is the subject of a Third Party Disposal or Permitted Group Company Disposal, Obligors’ Agent may request that such Borrower ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.
(c)	The Facility Agent shall accept a Resignation Letter and notify Obligors’ Agent and the other Finance Parties of its acceptance if:
(i)	Obligors’ Agent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;
(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Document;
(iii)	where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with clause 30.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased; and
(iv)	the Obligors’ Agent has confirmed that it shall ensure that any relevant Disposal Proceeds will be applied in accordance with clause 12.3 (Application of Mandatory Prepayments).
(d)	Upon notification by the Facility Agent to the Obligor Agents’ of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the resignation shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal or Permitted Group Company Disposal, as applicable takes effect.
(e)	The Facility Agent may, at the cost and expense of the Obligors, require a legal opinion from counsel to the Facility Agent confirming the matters set out in paragraph (c)(iii) above and the Facility Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.
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30.4	Additional Guarantors
(a)	Subject to compliance with the provisions of clause 25.8(c) and 25.8(d) ("Know Your Customer" Checks), Obligors’ Agent may request that any Subsidiary of the Parent becomes a Guarantor.
(b)	Subject to the Agreed Security Principles, the Parent shall procure that any other wholly owned Subsidiary of the Parent which is a Material Company shall, as soon as possible after becoming a Material Company, become an Additional Guarantor and, subject to the Agreed Security Principles, grant any Transaction Security as the Facility Agent may require and shall accede to the Intercreditor Agreement.
(c)	A Group Company shall become an Additional Guarantor if:
(i)	it is not a subsidiary of ASM.:
(ii)	the Obligors’ Parent and the proposed Additional Guarantor deliver to the Facility Agent a duly completed and executed Accession Letter; and
(iii)	the Facility Agent has received all of the documents and other evidence listed in part 3 of schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.
(d)	The Facility Agent shall notify Obligors’ Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in part 3 of schedule 2 (Conditions Precedent).
30.5	Resignation of a Guarantor
(a)	Obligors’ Agent may request that a Guarantor (other than the Parent) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter if:
(i)	that Guarantor is being disposed of by way of a Third Party Disposal (as defined in clause 30.3 (Resignation of a Borrower));
(ii)	in the case only of a request that ASM resign as a Guarantor, Obligors’ Agent delivers to the Facility Agent the minutes of an ASM shareholder meeting deciding the ASM Dissolution;
(iii)	the Super Majority Lenders have consented to the resignation of that Guarantor; or
(iv)	the Guarantor is proposed to be subject to a Permitted Group Company Disposal.
(b)	The Facility Agent shall accept a Resignation Letter and notify Obligors’ Agent and the Lenders of its acceptance if:
(i)	Obligors’ Agent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;
(ii)	no payment is due from the Guarantor under clause 23.1 (Guarantee and Indemnity);
(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under clause 30.3 (Resignation of a Borrower); and
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(iv)	Obligors’ Agent has confirmed that it shall ensure that the Disposal Proceeds (if any) will be applied in accordance with clause 12.3 (Application of Mandatory Prepayments).
(c)	The resignation of that Guarantor shall not be effective until:
(i)	the date of the relevant Third Party Disposal;
(ii)	in the case of the resignation of ASM in connection with the ASM Dissolution, the amendment of ASM's purposes clause (to the effect that ASM is "in liquidation") is published in the Swiss Official Gazette of Commerce; or
(iii)	in the case of the resignation of a Group Company in connection with the Permitted Group Company Disposal, on the date that the relevant Resignation Letter is delivered to the Facility Agent provided that the conditions in paragraphs (a) and (b) above are satisfied, at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

30.6	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in clause 24.25(c) (Times when Representations Made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

30.7	Resignation and Release of Security on Disposal
(a)	If an Obligor is or is proposed to be the subject of a Third Party Disposal then:
(i)	where that Obligor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Obligor, the Security Agent will, at the cost and request of the Obligors, release those assets, business or shares (or equivalent);
(ii)	the resignation of that Obligor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until the date of that disposal; and
(iii)	if the disposal of that Obligor is not made, the Resignation Letter of that Obligor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of that Obligor and the Transaction Security created or intended to be created by or over that Obligor shall continue in full force and effect.
(b)	If a Group Company disposes of any other asset to a person which is not a Group Company where that disposal is permitted under clause 27.11 (Disposals) or with the approval of the Majority Lenders the Security Agent will at the request and cost of the Obligors’ Agent, release those assets from the Transaction Security and issue any certificate of non-crystallisation of any floating charge that may, in the absolute discretion of the Security Agent, be considered necessary or desirable.
(c)	If any Group Company is, or is proposed to be, subject to a Permitted Group Company Disposal:
(i)	where that Group Company created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour
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of the Security Agent was created over the shares (or equivalent) of that Group Company, the Security Agent will, at the cost and request of the Obligors’ Agent, release those assets, business or shares (or equivalent); and
(ii)	the release of Transaction Security referred to in paragraph (i) above shall not become effective until immediately prior to the relevant Permitted Group Company Disposal (or any other prior date agreed between the Obligors’ Agent and the Security Agent).
30.8	Further Security
(a)	Subject to the Agreed Security Principles, the Parent and Obligors’ Agent shall procure that any Obligor which has not entered into a Transaction Security Document over any material assets which are of a type subject to Transaction Security granted by that Obligor in the relevant jurisdiction as at the Sixth Restatement Date (the "Relevant Assets") in accordance with this agreement shall within thirty (30) Business Days after being required to do so by the Facility Agent execute a Transaction Security Document, subject always to the Agreed Security Principles over the Relevant Assets.
(b)	Without prejudice to the obligations of the Parent or Obligors’ Agent under paragraph (a) above but subject to the Agreed Security Principles:
(i)	if FIA confirms that all or any contracts with promoters, broadcasters or advertisers do not fall within the definition of Transfer Rights for the purpose of the 100 Year Agreements (in each case the "Excluded Contracts") the Parent will (subject always to the Agreed Security Principles and to the extent that such Group Companies have not already granted a floating charge that covers such rights) procure that the relevant Group Companies which have the benefit of the rights under such Excluded Contracts grant a floating charge to the Security Agent pursuant to a Transaction Security Document as soon as practicable (and in any event within 30 Business Days after it is established that such contract or contracts is or are Excluded Contracts);
(ii)	if FIA confirms that the issued shares in the share capitals of each of FOA and FOL are not prohibited under the 100 Year Agreements from being subject to Security in favour of the Security Agent, the Parent will procure that the relevant Group Companies that own those shares shall charge them by way of fixed charge pursuant to a Transaction Security Document as soon as practicable (and in any event within 30 Business Days after it is established that such shares may be so charged).
(c)	When a Transaction Security Document is entered into under clause 30.8(a), the Obligors’ Agent shall deliver to the Security Agent:
(i)	the original Transaction Security Document executed by the relevant Group Company and the Security Agent and all other documents required to perfect the security in conformity with the Agreed Security Principles; and
(ii)	where the relevant Group Company is not already an Obligor, all of the documents and other evidence listed in part 3 of schedule 2 (Conditions Precedent) in relation to the relevant Group Company,

each in form and substance satisfactory to the Security Agent (acting reasonably).

30.9	Permitted Transaction Releases
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The Security Agent shall at the cost and expense of the Obligors, promptly take such actions as are reasonably requested by any Obligor to implement any Permitted Transaction Release.

31.	ROLE OF THE FACILITY AGENT, the security agent, THE ARRANGERS, THE ISSUING BANK AND OTHERS
31.1	Appointment of the Facility Agent and the Security Agent
(a)	Each of the Finance Parties appoints J.P. Morgan SE as the Facility Agent and Natwest Markets PLC as the Security Agent under and in connection with the Finance Documents.
(b)	Each of the Finance Parties authorises the Facility Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent or the Security Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
(c)	In relation to any Swiss law governed Transaction Security Documents under which security of an accessory (akzessorische) nature is granted each present and future Finance Party hereby authorises the Security Agent to act as its direct representative (direkter Stellvertreter).
(d)	Each Lender and the Issuing Bank exempts the Facility Agent from the restrictions pursuant to Section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Lender and the Issuing Bank. Any Lender and the Issuing Bank which cannot grant such exemption shall notify the Facility Agent accordingly and, upon request of the Facility Agent, either act in accordance with the terms of this agreement and/or any other Finance Document as required pursuant to this agreement and/or such other Finance Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws.
31.2	Duties of the Facility Agent
(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.
(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(c)	If the Facility Agent receives notice from a Party referring to this agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arrangers or the Security Agent) under this agreement it shall promptly notify the other Finance Parties.
(e)	The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(f)	The Facility Agent shall notify the Parent if any amount due under this agreement is not identified as having been received by it.
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31.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

31.4	No Fiduciary Duties
(a)	Nothing in this agreement constitutes the Facility Agent, the Arrangers and/or the Issuing Bank as a trustee or fiduciary of any other person.
(b)	None of the Facility Agent, the Security Agent, the Arrangers, the Issuing Bank or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
31.5	Business with the Group

The Facility Agent, the Security Agent, the Arrangers, the Issuing Bank and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Company.

31.6	Rights and Discretions
(a)	The Facility Agent and the Issuing Bank may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and
(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 28.1 (Non-Payment));
(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;
(iii)	any notice or request made by Obligors’ Agent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and
(iv)	any instructions received by it from the Majority Lenders, the Super Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents;
(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, tax advisers, accountants, surveyors or other professional advisers or experts.
(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents including its Affiliates provided that no greater amount shall be required to be paid by any Party as a result of any such action than would have been otherwise payable and each such Affiliate shall comply with Clause 18.9(k) and (l) as though it were the Facility Agent; provided further that the Facility Agent shall be primarily liable for any breach of the Finance Documents by (and any other acts performed by) its personnel and agents including its Affiliates.
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(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this agreement.
(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Arrangers or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(g)	Without prejudice to the generality of paragraph (c) above, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be desirable.
(h)	The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying unless directly caused by its gross negligence, bad faith or wilful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.
(i)	Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
31.7	Majority Lenders' Instructions
(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall:
(i)	exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent); and
(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.
(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.
(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.
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(f)	The participation of any Lender not responding to a request for instructions within the time period specified by the Facility Agent will be disregarded in assessing whether the Majority Lenders have given the relevant instruction.
31.8	Responsibility for Documentation

None of the Facility Agent, the Arrangers, the Issuing Bank or any Ancillary Lender:

(a)	is responsible or liable for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arrangers, the Issuing Bank, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the information memoranda or the reports prepared and delivered in connection therewith or the transactions contemplated in the Finance Documents, unless directly caused by its gross negligence, bad faith or wilful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment;
(b)	is responsible or liable for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise; or
(c)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.
31.9	Exclusion of Liability
(a)	Without limiting paragraph (b) below, none of the Facility Agent, the Issuing Bank, or any Ancillary Lender will be liable for:
(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence, bad faith or wilful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment;
(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security, unless directly caused by its gross negligence, bad faith or wilful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment;
(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising (but not including any claim based on the fraud of the Facility Agent, Issuing Bank or any Ancillary Lender, as applicable) as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,
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including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Finance Party (other than the Facility Agent, the Issuing Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent, the Issuing Bank or any Ancillary Lender, in respect of any claim it might have against the Facility Agent, the Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Facility Agent, the Issuing Bank, the Security Agent or any Ancillary Lender may rely on this clause subject to clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.
(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.
(d)	Nothing in this agreement shall oblige the Facility Agent or the Arrangers to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arrangers.
(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent's liability, any liability of the Facility Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.
31.10	Lenders' Indemnity to the Facility Agent
(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence, bad faith or wilful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment).
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(b)	Subject to paragraphs (c) and (d) below and solely to the extent required pursuant to clause 20.2 (Other Indemnities), the Obligors’ Agent shall (or shall procure that an Obligor will) reimburse any Lender for any payment that Lender makes to the Facility Agent pursuant to paragraph (a) above.
(c)	Paragraph (b) above shall not apply to the extent that (x) the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Facility Agent to an Obligor or (y) arise from a dispute solely between a Lender and the Facility Agent.
(d)	Notwithstanding anything in this Clause 31.10 to the contrary, the Group Companies’ indemnity obligations under this Clause 31.10(b) shall only cover those costs that are reasonable and documented and shall be limited by Clause 20.5 (Indemnity Costs Limitations).
31.11	Resignation of the Facility Agent
(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in the European Union, the United Kingdom or the United States as successor by giving notice to the Lenders and the Parent.
(b)	Alternatively the Facility Agent may resign by giving notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Facility Agent.
(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Parent) may appoint a successor Facility Agent (acting through an office in the United Kingdom) provided that if the Facility Agent, as applicable, shall notify the Borrower and the Lenders that no successor agent has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice:
(i)	the resigning Facility Agent shall be discharged from its duties and obligations hereunder and under the other Finance Documents; and
(ii)	all payments, communications and determinations provided to be made by, to or through the Facility Agent shall instead be made by or to each Finance Party directly, until such time as the Majority Lenders appoint a successor Facility Agent as provided for in this clause 31; a Party which has made a payment in accordance with paragraph (c)(ii) shall be discharged of the relevant payment obligation under the Finance Documents.
(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.
(e)	Upon the appointment of a successor or a resignation taking effect pursuant to paragraph (c) above, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 31. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(f)	After consultation with the Obligors’ Agent, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.
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(g)	The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall appoint a successor agent pursuant to paragraph (c) above) if on or after the date which is six months before the FATCA Application Date relating to any payment to the Facility Agent:
(i)	the Facility Agent fails to respond to a request under clause 18.9 (Tax Documentation) and the Company or a Lender reasonably believes that the Facility Agent will not be a FATCA Compliant Party on or at any material time after that FATCA Application Date;
(ii)	the information supplied by the Facility Agent pursuant to clause 18.9 (Tax Documentation) indicates that the Facility Agent will not be a FATCA Compliant Party on or at any material time after that FATCA Application Date; or
(iii)	the Facility Agent notifies the Company or a Lender that, as a result of the Facility Agent's status under FATCA, the Facility Agent will not be a FATCA Compliant Party on or at any material time after that FATCA Application Date, and the Obligors’ Agent or that Lender, by notice to the Facility Agent, requires it to resign.

31.12	Confidentiality
(a)	In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.
(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arrangers are obliged to disclose to any other person:
(i)	any confidential information; or
(ii)	any other information

if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

31.13	Relationship with the Lenders
(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this agreement.
(b)	Each Lender shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.
31.14	Credit Appraisal by the Lenders, Issuing Bank and Ancillary Lenders
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Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank and Ancillary Lender confirms to the Facility Agent, the Arrangers, the Issuing Bank and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Group Company;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;
(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(d)	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any information memoranda or reports prepared and delivered in connection therewith or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.
31.15	Amounts paid in error
(a)	If the Facility Agent pays an amount to another Finance Party and the Facility Agent notifies that Finance Party that such payment was an Erroneous Payment then the Finance Party to whom that amount was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.
(b)	Neither:
(i)	the obligations of any Lender to the Facility Agent; nor
(ii)	the remedies of the Facility Agent,

(whether arising under this Clause 31.15 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Facility Agent or any Lender).

(c)	All payments to be made by a Lender to the Facility Agent (whether made pursuant to this Clause 31.15 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
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(d)	In this agreement, "Erroneous Payment" means a payment of an amount by the Facility Agent to the Lender which the Facility Agent determines (in its sole discretion) was made in error.
31.16	Deduction from Amounts Payable by the Facility Agent

If any Finance Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Finance Party, deduct an amount not exceeding that amount from any payment to that Finance Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Finance Party shall be regarded as having received any amount so deducted.

31.17	Reliance and Engagement Letters

Each Finance Party and Secured Party confirms that each of the Arrangers and the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Facility Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents (including any net asset letter in connection with the financial assistance procedures) and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

31.18	Intercreditor Agreement

Each Lender that receives an assignment or transfer of any rights or obligations pursuant to clause 29 (Changes to the Lenders) shall, to the extent it has not already done so, accede to the Intercreditor Agreement by delivery to the Security Agent of a duly completed accession undertaking in the form required under the Intercreditor Agreement.

31.19	No duty to monitor

The Facility Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.

32.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
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33.	SHARING AMONG THE FINANCE PARTIES
33.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with clause 34 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;
(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with clause 34 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and
(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 34.5 (Partial Payments).
33.2	Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 34.5 (Partial Payments).

33.3	Recovering Finance Party's Rights
(a)	On a distribution by the Facility Agent under clause 33.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.
(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
33.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 33.2 (Redistribution of Payments) shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and
(b)	that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
33.5	Exceptions
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(a)	This clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.
(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified the other Finance Party of the legal or arbitration proceedings; and
(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
33.6	Ancillary Lenders
(a)	This clause 33 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under clause 28.22 (Acceleration).
(b)	Following service of notice under clause 28.22 (Acceleration), this clause 33 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.
34.	PAYMENT MECHANICS
34.1	Payments to the Facility Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies.
34.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to clause 34.3 (Distributions to an Obligor) and clause 34.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

34.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with clause 35 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

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34.4	Clawback
(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its reasonable cost of funds.
34.5	Partial Payments
(a)	If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Issuing Bank and the Security Agent under those Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under clause 7.2 (Claims under a Letter of Credit) and clause 7.3 (Indemnities); and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	Paragraph (a) above will override any appropriation made by an Obligor.
34.6	No Set-Off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

34.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
34.8	Currency of Account
(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.
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(b)	A repayment or prepayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.
(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
34.9	Change of Currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Obligors’ Agent); and
(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Obligors’ Agent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
35.	SET-OFF
35.1	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
35.2	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.
36.	NOTICES
36.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

36.2	Addresses
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The address, fax number and electronic address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of Obligors’ Agent or each Group Company, the contact information set forth on Schedule 15 part 1;
(b)	in the case of each Lender, the Issuing Bank, each Ancillary Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Facility Agent or the Security Agent, that contact information set forth on Schedule 15 part 2,

or any substitute address, fax number, electronic communication or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

36.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form;
(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or
(iii)	if by electronic communications, upon confirmation of receipt (which may be means of a read receipt),

and, if a particular department or officer is specified as part of its address details provided under clause 36.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or Security Agent during its normal business (or, if received other than during its normal business hours, upon the commencement of its normal business hours) and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's or Security Agent's signature below (or any substitute department or officer as the Facility Agent or Security Agent shall specify for this purpose).
(c)	All notices from or to an Obligor shall be sent through the Facility Agent.
(d)	Any communication or document made or delivered to Obligors’ Agent in accordance with this clause 36.3 will be deemed to have been made or delivered to each of the Obligors.
36.4	Notification of Address and Fax Number

Promptly upon receipt of notification of an address, fax number or electronic address or change of address or change of electronic address or fax number pursuant to clause 36.2 (Addresses) or changing its own address or fax number or electronic address, the Facility Agent shall notify the other Parties.

36.5	Electronic Communication
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(a)	Any communication to be made between the Facility Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent, the Security Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Facility Agent and a Lender or the Security Agent will be effective only when actually received during its normal business (or, if received other than during its normal business hours, upon the commencement of its normal business hours) in readable form and in the case of any electronic communication made by a Lender to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or Security Agent shall specify for this purpose.
36.6	Use of Websites
(a)	The Parent or Obligors’ Agent may satisfy their obligations under this agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Facility Agent (the "Designated Website") if:
(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;
(ii)	both the Parent or Obligors’ Agent (as the case may be) and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(iii)	the information is in a format previously agreed between the Parent or Obligors’ Agent and the Facility Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Facility Agent shall notify the Parent or Obligors’ Agent (as the case may be) accordingly and the Parent or Obligors’ Agent (as the case may be) shall at its own cost supply the information to the Facility Agent  in paper form.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent or Obligors’ Agent and the Facility Agent.
(c)	The Parent or Obligors’ Agent shall promptly upon becoming aware of its occurrence notify the Facility Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;
(ii)	the password specifications for the Designated Website change;
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(iii)	any new information which is required to be provided under this agreement is posted onto the Designated Website;
(iv)	any existing information which has been provided under this agreement and posted onto the Designated Website is amended; or
(v)	the Parent or Obligors’ Agent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent or Obligors’ Agent notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Parent or Obligors’ Agent under this agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this agreement which is posted onto the Designated Website. The Parent or Obligors’ Agent (as the case may be) shall at its own cost comply with any such request within 30 Business Days.
36.7	English Language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)	if not in English, and if so reasonably required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
36.8	[Reserved]
37.	CALCULATIONS AND CERTIFICATES
37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice; provided that interest computed by reference to the

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Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year).

37.4	Receipt of Payments

The Facility Agent shall notify Obligors’ Agent if any payment due under this agreement is not identified as having been received as soon as reasonably practicable after becoming aware of the relevant circumstances.

38.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this agreement are cumulative and not exclusive of any rights or remedies provided by law.

40.	AMENDMENTS AND WAIVERS
40.1	Required Consents
(a)	Subject to clause 40.2 (Exceptions), clause 2.2 (Incremental Facilities), clause 2.3 (Additional Debt), clause 2.6 (Extension Offers), clause 16.3 (Benchmark Replacement) and the provisions of the Intercreditor Agreement, any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and Obligors’ Agent and any such amendment or waiver will be binding on all Parties; provided that, at Obligors’ Agent’s option, any Commitments that will be terminated or Loans that will be repaid in connection with such amendment or waiver may be disregarded for purposes of determining whether the consent of the Majority Lenders has been obtained.
(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 40.
(c)	Each Obligor agrees to any such amendment or waiver permitted by this clause 40 which is agreed to by Obligors’ Agent. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.
(d)	The requirements of clause 40.2(d) (Exceptions) are additional to the requirements of clause 40.1(a) (Required Consents). The requirements of clauses 40.2(a), 40.2(b), 40.2(c), 40.2(e), 40.2(h), 40.2(i) and 40.2(j) (Exceptions) override and replace the requirement of clause 40.1(a) (Required Consents) in respect of the matters covered by those clauses.
(e)	For the avoidance of doubt, no further consent of a Finance Party shall be required for any amendment or waiver in respect of a Permitted Debt Change under or in respect of any Finance Document.
40.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
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(i)	the definitions of "Majority Lenders" or "Super Majority Lenders" in clause 1.1 (Definitions);
(ii)	an increase in any Commitment or the Total Commitments;
(iii)	a change to the Borrowers or Guarantors other than in accordance with clause 30 (Changes to the Obligors);
(iv)	any amendment to the order of priority or subordination under the Intercreditor Agreement;
(v)	clause 34.5 (Partial Payments);
(vi)	clause 2.4 (Finance Parties' Rights and Obligations), clause 29 (Changes to the Lenders), clause 33 (Sharing Among the Finance Parties) or this clause 40;
(vii)	any provision which expressly requires the consent of all the Lenders,

may be made only with the prior consent of all the Lenders and Obligors’ Agent and any such amendment or waiver will be binding on the Parties.  If, however, the amendment or waiver is a Structural Change or is consequential on or incidental to or required to implement or reflect a Structural Change, the provisions of clause 40.2(e) (Exceptions) will apply provided that in relation to paragraph (vi) above the Structural Change does not result in a new facility or class of indebtedness being created which is to rank for priority ahead of one or more of the existing Facilities.  This paragraph (a) is also subject to paragraph (j) below in respect of any changes which would fall within the scope of that paragraph.

(b)	An amendment or waiver that has the effect of being or which relates to:
(i)	an extension of any Commitment or the Total Commitments;
(ii)	an extension to the date of payment of any amount under the Finance Documents (other than an extension which results from an amendment or waiver to clause 12 (Mandatory Prepayment);
(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable under the Finance Documents,

may only be made with the prior consent of any Lender in respect of whose Loan(s) and/or commitments the relevant extension of Commitments, extension of payment date or reduction of Margin or amounts referred to in sub-paragraph (iii) above relates.

(c)	An amendment or waiver (made other than as a result of or consequential on or incidental to or required to implement or reflect a Structural Change or a Permitted Debt Change) that has the effect of changing or which relates to:
(i)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed (except in so far as it relates to a sale or disposal of an asset which is the subject of Transaction Security where such sale or disposal is expressly permitted under this agreement or any other Finance Document); or
(ii)	the release of any Transaction Security unless permitted under this agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this agreement or any other Finance Document,
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may be made only with the prior consent of the Super Majority Lenders and Obligors’ Agent and any such amendment or waiver will be binding on the Parties; provided that, at Obligors’ Agent’s option, any Commitments that will be terminated or Loans that will be repaid in connection with such amendment or waiver may  be disregarded for purposes of determining whether the consent of the Super Majority Lenders has been obtained.

(d)	An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Arrangers, the Issuing Bank, the Security Agent or any Ancillary Lender may not be effected without the consent of the Facility Agent, the Arrangers, the Issuing Bank, the Security Agent or that Ancillary Lender.
(e)	An amendment or waiver required to implement a Structural Change (including any modifications to the Finance Documents which are consequential on or incidental to or require to implement or reflect the Structural Change) will only require:
(i)	the consent of each Lender that elects to participate in the relevant additional tranche or facility or in any increase in, extension of maturity or availability of or redenomination of commitment or extension of that date for payment, or redenomination or reduction of amount due to it involved in the relevant Structural Change.

For the avoidance of doubt, this paragraph (e) is without prejudice to the provisions of clause 2.2 (Incremental Facilities) in respect of Incremental Facilities, clause 2.3 (Additional Debt) in respect of Additional Debt, clause 2.6 (Extension Offers) and clauses 40.2(b) and (j) (Exceptions).

(f)	For the purposes of this clause 40.2 "Structural Change" means any of the following modifications to the Finance Documents:
(i)	the introduction of any additional tranche or facility under the Finance Documents (including a tranche of facility that is Permitted Refinancing Indebtedness to refinance in part or in full an existing Facility); or
(ii)	any increase in or addition of any commitment, any extension of a commitment's maturity or availability, the redenomination of a commitment into another currency or any extension of the date for payment of or redenomination of, or a reduction of, any amount owing under the Finance Documents.
(g)	The Finance Parties shall (and in respect of the Facility Agent and Security Agent are irrevocably authorised by the other Finance Parties to) enter into any amendments or additional documentation consequential on or required by applicable law to effectively implement a Permitted Debt Change without requiring the consent of any Finance Party.
(h)	Any manifest error or ambiguity in the Finance Documents may be amended by agreement between the Facility Agent and Obligors’ Agent and any such amendment will be binding on all Parties.
(i)	Any amendment or waiver that has the effect of changing or which relates to:
(i)	clause 26.2 (Financial Condition);
(ii)	clause 26.3 (Financial Testing) (except sub-paragraph (c)(ii) of clause 26.3), clause 26.4 (Calculation Adjustments) or the definition of "Net First Lien Secured Leverage" or any component definition thereof solely as such clause or definition is used for the purposes of clause 26.2 (Financial Condition);
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(iii)	clauses 28.2(a), 28.2(b) and 28.2(c) (Financial Covenant);
(iv)	clause 28.22(b) (Acceleration);
(v)	the definitions of "Majority TLA/RCF Lenders" set out in clause 1.1 (Definitions),

shall not be effected without (and may be effected with) the consent of the Majority TLA/RCF Lenders (and the consent of no other Finance Party is required); provided that, at Obligors’ Agent’s option, any Commitments that will be terminated or Loans that will be repaid in connection with such amendment or waiver may  be disregarded for purposes of determining whether the consent of the Majority TLA/RCF Lenders has been obtained.

(j)	Any amendment or waiver which:
(i)	relates only to the rights or obligations applicable to a particular Utilisation, Facility or class of Lender; and
(ii)	does not materially and adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility or another class of Lender,

may be made in accordance with the other relevant provisions dealing with amendments and waivers whose consent would, but for this provision, be required for that amendment or waiver as if references to the specified proportion of Lenders (including, for the avoidance of doubt, all Lenders) were to that proportion of the Lenders participating in that particular Utilisation or Facility or forming part of that particular class.

40.3	Replacement of Lender
(a)	If at any time:
(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below) or is subject to a Disruption Event;
(ii)	an Obligor becomes obliged to repay any amount in accordance with clause 11.1 (Illegality) or to pay additional amounts pursuant to clause 14.5 (Minimum Interest) or clause 19.1 (Increased Costs) or clause 18.2 (Tax Gross-Up) or clause 18.3 (Tax Indemnity) to any Lender in excess of amounts payable to the other Lenders generally;
(iii)	any Lender becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other person having similar powers or any winding-up, dissolution or administration; or
(iv)	Obligors’ Agent requests that a Subsidiary becomes a new Borrower under a Revolving Facility and it is unlawful for a Revolving Facility Lender in respect of that Revolving Facility to lend to a borrower in the jurisdiction of incorporation of the proposed new Borrower and the Majority RCF Lenders in respect of the relevant Revolving Facility have otherwise approved the addition of a Subsidiary in such jurisdiction as an Additional Borrower pursuant to clause 30.2 (Additional Borrowers), then Obligors’ Agent may with prior written notice to the Facility Agent and that Lender:

(A)	replace that Lender by requiring that Lender to (and that Lender shall) transfer pursuant to clause 29 (Changes to the Lenders) all (and not
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part only) of its rights and obligations under this agreement to a Lender or other bank, financial institution, trust, fund or other entity or person nominated by Obligors’ Agent and/or the Investors (a "Replacement Lender") which in each case is acceptable to the Facility Agent (acting reasonably) and (in the case of any transfer of a Revolving Facility Commitment to the extent it is acting as Issuing Bank in respect of the relevant Revolving Facility Commitment) the Issuing Bank, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender's participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents; or
(B)	prepay such Lender's participation in the outstanding Utilisations and all approved interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.
(b)	The replacement of a Lender pursuant to this clause shall be subject to the following conditions:
(i)	the Obligors’ Agent shall have no right to replace the Facility Agent or Security Agent;
(ii)	neither the Facility Agent nor the Lender shall have any obligation to Obligors’ Agent to find a Replacement Lender;
(iii)	in the event of a replacement or prepayment of a Non-Consenting Lender such replacement or prepayment must take place no later than 30 days (or such later date as may be reasonably agreed by the Facility Agent) after the date the Non-Consenting Lender notifies Obligors’ Agent and the Facility Agent of its failure or refusal to agree to any consent, waiver or amendment to the Finance Documents requested by Obligors’ Agent; and
(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.
(c)	If Obligors’ Agent or the Facility Agent (at the request of Obligors’ Agent) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents and:
(i)	the waiver or amendment in question requires the consent of the Super Majority Lenders or all the Lenders or all of the affected Lenders or is a Structural Change which requires a particular Lender's consent (as the case may be) and the Majority Lenders have consented to such waiver or amendment; or
(ii)	the waiver or amendment in question is to be made pursuant to clauses 40.2(b), 40.2(i) or 40.2(j) (Exceptions), is requested from all the Lenders under a particular Facility or participating in a particular Loan or Utilisation and the Majority Lenders under the relevant Facility or in respect of that Loan or Utilisation have consented to such waiver or amendment,
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then any Lender who does not and continues not to agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".

(d)	If a Lender does not accept or reject a waiver on request, its Commitment and/or participations shall not be included for the purposes of calculating the Total Commitments or participations under the relevant Facility when ascertaining whether a certain percentage of Total Commitment and/or participations has been obtained to approve an amendment or waiver provided that this shall not apply if a Lender explicitly abstains from accepting or rejecting a request.
40.4	Technical Amendments

Notwithstanding the other provisions of this clause 40:

(a)	the Facility Agent and Obligors’ Agent may agree (without the further consent of any other Finance Party) amendments to any Finance Document which in their opinion it would be proper to make provided that any such amendment is not (in the opinion of the Facility Agent) materially prejudicial to the interests of any Lender and is of a formal, minor or technical nature or made to correct a manifest error; and
(b)	the Parties agree to negotiate in good faith any amendments to any Finance Documents reasonably requested by Obligors’ Agent in connection with any Permitted Acquisition (whether during a clean-up period or prior to such transaction taking effect) in order to correct any inconsistencies, ambiguities, defects or operational or technical issues arising in the Finance Documents as a result of that transaction, provided that any such amendment is not materially prejudicial to the interests of the Lenders and provided further that nothing in this paragraph (b) shall itself deem a transaction which is not otherwise a Permitted Acquisition to be so permitted.
41.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

42.	GOVERNING LAW

This agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

43.	ENFORCEMENT
43.1	Jurisdiction of English Courts
(a)	The courts of England, sitting in London have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute regarding the existence, validity or termination of this agreement) (a "Dispute").
(b)	The Parties agree that the courts of England, sitting in London are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
43.2	Service of Process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
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(i)	irrevocably appoints Obligors’ Agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and Obligors’ Agent by its execution of this agreement, accepts that appointment); and
(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, Obligors’ Agent (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.
(c)	Obligors’ Agent expressly agrees and consents to the provisions of this clause 43 and clause 42 (Governing Law).
44.	Net SHort Lenders

Notwithstanding anything to the contrary herein, in connection with any determination as to whether the Majority Lenders or the Majority RCF Lenders, as applicable, have (A) delivered (or not delivered) a notice of a Default or an Event of Default or a notice of acceleration under any Finance Document, (B) otherwise acted on any matter related to a Default, an Event of Default or an acceleration under any Finance Document, or (C) directed or required the Facility Agent to deliver (or not deliver) a notice of a Default or an Event of Default or a notice of acceleration under any Finance Document, any Lender (other than (x) any Lender that is a Regulated Bank, (y) any RCF Lender as of the 2022 Effective Date  and (z) any Affiliate of the foregoing (or as otherwise agreed among the Parent, the applicable RCF Lender and the Facility Agent)) that, as a result of its (or its Affiliates) interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”), without the consent of the Parent, shall have no right to take any action pursuant to Clause 28 (Events of Default), be counted as a Majority Lender or Majority RCF Lender with respect any action pursuant to Clause 28 (Events of Default) or vote any of its Loans and Commitments with respect to any action pursuant to Clause 28 (Events of Default) (and, with respect to any votes with respect to any action pursuant to Clause 28 (Events of Default), shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders). For purposes of determining whether a Lender (alone or together with its Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Group Company, or any parent company of the Parent or other Obligors or any instrument issued or guaranteed by any Group Company, parent company of Parent or other Obligors shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Group Company, or any parent company of the Parent or other Obligors and any instrument issued or guaranteed by any of Group Company, or any parent company of the Parent or other Obligors, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be

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deemed to create a short position with respect to the Loans and/or Commitments if such Lender or its Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Group Company, or any parent company of the Parent or other Obligors (or their successor) are designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender or its Affiliates protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Group Company, or any parent company of the Parent or other Obligors other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Group Company, or any parent company of the Parent or other Obligors and any instrument issued or guaranteed by any of the Group Company, or any parent company of the Parent or other Obligors, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender shall promptly notify the Facility Agent in writing that it is a Net Short Lender, or, in the absence of any such written notification to the Facility Agent prior to the date of such determination, shall otherwise be deemed to have represented and warranted to the Parent and the Facility Agent that it is not a Net Short Lender (it being understood and agreed that the Parent and the Facility Agent shall be entitled to rely conclusively on each such representation and deemed representation) (the “Net Short Representation”).  The Facility Agent shall be entitled to rely conclusively on any Net Short Representation delivered, provided or made (or deemed delivered, provided or made) to it in accordance with this agreement, shall have no duty to inquire as to or investigate the accuracy of any Net Short Representation, verify any statements in any officer’s certificate delivered to it, or otherwise make any calculations, investigations or determinations with respect to any interest in any total return swap, total rate of return swap, credit default swap or other derivative contract or “net short positions” or any person.

45.	Bail-in
45.1	Bail-In Definitions

In this Clause 45:

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and
(c)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
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"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"Write-down and Conversion Powers" means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(b)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(c)	in relation to any other applicable Bail-In Legislation:
(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)	any similar or analogous powers under that Bail-In Legislation.
45.2	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
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(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

THIS AGREEMENT has been entered into on the date stated at the beginning of this agreement.

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schedule 1

The Original Parties

Part 1 – The Original Obligors

Name of Original Borrower/registration

number (or equivalent, if any) and

jurisdiction of incorporation

Term Loan borrower

Delta 2 (Lux) Sàrl	B 122 129	Luxembourg
RCF borrowers Delta 2 (Lux) Sàrl	B 122 129	Luxembourg
Formula One Hospitality and Event Services Limited	8445563	England and Wales
Formula One Management Limited	1545332	England and Wales
Formula One Marketing Limited	5731193	England and Wales
Formula One World Championship Limited	4174493	England and Wales
Formula One Digital Media Limited	08915039	England and Wales

Name of Original Guarantor/registration

number (or equivalent, if any) and jurisdiction

of incorporation

Allsport Management S.A.	CHE-103.211.396	Switzerland
Alpha Prema UK Limited	5613176	England and Wales

Formula One Research, Engineering and Development Limited	5821941	England and Wales
Beta Holdings Limited	5729365	England and Wales
Delta 2 (Lux) Sàrl	B 122 129	Luxembourg
Delta 3 (UK) Limited	5988544	England and Wales
Formula One Hospitality and Event Services Limited	8445563	England and Wales
Formula One Management Limited	1545332	England and Wales
Formula One Marketing Limited	5731193	England and Wales
Formula One Marketing II Limited	7714752	England and Wales
Formula One World Championship Limited	4174493	England and Wales

211

SLEC Holdings Limited	68316	Jersey
Formula One Digital Media Limited	08915039	England and Wales
Delta Topco Limited	95136	Jersey

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Part 2 – Total Commitments

Total Commitments (as of 2022 Effective Date)

Total Facility A Commitments	Total Facility B Commitments	Total RCF Commitments
$725,000,000	$1,700,000,000	$500,000,000

Following the modification to Commitments arising on or about the 2022 Effective Date

Total Commitments (as of 2024 Effective Date)

Total Facility A Commitments	Total Facility B Commitments	Total RCF Commitments
$688,750,000	$1,700,000,000	$500,000,000

Following the modification to Commitments arising on or about the 2024 Effective Date

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Part 3 – RCF Lenders

RCF Lenders	RCF Commitment (as of 2022 Effective Date)	RCF Commitment (as of 2024 Effective Date)	DTTP Scheme Reference Number	Jurisdiction of Tax Residence
Goldman Sachs Lending Partners LLC	$63,000,000	$63,000,000	13/G/356209/DTTP	United States
Citibank, N.A.	$47,500,000	$47,500,000	13/C/62301/DTTP	United States
Société Générale	$47,500,000	$47,500,000	005/S/70085	France
Bank of America, N.A., London Branch	$44,500,000	$44,500,000	N/A	United States
BNP Paribas	$43,500,000	$43,500,000	5/B/255139/DTTP	France
The Toronto-Dominion Bank, New York Branch	$36,000,000	$36,000,000	3/T/80000/DTTP	Canada
Truist Bank	$36,000,000	$36,000,000	13/T/357522	United States
Credit Suisse AG, New York Branch	$35,000,000	$0	N/A	Switzerland
JPMorgan Chase Bank, N.A., London Branch	$30,000,000	$30,000,000	13/M/0268710/DTTP	United States
CIBC Capital Markets (Europe) S.A.	$18,000,000	$28,000,000	N/A	Luxembourg
Credit Agricole Corporate and Investment Bank	$27,000,000	$27,000,000	005/C/0222082/DTTP	France
Morgan Stanley Senior Funding, Inc.	$27,000,000	$27,000,000	13/M/227953/DTTP	United States
Royal Bank of Canada	N/A	$25,000,000	3/R/70780/DTTP	Canada
MUFG Bank, Ltd.	$22,000,000	$22,000,000	43/B/322072/DTTP	Japan
Mizuho Bank, Ltd.	$14,000,000	$14,000,000	43/M/274822/DTTP	Japan
National Westminster Bank plc	$9,000,000	$9,000,000	N/A	United Kingdom

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Part 4 – Term Facility A Lenders

Term Facility A Lenders	Term Facility A Commitment (as of 2022 Effective Date)	Term Facility A Commitment (as of 2024 Effective Date)	DTTP Scheme Reference Number	Jurisdiction of Tax Residence
National Westminster Bank plc	$80,000,000	$76,000,000	N/A	United Kingdom
JPMorgan Chase Bank, N.A.	$78,000,000	$74,100,000	13/M/0268710/DTTP	United States
Mizuho Bank, Ltd.	$75,000,000	$71,250,000	43/M/274822/DTTP	Japan
BNP Paribas	$64,500,000	$61,275,000	5/B/255139/DTTP	France
The Toronto-Dominion Bank, New York Branch	$53,000,000	$50,350,000	3/T/80000/DTTP	Canada
Truist Bank	$53,000,000	$50,350,000	13/T/357522	United States
Goldman Sachs Bank USA	$45,000,000	$42,750,000	13/G/351779/DTTP	United States
MUFG Bank, Ltd.	$45,000,000	$42,750,000	43/B/322072/DTTP	Japan
Bank of America, N.A., London Branch	$44,500,000	$42,275,000	N/A	United States
Société Générale	$41,500,000	$39,425,000	005/S/70085	France
Credit Agricole Corporate and Investment Bank	$40,000,000	$38,000,000	005/C/0222082/DTTP	France
Morgan Stanley Senior Funding, Inc.	$40,000,000	$38,000,000	13/M/227953/DTTP	United States
CIBC Capital Markets (Europe) S.A.	$27,000,000	$35,150,000	N/A	Luxembourg
Citibank, N.A.	$28,500,000	$27,075,000	13/C/62301/DTTP	United States
Credit Suisse AG, New York Branch	$10,000,000	$0	N/A	Switzerland

Part 5 – 2024 Incremental Term Facility Lenders

2024 Incremental Term Lenders	Term Facility B Commitment	DTTP Scheme Reference Number	Jurisdiction of Tax Residence
Goldman Sachs Bank USA	$1,700,000,000	13/G/351779/DTTP	United States

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schedule 2

Conditions Precedent

Part 1A – Conditions Precedent to Signing of the Agreement

[The conditions precedent to signing recorded below were satisfied]

216

Part 1B – Conditions Precedent to Initial Utilisation

[The conditions precedent originally recorded in this agreement have been satisfied]

217

Part 2A – Conditions Subsequent

[The conditions subsequent originally recorded in this agreement have been satisfied]

218

Part 2B – Conditions Subsequent

[The conditions subsequent originally recorded in this agreement have been satisfied]

219

Part 2C – Conditions Subsequent

[The conditions subsequent originally recorded in this agreement have been satisfied]

220

Part 3 – Conditions Precedent Required to be Delivered by an Additional Obligor

1.	An Accession Letter executed by the Additional Obligor and the Parent.
2.	A copy of the constitutional documents of the Additional Obligor.
3.	A copy of a resolution of the board of directors of the Additional Obligor:
(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute, deliver and perform the Accession Letter and any other Finance Document to which it is party;
(b)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf;
(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and
(d)	authorising Obligors’ Agent to act as its agent in connection with the Finance Documents.
4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above which has signed a document in relation to that Additional Obligor referred to in this Part 3.
5.	If required by the Facility Agent, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.
6.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.
7.	A certificate of the Additional Obligor (signed by a director) certifying that each copy document listed in this part 3 of schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Letter.
8.	If available, the latest audited financial statements of the Additional Obligor.
9.	The following legal opinions, each addressed to the Facility Agent, the Security Agent and the Lenders (in each case only to the extent required by the Facility Agent):
(a)	a legal opinion of the legal advisers to the Facility Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Letter;
(b)	if the Additional Obligor is incorporated in or has its "centre of main interest" or "establishment" (as referred to in clause 27.28 (Centre of Main Interests)) in a jurisdiction other than the United Kingdom or the US or is executing a Finance Document which is governed by a law other than English law:
(i)	a legal opinion of the legal advisers to the Facility Agent in the jurisdiction of its incorporation, "centre of main interest" or "establishment" (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance

221

Document (the "Applicable Jurisdiction") as to the law of the Applicable Jurisdiction; and
(ii)	a legal opinion of the legal advisers to the Parent in relation to matters customary for a borrower's lawyers to give an opinion on in the Applicable Jurisdiction,

and each in the form distributed to the Lenders prior to signing the Accession Letter.

10.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in clause 43.2 (Service of Process), if not an Original Obligor, has accepted its appointment in relation to the proposed Additional Obligor.
11.	Any security documents which, subject to the Agreed Security Principles, are required by the Facility Agent to be executed by the proposed Additional Obligor.
12.	Any notices or documents required to be given or executed under the terms of those security documents.
13.	A certified extract of the register of members of each Group Company, the shares of which are subject to or expressed to be subject to the relevant security documents (if such Group Company has a register of members).
14.	To the extent required by the Facility Agent only, evidence that each Group Company has done all that is necessary under any relevant laws relating to financial assistance or analogous processes (including without limitation for Group Companies incorporated in England and Wales, Scotland or Northern Ireland re-registering as a private company) in order to enable all relevant Obligors to enter into the Finance Documents and perform their obligations under the Finance Documents.
15.(a)In relation to each Additional Obligor (in each case certified as a true copy by a director and only to the extent available in relation to such Group Company):
(i)	a copy of its certificate of incorporation or equivalent confirming legal form, legal and trading name, address, statutory seat and registration number with trade register; and
(ii)	a copy of its share register confirming the identify of its shareholders.
(b)	In relation to each authorised signatory of each Additional Obligor, if required by the Facility Agent, (in each case certified as a true copy by the legal advisors to the Parent):
(i)	a copy of his or her current passport or national identity card including a photograph (to evidence name and date of birth); and
(ii)	a copy of any one of the following (to evidence address): bank statement issued within the last three months, current driving licence or utility bill issued within the last three months.
(c)	Any other evidence required by the Facility Agent under clause 25.8(d) ("Know Your Customer" Checks).
16.	Any other Authorisation, document, opinion or assurance which the Facility Agent notifies the Parent is reasonably necessary or desirable in connection with the entry of the Additional Obligor into and performance of the Finance Documents or for the validity and enforceability of any Finance Document.

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223

Part 4A – transaction security documents

Existing Transaction Security Documents	Name of applicable Obligor(s)	Supplemental Transaction Security Documents
ENGLISH LAW GOVERNED SECURITY DOCUMENTS

Debenture dated 24 November 2006 (the "2006 Debenture") charging the assets specified therein by way of fixed and/or floating charge in favour of the NatWest Markets plc (formerly known as The Royal Bank of Scotland plc) ("RBS") as Security Agent.

Alpha Prema UK Limited, Formula One Research Engineering and Development Limited (formerly known as Beta D3 Limited), Beta Holdings Limited, Formula One Marketing Limited (formerly known as Beta (Prema) UK Limited), Delta 3 (UK) Limited, Formula One World Championship Limited, Formula One Management Limited, Formula One Marketing II Limited (formerly known as Formula One Marketing (India) Limited and Beta Prema 2 Limited) (the "English Obligors"); and

Beta Topco 1 Limited, SLEC Holdings Limited, Delta Topco Limited, Delta 2 (Lux) Sàrl, Allsport Management SA (the "A3 Charging Companies").

Share Charge dated 24 November 2006 (the "2006 Shares Charge") charging in favour of RBS as Security Agent with full title guarantee all the Subsidiary Shares and Investments and corresponding Distribution Rights as first legal mortgage or as a fixed charge as set out therein.

SLEC Holdings Limited and Delta 2 (Lux) Sàrl

Debenture dated 27 April 2012 charging the assets specified therein by fixed and/or floating charge in favour of RBS as the Security Agent subject to the Existing Debenture and, as further security, including a Security Assignment assigning all rights, title and interest in

The English Obligors and the A3 Charging Companies.

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the Assigned Agreements as defined therein (the "2012 Debenture")

Share Charge dated 27 April 2012 (the "2012 Shares Charge") charging in favour of RBS as the Security Agent with full title guarantee (subject to the 2006 Shares Charge) all the Subsidiary Shares and Investments and corresponding Distribution Rights as first legal mortgage or as a fixed charge as set out therein.

SLEC Holdings Limited and Delta 2 (Lux) Sàrl

Supplemental Debenture dated 25 June 2013 charging the assets specified therein by fixed and/or floating charge in favour of RBS as the Security Agent subject to the Existing Debenture and the 2012 Debenture and, as further security, including a Security Assignment assigning all rights, title and interest in the Assigned Agreements as defined therein (the "Supplemental Debenture").

The English Obligors and the A3 Charging Companies

Supplemental Shares Charge dated 25 June 2013 charging in favour of RBS as the Security Agent with full title guarantee (subject to the 2006 Shares Charge and the 2012 Shares Charge) all the Subsidiary Shares and Investments and corresponding Distribution Rights as first legal mortgage or as a fixed charge as set out therein (the "Supplemental Shares Charge").

SLEC Holdings Limited and Delta 2 (Lux) Sàrl

SWISS LAW GOVERNED SECURITY DOCUMENTS
Share Pledge agreement dated 24 November 2006 granting first ranking pledge over the existing shares and all other or additional shares in Allsport Management SA in favour of	Formula One Marketing Limited (formerly known as Beta Prema UK Limited)

225

RBS as Security Agent and Trustee

Fiduciary Assignment Agreement & Declaration of Assignment dated 24 November 2006 Assigning all rights and claims in respect of bank accounts, all rights and claims in respect of intra group receivables and all other rights and benefits relating thereto to RBS as Facility Agent and Trustee

Allsport Management SA

JERSEY LAW GOVERNED SECURITY DOCUMENTS
A Security Agreement (Possession of Certificates of Title to and Assignment of Securities) dated 24 November 2006 over shares in SLEC Holdings Limited	Alpha Prema UK Limited

A Junior Security Agreement (Possession of Certificates of Title to and Assignment of Securities) dated 27 April 2012 over shares in SLEC Holdings Limited

A Junior Security Agreement (Possession of Certificates of Title to and Assignment of Securities) dated 25 June 2013  over shares in SLEC Holdings Limited

LUXEMBOURG LAW GOVERNED SECURITY DOCUMENTS
Pledge agreement over receivables dated 24 November 2006 granted by Delta 2 (Lux) Sàrl as pledgor in favour of RBS as security agent.	Delta 2 (Lux) Sàrl	The existing pledge agreement was amended and confirmed on 6 July 2007, 27 April 2012, and 25 June 2013 and 8 August 2014 pursuant to Luxembourg law amendment and confirmation agreements
A Share Pledge Agreement dated 24 December 2023 between Delta Topco Limited as pledgor, Natwest Markets PLC as pledgee and security agent and Delta 2 (Lux) Sàrl as company.	Delta 2 (Lux) Sàrl

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Part 4B – Sixth Restatement Agreement Transaction Security Documents

1.	English law governed transaction security Documents
1.1	A debenture dated the Sixth Restatement Date executed by amongst other Formula One Research, Engineering and Development Limited (formerly known as Beta D3 Limited), Beta Holdings Limited, Alpha Prema UK Limited, Formula One Marketing Limited, Formula One Marketing II Limited, Delta 3 (UK) Limited, Formula One Management Limited, Formula World Championship Limited, SLEC Holdings Limited, Delta 2 (Lux) Sàrl, Allsport Management SA, and Formula One Hospitality and Event Services Limited substantially in the form of the English law debenture dated 27 April 2012 (except that fixed security over bank accounts is not granted).
1.2	A share charge dated the Sixth Restatement Date granted by SLEC Holdings Limited and Delta 2 (Lux) Sàrl over the issued share capital of Formula One Asset Management Limited (in respect of an ordinary shares only), Formula One World Championship Limited, Delta 3 (UK) Limited and Formula One Research, Engineering and Development Limited (formerly known as Beta D3 Limited) as applicable.
2.	JERSEY LAW GOVERNED TRANSACTION SECURITY DOCUMENTS
2.1	Specific Security Agreement dated the Sixth Restatement Date executed by Alpha Prema UK Limited over all of its shares in SLEC Holdings Limited.
3.	LUXEMBOURG LAW GOVERNED TRANSACTION SECURITY DOCUMENTS
3.1	A confirmation and amendment agreement dated the Sixth Restatement Date in relation to the pledge agreement over Delta 2 (Lux) Sàrl's bank accounts and receivables, between Delta 2 (Lux) Sàrl and RBS, dated 24 November 2006 (confirming the release of the pledge over the Bank Account Balances (as defined therein).
4.	SWISS LAW GOVERNED TRANSACTION SECURITY DOCUMENTS
4.1	An amendment and confirmation agreement dated the Sixth Restatement Date in relation to (i) the pledge agreement dated as of 24 November 2006 between, inter alia, Formula One Marketing Limited (formerly known as Beta Prema UK Limited) as Pledgor and RBS as Pledgee and as Original Pledgee in relation to all shares in Allsport Management SA and (ii) a fiduciary assignment agreement & declaration of assignment dated as of 24 November 2006 between, inter alia, Allsport Management SA and RBS as Assignee and as Original Assignee (except that security over bank accounts is not granted).

227

schedule 3

Requests

Part 1A – Utilisation Request Loans

From:[Borrower] [FORMULA ONE MANAGEMENT LIMITED]

To:[Facility Agent]

Dated:[]

Dear Sirs

First Lien Facilities Agreement dated 21 November 2006 as amended and restated by an amendment agreement dated 23 November 2022 as amended and restated by an amendment agreement dated 19 September 2024 and as further amended from time to time (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow a Loan on the following terms:
(a)	Borrower:[]
(b)Proposed Utilisation Date:[] (or, if that is not a Business Day, the next Business Day)
(c)Facility to be utilised:[]
(d)Currency of Loan:[]
(e)Amount:[] or, if less, the Available Facility
(f)Type of Loan:[Term Benchmark Loan/RFR Loan]
(g)	Interest Period (if a Term Benchmark Loan): []
3.	We confirm that each applicable condition specified in clause 4.2 (Further Conditions Precedent) is satisfied on the date of this Utilisation Request.
4.	[The proceeds of this Loan should be credited to [account]].
5.	[This Utilisation Request is irrevocable]/[This Utilisation Request is conditioned upon the occurrence or non-occurrence of [ ]]

Yours faithfully

…………………………………
authorised signatory for

[Formula One Management Limited on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]

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Part 1B – Utilisation Request Letters of Credit

From:[Borrower] [Formula One Management Limited]

To:[Facility Agent]

Dated:[]

Dear Sirs

First Lien Facilities Agreement dated 21 November 2006 as amended and restated by an amendment agreement dated 23 November 2022 as amended and restated by an amendment agreement dated 19 September 2024 and as further amended from time to time (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:
(a)	Borrower:[]
(b)	Issuing Bank:[]
(c)Proposed Utilisation Date:[] (or, if that is not a Business Day, the next Business Day)
(d)	Facility to be utilised:[]
(e)	Currency of Letter of Credit:[]
(f)Amount:[] or, if less, the Available Facility in relation to []
(g)	Term:[]
3.	We confirm that each condition specified in of clause 6.5(c) (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.
4.	We attach a copy of the proposed Letter of Credit.
5.	The purpose of this proposed Letter of Credit is [].
6.	This Utilisation Request is irrevocable.

………………………………
authorised signatory for

[Formula One Management Limited on behalf of] [insert name of relevant Borrower]]/[insert name of Relevant Borrower]

229

Part 2 – Selection Notice

From:[Borrower] [Formula One Management Limited]

To:[Facility Agent]

Dated:[]

Dear Sirs

First Lien Facilities Agreement dated 21 November 2006 as amended and restated by an amendment agreement dated 23 November 2022 as amended and restated by an amendment agreement dated 19 September 2024 and as further amended from time to time (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.
2.	We refer to the following Facility [] Loan[s] with [an Interest Period ending on] / [an Interest Payment Date of] [].
3.	[We request that the above Facility [] Loan[s] be divided into [] Facility [] Loans with the following Base Currency Amounts and Interest Periods:]

or

[We request that the next Interest Period for the above Facility [] Loan[s] is []].

4.	This Selection Notice is irrevocable.

Yours faithfully

.....................................
authorised signatory for

[Formula One Management Limited on behalf of] [insert name of relevant Borrower]

230

schedule 4

Form of Transfer Certificate

WARNING

[Execution and delivery of this transfer certificate may not of itself be sufficient to transfer the underlying security.  Advice should be taken from lawyers in the jurisdictions where the security providers are incorporated.]

[Each of the existing lender and new lender should ensure that all regulatory requirements are satisfied in connection with this transfer certificate - including those necessary to remove the transferred assets from the regulatory balance sheet of the existing lender.]

To:[●] as Facility Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:[]

First Lien Facilities Agreement dated 21 November 2006 as amended and restated by an amendment agreement 23 November 2022 as amended and restated by an amendment agreement dated 19 September 2024 and as further amended from time to time (the "Facilities Agreement")

1.	Defined Terms

We refer to the Facilities Agreement.  This is a Transfer Certificate.  Terms defined in the Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	Existing Lender Commitments

The Existing Lender confirms that the details which appear in part 1 of the schedule to this certificate accurately record the amount of the Existing Lender's Commitments at the date of this certificate.

3.	Transfer
(a)	The Existing Lender, the New Lender and the Facility Agent agree to the transfer of the Existing Lender's Commitments, rights and obligations specified in part 2 of the schedule to this certificate to the New Lender in accordance with clause 29.5 (Procedure for Transfer).
(b)	To the extent this certificate transfers participations in Loans outstanding on the Transfer Date, that transfer will take effect in relation to those participations in Loans [and all related rights under the Facilities Agreement] by way of assignment (the "Assigned Rights").]
(c)	The proposed Transfer Date is [].
4.	New Lender Undertaking and Acknowledgement
(a)	The New Lender undertakes with the Existing Lender and each of the other parties to the Facilities Agreement that it will perform all those obligations which, by the terms of the Facilities Agreement, will be assumed by it following execution of this certificate by the Facility Agent.
231

(b)	The New Lender acknowledges and agrees that it enters into this certificate subject to the terms of clause 29.4 (Limitation of Responsibility of Existing Lenders).
(c)	The New Lender undertakes with the Existing Lender and each of the other parties to the Facilities Agreement represents and warrants that it is not a Disqualified Lender or a Net Short Lender.
(d)	The New Lender expressly confirms that it [can/cannot] exempt the Facility Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in Clause 31.1 (Appointment of the Facility Agent and the Security Agent).
5.	Revolving Commitments

To the extent that this certificate operates to transfer Revolving Commitments, each Issuing Lender has consented to that transfer in accordance with clause 29.2 (Conditions of Assignment or Transfer).

6.	Luxembourg Security

For the purposes of Article 1278 of the Luxembourg Civil Code (to the extent applicable), the New Lender and the Existing Lender agree that, upon any transfer in whole or in part of any rights of an Existing Lender to a New Lender, the security created by the Transaction Security Documents will be preserved for the benefit of the New Lender and the Security Agent.

7.	No Set-off Rights/Ownership

The Existing Lender represents and warrants that:

(a)	the Assigned Rights are assigned free of any rights of set-off in favour of any Obligor and free of any lien, security interest or other encumbrance; and
(b)	immediately prior to the Transfer Date, the Existing Lender is the beneficial owner of the Assigned Rights.
8.	[L/C Lender

The New Lender confirms that it [is][is not] a Non-Acceptable L/C Lender.]

9.	Intercreditor Agreement

The New Lender (if not already a party in this capacity) agrees to become a First Lien Lender for the purpose of the Intercreditor Agreement and agrees to be bound by the Intercreditor Agreement in that capacity.

10.	Counterparts

This certificate may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

11.	Law

This certificate and any non-contractual obligations arising out of or in connection with it (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this certificate or any non-contractual obligations arising out of or in connection with it) shall be governed by and construed in accordance with English law.  The

232

parties submit to the jurisdiction of the English courts in accordance with clause 43 (Enforcement) of the Facilities Agreement.

IN WITNESS of which the parties to this certificate have duly executed this certificate on the date which appears at the end of this certificate.

233

Schedule to Transfer Certificate

Part 1

Existing Lender's existing Commitments

[Details to be inserted]

Part 2

Commitments transferred

[Details to be inserted]

Participation in Term Loans transferred:

Borrower	Participation	Interest Period
[ ]	[$ ]	[ ]
[ ]	[$ ]	[ ]

Participation in Revolving Loans transferred:

Borrower	Participation	Interest Period	Maturity Date
[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]

234

Participation in Letters of Credit transferred:

Borrower	Beneficiary	Face Amount	Participation	Expiry Date
[ ]	[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]	[ ]

Part 3

Particulars relating to the New Lender

Facility Office:
Contact Name:
Account for Payments:
Address for Notices:
Telephone:
Facsimile:

Signatories to Transfer Certificate

[Existing Lender]	[New Lender] [Executed as a deed by]
By: ....................	By: ....................
Date:	Date:

[Facility Agent]
By: ....................
Date:

We acknowledge the above and in particular the transfer of obligations to the New Lender recorded in the above certificate.

By:………………………………………………..

Formula One Management Limited for all the Obligors

235

schedule 5

Form of Accession Letter

To:	[] as Facility Agent
From:	[Subsidiary] and [Formula One Management Limited]
Dated:	[]

Dear Sirs

First Lien Facilities Agreement dated 21 November 2006 as amended and restated by an amendment agreement dated 23 November 2022 as amended and restated by an amendment agreement dated 19 September 2024 and as further amended from time to time (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is an Accession Letter. Terms defined in the Facilities Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.
2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement, the Intercreditor Agreement and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to clause [30.2 (Additional Borrowers)]/[clause 30.4 (Additional Guarantors)] of the Facilities Agreement and as an [Obligor] pursuant to clause [] of the Intercreditor Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company with registered number [].
3.	[Subsidiary's] administrative details are as follows:

Address:

Fax No.:

Attention:

4.	[Add any applicable guarantee limitation language, following the Agreed Security Principles]
5.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

[Formula One Management Limited][Subsidiary]

236

schedule 6

Form of Resignation Letter

To:	[] as Facility Agent
From:	[resigning Obligor] and [Formula One Management Limited]
Dated:	[]

Dear Sirs

First Lien Facilities Agreement dated 21 November 2006 as amended and restated by an amendment agreement dated 23 November 2022 as amended and restated by an amendment agreement dated 19 September 2024 and as further amended from time to time (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
2.	Pursuant to [clause 30.3 (Resignation of a Borrower)]/[clause 30.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement, the Intercreditor Agreement and the Finance Documents.
3.	We confirm that:
(a)	no Default is continuing or would result from the acceptance of this request; and
(b)	[this request is given in relation to a Third Party Disposal of [resigning Obligor];
(c)	[this request is given in relation to the ASM Dissolution];
(d)	[this request is given in relation to a Permitted Group Company Disposal];
(e)	the Disposal Proceeds (if any) have been or will be applied in accordance with clause 12.2 (Disposal and Insurance Proceeds and Excess Cashflow).
4.	This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
[Formula One Management Limited]	[resigning Obligor]
By:	By:

237

schedule 7

Form of Compliance Certificate

To:	J.P. Morgan SE as Facility Agent
From:	[Delta Topco Limited] / [FOM]
Dated:	[]

Dear Sirs

First Lien Facilities Agreement dated 21 November 2006 as amended and restated by an amendment agreement dated 23 November 2022 as amended and restated by an amendment agreement dated 19 September 2024 and as further amended from time to time (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2.	We confirm that, in respect of the Testing Period ending []:

[Insert details of covenant to be certified] / [the financial covenant specified in clause 26 (Financial Definitions and Financial Covenant) of the Facilities Agreement was not required to be tested.]

[We confirm that [Net First Lien Secured Leverage] is []:1 and that, therefore, the Margin relating to [Facility RCF] should be [] per cent.]

3.	[We confirm that no Default is continuing.]
4.	[We confirm that the following companies constitute Material Companies for the purposes of the Facilities Agreement: [].]

[We confirm that the [Consolidated EBITDA, as defined in clause 26 (Financial Definitions and Financial Covenant)] / of the Borrower and the Guarantors exceeds 80 per cent of the [Consolidated EBITDA, as defined in clause 26 (Financial Definitions and Financial Covenants)] of the Group].

Signed	…………………..	……………………..
	Authorised Signatory	Authorised Signatory
	Of	Of
	[Parent]	[Parent]

[insert auditor's report language]

……………………..

for and on behalf of

[name of Auditors of the Parent]

238

schedule 8

Agreed Security Principles

1.	SECURITY PRINCIPLES
(i)	The guarantees and security to be provided after the Sixth Restatement Date will be given in accordance with the agreed security principles set out in this schedule. This schedule addresses the manner in which the agreed security principles will impact on the guarantees and security proposed to be taken in relation to this transaction.
(ii)	The Agreed Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining guarantees and security from all Obligors in every jurisdiction in which Obligors are located. In particular:
(a)

general statutory limitations, financial assistance, corporate benefit, fraudulent preference, "thin capitalisation" rules, retention of title claims and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise; the Parent will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to each Obligor;

(b)

the security and extent of its perfection will be agreed taking into account the cost to the Group of providing security so as to ensure that it is proportionate (in the opinion of the Security Agent, acting reasonably) to the benefit accruing to the Lenders (in particular no security will be granted by any member of the Group which is not a Guarantor or Borrower);

(c)

any assets subject to third party arrangements which are permitted by this agreement and which prevent those assets from being charged will be excluded from the fixed charge (or equivalent local security) in any relevant security document provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the Obligors if the relevant asset is material;

(d)

members of the Group not incorporated in the UK will not be required to give guarantees or enter into security documents if it would conflict with the fiduciary duties of their directors or contravene any legal or regulatory prohibition or result in a risk of personal or criminal liability on the part of any officer provided that the relevant Group member shall use reasonable endeavours to overcome any such obstacle;

(e)

perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Finance Documents therefor or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection. The perfection of security granted will not be required if it would have a material adverse effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course or as otherwise permitted by the Finance Documents (including, without limitation, notification of receivables security to third party debtors until an Event of Default has occurred and is continuing and the Facility Agent has given notice of intention to enforce in accordance with the terms of the relevant credit agreement).  The registration of security interests in intellectual property will not be required;

239

(f)

no perfection action will be required in jurisdictions where Obligors are not located but perfection action may be required in the jurisdiction of one Obligor in relation to security granted by another Obligor located in a different jurisdiction;

(h)	other than a general security agreement and related filing, no perfection action will be required with respect to assets of a type not owned by members of the Group;
(j)	the Security Agent will hold one set of security for the Lenders; and
(k)

each of the Lenders shall be able to enforce the security constituted by the security documents without any restriction from either (i) the constitutional documents of the relevant Obligor or (ii) any company which is or whose assets are the subject of such security document (but subject to any inalienable statutory rights which the company may have to challenge such enforcement) or (iii) any shareholders of the foregoing not party to the relevant security document.

(iii)	The Security Agent or the Finance Parties, as the case may be, shall promptly discharge any guarantees and release any Security which is or are subject to any legal or regulatory prohibition as is referred to in paragraph (ii)(d) above.
(iv)	The Group will not grant security contrary to the 100 Year Agreements. The Obligors will grant security over shares and intercompany loans but a floating charge (in the case of Obligors who are incorporated in England or another jurisdiction where floating charges are a recognised and valid form of security) only will be granted over the other assets. The floating charge will be stated to take effect only to the extent it does not contravene the 100 Year Agreements; and the Security Agent will agree not to enforce the security in a manner that contravenes the 100 Year Agreements and to release security to the extent necessary (in connection with any transfer of "Transfer Rights" (as defined in the 100 Year Agreements) to FOAM to comply with the provisions of the FOAM articles of association. It is acknowledged that the terms of the Sixth Restatement English Law Debenture comply with the requirements of this paragraph (iv).
2.	GUARANTORS AND SECURITY
(i)	Each guarantee will be an upstream, cross-stream and downstream guarantee and for all liabilities of the Obligors in respect of the Secured Obligations (as defined in the Intercreditor Agreement) in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction. Transaction Security Documents will secure the guarantee obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities of the Obligors in respect of the Secured Obligations (as defined in the Intercreditor Agreement), in each case in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction.
(ii)	Where an Obligor pledges shares, the security document will be governed by the laws of the company whose shares are being pledged and not by the law of the country of the pledgor. Subject to these principles the shares owned by Group Companies in each guarantor company (other than the Parent) shall be secured.
(iii)	To the extent legally effective, all security shall be given in favour of the Security Agent and not the Finance Parties individually. "Parallel debt" provisions will be used where necessary; such provisions will be contained in the Intercreditor Agreement and not the individual Transaction Security Documents unless required under local laws. To the extent possible, there should be no action required to be taken in
240

relation to the guarantees or security when any Lender assigns or transfers any of its participation in the Facilities to a new Lender.
(iv)	The Guarantors will not be required to pay the cost of any re-execution, notarisation, re-registration, amendment or other perfection requirement for any security on any assignment or transfer to a new Lender. The cost or fee shall be for the account of the transferee Lender.
(v)	Where an Obligor acquires assets of material value or significance (in the opinion of the Majority Lenders, acting reasonably) after the date on which it initially grants security, such Obligor shall enter into security in accordance with the Agreed Security Principles in respect of such assets to the extent that such assets are of the same type as assets already subject to Transaction Security and such assets are not subject to the existing security created by such Obligor.
3.	TERMS OF TRANSACTION SECURITY DOCUMENTS

The following principles will be reflected in the terms of any security taken as part of this transaction except to the extent that local counsel to the Facility Agent in any relevant jurisdiction advises that such principles are inconsistent with valid, binding and enforceable security over the assets which are intended to be the subject of the relevant security:

(i)	the security will be first ranking, to the extent possible;
(ii)	security will not be enforceable until an Event of Default has occurred which is continuing and notice of acceleration in connection thereof has been given by the relevant Facility Agent in accordance with the terms of the relevant credit agreement;
(iii)	the Lenders and Hedge Counterparties shall only be able to exercise a power of attorney following the occurrence of an Event of Default which is continuing or if the relevant Obligor has failed to comply with a further assurance or perfection obligation;
(iv)	in the Transaction Security Documents there will be no repetition or extension of clauses set out in this agreement or the Intercreditor Agreement such as those relating to notices, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of security other than as required in connection with the perfection of such security; representations and undertakings shall be included in the security documents only to the extent required by local law in order to create or perfect the security interest expressed to be created thereby;
(v)	information, such as lists of assets, will be provided if, and only to the extent, required by local law to be provided to perfect or register the security and, when required, shall be provided annually (unless required more frequently under local law) or, following an Event of Default which is outstanding, on the Security Agent's reasonable request; and
(vi)	security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges shall be provided at intervals required under local law).
4.	INTERCOMPANY RECEIVABLES

Each Obligor will grant security over its material intercompany receivables, provided that it shall be free to deal with those receivables in the course of its business until an Event of Default has occurred which is continuing and notice of acceleration in connection thereof

241

has been given by the relevant Facility Agent in accordance with the terms of the relevant credit agreement.

If required by local law to perfect the security, notice of the security will be served on the relevant debtor promptly upon the security being granted and the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. Irrespective of whether notice of the security is required for perfection if the service of notice would prevent the Obligor from dealing with an intercompany receivable in the course of its business no notice of security shall be served until an Event of Default has occurred which is continuing and notice of acceleration in connection thereof has been given by the relevant Facility Agent in accordance with the terms of the relevant credit agreement.

If required under local law security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.

Where any intercompany receivables being secured are governed by the laws of England and Wales, to the extent practicable such security will be granted by way of accession by the charging company to the Sixth Restatement English Law Debenture or otherwise pursuant to another security document the terms of which shall be consistent with the Sixth Restatement English Law Debenture.

5.	SHARES

The security document will be governed by the laws of the company whose shares are being secured and not by the law of the country of the Obligor granting the security.

Until an Event of Default has occurred which is continuing and notice of acceleration in connection therewith has been given by the relevant Facility Agent in accordance with the terms of the relevant credit agreement, the charging Obligor will be permitted to retain and to exercise voting rights appertaining to any shares charged by it and the company whose shares have been charged will be permitted to pay dividends upstream on pledged shares to the extent permitted under the Finance Documents with the proceeds to be available to the Parent and its subsidiaries.

Where customary, immediately upon execution of the share charge, the share certificate and a stock transfer form executed in blank will be provided to the Security Agent and where customary the share certificate or shareholders' register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent.

Unless the restriction is required by law or regulation, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on enforcement of the security granted over them.

Where the company whose shares are being secured is incorporated in England and Wales, to the extent practicable such security will be granted by way of accession by the charging company to the Sixth Restatement English Law Debenture or the Sixth Restatement English Law Share Charge (where the charging company is not incorporated under the laws of England and Wales) or otherwise pursuant to another security document the terms of which shall be consistent with the Sixth Restatement English Law Share Charge.

6.	OTHER TYPES OF ASSETS

No security over bank accounts, fixed assets, insurance policies, intellectual property, trade receivables or real estate shall be required other than to the extent provided under a floating charge over all or substantially all of the relevant Obligor's assets (in the case of Obligors

242

who are incorporated in England or another jurisdiction where floating charges are a recognised and valid form of security).

7.	ENGLISH LAW DEBENTURE AND ENGLISH LAW SECURITY

Any Additional Obligor incorporated in England and Wales shall accede to the Sixth Restatement English Law Debenture (or otherwise accede or enter into another security document the terms of which are consistent with the Sixth Restatement English law Debenture) which is acknowledged to be compliant with any references to a "floating charge" in these security principles.

8.	RELEASE OF SECURITY

Unless required by local law the circumstances in which the security shall be released should not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Intercreditor Agreement or in this agreement.

243

schedule 9

Timetables

Part 1 – Loans

	Loans in euro	Loans in Dollars	Loans in other currencies
Approval as an Optional Currency, if required (clause 4.3 (Conditions Relating to Optional Currencies))
Facility Agent notifies Formula One Management Limited if a currency is approved as an Optional Currency in accordance with clause 4.3 (Conditions Relating to Optional Currencies)	-	-	U-4
Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (clause 15.1 (Selection of Interest Periods and Terms)	U-3 9.30 a.m.	U-3 9.30 a.m.	U-3 9.30 a.m.
Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under clause 5.4 (Lenders' Participation)	U-3 Noon	U-3 Noon	U-3 Noon
Facility Agent notifies the Lenders of the Loan in accordance with clause 5.4 (Lenders' Participation)	U-3 3.00 p.m.	U-3 3.00 p.m.	U-3 3.00 p.m.
Facility Agent receives a notification from a Lender under clause 8.2 (Unavailability of a Currency)	-	Q 3.00 p.m.	Q 3.00 p.m.
Facility Agent gives notice in accordance with clause 8.2 (Unavailability of a Currency)	-	Q 5.00 p.m.	Q 5.00 p.m.
Term SOFR Rate or EURIBOR is fixed	Quotation Day as of 11.00 a.m. (Brussels time) in respect of EURIBOR	Quotation Day as of 5.00 a.m. (Chicago time) in respect of Term SOFR	Quotation Day as of 11.00 a.m.

"Q"=Quotation Day

"U"=date of utilisation, or in the case of a Term Loan that has already been borrowed, the first day of the relevant Interest Period for that Term Loan (or, if it is a RFR Loan, the Interest Payment Date for that RFR Loan)

244

"U - X"=X Business Days prior to date of utilisation, or in the case of a Term Loan that has already been borrowed, the first day of the relevant Interest Period for that Term Loan

245

Part 2 – Letters of Credit

Letters of Credit
Delivery of a duly completed Utilisation Request (clause 6.2 (Delivery of a Utilisation Request for Letters of Credit)	U – 5 9.30 a.m.

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under clause 6.5(d) (Issue of Letters of Credit) and notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with clause 6.5(d) (Issue of Letters of Credit).

U – 1 noon
Delivery of duly completed Renewal Request

"U"=date of utilisation

"U-X"=Business Days prior to date of utilisation

246

schedule 10

Form of Letter of Credit

To:[Beneficiary](the "Beneficiary")

Date

Irrevocable Standby Letter of Credit no. []

At the request of [], [Issuing Bank] (the "Issuing Bank") issues this irrevocable standby Letter of Credit ("Letter of Credit") in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].

"Demand" means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

"Expiry Date" means [].

"Total L/C Amount" means [].

2.	Issuing Bank's Agreement
(a)	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [] p.m. ([London] time) on the Expiry Date.
(b)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.
(c)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.
3.	Expiry
(a)	The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.
(b)	Unless previously released under paragraph (a) above, on [] p.m.([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.
(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.
247

4.	Payments

All payments under this Letter of Credit shall be made in [] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[

]

6.	Assignment

The Beneficiary's rights under this Letter of Credit may not assigned or transferred.

7.	ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	Jurisdiction

The [courts of England, sitting in London] have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully

[Issuing Bank]

By:

248

SCHEDULE

Form of Demand

To:[ISSUING BANK]

[Date]

Dears Sirs

Standby Letter of Credit no. [] issued in favour of [BENEFICIARY] (the "Letter of Credit")

We refer to the Letter of Credit.  Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [] is due [and has remained unpaid for at least [] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [].
2.	Payment should be made to the following account:

Name:

Account Number:

Bank:

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)
For
[Beneficiary]

249

schedule 11

Incremental Facility Commitment Letter

To:[] as Facility Agent

From:[The Lender] (the "Lender")

Dated:

First Lien Facilities Agreement dated 21 November 2006 as amended and restated by an amendment agreement dated 23 November 2022 as amended and restated by an amendment agreement dated 19 September 2024 and as further amended from time to time (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This letter (the "Letter") shall take effect as an Incremental Facility Commitment Letter for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Letter unless given a different meaning in this Letter.
2.	We hereby agree to [become a Lender and] assume a New Incremental Facility Commitment in an amount of [] upon the following terms.

[Insert details/terms pursuant to clause 2.2(k)].

3.	The proposed date on which our Incremental Facility Commitment is to take effect (the "Increase Date") is [].
4.	We refer to clause 20.8 (New First Lien Funders and Second Lien Funders) of the Intercreditor Agreement and in consideration of our being accepted as a First Lien Lender for the purposes of the Intercreditor Agreement, we confirm that, as from Increase Date, we intend to be party to the Intercreditor Agreement as a First Lien Lender and we undertake to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a First Lien Lender and agree that we shall be bound by all the provisions of the Intercreditor Agreement, as if we had been an original party to the Intercreditor Agreement.
5.	Our Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of clause 36.2 (Addresses) as follows:

[Facility Office address, fax number and attention details for notices and accounts details for payments]]

6.	[On the Increase Date, we agree to become:
(a)	party to the Facilities Agreement as a Lender; and
(b)	party to the Intercreditor Agreement as a First Lien Lender.]
7.	[We confirm, for the benefit of the Facility Agent and without liability to any Obligor, that we are:
(a)	[not a Qualifying Lender];
(b)	[a Qualifying Lender].]
8.	This Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
250

Note: The execution of this Incremental Facility Commitment Letter may not entitle the Lender to a proportionate share of the Transaction Security in all jurisdictions.  It is the responsibility of the Lender to ascertain whether any other documents or other formalities are required in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

SIGNED

For and on behalf of

[LENDER]

251

schedule 12

List of Designated Entities

Related Lender	Designated Entity	Jurisdictions in relation to which the Designated Entity will participate in any Utilisation
Bank of America Merrill Lynch International Limited	Bank of America, N.A.	United States of America

252

schedule 13

Form of Designated Entity Accession Agreement

To:[FACILITY AGENT] as Facility Agent
From:[DESIGNATED ENTITY] and [RELATED LENDER]
Date:[               ]

First Lien Facilities Agreement dated 21 November 2006 as amended and restated by an amendment agreement dated 23 November 2022 as amended and restated by an amendment agreement dated 19 September 2024 and as further amended from time to time (the "Facilities Agreement")

Words and expressions defined in the Agreement have the same meaning in this accession agreement.

1.	We refer to clause 5.6 (Designated Entities) of the Facilities Agreement. This is an accession agreement.
2.	The Related Lender designates the Designated Entity as its Facility Office for the purpose of participating in Utilisations to Borrowers in [JURISDICTION].
3.	[Name of Designated Entity] agrees to become a party to and to be bound by the terms of the Facilities Agreement as a Designated Entity.
4.	For the purposes of clause 36 (Notices) of the Facilities Agreement, the Designated Entity's address for notices is:
[]
5.	This accession agreement and any non-contractual obligations arising in connection with it are governed by English law.

[DESIGNATED ENTITY]

By:

253

schedule 14

Part 1 – Permitted Acquisition

Not used.

Part 2 – Permitted Disposal

Not used.

Part 3 – Permitted Financial Indebtedness

Not used.

Part 4 – Permitted Guarantees

Not used.

Part 5 – Permitted Joint Ventures

Not used.

Part 6 – Permitted Loans

Not used.

Part 7 – Permitted Security

Not used.

Part 8 – Cash Movement

Not used.

254

schedule 15

Notices

Part 1 – Obligors’ Agent

Obligors' Agent:

Address:	No. 2 St. James's Market, London, United Kingdom, SW1Y 4AH
Attention:	The directors, Adam Babiker and David Thomsen

Group Companies:

(i)	To Allsport Management S.A.:
Address:	10 route de l'Aeroport, 1215 Geneva 15, Switzerland
Attention:	The directors, Adam Babiker and David Thomsen

(ii)	To Delta 2 (Lux) S.à r.l:
Address:	9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, R.C.S. Luxembourg: B 122.129
Attention:	The managers, Adam Babiker and David Thomsen
(iii)	To Alpha Prema UK Limited, Beta Holdings Limited, Delta 3 (UK) Limited, Delta Topco Limited, Formula One Hospitality and Event Services Limited, Formula One Management Limited, Formula One Marketing Limited, Formula One Marketing II Limited, Formula One Digital Media Limited, Formula One Research, Engineering and Development Limited, Formula One World Championship Limited and SLEC Holdings Limited:
Address:	No. 2 St. James's Market, London, United Kingdom, SW1Y 4AH
Attention:	The directors, Adam Babiker and David Thomsen

Part 2 – Facility Agent and Security Agent

Facility Agent:

J.P. Morgan SE

Loans Agency Group

25 Bank Street, Canary Wharf, London E14 5JP

Telephone Number: +44 (0) 20 7742 1000

Fax Number: +44 (0)20 7777 2360

255

E-Fax: 12016395145@tls.ldsprod.com

Email: emea.london.agency@jpmorgan.com

Security Agent:

Manuel Caseiro

250 Bishopsgate, London EC2M 4AA, 4th Floor,

Email: manuel.caseiro@natwest.com

256

SIGNATORIES TO THE SENIOR FACILITIES AGREEMENT

[Signatures not restated]1

1 Notice details not amended for this purpose but latest provided to Facility Agent will apply.

257